Form 10-K, Exhibit 13
period 1993-12-31
PAINE WEBBER GROUP INC
filed 1994-03-29
CIK 75754

FINANCIAL HIGHLIGHTS


                                                      Years Ended December 31,
- ------------------------------------------------------------------------------------------------------------------------
(In thousands of dollars except per
share amounts)                                  1993             1992             1991            1990(2)           1989
- ------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Total revenues                           $ 4,004,717      $ 3,363,731      $ 3,165,895      $ 2,978,505      $ 2,925,809
Net revenues (including net interest)    $ 2,874,005      $ 2,484,489      $ 2,109,771      $ 1,736,354      $ 1,727,169
Income (loss) before taxes               $   407,576      $   339,115      $   226,247      $  (102,633)     $    82,568
Net income (loss)                        $   246,183      $   213,175      $   150,716      $   (57,351)     $    51,960
                                         -----------      -----------      -----------      -----------      -----------

PER COMMON SHARE(1)
   Primary earnings (loss)               $      3.11      $      2.83      $      2.10      $     (1.44)     $      0.47
   Fully diluted earnings (loss)         $      2.95      $      2.37      $      1.67      $     (1.44)     $      0.47
   Dividends declared                    $      0.38      $      0.31      $      0.24      $      0.23      $      0.23
   Book value                            $     16.29      $     14.24      $     12.23      $     10.03      $     11.58
                                         -----------      -----------      -----------      -----------      -----------

FINANCIAL CONDITION
Total assets                             $37,026,909      $26,508,982      $22,621,763      $18,150,539      $22,075,292
Long-term borrowings                     $ 1,936,082      $ 1,150,553      $   815,728      $   656,993      $   521,929
Stockholders' equity                     $ 1,195,047      $ 1,080,667      $ 1,050,478      $   895,916      $ 1,001,202
Total capitalization                     $ 3,131,129      $ 2,231,220      $ 1,866,206      $ 1,552,909      $ 1,523,131
                                         -----------      ----------       -----------      -----------      -----------


(1) Per common share data has been retroactively adjusted to reflect the three-for-two common stock split in the form of a 50% stock dividend effective March 10, 1994 to stockholders of record on February 17, 1994, in addition to the three-for-two common stock split in December 1991.
(2) The 1990 results reflect an after-tax charge of $95,452 ($149,128 before income taxes) for restructuring and merchant banking reserves.

                        [CHARTS -- SEE EDGAR APPENDIX]


THREE

MANAGEMENT'S DISCUSSION AND ANALYSIS


GENERAL
Paine Webber Group Inc. ("PWG") is a holding company which, together with its operating subsidiaries (collectively, the "Company"), forms one of the largest full-service securities and commodities firms in the industry. Founded in 1879, the Company employs approximately 14,400 people in 281 offices worldwide. The Company's principal line of business is to serve the investment and capital needs of individual, corporate, institutional and public agency clients through its broker-dealer subsidiary, PaineWebber Incorporated ("PWI"), and other specialized subsidiaries. The Company holds memberships in all major securities and commodities exchanges in the United States, and makes a market in many securities traded on the Automated Quotation System of the National Association of Securities Dealers ("NASDAQ") or in other over-the-counter markets. Additionally, PWI is a primary dealer in U.S. government securities.
    The Company is comprised of four interrelated core business groups -- Retail Sales and Marketing, Institutional Sales and Trading, Investment Banking and Asset Management -- which utilize common operational and administrative personnel and facilities.
    Retail Sales and Marketing consists primarily of a domestic branch office system and consumer product groups through which PWI and certain other subsidiaries provide clients with financial services and products, including the purchase and sale of securities, option contracts, commodity and financial futures contracts, direct investments, selected insurance products, fixed income instruments and mutual funds. The Company may act as principal or agent in providing these services. Fees charged vary according to the size and complexity of a transaction, and the activity level of a client's account.
    Institutional Sales and Trading is comprised of five businesses: Fixed Income, U.S. Equity, International, Derivatives and Research. The Company places securities with, and executes trades on behalf of, institutional clients both domestically and internationally. In addition, the Company takes positions in both listed and unlisted equity and fixed income securities to facilitate client transactions or for the Company's own account.
    Through the Investment Banking group, the Company provides financial advice to, and raises capital for, a broad range of domestic and international corporate clients. Corporate Finance manages and underwrites public offerings, participates as an underwriter in syndicates of public offerings managed by others, and provides advice in connection with mergers and acquisitions, lease financings and debt restructurings. The Municipal Securities group originates, underwrites, sells and trades taxable and tax-exempt issues for municipal and public agency clients.
    The Asset Management group is comprised of Mitchell Hutchins Asset Management Inc. ("MHAM"), Mitchell Hutchins Institutional Investors Inc. ("MHII") and Mitchell Hutchins Investment Advisory division ("MHIA"). MHAM and MHII provide investment advisory and portfolio management services to pension and endowment funds. MHAM also provides investment advisory and portfolio management services to individuals and mutual funds. MHIA provides portfolio management services to individuals, trusts and institutions.
    The securities business is one of the nation's most highly regulated industries. Violations of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines, and the suspension or expulsion of a firm, its officers or employees. The Company's securities business is regulated by various agencies, including the Securities and Exchange Commission ("SEC"), the New York Stock Exchange ("NYSE"), the Commodity Futures Trading Commission ("CFTC") and the National Association of Securities Dealers.



TWENTY-NINE

    The Company's principal business activities are, by their nature, affected by many factors, including general economic and financial conditions, the level and volatility of interest rates, currency and security valuations, competitive conditions, counterparty risk, transactional volume, and market liquidity. As a result, revenues and profitability are subject to fluctuations reflecting the impact of these factors.

RESULTS OF OPERATIONS
Market conditions continued to be favorable during 1993. Generally lower interest rates, along with a strong equity market, led to higher trading volume. The Dow Jones Industrial Average closed on December 31, 1993 at 3,754, an increase of 14% during the year. The NYSE daily volume averaged 265 million shares, an increase of 31% over 1992. Trading volume on the American Stock Exchange and the NASDAQ also increased significantly during 1993. The decline in interest rates during the year contributed to increased underwriting activity in mortgage backed securities, as well as corporate debt and equity issuances. Individual investors continued to transfer assets to mutual funds, which experienced record net sales.

1993 COMPARED WITH 1992
Net income for the year ended December 31, 1993 was a record $246.2 million, a 15% increase over the $213.2 million earned during the year ended December 31, 1992. Total revenues of $4.0 billion rose 19% from those reported in 1992, while revenues, net of interest expense, rose $389.5 million to $2.9 billion. Net earnings per common share, after giving retroactive effect to the three-for-two common stock split, effective March 10, 1994 to stockholders of record as of February 17, 1994, were $3.11 primary ($2.95 fully diluted) compared with earnings per common share of $2.83 primary ($2.37 fully diluted) in 1992. This increase was attributable to improved performance by all major business groups, continued growth in recurring fees and client-centered revenues, and favorable debt and equity market conditions. Fully diluted earnings per common share were also favorably impacted by changes in the Company's capital structure.
    Commission revenues improved 21% to $996.1 million during 1993 as a result of higher market volume and an increase of over 250 investment executives, or 5%, from the previous year. Commissions from listed securities rose $90.6 million, or 21%, mutual fund commissions rose $34.2 million, or 27%, and commissions from over-the-counter securities rose $23.6 million, or 44%. In addition, insurance commissions increased $44.7 million, or 85%, as a result of increased sales of deferred annuity contracts. These gains were partially offset by decreases in commissions earned from commodities and direct investments.
    Principal transactions revenues increased $59.7 million, or 8%, during 1993, reflecting improved results in corporate securities and municipal obligations offset by a decline in U.S. government and agency obligations. In early 1993, the Company exited the risk arbitrage business.
    Investment banking revenues for the year ended December 31, 1993 increased 8% to $413.6 million as compared to the $384.3 million earned during 1992. This increase reflects increased common and preferred equity, and high-yield debt securities issues. These gains were partially offset by declines in merger and acquisition and private placement fees.
    Asset management fees, which are generally recurring in nature, increased $58.6 million, or 22%, during 1993 primarily due to a 42% increase in client assets in managed or wrap fee accounts and a 51% increase in client assets in long-term mutual funds. Total assets under management grew 11% to $38.9 billion as of December 31, 1993. This increase was led by the introduction of additional Premier priced funds and the PaineWebber Short-Term U.S. Government Income Fund.



THIRTY

    Net interest increased $30.5 million, or 14%, due to increased margin lending to clients, a reflection of favorable equity market conditions, and higher fixed income inventory levels.
    Other income rose $37.1 million, or 49%, primarily due to increased dividend income on higher equity inventory. Also reflected in other income is an increase in revenues from Resource Management Accounts as the number of accounts grew by 17% to 271,000.
    Compensation and benefit expenses rose $196.0 million, or 14%, during 1993 primarily due to higher revenue driven compensation paid to retail investment executives and institutional sales personnel, as well as increased incentive compensation associated with improved firm-wide performance. The increase also reflects salary increases related to strategic hiring and normal increases. Compensation and benefits as a percentage of net revenues decreased to 56.7% during 1993 as compared to 57.7% during 1992.
    All other operating expenses increased $125.1 million, or 18%, over 1992. This increase reflects the costs of technology initiatives, including the rollout of the new broker workstations to the retail branches, higher business development and litigation-related expenses, and general increases related to retail branch expansion.

1992 COMPARED WITH 1991
Net income for the year ended December 31, 1992 was $213.2 million, increasing 41% from $150.7 million for the year ended December 31, 1991. Total revenues of $3.4 billion rose 6% from those reported in 1991. Revenues, net of interest expense, increased 18% compared to 1991 while total expenses, excluding interest expense, increased only 14% for the same period. Net earnings per common share, after giving retroactive effect to the three-for-two common stock split, effective March 10, 1994 to stockholders of record as of February 17, 1994, were $2.83 primary ($2.37 fully diluted) in 1992 compared with earnings per common share of $2.10 primary ($1.67 fully diluted) in 1991. The improvement in 1992 was attributable to strong performances by all major business groups and reflects continued growth in recurring fees and client-centered revenues, as well as continued control over costs.
    Commission revenues rose 14% to $821.9 million due to a combination of higher market volumes, increased individual investor activity, market share gains and a growing sales force. During 1992, the Company added over 400 retail brokers. Commissions from listed securities increased $44.5 million, or 11%, mutual fund commissions rose $23.3 million, or 22%, option commissions increased $18.5 million, or 39%, and over-the-counter commissions improved $11.6 million, or 28%. These gains were partially offset by a decline in direct investment commissions of $9.6 million, or 39%. The Institutional Sales and Trading business contributed significantly to the improvement in commissions, comprising 51% of the firm-wide increase.
    Principal transaction revenues increased 11% to $719.8 million, reflecting increased revenues from U.S. government and agency obligations, and municipal securities. These increases reflect both favorable market conditions and market share gains in several of the Company's Institutional Sales and Trading businesses. Partially offsetting the increases were declines in corporate equity securities, corporate debt securities and risk arbitrage.
    Investment banking revenues for the period rose 29% to $384.3 million. The increase was due to the significant increase in new issue volume of common equity, municipal and investment grade corporate debt securities, coupled with increased private placement fees. The gains were partially offset by reduced merger and acquisition fees.


THIRTY-ONE

    Asset management fees, which are largely recurring in nature, increased $49.7 million, or 23%, due to a substantial increase in client assets in managed or wrap fee accounts in addition to increased mutual fund distribution and advisory fees. Assets under management grew 5% to $35.2 billion, up from $33.6 billion in 1991. Contributing to the increase was the PaineWebber Dividend Growth Fund and the introduction of two debt funds, the Strategic Global Income Fund and PaineWebber Premier Tax-Free Income Fund.
    Other revenues increased by $11.8 million, or 18%, from the prior year principally due to increased transaction fee revenue on higher trading volume.
    Net interest grew $57.2 million, or 36%, reflecting significantly higher fixed income inventory levels and better spreads. Declining interest rates resulted in the overall reduction in gross interest revenue and interest expense.
    Compensation and benefit expenses increased by $204.9 million, or 17%. The increase resulted from higher revenue driven compensation paid to retail investment executives and institutional sales personnel, and increased incentive compensation associated with improved firm-wide performance. Compensation and benefits as a percentage of net revenues declined slightly from 58.2% in 1991 to 57.7% in 1992.
    All other operating expenses increased $57.0 million, or 9%. The increase is primarily due to higher brokerage, clearing and exchange fees resulting from the increase in trading volume, as well as higher business development and litigation expenses.

INCOME TAXES
The effective tax rate for the year ended December 31, 1993 was 39.6% as compared to 37.1% for 1992. The increase in the effective rate is due in part to a change in the federal statutory rate from 34% to 35%, which was retroactive to January 1, 1993. The effective tax rate in 1992 was higher compared to the 1991 rate of 33.4% due to higher state and local income taxes and lower nontaxable dividends and interest for the year.

LIQUIDITY AND CAPITAL RESOURCES
The primary objectives of the Company's funding policies are to ensure ample liquidity at all times and a strong capital base. These objectives are met by maximization of self-funded assets, diversification of funding sources, maintenance of prudent liquidity and capital ratios, and contingency planning.

LIQUIDITY
The Company maintains a highly liquid balance sheet with the majority of its assets consisting of inventories, securities borrowed or purchased under agreements to resell, and receivables from clients, and brokers and dealers, which are readily converted into cash. The nature of the Company's business as a securities dealer results in its carrying significant levels of securities inventories in order to meet its client and proprietary trading needs. The Company's total assets may fluctuate from period to period as a result of changes in the level of trading positions held to facilitate client transactions, the volume of resale and repurchase transactions, and proprietary trading strategies. These fluctuations depend significantly upon economic and market conditions, and transactional volume.
    The Company's total assets at December 31, 1993 increased to $37.0 billion from $26.5 billion at December 31, 1992. This increase reflects the growth in securities purchased under agreements to resell and inventory levels, primarily first mortgage notes held for resale and U.S. government and agency obligations. The majority of the Company's assets are financed by daily operations


THIRTY-TWO
such as securities sold under agreements to repurchase, free credit balances in client accounts and securities lending activity. Additional financing sources are available through bank loans and commercial paper, committed and uncommitted lines of credit, and the issuance of long-term senior and subordinated debt. The Company's ability to obtain short-term secured and unsecured funding as well as long-term capital enables the Company to support the increased level of total assets. Cash flows provided by financing activities were approximately $4.0 billion for the year ended December 31, 1993. The increased levels of borrowings were used primarily to finance higher inventory levels.
    The Company maintains committed and uncommitted credit facilities from a diverse group of banks. At December 31, 1993, the Company had two revolving credit agreements to provide up to $500.0 million, of which $275.0 million expires in May 1994 with provisions for renewal through November 1996, and $225.0 million expires in March 1995. There were no outstanding borrowings under these facilities at December 31, 1993. Additionally, the Company had more than $5.0 billion in uncommitted lines of credit at December 31, 1993.
    The Company maintains with the SEC public shelf registration statements for the issuance of debt securities. During 1993, the Company filed two shelf registration statements with the SEC providing for the issuance of an additional $2,367.9 million of debt securities. The Company issued $700.0 million in fixed rate debt and $325.9 million in medium-term senior and subordinated debt during 1993 under these registration statements. At December 31, 1993, the Company had $1,552.6 million in debt securities available for issuance. On February 8, 1994, the Company issued an additional $200.0 million of 7 5/8% Notes Due 2014.

CAPITAL RESOURCES AND CAPITAL ADEQUACY
At December 31, 1993, the Company's total capital base, which includes stockholders' equity and long-term borrowings, was $3.1 billion, an increase of 40%, or $899.9 million, from the prior year. Total common equity of the Company increased 34% from $891.9 million at December 31, 1992 to $1.2 billion at December 31, 1993. During 1993, the Company completed several capital-related transactions which eliminated all its outstanding preferred stock, increased its long-term borrowing base and took advantage of the historically low interest rates.
    Long-term borrowings of the Company increased $785.5 million reflecting both the availability of long-term financing opportunities at lower interest rates and growth in the Company's balance sheet and liquidity needs. The
Company expanded its long-term borrowing base through the issuance, in four separate offerings, of fixed rate notes in an aggregate principal amount of $700.0 million and the issuance of over $300 million of medium-term senior and subordinated notes. The four issues of fixed rate notes were comprised of $100.0 million 7 7/8% Notes Due 2003, $200.0 million 7% Notes Due 2000, $200.0 million 6 1/2% Notes Due 2005, and $200.0 million 6 1/4% Notes Due 1998. Offsetting these increases in long-term borrowings were the redemption of the entire $75.0 million of the Company's 9 3/8% Subordinated Notes Due 1996 and the maturity of the Company's $125.0 million Subordinated Floating Rate Notes Due 1993.
    The Company completed three significant transactions during 1993 that eliminated both outstanding series of preferred stocks. On April 1, 1993, The Yasuda Mutual Life Insurance Company ("Yasuda") converted $96.7 million, or 5.0 million shares, of the Company's Cumulative Participating Convertible Voting Preferred Stock, Series A ("Participating Preferred Stock") into 7.5 million shares (5.0 million shares pre-split) of the Company's common stock. During the third quarter, the Company repurchased the remaining $53.3 million, or 2.8 million shares, of Participating Preferred Stock from Yasuda for $75.9 million. During the fourth quarter, the


THIRTY-THREE

Company called for redemption of the entire outstanding issue of its $1.375 Convertible Exchangeable Preferred Stock ("$1.375 Preferred Stock"). Holders of the $1.375 Preferred Stock were entitled to convert the Preferred Stock into common stock prior to the redemption date. The majority of the shares of $1.375 Preferred Stock were remitted for redemption at a redemption price of $25.76, which included accrued dividends. The preferred stock repurchase transactions will result in an annual dividend savings of over $3 million.
    During 1993, the Company issued 9.0 million shares of common stock related to employee compensation programs, which included 3.6 million shares of restricted stock granted to key employees. In addition to the restricted stock granted, the Company issued 2.4 million shares related to the exercise of stock options and 2.8 million shares of common stock upon conversion of the Company's 8% Convertible Debentures which were issued to certain key employees. The issuance of common shares related to these programs increased equity capital by over $70 million.
    In accordance with the Company's repurchase program, 6.0 million shares of common stock were repurchased during the year for $116.6 million. At December 31, 1993, the remaining shares of common stock authorized by the Company's Board of Directors to be repurchased were 11.5 million.
    Earnings per share on a fully diluted basis were favorably impacted in 1993 by the Company's repurchases of common and preferred shares. The full year impact of the repurchases will be realized in 1994 as weighted average common equivalent shares on a fully diluted basis will decline by over 5 million shares.
    The Board of Directors declared quarterly cash dividends on the Company's common stock during 1993 in addition to dividends on the $1.375 Preferred Stock and the Participating Preferred Stock for the respective periods outstanding. On February 3, 1994, the Company's Board of Directors approved a three-for-two common stock split in the form of a 50% stock dividend, effective March 10, 1994 to stockholders of record on February 17, 1994. Also on February 3, 1994, the Board approved a 20% increase in the dividend payout from $.10 per share to $.12 per share, payable on April 18, 1994 to stockholders of record on March 28, 1994.
    PWI is subject to the net capital requirements of the SEC, the NYSE and the CFTC which are designed to measure the financial soundness and liquidity of broker-dealers. PWI has consistently maintained net capital in excess of the minimum requirements as imposed by these agencies. In addition, the Company has other banking and securities subsidiaries, both domestic and foreign, which have also consistently maintained net regulatory capital in excess of requirements.

MERCHANT BANKING AND HIGHLY LEVERAGED TRANSACTIONS
In connection with its merchant banking activities, the Company has provided financing and made investments in companies, some of which are involved in highly leveraged transactions. Positions taken or commitments made by the Company may involve credit or market risk from any one issuer or industry.
    At December 31, 1993, the Company had investments in merchant banking transactions which were affected by liquidity, reorganization or restructuring issues of $52.1 million, net of reserves, compared to $61.7 million, net of reserves, at December 31, 1992. Included in the portfolio at December 31, 1993 was an investment of $45.7 million in a limited partnership which specializes in investments in corporate restructurings and special situations.



THIRTY-FOUR

    The Company's trading activities include market-making transactions in high-yield debt securities. At December 31, 1993, the Company held in inventory approximately $155 million of high-yield debt securities with no one issuer accounting for more than 13% of the total amount. These securities generally involve greater risks than investment-grade corporate debt securities, because these issuers usually have high levels of indebtedness and lower credit ratings and are, therefore, more vulnerable to general economic conditions. Historically, the Company's high-yield portfolio has not been material to the Company's financial condition. The Company continually monitors its risk positions associated with high-yield debt securities and establishes limits with respect to overall market exposure, industry group and individual issuer. The Company accounts for these positions at market value, with unrealized gains and losses reflected in revenues.

RISK MANAGEMENT
The Company monitors its exposure to market and counterparty risk on a daily basis through a variety of financial, security position and credit exposure reporting and control procedures.
    Each department's trading positions, exposures, profits and losses, and trading strategies are reviewed by the Company's Risk Management Committee. The Risk Management Committee is comprised of senior trading and business managers who meet daily to review the Company's risk profile. Trading position and exposure limits, as well as credit policy, are established by the Asset/Liability Management Committee which generally meets between two and four times a month and is comprised of senior corporate and business unit managers.
    Credit risk is substantially reduced by the industry practice of obtaining and maintaining adequate collateral until the commitments are settled. In addition, the Company monitors its exposure to counterparty risk on a daily basis through the use of credit exposure information and monitoring of collateral values. The Credit department establishes and reviews credit limits for clients and other counterparties seeking margin, resale and repurchase agreement facilities, securities borrowed and securities loaned arrangements, and various other products. Although the Company closely monitors the creditworthiness of its clients, the debtors' ability to discharge amounts owed is dependent upon, among other things, general market conditions. However, the Company is not materially dependent upon any single client.
    In addition to the above procedures, the Company has in place committees and management controls to review inventory positions and other asset accounts and agings on a regular basis.

INFLATION
Because the Company's assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, inflation may result in increases in the Company's expenses, such as employee compensation and office space leasing costs, which may not be readily recoverable in the price of services offered. To the extent inflation results in rising interest rates and has other negative effects upon the securities markets, it may adversely affect the Company's financial condition and results of operations.

SEGMENT INFORMATION
The Company's business activities encompass several classes of highly integrated services, primarily those of a full-line securities broker-dealer, and are considered a single business segment for purposes of Statement of Financial Accounting Standards No. 14.





THIRTY-FIVE

CONSOLIDATED STATEMENTS OF INCOME


                                                                 Years Ended December 31,
- ------------------------------------------------------------------------------------------------
(In thousands of dollars except per share amounts)              1993          1992          1991
- ------------------------------------------------------------------------------------------------

REVENUES
   Commissions                                            $  996,127    $  821,878    $  723,048
   Principal transactions                                    779,444       719,789       649,292
   Investment banking                                        413,643       384,321       297,603
   Asset management                                          325,690       267,088       217,433
   Other                                                     113,253       76,114         64,271
   Interest                                                1,376,560     1,094,541     1,214,248
                                                          ----------    ----------    ----------

      Total revenues                                       4,004,717     3,363,731     3,165,895
INTEREST EXPENSE                                           1,130,712       879,242     1,056,124
                                                          ----------    ----------    ----------

      Net revenues                                         2,874,005     2,484,489     2,109,771
                                                          ----------    ----------    ----------

NON-INTEREST EXPENSES
   Compensation and benefits                               1,628,889     1,432,930     1,228,070
   Office and equipment                                      211,880       192,948       187,985
   Communications                                            123,601       112,255       113,780
   Business development                                       93,962        75,061        67,420
   Professional services                                      66,825        59,820        52,479
   Brokerage, clearing and exchange fees                      79,752        75,689        63,219
   Other expenses                                            261,520       196,671       170,571
                                                          ----------    ----------    ----------

      Total non-interest expenses                          2,466,429     2,145,374     1,883,524
                                                          ----------    ----------    ----------

INCOME BEFORE TAXES                                          407,576       339,115       226,247
Income taxes                                                 161,393       125,940        75,531
                                                          ----------    ----------    ----------

NET INCOME                                                $  246,183    $  213,175    $  150,716
                                                          ==========    ==========    ==========
EARNINGS APPLICABLE TO COMMON SHARES                      $  244,349    $  196,110    $  127,584
                                                          ==========    ==========    ==========
EARNINGS PER COMMON SHARE:
   Primary *                                              $     3.11    $     2.83    $     2.10
   Fully Diluted *                                        $     2.95    $     2.37    $     1.67
                                                          ----------    ----------    ----------

* Retroactively adjusted to reflect a three-for-two common stock split in the form of a 50% stock dividend effective March 10, 1994 to stockholders of record on February 17, 1994. (See "Subsequent Event" note on page 52.)

See Notes to Consolidated Financial Statements.


THIRTY-SIX

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                                              December 31,
- ------------------------------------------------------------------------------------------------
(In thousands of dollars except share and per share amounts)               1993         1992
- ------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                              $   241,038   $   282,990
Cash and securities segregated and on deposit for
   Federal and other regulations                                           327,172       476,932
Securities inventory, at market value                                   14,847,229     8,923,384
Securities borrowed or purchased under agreements to resell             16,190,818    12,647,726
Receivables:
   Clients                                                               3,417,093     2,789,312
   Brokers and dealers                                                     908,468       556,484
   Dividends and interest                                                  205,296       159,102
   Fees and other                                                          155,289       201,685
Office equipment and leasehold improvements, net of
   accumulated depreciation and amortization of $209,738
   in 1993 and $202,583 in 1992                                            228,441       161,709
Other assets                                                               506,065       309,658
                                                                       -----------   -----------
                                                                       $37,026,909   $26,508,982
                                                                       ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                                                  $ 2,779,213   $ 1,320,207

Securities sold but not yet purchased, at market value                   7,365,877     4,724,043
Securities loaned or sold under agreements to repurchase                19,029,553    14,245,482
Payables:
   Clients                                                               2,745,209     2,282,717
   Brokers and dealers                                                     664,260       623,714
   Dividends and interest                                                  265,975       199,208
   Other liabilities and accrued expenses                                  693,947       503,716
Income taxes                                                                62,174        59,235
Accrued compensation and benefits                                          289,572       319,440
                                                                       -----------   -----------
                                                                        33,895,780    24,277,762
Long-term borrowings                                                     1,936,082     1,150,553
                                                                       -----------   -----------
                                                                        35,831,862    25,428,315
                                                                       -----------   -----------
Commitments and contingencies
Stockholders' Equity
   Preferred stock, 20,000,000 shares authorized:
      Cumulative Participating Convertible Voting Preferred Stock,
         Series A, $19.3333 liquidation value; 7,758,632 shares
         authorized, issued and outstanding in 1992                            --        150,000
      $1.375 Convertible Exchangeable Preferred Stock, $25
         liquidation value; 4,000,000 shares authorized; 1,550,395
         shares issued and outstanding in 1992                                  --        38,760
   Common stock, $1 par value, 100,000,000 shares authorized;
      issued 83,603,262 shares in 1993; 78,518,729 shares in 1992*          83,603        78,519
   Additional paid-in capital*                                             568,487       470,315
   Retained earnings                                                       721,115       529,049
                                                                       -----------   -----------
                                                                         1,373,205     1,266,643
   Common stock held in treasury, at cost: 6,568,433 shares in 1993;
      12,476,834 shares in 1992 *                                         (112,390)     (149,462)
   Unamortized cost of restricted stock                                    (60,980)      (30,709)
   Foreign currency translation adjustment                                  (4,788)       (5,805)
                                                                       -----------   -----------
                                                                         1,195,047     1,080,667
                                                                       -----------   -----------
                                                                       $37,026,909   $26,508,982
                                                                       ===========   ===========

* Retroactively adjusted to reflect a three-for-two common stock split in the form of a 50% stock dividend effective March 10, 1994 to stockholders of record on February 17, 1994. (See "Subsequent Event" note on page 52.)

See Notes to Consolidated Financial Statements.





THIRTY-SEVEN

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                              7%
                                                                                       Preferred
                                                                                           Stock
- -------------------------------------------------------------------------------------------------
(In thousands of dollars except share and per share amounts)
- -------------------------------------------------------------------------------------------------
Balance at December 31, 1990                                                          $  300,000
- -------------------------------------------------------------------------------------------------
Three-for-two stock split
Stock options exercised, 2,525,609 shares
Restricted stock awards, 5,244,741 shares
Restricted stock amortization
Tax benefit related to employee compensation programs
Foreign currency translation
Other changes, including the issuance of 168,863 common shares
Net income
Dividends declared:
   Common stock, $.24 per share
   7% Preferred Stock, $3.115 per share
   $1.375 Preferred Stock, $1.375 per share
- -------------------------------------------------------------------------------------------------
Balance at December 31, 1991                                                             300,000
- -------------------------------------------------------------------------------------------------
Redemption of 1,685,394 shares and conversion of 1,685,394 shares of 7% Preferred
   Stock into 5,818,977 common shares, which were simultaneously repurchased            (150,000)
Replacement of 3,370,786 shares of 7% Preferred Stock with 7,758,632 shares
of Participating Preferred Stock                                                        (150,000)
Stock options exercised, 2,155,972 shares
Restricted stock awards, 1,925,978 shares
Restricted stock amortization
Conversion of debentures into 867,546 common shares
Tax benefit related to employee compensation programs
Adjustment to record minimum pension liability
Other changes
Common stock repurchases, 2,298,041 shares
Foreign currency translation
Net income
Dividends declared:
   Common stock, $.31 per share
   7% Preferred Stock, $2.336 per share
   $1.375 Preferred Stock, $1.375 per share
   Participating Preferred Stock, $.053 per share
- -------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                                                   0
- -------------------------------------------------------------------------------------------------
Redemption of 2,758,632 shares and conversion of 5,000,000 shares of
   Participating Preferred Stock into 7,500,000 common shares
Redemption or conversion of 1,550,395 shares of $1.375
   Preferred Stock, 551,154 common shares issued
Stock options exercised, 2,425,546 shares
Restricted stock awards, 3,628,205 shares
Restricted stock amortization
Conversion of debentures into 2,771,672 common shares
Tax benefit related to employee compensation programs
Adjustment to reverse minimum pension liability
Other changes, including the issuance of 152,357 common shares
Common stock repurchases, 6,036,000 shares
Foreign currency translation
Net income
Dividends declared:
   Common stock, $.38 per share
   $1.375 Preferred Stock, $1.241 per share
   Participating Preferred Stock, $.33 per share
- -------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                                          $        0
- -------------------------------------------------------------------------------------------------

Common share and per share amounts and the balances for Common Stock and Additional Paid-in Capital have been retroactively adjusted to reflect the three-for-two common stock split in the form of a 50% stock dividend effective March 10, 1994 to stockholders of record on February 17, 1994. (See "Subsequent Event" note on page 52.)




THIRTY-EIGHT

                                                                                      Unamortized      Foreign
  Participating       $1.375                  Additional                                  Cost of     Currency
      Preferred    Preferred        Common       Paid-in      Retained       Treasury  Restricted  Translation
          Stock        Stock         Stock       Capital      Earnings          Stock       Stock   Adjustment
- --------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------
     $        0    $  38,760     $  44,790     $ 367,614     $ 239,607      $ (96,238)  $    (381)   $   1,764
- --------------------------------------------------------------------------------------------------------------
                                    22,395       (22,395)
                                     2,526        15,827
                                     5,244        36,325                                  (41,569)
                                                                                           19,727
                                                   2,589
                                                                                                        (1,136)
                                                     497                        1,389
                                                               150,716

                                                               (14,441)
                                                               (21,000)
                                                                (2,132)
- --------------------------------------------------------------------------------------------------------------
              0       38,760        74,955       400,457       352,750        (94,849)    (22,223)         628
- --------------------------------------------------------------------------------------------------------------

                                                  20,402                      (37,622)

        150,000
                                     1,638         8,848                        6,070
                                     1,926        30,781                                  (32,707)
                                                                                           24,221
                                                  (1,055)                       8,955
                                                  17,996
                                                  (4,635)
                                                  (2,479)
                                                                              (32,016)
                                                                                                        (6,433)
                                                               213,175

                                                               (19,397)
                                                               (14,933)
                                                                (2,132)
                                                                  (414)
- --------------------------------------------------------------------------------------------------------------
        150,000       38,760        78,519       470,315       529,049       (149,462)    (30,709)      (5,805)
- --------------------------------------------------------------------------------------------------------------

       (150,000)                                   3,247       (22,529)        93,420

                     (38,760)          551        10,261          (615)
                                       888        (1,195)                      19,428
                                     3,628        64,156                                  (67,784)
                                                                                           37,513
                                                 (13,912)                      39,162
                                                  29,651
                                                   4,635
                                        17         1,329                        1,689
                                                                             (116,627)
                                                                                                         1,017
                                                               246,183

                                                               (27,454)
                                                                (1,833)
                                                                (1,686)
- --------------------------------------------------------------------------------------------------------------
    $        0    $        0     $  83,603     $ 568,487     $ 721,115      $(112,390)  $ (60,980)   $  (4,788)
- --------------------------------------------------------------------------------------------------------------

                  See Notes to Consolidated Financial Statements.


THIRTY-NINE

CONSOLIDATED STATEMENTS OF CASH FLOWS





                                                                 Years Ended December 31,
- ------------------------------------------------------------------------------------------------
(In thousands of dollars)                                       1993          1992          1991
- ------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                            $   246,183    $  213,175    $  150,716
   Adjustments to reconcile net income to cash
      used for operating activities:
   Noncash items included in net income:
      Depreciation and amortization                           31,034        29,156        31,848
      Deferred income taxes                                    3,609        (8,129)       15,007
      Amortization of deferred charges                        90,923        94,241        96,572
      Other                                                   83,126        89,398        84,475
   (Increase) decrease in operating receivables:
      Clients                                               (628,297)     (722,646)     (208,532)
      Brokers and dealers                                   (351,984)      338,214      (601,312)
      Dividends and interest                                 (45,449)      (20,941)           61
      Fees and other                                          75,898       (54,208)        2,345
   Increase (decrease) in operating payables:
      Clients                                                462,492       559,723      (328,630)
      Brokers and dealers                                     40,546      (254,254)      615,123
      Dividends and interest                                  66,767        34,586       (17,540)
      Other                                                  102,259        50,612       140,032
   (Increase) decrease in:
      Securities inventory                                (5,919,229)   (1,197,608)   (2,179,972)
      Securities borrowed or purchased
        under agreements to resell                          (821,417)     (280,973)   (2,031,927)
      Cash and securities on deposit                         149,760       (44,964)      170,041
      Other assets                                          (274,529)      (54,823)      (78,122)
   Increase (decrease) in:
      Securities sold but not yet purchased                2,641,834     1,186,233      (178,869)
      Securities loaned or sold under
         agreements to repurchase                             81,063      (354,672)    2,998,653
                                                         -----------    -----------   ----------
      Cash used for operating activities                  (3,965,411)     (397,880)   (1,320,031)
                                                         -----------    ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from (payments on):
      Short-term borrowings                                1,459,006       219,908      (332,517)
      Securities sold under agreements to
         repurchase, net of securities purchased
         under agreements to resell                        1,981,333        17,987     1,390,532
   Proceeds from:
      Issuance of long-term borrowings                     1,126,907       414,149       373,620
      Employee stock transactions                             21,121        16,556        20,239
   Payments for:
      Settlement of long-term borrowings                    (316,997)      (76,186)     (218,802)
      Repurchases of common stock                           (116,627)      (32,016)           --
      Preferred stock transactions                          (104,425)     (167,220)           --
      Repurchase of warrant                                       --        (1,687)           --
      Dividends                                              (30,973)      (36,876)      (37,573)
                                                         -----------    ----------    ----------
      Cash provided by financing activities                4,019,345       354,615     1,195,499
                                                         -----------    ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net payments for:
      Office equipment and leasehold improvements            (95,886)      (29,388)      (15,419)
                                                         -----------    ----------    ----------
      Cash used for investing activities                     (95,886)      (29,388)      (15,419)
                                                         -----------    ----------    ----------
      Decrease in cash and cash equivalents                  (41,952)      (72,653)     (139,951)
      Cash and cash equivalents, beginning of year           282,990       355,643       495,594
                                                         -----------    ----------    ----------
      Cash and cash equivalents, end of year             $   241,038    $  282,990    $  355,643
                                                         ===========    ==========    ==========


See Notes to Consolidated Financial Statements.


FORTY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of Paine Webber Group Inc. and its wholly owned subsidiaries, including its principal subsidiary PaineWebber Incorporated ("PWI") (collectively, the "Company"). All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made in prior year amounts to conform to current year presentations. The Company is engaged in one principal line of business, that of serving the investment and capital needs of individual, corporate, institutional and public agency clients.

SECURITIES TRANSACTIONS
Securities transactions are recorded in the Consolidated Statement of Financial Condition on settlement date. Recording such transactions on a trade date basis would not result in a material difference. Related revenues and expenses are generally recorded in the accounts on trade date.
    Securities inventory and securities sold but not yet purchased, contracts for financial futures, forwards, options, caps and floors, and interest rate swaps are principally recorded at market values, and unrealized gains and losses are reflected in revenues. Market value is generally based upon quoted market prices. If quoted market prices are not available, or if liquidating the Company's position is reasonably expected to impact market prices, market value is determined based upon other relevant factors, including dealer price quotations, price activity of similar instruments and pricing models. Pricing models consider the time value and volatility factors underlying the financial instruments and other economic measurements.

COLLATERALIZED SECURITIES TRANSACTIONS
Securities purchased under agreements to resell and securities sold under agreements to repurchase (principally U.S. government and agency securities) are recorded at the amount at which the securities will be resold or reacquired as specified in the respective agreements plus accrued interest. It is Company policy to obtain possession or control of securities purchased under agreements to resell, which have a market value in excess of the original principal amount loaned. The Company monitors the market value of the securities daily. Should the market value of the securities decline below the principal amount loaned, plus accrued interest, additional collateral is requested when deemed appropriate. Securities purchased under agreements to resell and securities sold under agreements to repurchase for which the resale/repurchase date corresponds to the maturity date of the underlying securities, are accounted for as purchases and sales, respectively.
    Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received in connection with the transaction. Securities borrowed transactions require the Company to deposit cash or other collateral with the lender. With respect to securities loaned, the Company receives collateral. The initial collateral advanced or received has a market value equal to or greater than the market value of the securities borrowed or loaned. The Company monitors the market value of the securities borrowed and loaned on a daily basis and requests additional collateral or returns excess collateral, as appropriate.

OFFICE EQUIPMENT AND LEASEHOLD IMPROVEMENTS
The Company depreciates office equipment on the straight-line method over estimated useful lives of three to ten years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining term of the lease.

INCOME TAXES
The Company files a consolidated Federal income tax return. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company revised its annual effective tax rate to reflect a change in the federal statutory rate from 34% to 35%, which was retroactive to January 1, 1993. The effect of this change was not material to the Company's financial condition and operating results.

TRANSLATION OF FOREIGN CURRENCIES
Assets and liabilities denominated in foreign currencies are translated at year-end rates of exchange, and revenues and expenses are translated at average rates of exchange for the year. Gains and losses resulting from translation adjustments are accumulated in a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in net income.

FORTY-ONE

CASH FLOWS
Cash and cash equivalents are defined for purposes of the Consolidated Statements of Cash Flows as highly liquid investments not held for resale, with a maturity of three months or less when purchased. Total interest payments for the years ended December 31, 1993, 1992 and 1991 were $1,063,945, $844,656 and
$1,073,663, respectively.

COMMON SHARE DATA
Common share, per share and stock option data for all periods presented have been retroactively adjusted throughout the financial statements to reflect a three-for-two stock split in the form of a 50% stock dividend effective March 10, 1994 to stockholders of record on February 17, 1994. (See "Subsequent Event" note on page 52.)

FAIR VALUE OF FINANCIAL INSTRUMENTS
Substantially all of the Company's financial instruments are carried at fair value or amounts approximating fair value. Assets, including cash and cash equivalents, cash and securities segregated for regulatory purposes, securities inventory, securities borrowed or purchased under agreements to resell, and certain receivables are carried at fair value or contracted amounts which approximate fair value. Similarly, liabilities including short-term borrowings, securities sold but not yet purchased, securities loaned or sold under agreements to repurchase, and payables are carried at amounts approximating fair value.
    The estimated fair value of the Company's long-term borrowings at December 31, 1993, based upon quoted market prices and pricing models, exceeded the carrying value by approximately $81,552. However, for substantially all its fixed rate debt, the Company enters into interest rate swap agreements to convert its fixed rate payments into floating rate payments. The unrecognized gains on the swap agreements hedging the Company's long-term borrowings partially offsets the effect of changes in interest rates on the fair value of the Company's long-term borrowings.

SECURITIES INVENTORY
Securities inventory and securities sold but not yet purchased, which consist of the Company's trading accounts, are recorded at market value and are comprised of:

                                                                                  December 31,
- ------------------------------------------------------------------------------------------------
                                                                              1993          1992
- ------------------------------------------------------------------------------------------------
SECURITIES INVENTORY
   U.S. government and agency obligations                               $ 8,453,431   $6,162,692
   First mortgage notes held for resale                                   3,125,445      636,544
   State and municipal obligations                                          719,008      505,283
   Commercial paper and other short-term debt                               652,636      717,428
   Corporate debt securities                                                864,293      478,809
   Corporate equity securities                                            1,032,416      422,628
                                                                        -----------   ----------
                                                                        $14,847,229   $8,923,384
                                                                        ===========   ==========
SECURITIES SOLD BUT NOT YET PURCHASED
   U.S. government and agency obligations                               $6,395,861    $4,192,183
   State and municipal obligations                                          25,653        14,672
   Corporate debt securities                                               177,611       163,237
   Corporate equity securities                                             766,752       353,951
                                                                        ----------    ----------
                                                                        $7,365,877    $4,724,043
                                                                        ==========    ==========

    Securities sold but not yet purchased commit the Company to deliver specified securities at predetermined prices. To satisfy the obligation, the Company must acquire the securities at market prices, which may differ from the values reflected on the Consolidated Statement of Financial Condition.

FORTY-TWO

SHORT-TERM BORROWINGS
The Company meets its short-term financing needs by obtaining bank loans on either a secured or unsecured basis; by issuing commercial paper and medium-term notes; by entering into repurchase agreements, whereby securities are sold with a commitment to repurchase at a future date; and through securities lending activity.
    Included in short-term borrowings at December 31, 1993 and 1992 were:

- ------------------------------------------------------------------------------------------------
                                                                              1993          1992
- ------------------------------------------------------------------------------------------------
Bank loans                                                               $1,670,730   $  832,944
Commercial paper                                                          1,083,483      351,263
Medium-Term Notes                                                            25,000      136,000
                                                                         ----------   ----------
                                                                         $2,779,213   $1,320,207
                                                                         ==========   ==========

    Bank loans generally bear interest at rates based on either the Federal Funds rate or LIBOR. The weighted average interest rates on bank loans outstanding at December 31, 1993 and 1992 were 3.60% and 3.26%, respectively, and the weighted average interest rates during 1993 and 1992 were 3.80% and 3.85%, respectively.
    The interest rate on commercial paper fluctuates throughout the year.
The weighted average interest rates on commercial paper borrowings outstanding at December 31, 1993 and 1992 were 3.57% and 4.02%, respectively, and during the years ended 1993 and 1992 were 3.36% and 4.09%, respectively.
    The Company has a Multiple Currency Medium-Term Note Program (the "Program") under the terms of which the Company may offer for sale medium-term senior and subordinated notes (collectively, the "Medium-Term Notes") due from nine months to thirty years from date of issuance. The Medium-Term Notes may be either fixed or variable with respect to interest rates. As of December 31, 1993, the Company had $25,000 of Medium-Term Notes outstanding with maturities of nine months to one year from the date of issuance.
    At December 31, 1993, the Company had committed and available revolving credit facilities with two groups of banks aggregating $500,000, of which $275,000 expires in May 1994 with provisions for renewal through November 1996, and $225,000 expires in March 1995. Interest on borrowings under the terms of the agreements is computed, at the option of the Company, at a rate based on LIBOR or an alternate rate, based on the higher of a base rate or the Federal Funds rate. The Company pays a fee on the commitments.

LONG-TERM BORROWINGS
Long-term borrowings at December 31, 1993 and 1992 consisted of the following:

- ------------------------------------------------------------------------------------------------
                                                                              1993          1992
- ------------------------------------------------------------------------------------------------
Fixed Rate Notes Due 1995 - 2005                                        $  998,156    $  296,000
Fixed Rate Subordinated Notes Due 1996 and 2002                            174,236       233,747
Medium-Term Senior Notes                                                   331,975       122,550
Medium-Term Subordinated Notes                                             298,650       248,000
Subordinated Floating Rate Notes Due 1993                                      --        125,000
Bank Term Loans                                                             70,000        70,000
Convertible Debentures                                                      15,435        39,100
Other                                                                       47,630        16,156
                                                                        ----------    ----------
                                                                        $1,936,082    $1,150,553
                                                                        ==========    ==========

FORTY-THREE

    During 1993, the Company issued, in four separate offerings, fixed rate notes in an aggregate principal amount of $700,000 due 1998 through 2005 with interest rates ranging from 6 1/4% to 7 7/8%. Interest rates on the remaining fixed rate notes outstanding at December 31, 1993 range from 9 1/4% to 9 5/8%. Interest on the Notes is payable semi-annually.
    During 1993, the Company redeemed $75,000 of its 9 3/8% Subordinated Notes Due 1996 which constituted the entire outstanding issue. The Fixed Rate Subordinated Notes Due 2002 have an interest rate of 7 3/4%. Interest on the Subordinated Notes is payable semi-annually.
    As of December 31, 1993, the Company had $630,625 of Medium-Term Senior and Subordinated Notes outstanding. The Medium-Term Notes mature one year to thirty years from the date of issuance with an average maturity of 3.5 years. As of December 31, 1993, the weighted average interest rate on the Medium-Term Notes was 6.10%.
    The Company has entered into interest rate swap agreements which effectively convert substantially all its fixed rate notes and various Medium-Term Notes into floating rate obligations. The floating interest rates are based on LIBOR and adjust semi-annually.
    The Company has entered into three term loan agreements with two banks in an amount totaling $70,000. The loans mature in 1994 and bear interest at rates based upon LIBOR.
    Pursuant to an employee benefit plan, the Company has issued 8% Convertible Debentures (the "8% Debentures") due December 1998 and 2000, and 6.5% Convertible Debentures (the "6.5% Debentures") due December 2002 (collectively referred to as "the Debentures"). The Debentures are shown net of receivables, representing loans by the Company to employees to finance a portion of the Debentures. A portion of the principal amount of the employee loans may be forgiven at the end of a calendar year in which certain specified pre-tax earnings are achieved by the Company.
    The 8% Debentures are fully convertible, at the option of the holders, into 514,000 shares of 7.5% Convertible Preferred Stock, which are then convertible into 1,405,552 shares of common stock. The 6.5% Debentures are convertible, at the option of the holders, into 2,068,000 shares of 6.0% Convertible Preferred Stock, which are then convertible into 3,505,084 shares of common stock. The 6.5% Debentures are convertible, on a cumulative basis, one-third annually beginning on December 31, 1993. The Debentures are redeemable at the employees' option, subject to certain conditions through 1998.
    The aggregate amount of principal repayment requirements on long-term borrowings for each of the five years subsequent to December 31, 1993, and the total amounts due thereafter are:

- ------------------------------------------------------------------------------------------------
1994                                                                                  $  238,845
1995                                                                                     250,000
1996                                                                                      57,200
1997                                                                                     116,750
1998                                                                                     246,508
Thereafter                                                                             1,026,779
                                                                                      ----------
                                                                                      $1,936,082
                                                                                      ==========

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

MARKET RISK
In the normal course of business, the Company enters into transactions in a variety of financial instruments as part of the Company's market risk management, trading and financing activities, and to facilitate client transactions. These financial instruments include forward and futures contracts, option contracts, interest rate swaps and other contracts committing the Company to purchase or deliver other instruments at specified future dates and prices, or to make or receive payments based on notional amounts and specified rates or indices.


FORTY-FOUR

    These financial instruments involve varying degrees of off-balance-sheet market risk. Market risk is the potential change in value of the financial instrument caused by unfavorable changes in interest rates, foreign currency exchange rates or the market values of the securities underlying the instruments. The Company monitors its exposure to market risk through a variety of control procedures, including review of trading positions and hedging strategies, and establishing limits by the Risk Management Committee.
    These contracts are valued at market, and unrealized gains and losses are reflected in the financial statements. The gross contract or notional amounts of the financial instruments which are not reflected in the Consolidated Statement of Financial Condition, are set forth in the table below and provide only a measure of the Company's involvement in these contracts at December 31, 1993 and 1992. They do not represent amounts subject to market risks and, in many cases, serve to reduce the Company's overall exposure to market and other risks.

                                                                              December 31,
- ------------------------------------------------------------------------------------------------
                                                                              1993          1992
- ------------------------------------------------------------------------------------------------
Mortgage-backed securities, forward contracts and options written      $54,803,708   $33,484,372
Foreign exchange forward contracts, futures contracts and options
   written                                                               2,819,063     1,180,818
Securities contracts including futures, forwards and options
   written                                                               7,832,106     5,612,747
Interest rate swaps, caps and floors                                       408,583       500,475

    In addition to forwards, futures, options and swap contracts, the Company enters into agreements to sell securities, at predetermined prices, which have not yet been purchased. To satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected on the Consolidated Statement of Financial Condition.

CREDIT RISK IN PROPRIETARY AND CLIENT TRANSACTIONS
Counterparties to the Company's proprietary trading, hedging, financing and arbitrage activities are primarily financial institutions including brokers and dealers, banks and institutional clients. Credit losses could arise should counterparties fail to perform and the value of any collateral obtained proves inadequate. The Company manages credit risk by monitoring net exposure to individual counterparties on a daily basis, monitoring credit limits and requiring additional collateral where appropriate.
    The Company's risk of loss in the event of counterparty default is typically limited to the cost of replacing all contracts on which the Company has recorded an unrealized gain or for purchased options, the net realizable value. With respect to forward contracts and interest rate swaps, caps and floors, the unrealized gain amounted to $131,962 at December 31, 1993. The net realizable value of options purchased amounted to $128,918 at December 31, 1993. Transactions in futures contracts are conducted through regulated exchanges which guarantee performance of counterparties and are settled in cash on a daily basis, thereby, minimizing credit risk.
    Receivables and payables with brokers and dealers, and agreements to resell and repurchase securities are generally collateralized by cash, government and government-agency securities, and letters of credit. The market value of the initial collateral received is, at a minimum, equal to the contract value. Additional collateral is requested when considered necessary.
    Client transactions are entered on either a cash or margin basis. In a margin transaction, the Company extends credit to a client for the purchase of securities, using the securities purchased and/or other securities in the client's account as collateral for amounts loaned. Amounts loaned are limited by margin regulations of the Federal Reserve Board and other regulatory authorities and are subject to the Company's credit review and daily monitoring procedures. Market declines could, however, reduce the value of any collateral below the principal amount loaned, plus accrued interest, before the collateral can be sold.
    Client transactions include positions in commodities and financial futures, securities sold but not yet purchased and written options. The risk to the Company's clients in these transactions can be substantial, principally due to price volatility which can reduce the clients' ability to meet their obligations. Margin deposit requirements pertaining to commodity futures and options transactions are generally lower than

FORTY-FIVE
those for exchange traded securities. To the extent clients are unable to meet their commitments to the Company and margin deposits are insufficient to cover outstanding liabilities, the Company may take market action and credit losses could be realized.
    Trades are recorded on a settlement date basis. Should either the client or broker fail to perform, the Company may be required to complete the transaction at prevailing market prices. Trades pending at December 31, 1993 were settled without adverse effect on the Company's financial statements, taken as a whole.
    The Company may pledge clients' securities as collateral in support of securities loaned, bank loans or to satisfy margin requirements at clearing organizations. The amounts loaned or pledged are limited to the extent permitted by applicable margin regulations. Should the counterparty fail to return the clients' securities, the Company may be required to replace them at prevailing market prices. At December 31, 1993, the market value of client securities loaned to other brokers approximated the amounts due or collateral obtained.

CONCENTRATIONS OF CREDIT RISK
As a major securities firm, the Company's activities are executed primarily with and on behalf of other financial institutions, including brokers and dealers, banks and other institutional clients. Concentrations of credit risk can be affected by changes in economic, industry or geographic factors. The Company seeks to control its credit risk and the potential for risk concentration through a variety of reporting and control procedures described in the preceding discussion of credit risk.

COMMITMENTS AND CONTINGENCIES

LEASES
The Company leases office space, equipment and leasehold improvements under noncancelable lease agreements which expire at various dates through 2014. As of December 31, 1993, the aggregate minimum rental payments required by operating leases with initial or remaining lease terms exceeding one year are as follows:

- --------------------------------------------------------------------
1994                                                        $125,256
1995                                                         118,540
1996                                                         101,931
1997                                                          90,362
1998                                                          80,836
Thereafter                                                   427,724
                                                            --------
                                                            $944,649
                                                            ========

    Rentals are subject to periodic escalation charges and do not include amounts payable for insurance, taxes and maintenance. In addition, minimum payments have not been reduced by future sublease rental income of $33,600.
    For the years ended December 31, 1993, 1992 and 1991, the Company had rent expense under operating leases of $143,120, $130,516 and $123,508, respectively.

OTHER COMMITMENTS AND CONTINGENCIES
The Company is contingently liable as a guarantor of certain partnerships' obligations for $25,378. In addition, certain of the Company's subsidiaries are contingently liable as issuer of $89,410 of notes payable to managing general partners of various limited partnerships pursuant to Internal Revenue Service guidelines. In the opinion of management, these contingencies will have no material adverse effect on the Company's financial statements, taken as a whole. The Company has conditional commitments of $28,823 to contribute capital to investment partnerships.
    The Company has been named as defendant in numerous legal actions in the ordinary course of business. While the outcome of such matters cannot be predicted with certainty, in the opinion of management of the Company, after consultation with various counsel handling such matters, these actions will be resolved with no material adverse effect on the Company's financial statements, taken as a whole.

FORTY-SIX

    As of December 31, 1993, securities with a market value of $448,280 had been loaned or pledged as collateral for securities borrowed of approximately equal market value.
    As of December 31, 1993, the Company was contingently liable under unsecured letter of credit agreements of $344,662.

STOCKHOLDERS' EQUITY

PREFERRED STOCK
The Company completed three transactions during 1993 that eliminated both the Cumulative Participating Convertible Voting Preferred Stock, Series A ("Participating Preferred Stock") and the $1.375 Convertible Exchangeable Preferred Stock ("$1.375 Preferred Stock").
    On April 1, 1993, The Yasuda Mutual Life Insurance Company ("Yasuda") converted $96,667, or 5,000,000 shares, of the Company's Participating Preferred Stock into 7,500,000 shares (5,000,000 shares pre-split) of the Company's common stock at a conversion price of $12.89 per share ($19.3333 pre-split). On August 5, 1993, the Company repurchased $53,333, or 2,758,632 shares, of Participating Preferred Stock from Yasuda for $75,862, or $27.50 per share. As a result of these transactions, all outstanding shares of the Participating Preferred Stock were repurchased and retired.
    On October 13, 1993, the Company called for the redemption on November 8, 1993 of the entire outstanding issue of its $1.375 Preferred Stock. Holders of the $1.375 Preferred Stock were entitled to convert the Preferred Stock into common stock prior to the redemption date. The majority of the shares of $1.375 Preferred Stock were remitted for redemption at a redemption price of $25.76, which included accrued dividends. As a result of this transaction, all outstanding shares of this issue of Preferred Stock were retired.

COMMON STOCK
In accordance with the repurchase programs, as authorized by the Board of Directors, the Company had available to repurchase, at December 31, 1993, a maximum of 11,474,703 shares of common stock.
    As of December 31, 1993, the Company had 14,610,847 authorized shares of common stock reserved for issuance in connection with stock option and stock award plans.

CAPITAL REQUIREMENTS
PWI is subject to the Securities and Exchange Commission ("SEC") Uniform Net Capital Rule and New York Stock Exchange ("NYSE") Growth and Business Reduction capital requirements. Under the method of computing capital requirements adopted by PWI, minimum net capital shall not be less than 2% of combined aggregate debit items arising from client transactions, plus excess margin collected on securities purchased under agreements to resell, as defined. A reduction of business is required if net capital is less than 4% of such aggregate debit items. Business may not be expanded if net capital is less than 5% of such aggregate debit items. As of December 31, 1993, PWI's net capital of $545,477 was 16% of aggregate debit balances and its net capital in excess of the minimum required was $474,812.
    Advances, dividend payments and other equity withdrawals by PWI and other regulated subsidiaries are restricted by the regulations of the SEC, NYSE, and international securities and banking agencies, as well as by covenants in various loan agreements. At December 31, 1993, the equity of the Company's subsidiaries totalled approximately $1,355,000. Of this amount, approximately $409,088 was not available for payment of cash dividends and advances.
    Under the terms of certain borrowing agreements, the Company is subject to dividend payment restrictions and minimum net worth and net capital requirements. At December 31, 1993, these restrictions did not effect the Company's ability to pay dividends.

STOCK OPTIONS AND STOCK AWARDS
Under the Company's various Stock Option and Award Plans ("the Plans"), officers and other key employees are granted options (both non-qualified stock options and incentive stock options) to purchase shares of common stock at a price not less than the fair market value of the stock on the date the option is granted. Options for the Company's common stock have also been granted to key employees through limited partnership participations. The rights generally expire within ten years after the date of grant.

FORTY-SEVEN

   Options granted in 1991, 1992 or 1993 are exercisable as follows: at the date of grant; 50% or 33% annually, on a cumulative basis; or fully exercisable on the third or fourth anniversary from the date of grant.
   Activity during the years ended December 31, 1991, 1992 and 1993 follows:

                                                              Number                Option price
                                                           of shares                   per share
- ------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1990
   (7,314,292 exercisable)                                11,032,404              $ 6.55 - 16.27
Granted                                                    3,584,967                9.11 - 11.11
Exercised                                                 (2,525,609)               6.55 - 12.20
Terminated                                                  (604,443)               6.55 - 16.27
                                                         ----------                -------------
Options outstanding at December 31, 1991
   (6,036,513 exercisable)                                11,487,319                6.55 - 16.27
Granted                                                      982,974               14.13 - 16.00
Exercised                                                 (2,155,972)               6.55 - 11.25
Terminated                                                  (318,017)               6.64 - 16.00
                                                         ----------                -------------
Options outstanding at December 31, 1992
   (4,501,062 exercisable)                                 9,996,304                6.55 - 16.27
Granted                                                    5,244,957               14.75 - 20.42
Exercised                                                (2,425,546)                6.55 - 19.47
Terminated                                                 (534,760)                7.22 - 19.47
                                                         ----------                -------------
Options outstanding at December 31, 1993
   (2,776,678 exercisable)                               12,280,955               $ 6.55 - 20.42
                                                         ==========                =============

    The Plans provide for the granting of cash and restricted stock awards, stock appreciation rights, restricted stock units, stock purchase rights and performance units. The Company had no stock appreciation rights or stock purchase rights outstanding at December 31, 1993. Restricted stock awards are granted to key employees whereby shares of the Company's common stock are awarded in the name of the employee, who has all rights of a stockholder, subject to certain restrictions. The awards generally contain restrictions ranging from one to three years. The restricted stock awards are subject to forfeiture if the employee terminates prior to the prescribed restriction period.
    During the calendar years ended December 31, 1993, 1992 and 1991, the Company awarded 3,628,205, 1,925,978 and 5,244,741 shares, respectively, of restricted stock. The market value of the restricted shares awarded has been recorded as unamortized cost of restricted stock awards and is shown as a separate component of stockholders' equity. The unamortized cost of restricted stock is being amortized over the restriction period. The charge to compensation expense amounted to $37,513, $24,221 and $19,727 in the years ended December 31, 1993, 1992 and 1991, respectively.
    At December 31, 1993 and 1992, there were 2,329,992 and 228,912 shares, respectively, available for future stock option and restricted stock awards under these Plans.

EMPLOYEE BENEFIT PLANS

PENSION PLAN
The Company has a non-contributory defined benefit pension plan (the "Plan"), which provides benefits to eligible employees. Pension expense for 1993, 1992 and 1991 for the Plan included the following components:

- ------------------------------------------------------------------------------------------------
                                                                1993          1992          1991
- ------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period              $  9,906      $  8,792      $  7,676
Interest cost on projected benefit obligation                 14,017        12,495        11,088
Actual return on Plan assets                                 (20,203)       (9,389)      (13,593)
Net amortization and deferral                                  9,247          (739)        6,982
                                                            --------      --------      ---------
Net periodic pension cost                                   $ 12,967      $ 11,159      $ 12,153
                                                            ========      ========      ========

FORTY-EIGHT

    The following table summarizes the funded status and the (prepaid pension cost) pension liability included in the Company's Consolidated Statements of Financial Condition at December 31, 1993 and 1992:

- ------------------------------------------------------------------------------------------------
                                                                              1993          1992
- ------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Vested                                                                 $192,910      $140,109
   Non-vested                                                                5,045         7,633
                                                                          --------      --------
Accumulated benefit obligation                                             197,955       147,742
Effect of projected future compensation levels                              11,087         7,140
                                                                          --------      --------
Projected benefit obligation                                               209,042       154,882
Estimated market value of Plan assets                                      219,258       129,783
                                                                          --------      --------
Projected benefit obligation (less than) in excess of Plan assets          (10,216)       25,099
Unrecognized net assets existing at January 1, 1987
   being recognized over fifteen years                                       7,045         7,885
Unrecognized prior service cost                                             (9,892)      (15,176)
Unrecognized net loss and actuarial experience                             (59,878)      (22,383)
Adjustment required to recognize minimum liability                             --         22,534
                                                                          --------      --------
(Prepaid pension cost) pension liability at year-end                      $(72,941)     $ 17,959
                                                                          ========      ========

    The projected benefit obligation for the Plan was determined, for 1993 and 1992, using an assumed discount rate of 7 3/4% and 9 1/4%, respectively, and an assumed rate of compensation increase of 5%. The weighted average assumed rate of return on Plan assets was 9 1/2% for 1993 and 11% for 1992 and 1991.
    The Company's funding policy is to contribute to the Plan amounts that can be deducted for Federal income tax purposes. The Company's contributions paid for the Plan years 1993, 1992 and 1991 were $60,899, $33,322 and $21,082, respectively. Plan assets consist primarily of equity securities and U.S. government and agency obligations.

SAVINGS INVESTMENT PLAN
The PaineWebber Savings Investment Plan ("SIP") is a defined contribution plan for eligible employees of the Company. Under SIP, employee contributions are matched by the Company on a graduated scale, which is based, in part, on the Company's pre-tax return on equity and the compensation of eligible employees. The provision for Company contributions for amounts contributed or to be contributed in cash or stock to SIP amounted to approximately $3,400, $3,000 and $900 for the years ended December 31, 1993, 1992 and 1991, respectively.

OTHER BENEFIT PLANS
The Company also provides certain life insurance and health care benefits to employees. The costs of such benefits for the years ended December 31, 1993, 1992 and 1991 were $45,800, $41,000 and $36,400, respectively.

FORTY-NINE

INCOME TAXES
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For financial reporting purposes, deferred tax assets are reflected without reduction for a valuation allowance. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1993 and 1992 are as follows:

- ----------------------------------------------------------------------------------
                                                               1993          1992
- ----------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
   Employee benefits                                        $ 57,489      $ 66,691
   Accrued liabilities                                        30,735        28,167
   Valuation of securities inventory                           6,857            --
                                                            --------      --------
     Total deferred tax assets                                95,081        94,858
                                                            --------      --------

DEFERRED TAX LIABILITIES:
   Tax over book depreciation                                 13,087        14,689
   Accelerated deductions                                     24,608        13,944
   Safe harbor leases                                          6,625         7,047
   Other                                                      12,674        16,395
   Valuation of securities inventory                             --          1,087
                                                            --------      --------
     Total deferred tax liabilities                           56,994        53,162
                                                            --------      --------
     Net deferred tax assets                                $ 38,087      $ 41,696
                                                            ========      ========

    For financial reporting purposes, income before taxes includes the following components:

- ------------------------------------------------------------------------------------------------
                                                                1993          1992          1991
- ------------------------------------------------------------------------------------------------
Pre-tax income:
   United States                                            $359,042      $297,844      $203,328
   Foreign                                                    48,534        41,271        22,919
                                                            --------      --------      --------
                                                            $407,576      $339,115      $226,247
                                                            ========      ========      ========

    Significant components of the provision for income taxes are as follows:

                                                                                        Deferred
                                                               Liability Method           Method
- ------------------------------------------------------------------------------------------------
                                                                1993          1992          1991
- ------------------------------------------------------------------------------------------------
Current:
   Federal                                                  $103,890      $ 89,510      $ 38,481
   State                                                      35,403        30,386        15,420
   Foreign                                                    18,491        14,173         6,623
                                                            --------      --------      --------
      Total current                                         $157,784      $134,069      $ 60,524
                                                            ========      ========      ========

Deferred:
   Federal                                                  $  7,935      $ (6,605)     $ 15,007
   State                                                        (737)       (1,524)          --
   Foreign                                                    (3,589)          --            --
                                                            --------      --------      --------
      Total deferred                                        $  3,609      $ (8,129)     $ 15,007
                                                            ========      ========      ========

FIFTY

    The components of the provision for deferred income taxes for the year ended December 31, 1991 are as follows:

- ---------------------------------------------------------------------------------
                                                                             1991
- ---------------------------------------------------------------------------------
Valuation of securities inventory                                       $  25,566
Certain receivables and payables                                           (8,549)
Employee benefits                                                          (2,251)
Depreciation                                                               (1,411)
Safe harbor leases                                                            112
Other, net                                                                  1,540
                                                                        ---------
                                                                        $  15,007
                                                                        =========

    The reconciliations of income tax, computed at the U.S. federal statutory tax rates to income tax expense, are as follows:

                                                    Liability Method              Deferred Method
- --------------------------------------------------------------------------------------------------
                                                 1993                1992              1991
- --------------------------------------------------------------------------------------------------
                                         Amount           %  Amount           %  Amount          %
                                         ------------------  ------------------  -----------------
Tax at U.S. statutory rates              $ 142,652    35.0%  $ 115,299    34.0%  $ 76,924     34.0%
State, local and foreign
   income taxes, net of
   federal tax benefit                      22,533     5.5      18,922     5.6     10,304      4.6
Foreign rate differential                   (4,636)   (1.1)     (2,220)   (0.7)    (1,372)    (0.6)
Nontaxable dividends
   and interest                             (2,383)   (0.6)     (2,599)   (0.8)    (7,506)    (3.3)
Other, net                                   3,227     0.8      (3,462)   (1.0)    (2,819)    (1.3)
                                         ---------    ----   ---------    ----   --------     ----
                                         $ 161,393    39.6%  $ 125,940    37.1%  $ 75,531     33.4%
                                         =========    ====   =========    ====   ========     ====

    Income taxes paid for the years ended December 31, 1993, 1992 and 1991 were $128,089, $96,941 and $26,983, respectively.
    The Company revised its annual effective tax rate to reflect a change in the federal statutory rate from 34% to 35%, which was retroactive to January 1, 1993.

EARNINGS PER COMMON SHARE
Primary earnings per common share are computed based on the weighted average number of common and common equivalent shares outstanding. Common equivalent shares include the dilutive effect of shares issuable under the Company's stock option and award plans and the assumed conversion of the Company's Participating Preferred Stock which was issued during 1992. The 6.5% Debentures issued during 1992 did not have a dilutive effect on primary or fully diluted earnings per common share and therefore were excluded from the computations. For the years ended December 31, 1993, 1992 and 1991, net income was reduced by the preferred stock dividend on the $1.375 Preferred Stock. For the years ended December 31, 1992 and 1991, net income was further reduced by the preferred stock dividend requirements on the 7% Cumulative Convertible Exchangeable Voting Preferred Stock, Series A ("7% Preferred Stock") in computing primary earnings per common share.
    Fully diluted earnings per common share for the years ended December 31, 1993, 1992 and 1991, in addition to the above, assumes the conversion of the $1.375 Preferred Stock and the 8% Debentures. Fully diluted earnings per common share for 1992 and 1991 also include the dilutive effect of the 7% Preferred Stock. Net income used in computing fully diluted earnings per common share for the years ended December 31, 1993, 1992 and 1991 was adjusted for the interest savings, net of taxes, on the 8% Debentures.

FIFTY-ONE

    The Company had the following weighted average number of common and dilutive common equivalent shares outstanding:

                                                                   Years Ended December 31,
- ------------------------------------------------------------------------------------------------
                                                                1993          1992          1991
- ------------------------------------------------------------------------------------------------
Primary:
Weighted average common shares outstanding                68,535,178    61,956,106    56,542,322
Weighted average effect of stock options and awards        5,824,821     5,611,289     4,203,352
Weighted average effect of Participating Preferred Stock   4,329,959     1,812,468            --
                                                          ----------    ----------    ----------
Weighted average common and common equivalent shares      78,689,958    69,379,863    60,745,674
                                                          ==========    ==========    ==========

Fully Diluted:
Weighted average common shares outstanding                68,535,178    61,956,106    56,542,322
Weighted average effect of stock options and awards        6,785,963     6,710,424     8,229,031
Weighted average effect of Participating Preferred Stock   4,329,959     1,812,468            --
Weighted average common shares issuable assuming
   conversion of 8% Debentures and equity securities       4,676,191    21,886,440    30,406,822
                                                          ----------    ----------    ----------
Weighted average common and common equivalent shares      84,327,291    92,365,438    95,178,175
                                                          ==========    ==========    ==========

    The preferred stock transactions during 1993, which have been described in the Stockholders' Equity note on page 47, have resulted in a change in the weighted average common and common equivalent shares used for the computation of earnings per share. Pro forma earnings per common share, giving effect to these preferred stock transactions at the beginning of 1993, were $3.31 primary and $3.18 fully diluted for the year ended December 31, 1993.

SUBSEQUENT EVENT
On February 3, 1994, the Board of Directors of the Company declared a three-for-two common stock split in the form of a 50% stock dividend, effective on March 10, 1994 to stockholders of record on February 17, 1994. All per common share and share amounts have been retroactively adjusted throughout the consolidated financial statements and the notes thereto, for all periods presented.
    On February 3, 1994, the Board of Directors also declared a 20% increase in the common stock dividend to $.12 per share from $.10 per share, payable on April 18, 1994 to stockholders of record on March 28, 1994.

FIFTY-TWO

REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Paine Webber Group Inc.

We have audited the accompanying consolidated statements of financial condition of Paine Webber Group Inc. as of December 31, 1993 and 1992 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paine Webber Group Inc. at December 31, 1993 and 1992 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

                               /s/ ERNST & YOUNG
                               ---------------------
                                   ERNST & YOUNG


New York, New York
January 24, 1994
Except for the note as to the subsequent event, for which the date is February 3, 1994

FIFTY-THREE

FIVE YEAR FINANCIAL SUMMARY
(In thousands of dollars except share and per share amounts)

                                                       Years Ended December 31,
- ----------------------------------------------------------------------------------------------------------------------
                                1993              1992                1991              1990              1989
- ----------------------------------------------------------------------------------------------------------------------
                         Amount         %    Amount        %    Amount         %   Amount         %  Amount          %
                         ----------------    ---------------    ----------------   ----------------  -----------------
REVENUES
COMMISSIONS
Listed securities        $  525,541   18.3   $  434,957   17.5  $  390,434   18.5  $  344,579  19.8  $  374,993   21.7
Mutual funds                161,661    5.6      127,425    5.1     104,087    4.9      67,157   3.9      66,260    3.8
Options                      74,058    2.6       65,615    2.6      47,092    2.2      46,372   2.7      49,694    2.9
Direct investments            4,553    0.2       15,288    0.6      24,937    1.2      39,326   2.3      52,273    3.0
Commodities                  55,374    1.9       71,900    2.9      67,463    3.2      71,006   4.1      52,855    3.1
Over-the-counter
  securities                 77,471    2.7       53,874    2.2      42,250    2.0      28,626   1.6      36,699    2.1
Insurance                    97,469    3.4       52,819    2.2      46,785    2.2      55,172   3.2      44,662    2.6
                         ----------  -----   ----------  -----  ----------  -----  ---------- -----  ----------  -----
                            996,127   34.7      821,878   33.1     723,048   34.2     652,238  37.6     677,436   39.2
                         ----------  -----   ----------  -----  ----------  -----  ---------- -----  ----------  -----
PRINCIPAL TRANSACTIONS
Corporate securities        345,360   12.0      293,422   11.8     365,815   17.4     240,122  13.8     239,266   13.9
U.S. government and
   agency obligations       321,514   11.2      331,071   13.3     205,565    9.7     158,077   9.1      86,009    5.0
Municipal obligations       112,570    3.9       95,296    3.8      77,912    3.7      69,759   4.0      61,003    3.5
                         ----------  -----   ----------  -----  ----------  -----  ---------- -----  ----------  -----
                            779,444   27.1      719,789   28.9     649,292   30.8     467,958  26.9     386,278   22.4
                         ----------  -----   ----------  -----  ----------  -----  ---------- -----  ----------  -----
INVESTMENT BANKING
Selling concessions and
   underwriting fees:
   Corporate securities     223,745    7.8      217,180    8.8     160,950    7.6     101,540   5.9      83,994    4.9
   Municipal obligations     55,573    1.9       40,705    1.6      30,288    1.4      28,849   1.7      24,619    1.4
Underwriting
   management fees:
   Corporate securities      70,510    2.4       51,394    2.1      37,485    1.8      25,091   1.4      20,872    1.2
   Municipal obligations     13,303    0.5        9,385    0.4       6,033    0.3       6,965   0.4       7,275    0.4
Private placement and
   other fees                50,512    1.8       65,657    2.6      62,847    3.0      72,995   4.2     122,860    7.1
                         ----------  -----    --------- ------  ----------  -----   --------- -----  ----------  -----
                            413,643   14.4      384,321   15.5     297,603   14.1     235,440  13.6     259,620   15.0
                         ----------  -----    --------- ------  ----------  -----   --------- -----  ----------  -----
ASSET MANAGEMENT            325,690   11.3      267,088   10.8     217,433   10.3     181,324  10.4     158,953    9.2
                         ----------  -----    --------- ------  ----------  -----   --------- -----  ----------  -----
OTHER                       113,253    3.9       76,114    3.1      64,271    3.1      47,038   2.7      32,574    1.9
                         ----------  -----    ---------  -----  ----------  -----   --------- -----  ----------  -----
INTEREST
Resale agreements           419,520   14.6      382,766   15.4     457,507   21.7     673,742  38.8     652,065   37.8
Securities inventory        621,828   21.6      463,956   18.7     443,114   21.0     369,265  21.3     345,639   20.0
Client margin accounts      158,440    5.5      132,388    5.3     133,711    6.4     160,151   9.2     181,529   10.5
Other                       176,772    6.2      115,431    4.6     179,916    8.5     191,349  11.0     231,715   13.4
                         ----------  -----   ----------  -----  ----------  -----   --------- -----  ----------  -----
                          1,376,560   47.9    1,094,541   44.0   1,214,248   57.6   1,394,507  80.3   1,410,948   81.7
                         ----------  -----   ----------  -----  ----------  -----   --------- -----  ----------  -----
TOTAL REVENUES            4,004,717  139.3    3,363,731  135.4   3,165,895  150.1   2,978,505 171.5   2,925,809  169.4
INTEREST EXPENSE          1,130,712  (39.3)     879,242  (35.4)  1,056,124  (50.1)  1,242,151 (71.5)  1,198,640  (69.4)
                         ----------  -----   ----------  -----  ----------  -----   --------- -----  ----------  -----
NET REVENUES             $2,874,005  100.0   $2,484,489  100.0  $2,109,771  100.0  $1,736,354 100.0  $1,727,169  100.0
                         ==========  =====   ==========  =====  ==========  =====  ========== =====  ==========  =====

FIFTY-FOUR

FIVE YEAR FINANCIAL SUMMARY
(In thousands of dollars except share and per share amounts)

                                                       Years Ended December 31,
- ---------------------------------------------------------------------------------------------------------------------------
                                  1993                1992               1991                1990             1989
- ---------------------------------------------------------------------------------------------------------------------------
                            Amount         %   Amount         %    Amount         %   Amount          %  Amount           %
                            ----------------   ----------------    ----------------   -----------------  ------------------
NON-INTEREST EXPENSES
Compensation
   and benefits             $1,628,889   56.7  $1,432,930    57.7  $1,228,070   58.2  $1,032,475   59.5  $1,033,358    59.8
Office and equipment           211,880    7.4     192,948     7.8     187,985    8.9     185,309   10.7     176,305    10.2
Communications                 123,601    4.3     112,255     4.5     113,780    5.4     121,484    7.0     114,418     6.6
Business development            93,962    3.3      75,061     3.0      67,420    3.2      66,567    3.8      58,271     3.4
Professional services           66,825    2.2      59,820     2.4      52,479    2.5      62,784    3.6      66,568     3.8
Brokerage, clearing and
   exchange fees                79,752    2.8      75,689     3.1      63,219    3.0      63,316    3.6      52,869     3.1
Other expenses                 261,520    9.1     196,671     7.9     170,571    8.1     157,924    9.1     142,812     8.3
Restructuring and
   merchant banking
   reserves                        --     --          --      --           --    --      149,128    8.6          --     --
                            ----------   ----   ---------    ----   ---------   ----   ---------  -----  ----------    ----
TOTAL NON-INTEREST
   EXPENSES                  2,466,429   85.8   2,145,374    86.4   1,883,524   89.3   1,838,987  105.9   1,644,601    95.2
                            ----------   ----  ----------    ----  ----------   ----   ---------  -----  ----------    ----
INCOME (LOSS) BEFORE TAXES     407,576   14.2     339,115    13.6     226,247   10.7    (102,633)  (5.9)     82,568     4.8
Income taxes                   161,393    5.6     125,940     5.0      75,531    3.6     (45,282)  (2.6)     30,608     1.8
                            ----------   ----  ----------    ----  ----------    ---   ---------  -----  ----------    ----
NET INCOME (LOSS)           $  246,183    8.6  $  213,175     8.6  $  150,716    7.1   $ (57,351)  (3.3) $   51,960     3.0
                            ==========   ====  ==========    ====  ==========    ===   =========  =====  ==========    ====
EARNINGS (LOSS) PER
   COMMON SHARE: *
   Primary                       $3.11              $2.83               $2.10             $(1.44)             $0.47
   Fully diluted                 $2.95              $2.37               $1.67             $(1.44)             $0.47
                            ==========        ===========          ==========          =========         ==========
WEIGHTED AVERAGE
   COMMON SHARES: *
   Primary                  78,689,958         69,379,863          60,745,674         56,043,744         60,507,702
   Fully diluted            84,327,291         92,365,438          95,178,175         56,043,744         60,507,702
                            ==========        ===========          ==========         ==========         ==========
DIVIDENDS DECLARED
   PER SHARE:
   Common stock *               $  .38             $  .31              $  .24             $  .23             $  .23
   Preferred stock:
      7% Preferred Stock        $   --             $2.336              $3.115             $3.115             $3.115
      $1.375 Preferred
         Stock                  $1.241             $1.375              $1.375             $1.375             $1.375
      Participating
         Preferred Stock        $  .33             $ .053                  --                 --                 --
                            ==========        ===========          ==========         ==========         ==========

* Retroactively adjusted to reflect a three-for-two common stock split in the form of a 50% stock dividend effective March 10, 1994 to stockholders of record on February 17, 1994, in addition to the three-for-two common stock split in December 1991.

FIFTY-FIVE

COMMON STOCK AND QUARTERLY INFORMATION

Per share data for all periods presented have been retroactively adjusted to reflect a three-for-two common stock split in the form of a 50% stock dividend effective March 10, 1994 to stockholders of record on February 17, 1994.

COMMON STOCK DIVIDEND HISTORY
During 1993, Paine Webber Group Inc. continued its policy of paying quarterly common stock dividends. Dividends declared during the last twelve quarters follow:

                                                                  Calendar Quarter
- ------------------------------------------------------------------------------------------------
                                                  1st           2nd            3rd           4th
- ------------------------------------------------------------------------------------------------
1993                                           $ .08          $ .10          $ .10         $ .10
1992                                             .067           .08            .08           .08
1991                                             .058           .058           .058          .067

    On February 3, 1994, Paine Webber Group Inc. declared its 1994 first quarter dividend of $.12 per share, an increase of 20% over the fourth quarter of 1993. However, there is no assurance that dividends will continue to be paid in the future since they are dependent upon income, financial condition and other factors, including the restrictions described under "Stockholders' Equity" in the Notes to Consolidated Financial Statements.

MARKET FOR COMMON STOCK
The common stock of Paine Webber Group Inc. is listed on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange. The following table summarizes the high and low sales prices per share of the common stock as reported on the Composite Tape for the periods indicated:

- ------------------------------------------------------------------------------------------------
                                                                              High           Low
- ------------------------------------------------------------------------------------------------
CALENDAR 1993
   4th Quarter                                                             $ 23.09       $ 17.00
   3rd Quarter                                                               22.83         18.58
   2nd Quarter                                                               19.75         15.83
   1st Quarter                                                               18.17         14.08
                                                                           =======       =======
CALENDAR 1992
   4th Quarter                                                             $ 16.67       $ 10.50
   3rd Quarter                                                               15.42         11.33
   2nd Quarter                                                               15.83         11.67
   1st Quarter                                                               17.83         14.67
                                                                           =======       =======

    On February 11, 1994, the last reported sale price per share of common stock on the NYSE was $17.58. The approximate number of holders of record of Paine Webber Group Inc. common stock as of the close of business on February 17, 1994 was 6,325. Included as one holder of record is PaineWebber Incorporated which holds securities beneficially owned by approximately 4,612 clients.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(In thousands of dollars except per share amounts)

                                                                                    Earnings per
                                                           Income                   common share
                             Total             Net         before             Net  Primary/Fully
                          Revenues        Revenues          taxes          Income        diluted
- ------------------------------------------------------------------------------------------------
CALENDAR 1993
4th Quarter             $1,075,830        $754,037      $  94,791         $56,875      $ .74/.72
3rd Quarter              1,043,250         736,755         99,367          59,123        .75/.72
2nd Quarter                954,936         686,463         97,215          59,301        .74/.69
1st Quarter                930,701         696,750        116,203          70,884        .89/.84
                        ==========        ========      =========         =======      =========
CALENDAR 1992
4th Quarter             $  836,037        $607,870      $  66,809         $41,422      $ .52/.49
3rd Quarter                836,537         625,818         83,342          51,672        .71/.58
2nd Quarter                816,836         592,072         73,800          45,756        .62/.53
1st Quarter                874,321         658,729        115,164          74,325       1.02/.80
                        ==========        ========      =========         =======       ========

    The sum of the quarterly earnings per share amounts does not equal the annual amounts reported, as per share amounts are computed independently for each quarter and full year based on the respective weighted average common and common equivalent shares outstanding during each period.

FIFTY-SIX