Form 10-K405, Exhibit 13
PAINE WEBBER GROUP INC
filed 1995-03-30
CIK 75754

FINANCIAL HIGHLIGHTS


(In thousands of dollars                                                         Years Ended December 31,
 except per share amounts)                           1994(1)            1993             1992              1991            1990(2)
----------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Total revenues                                 $  3,964,077      $  4,004,717     $  3,363,731      $  3,165,895     $  2,978,505
Net revenues
 (including net interest)                      $  2,535,424      $  2,874,005     $  2,484,489      $  2,109,771     $  1,736,354
Income (loss) before taxes                     $     44,385      $    407,576     $    339,115      $    226,247     $   (102,633)
Net income (loss)                              $     31,631      $    246,183     $    213,175      $    150,716     $    (57,351)
                                               ----------------------------------------------------------------------------------

PER COMMON SHARE(3)
   Primary earnings (loss)                     $       0.41      $       3.11     $       2.83      $       2.10     $      (1.44)
   Fully diluted earnings (loss)               $       0.41      $       2.95     $       2.37      $       1.67     $      (1.44)
   Dividends declared                          $       0.48      $       0.38     $       0.31      $       0.24     $       0.23
   Book value                                  $      15.96      $      16.29     $      14.24      $      12.23     $      10.03
                                               ----------------------------------------------------------------------------------

FINANCIAL CONDITION
Total assets                                   $ 35,856,125      $ 37,026,909     $ 26,508,982      $ 22,621,763     $ 18,150,539
Long-term borrowings and
   Redeemable Preferred Stock                  $  2,501,384      $  1,936,082     $  1,150,553      $    815,728     $    656,993
Stockholders' equity                           $  1,630,499      $  1,195,047     $  1,080,667      $  1,050,478     $    895,916
Total capitalization                           $  4,131,883      $  3,131,129     $  2,231,220      $  1,866,206     $  1,552,909
                                               ----------------------------------------------------------------------------------



(1) The 1994 results include after-tax costs of $36 million ($50 million before income taxes) and $34 million ($57 million before income taxes) related to the Kidder, Peabody Group Inc. acquisition and a non-recurring mutual fund charge, respectively.

(2) The 1990 results reflect an after-tax charge of $95 million ($149 million before income taxes) for restructuring and merchant banking reserves.

(3) All per share data have been restated to reflect three-for-two common stock splits in March 1994 and December 1991.

                                                           FINANCIAL PERFORMANCE

                                                                    Contents
                                           -------------------------------------
                                                     Management's Discussion
                                                                and Analysis  30

                                           Consolidated Financial Statements  40

                                                       Notes to Consolidated
                                                        Financial Statements  45

                                              Report of Independent Auditors  61

                                                 Five Year Financial Summary  62

                                                            Common Stock and
                                                       Quarterly Information  64

MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

BUSINESS DESCRIPTION

Paine Webber Group Inc. ("PWG") is a holding company which, together with its operating subsidiaries (collectively, the "Company"), forms one of the largest full-service securities and commodities firms in the industry. Founded in 1879, the Company employs approximately 16,600 people in 338 offices worldwide including the effect of the recent acquisition of certain net assets and specific businesses of Kidder, Peabody Group Inc., which was consummated in a series of transactions in late 1994 and early 1995.

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

     The Company is comprised of interrelated business groups, including the Private Client Group, International, Institutional Fixed Income Sales and Trading, Institutional Equity Sales and Trading, Municipal Securities Group, Investment Banking, Asset Management, Real Estate, Research and Transaction Services, which utilize common operational and administrative personnel and facilities.

     The Private Client Group consists primarily of a domestic branch office system and consumer product groups through which PWI and certain other subsidiaries provide clients with financial services and products, including the purchase and sale of securities, option contracts, commodity and financial futures contracts, direct investments, selected insurance products, fixed income instruments and mutual funds. The Company may act as principal or agent in providing these services. Fees charged vary according to the size and complexity of a transaction, and the activity level of a client's account.

     Through the International, Fixed Income and Equity groups, the Company places securities for, and executes trades on behalf of, institutional clients both domestically and internationally. In addition, the Company takes positions in both listed and unlisted equity and fixed income securities to facilitate client transactions or for the Company's own account.

     The Municipal Securities Group originates, underwrites, sells and trades taxable and tax-exempt issues for municipal and public agency clients.

     Through the Investment Banking group, the Company provides financial advice to, and raises capital for, a broad range of domestic and international corporate clients. Investment Banking manages and underwrites public and private offerings, participates as an underwriter in syndicates of public offerings managed by others, and provides advice in connection with mergers and acquisitions, lease financings and debt restructurings.

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

     The Real Estate group provides a full range of capital market services to real estate clients, including underwriting of debt and equity securities, principal lending activity, debt restructuring, property sales and bulk sales services, and a broad range of other advisory services.

PaineWebber Annual Report 1994

--------------------------------------------------------------------------------

     The Research group provides investment advice to institutional and individual investors, and other business areas of the Company on 890 companies in 62 industry sectors.

     The Transaction Services group includes correspondent services, prime brokerage and securities lending businesses, and specialist trading. Through Correspondent Services Corporation (csc), the Company provides execution and clearing services to broker-dealers in the U.S. and overseas. The Company also acts as a specialist responsible for executing transactions and maintaining an orderly market in certain securities.

     The Company's business is one of the nation's most highly regulated industries. Violations of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines, and the suspension or expulsion of a firm, its officers or employees. The Company's business is regulated by various agencies, including the Securities and Exchange Commission ("SEC"), the New York Stock Exchange ("NYSE"), the Commodity Futures Trading Commission ("CFTC") and the National Association of Securities Dealers.

     The Company's principal business activities are, by their nature, affected by many factors, including general economic and financial conditions, the level and volatility of interest rates, currency and security valuations, competitive conditions, counterparty risk, transactional volume and market liquidity. As a result, revenues and profitability are subject to fluctuations reflecting the impact of these factors.

--------------------------------------------------------------------------------

GENERAL BUSINESS ENVIRONMENT

The general business environment was significantly less favorable in 1994 than in 1993. During 1993, short-term interest rates remained at historically low levels, and bond and equity markets were strong. However, to curb anticipated inflationary pressures, the Federal Reserve tightened monetary policy on six separate occasions during 1994 by increasing either the federal funds rate and/or the discount rate it charges member firms on their borrowings, thereby causing other short-term interest rates to rise significantly. Bond prices declined substantially during 1994, and the fixed income markets were far more volatile than in 1993. As a result, underwriting activity declined considerably in 1994, with corporate debt and equity underwriting volume down 26% and mortgage-backed securities underwriting volume down 63%. In addition, fixed income trading volumes generally trended down during 1994.

     Rising interest rates also had a negative influence on the equity markets, both domestic and foreign, with stock price trends generally less positive in 1994 than in 1993. However, most equity markets were stronger than the fixed income markets as equities benefited from the rapid growth of corporate profits in 1994. Although trading volume was about 10% higher in 1994 than in 1993 on both the NYSE and the NASDAQ, equity underwriting activity declined sharply.

--------------------------------------------------------------------------------

THE KIDDER, PEABODY ACQUISITION

As of October 17, 1994, the Company entered into an agreement, as thereafter supplemented, with General Electric Company ("GE") and Kidder, Peabody Group Inc. ("Kidder"), whereby the Company agreed to purchase certain assets and liabilities (the "net assets"), and specific businesses of Kidder, in a series of transactions in December 1994 and early 1995. The assets

Management's Discussion and Analysis

--------------------------------------------------------------------------------

acquired, liabilities assumed and consideration given are summarized below:

                                                                  (in thousands)
--------------------------------------------------------------------------------
NET ASSETS ACQUIRED:
   Assets acquired                                                   $2,379,808
   Liabilities assumed                                                 (513,667)
                                                                     ----------
      Net assets acquired                                             1,866,141
                                                                     ----------

CONSIDERATION:
   Cash                                                               1,352,672
   Redeemable Preferred Stock                                           185,000
   Convertible Preferred Stock                                          100,000
   Common stock                                                         318,469
                                                                     ----------
      Total                                                           1,956,141
                                                                     ----------
   Excess of purchase price over fair value of net assets acquired   $   90,000
                                                                     ==========




     The consideration given in exchange for the net assets acquired included cash and the issuance of the Company's common and preferred stock. The cash proceeds were obtained from various funding sources. On December 16, 1994, the Company issued 21.5 million shares of common stock valued at $318.5 million, 2.5 million shares of 20 year 9% Cumulative Redeemable Preferred Stock, Series C ("Redeemable Preferred Stock") with a stated value and liquidation preference of $100.00 per share and a fair value of $185.0 million at the date of issuance, and 1.0 million shares of 20 year 6% Cumulative Convertible Redeemable Preferred Stock, Series A ("Convertible Preferred Stock") with a fair value of $100.0 million. As a result of this transaction, GE owns approximately 25% of the common stock of the Company on a fully diluted basis and is restricted from increasing its ownership of the Company pursuant to a stockholders agreement among the Company, GE and Kidder.

     The acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired resulted in the Company recording approximately $90 million in goodwill, which is included in "Other assets" in the Consolidated Statement of Financial Condition. The goodwill is being amortized over 35 years on a straight-line basis. Evaluation of the net assets is continuing and allocation of the purchase price may be adjusted. The consolidated financial statements of the Company include the results of operations of the Kidder businesses acquired prior to December 31, 1994 from the dates of acquisition. As a result of the acquisition, the Company recorded after-tax costs of approximately $36 million in the fourth quarter of 1994 relating primarily to the elimination of duplicate facilities, severance and other personnel-related costs.

     As a result of the Kidder acquisition, the number of total employees has increased by approximately 2,400, including over 1,000 investment executives. The number of domestic retail offices has increased by 47 and offices and business groups have been expanded in London, Geneva, Zurich, Hong Kong and Singapore. Assets under control have increased approximately 28% to $183.0 billion, while recurring fees are also expected to increase significantly.

PaineWebber Annual Report 1994

--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

1994 COMPARED WITH 1993

Net income for the year ended December 31, 1994, before giving effect to the costs related to the Kidder acquisition and a second quarter non-recurring charge related to the PaineWebber Short-Term U.S. Government Income Fund ("the Fund"), was $101.5 million, or $1.30 per primary share ($1.27 per fully diluted share), compared to $246.2 million, or $3.11 per primary share ($2.95 per fully diluted share), earned during 1993. Net earnings, including the acquisition costs and the charge related to the Fund, were $31.6 million, or $0.41 per primary and fully diluted share. During 1994, total revenues of $4.0 billion were relatively unchanged from 1993, as decreases resulting from lower mutual fund sales and lower activity from retail and institutional clients were offset by higher interest income. Revenues, net of interest expense, decreased 12% to $2.5 billion.

     The results for the year ended December 31, 1994 were reduced by after-tax costs in the fourth quarter of approximately $36 million ($50 million pre-tax) associated with the Kidder acquisition. These costs related to closing duplicate facilities, severance and other personnel-related costs are included in "Other expenses" in the Consolidated Statement of Income.

     In addition, results for the year ended December 31, 1994 were reduced by a non-recurring after-tax charge in the second quarter of approximately $34 million ($57 million pre-tax) relating to the reimbursement to certain shareholders of the Fund, a mutual fund managed by the Company's investment subsidiary, MHAM, for losses and other expenses attributable to mortgage-derivative securities owned by the Fund. The Fund's performance was adversely affected by the rapid and substantial decline in the mortgage-backed securities market which was triggered by rising interest rates. Beyond these unusual market conditions, however, the Company determined that certain Non-Planned Amortization Class ("non-PAC") interest only and principal only ("I/O and P/O") securities held by the Fund had shown an unacceptable level of volatility and reduced liquidity. In view of the Fund's stated investment objectives, the Company decided to reimburse certain then current and former Fund shareholders for the decline in the net asset value attributable to these securities. In addition, the Company purchased all the Fund's remaining I/O and P/O securities, as well as two structured floating rate securities from the Fund, for an aggregate price of approximately $235 million in order to permit the Fund to maintain an appropriate mix of investments based on its investment objectives and reduced size.

     During 1994, commission revenues decreased 3% to $970.3 million as a result of lower mutual fund sales and a lower volume of activity among retail clients offset by higher activity among our institutional equity clients. Commissions from listed securities decreased $20.7 million, or 4%, commissions from over-the-counter securities decreased $6.2 million, or 8%, and mutual fund commissions decreased $5.4 million, or 3%. In addition, 1993 revenues included $18.0 million of commissions from the institutional commodities business. The Company exited this business during 1993. These decreases were partially offset by a $26.0 million increase in insurance commissions due to a higher level of annuity sales and expansion of the insurance business during 1994.

     Principal transactions revenues decreased by $260.0 million, or 33%, primarily due to reduced liquidity in the mortgage business and lower trading volumes in the fixed income markets. These declines were partially offset by improved results in U.S. government and agency obligations, and corporate equity securities.

     Investment banking revenues declined 31% during 1994 to $284.5 million. This decrease is attributable to the lower volume of corporate equity and debt issues underwritten and a lower dollar volume of lead-managed municipal issues. These declines were partially offset by higher merger and acquisition and increased private placement fees.

     Asset management fees increased 9% to $356.4 million primarily due to a 28% increase in the average level of assets in managed or wrap

Management's Discussion and Analysis

--------------------------------------------------------------------------------

fee accounts and trust accounts. The increase also reflects higher advisory fees earned on money market accounts and closed-end mutual funds. The average assets under management in money market, institutional and long-term mutual funds were approximately $37 billion during 1994 and $38 billion during 1993.

     Net interest increased $20.1 million, or 8%, as a result of higher margin lending to clients at improved spreads and expansion of the stock loan business partially offset by decreased interest income on lower fixed income inventory levels.

     Other income rose $25.6 million, or 23%, primarily due to higher transaction and account fees, increased proxy business and an increased number of Individual Retirement Accounts ("IRAs") and Resource Management Accounts ("RMAs"). During 1994, the number of IRA and RMA accounts increased approximately 8% and 6%, respectively, from December 31, 1993.

     Compensation and benefit expenses decreased $82.4 million, or 5%, primarily due to lower performance-based incentive compensation and lower revenue driven compensation paid to retail and institutional investment executives. These decreases were partially offset by salary increases, higher costs associated with employee benefit plan enhancements, a change in pension plan assumptions and severance costs. Compensation and benefits as a percentage of net revenues were 61.0% during 1994 and 56.7% during 1993.

     All other operating expenses increased $107.0 million, or 13% over 1993, primarily due to costs related to the Kidder acquisition and charges related to the Fund. The increase also reflects higher consulting fees and increased costs related to technology initiatives.

1993 COMPARED WITH 1992

Net income for the year ended December 31, 1993, was $246.2 million, a 15% increase over the $213.2 million earned during the year ended December 31, 1992. Total revenues of $4.0 billion rose 19% from those reported in 1992, while revenues, net of interest expense, rose $389.5 million to $2.9 billion. Net earnings per common share were $3.11 primary ($2.95 fully diluted) compared with earnings per common share of $2.83 primary ($2.37 fully diluted) in 1992. This increase was attributable to improved performance by all major business groups, continued growth in recurring fees and client-centered revenues, and favorable debt and equity market conditions. Fully diluted earnings per common share were also favorably impacted by changes in the Company's capital structure.

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

PaineWebber Annual Report 1994

--------------------------------------------------------------------------------

     Net interest increased $30.5 million, or 14%, due to increased margin lending to clients, a reflection of favorable equity market conditions and higher fixed income inventory levels.

     Other income rose $37.1 million, or 49%, primarily due to increased dividend income on higher equity inventory. Also reflected in other income is an increase in revenues from RMAs as the number of accounts grew by 17% to 271,000.

     Compensation and benefit expenses rose $196.0 million, or 14%, during 1993 primarily due to higher revenue driven compensation paid to retail and institutional investment executives, as well as increased incentive compensation associated with improved firmwide performance. The increase also reflects salary increases related to strategic hiring and normal increases. Compensation and benefits as a percentage of net revenues decreased to 56.7% during 1993 as compared to 57.7% during 1992.

     All other operating expenses increased $125.1 million, or 18%, over 1992. This increase reflects the costs of technology initiatives, including the rollout of new broker workstations to the retail branches, higher business development and litigation-related expenses, and general increases related to retail branch expansion.

INCOME TAXES

The effective tax rate for the year ended December 31, 1994 was 28.7% as compared to 39.6% for 1993. The decline in the effective rate is primarily due to higher nontaxable dividends and interest, and foreign tax credits for the year. The effective tax rate for the year ended December 31, 1993 was higher compared to the 1992 rate of 37.1% due in part to a change in the statutory federal rate from 34% to 35%, effective January 1, 1993.

--------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES

The primary objectives of the Company's funding policies are to insure ample liquidity at all times and a strong capital base. These objectives are met by maximization of self-funded assets, diversification of funding sources, maintenance of prudent liquidity and capital ratios, and contingency planning.

LIQUIDITY

The Company maintains a liquid balance sheet with the majority of the assets consisting of inventories, securities borrowed or purchased under agreements to resell, and receivables from clients, brokers and dealers, which are readily converted into cash. The nature of the Company's business as a securities dealer results in carrying significant levels of trading inventories in order to meet its client and proprietary trading needs. The Company's total assets may fluctuate from period to period as the result of changes in the level of trading positions held to facilitate client transactions, the volume of resale and repurchase transactions, and proprietary trading strategies. These fluctuations depend significantly upon economic and market conditions, and transactional volume.

     The Company's total assets at December 31, 1994 were $35.9 billion compared to $37.0 billion at December 31, 1993. The majority of the Company's assets are financed by daily operations such as securities sold under agreements to repurchase, free credit balances in client accounts and securities lending activity. Additional financing sources are available through bank loans and commercial paper, committed and uncommitted lines of credit, and the issuance of long-term senior and subordinated debt.

     The Company maintains committed and uncommitted credit facilities from a diverse group of banks. In December 1994, the Company entered into two new unsecured senior revolving credit agreements to provide up to $2.0 billion, including $1.2 billion, which expires in December 1995 with provisions for renewal through December 1997 and $800.0 million, which expires in December 1997. The facilities are available for general corporate purposes and to finance asset purchases. The new revolving credit agreements replaced the Company's previous $500.0 million facilities which would have expired in March 1995. At December 31, 1994, there was $500.0 million outstanding under these credit

Management's Discussion and Analysis

--------------------------------------------------------------------------------

facilities, a portion of which was used to finance assets acquired from Kidder. Additionally, the Company had more than $5.0 billion in uncommitted lines of credit at December 31, 1994.

     The Company maintains public shelf registration statements for the issuance of the debt securities with the SEC. During 1994, the Company issued $200.0 million of 7-5/8% Senior Notes and $435.0 million of Medium-Term Senior and Subordinated Notes under these registration statements. At December 31, 1994, the Company had $857.6 million in debt securities available for issuance.

CAPITAL RESOURCES AND CAPITAL ADEQUACY

The Company's businesses are capital intensive. In addition to a funding policy which provides for diversification of funding sources and maximization of liquidity, the Company maintains a strong capital base. At December 31, 1994, the Company's total capital base, which includes long-term borrowings, redeemable preferred stock and stockholders' equity, was $4.1 billion, an increase of $1.0 billion from the prior year. Total capital increased largely in connection with the Kidder acquisition, in which the Company issued $603.5 million of additional capital in December 1994. In addition, long-term borrowings increased $379.3 million from the prior year.

     On December 16, 1994, the Company issued to Kidder 21.5 million shares of common stock valued at $318.5 million. The Company also issued to Kidder 2.5 million shares of 20 year 9% Cumulative Redeemable Preferred Stock, Series C ("Redeemable Preferred Stock"), with a stated value and liquidation preference of $100.00 per share and a fair value at the date of issuance of $185.0 million, and 1.0 million shares of 20 year 6% Cumulative Convertible Redeemable Preferred Stock, Series A ("Convertible Preferred Stock"), with a stated value and liquidation preference of $100.00 per share and a fair value of $100.0 million.

     The increase in long-term borrowings from December 31, 1993 primarily reflects the issuance of $200.0 million of 7-5/8% Senior Notes in the first quarter of 1994 and the net issuance of $295.6 million of Medium-Term Senior and Subordinated Notes during the year. Offsetting these increases were the maturities of three bank term loans, totaling $70.0 million. The Company has entered into interest rate swap agreements which convert substantially all its fixed rate notes and various medium-term senior and subordinated notes into floating rate obligations.

     During 1994, the Company issued 3.4 million shares of common stock related to employee compensation programs, increasing equity capital by over $55 million, including $44.1 million of restricted stock amortization. In accordance with the Company's repurchase program, 2.6 million shares of common stock were repurchased during the year for $43.1 million. At December 31, 1994, the remaining number of shares of common stock authorized to be repurchased by the Company's Board of Directors was 8.9 million.

     The Board of Directors declared quarterly cash dividends on the Company's common stock during 1994. Dividends were also accrued on the Redeemable Preferred Stock and the Convertible Preferred Stock for the period these securities were outstanding. On February 3, 1994, the Board of Directors of the Company declared a three-for-two common stock split in the form of a 50% stock dividend, effective on March 10, 1994. Also, the stockholders of the Company approved an increase in the number of common shares authorized for issuance from
100.0 million shares to 200.0 million shares in the second quarter of 1994.

     PWI is subject to the net capital requirements of the SEC, the NYSE and the CFTC which are designed to measure the financial soundness and liquidity of broker-dealers. PWI has consistently maintained net capital in excess of the minimum requirements imposed by these agencies. In addition, the Company has other banking and securities subsidiaries, both domestic and foreign, which have also consistently maintained net regulatory capital in excess of requirements.

MERCHANT BANKING, HIGHLY LEVERAGED AND STRUCTURED SECURITIES TRANSACTIONS

In connection with its merchant banking activities, the Company has provided financing and made investments in companies, some of which

PaineWebber Annual Report 1994

--------------------------------------------------------------------------------

are involved in highly leveraged transactions. Positions taken or commitments made by the Company may involve credit or market risk from any one issuer or industry.

     At December 31, 1994, the Company had investments in merchant banking transactions which were affected by liquidity, reorganization or restructuring issues amounting to $56.9 million, net of reserves, compared to $52.1 million, net of reserves, at December 31, 1993. These investments have not had a material effect on the Company's results of operations. Included in the portfolio at December 31, 1994 was an investment of $52.3 million in a limited partnership which specializes in investments in corporate restructurings and special situations. The Company did not enter into any significant merchant banking transactions during 1994.

     The Company's trading activities include market-making transactions in high-yield debt securities. These securities generally involve greater risks than investment-grade corporate debt securities because these issuers usually have high levels of indebtedness and lower credit ratings and are, therefore, more vulnerable to general economic conditions. At December 31, 1994, the Company held in long and short inventory $79.3 million and $32.9 million, respectively, of high-yield debt securities, which accounted for less than 1% of gross inventory positions. No one issuer accounted for more than 12% of the total amount. The Company continually monitors its risk positions associated with high-yield debt securities and establishes limits with respect to overall market exposure, industry group and individual issuer. The Company accounts for these positions at fair value, with unrealized gains and losses reflected in revenues. For the year ended December 31, 1994, the Company recorded pre-tax trading losses of $16.3 million on transactions in high-yield debt securities primarily related to two retailers. For the years ended December 31, 1993 and 1992, the Company recorded pre-tax trading revenues on transactions in high-yield debt securities of $24.4 million and $10.0 million, respectively.

     During 1994, the Company purchased certain I/O and P/O securities and two structured floating rate securities from a mutual fund managed by the Company's investment subsidiary, as previously discussed in the Results of Operations section. These securities are classified as "available-for-sale" in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 and are included in "Other assets" at their fair value in the Consolidated Statement of Financial Condition.

--------------------------------------------------------------------------------

DERIVATIVE FINANCIAL INSTRUMENTS

A derivative financial instrument represents a contractual agreement between counterparties whose value is derived from changes in the value of some other underlying asset such as the price of another security, interest rates, currency exchange rates, specified rates (e.g. LIBOR) or indices (e.g. S&P 500), or the value referenced in the contract. Derivatives may be traded on exchanges such as futures, certain options contracts and structured products (e.g. indexed warrants) or negotiated in over-the-counter markets such as forward contracts, interest rate swaps, caps and floors, and other structured products.

     In the normal course of business, the Company engages in a variety of derivative transactions in connection with its proprietary trading activities and asset and liability management, as well as on behalf of its clients. As a dealer, the Company regularly makes a market in and trades a variety of securities. The Company is also engaged in creating structured products which are sold to clients. In connection with these activities, the Company attempts to reduce its exposure to market risk by entering into offsetting hedging transactions which may include derivative financial instruments. The Company also enters into interest rate swap contracts to hedge its fixed rate borrowings and reduce overall borrowing costs.

     The notional amount of a derivative contract is used to measure the volume of activity and is not reflected on the statement of financial condition. The Company had off-balance-sheet derivative contracts outstanding with gross notional amounts of $39.4 billion and $76.1 billion at December 31, 1994 and 1993, respectively,

Management's Discussion and Analysis

--------------------------------------------------------------------------------

which included $16.3 billion and $47.5 billion related to "to be announced" mortgage securities requiring forward settlement. Also included in these amounts were $1.8 billion and $1.4 billion of interest rate swap agreements used to hedge the Company's long-term borrowings at December 31, 1994 and 1993, respectively. (For further discussion on the Company's derivative financial instruments, see Note 10 in the Company's Notes to Consolidated Financial Statements.)

     The Company records any unrealized gains and losses on its derivative contracts used in a trading capacity by marking-to-market the contracts on a daily basis. The unrealized gain or loss is recorded on the statement of financial condition with the related profit or loss reflected in principal transactions or net interest, depending upon the type of contract. The Company accrues interest income and expense on interest rate swap agreements used to hedge its fixed rate long-term borrowings. The interest rate swap agreements had the effect of reducing net interest expense on the Company's long-term borrowings by $29.6 million, $28.1 million and $10.1 million for the years ended December 31, 1994, 1993 and 1992, respectively. The Company had no deferred gains or losses recorded at December 31, 1994 and 1993 related to terminated swap agreements.

     The fair value of an exchange traded derivative financial instrument is determined by quoted market prices, while over-the-counter derivatives are valued based upon pricing models which consider time value and volatility, as well as other economic factors. The fair values of the Company's derivative financial instruments held for trading purposes at December 31, 1994 were $302.4 million and $195.5 million for assets and liabilities, respectively, and are reflected on the Consolidated Statement of Financial Condition.

     All financial instruments involve market risk. Market risk is the potential change in value of the financial instrument caused by unfavorable changes in interest rates, foreign currency exchange rates or the market values of the assets underlying the instruments. The Company actively monitors its market risk profile through a variety of control procedures including market risk modeling, review of trading positions and hedging strategies, and monitoring adherence to established limits by an independent risk management group.

     Credit risk represents the amount of accounting loss the Company would incur should counterparties to its proprietary transactions fail to perform and the value of any collateral proves inadequate. The Company manages credit risk by monitoring net exposure to individual counterparties, monitoring credit limits and requiring additional collateral where appropriate. The current credit exposure represents the fair value or replacement cost on contracts in which the Company has recorded an unrealized gain. At December 31, 1994, the fair value amounted to $302.4 million.

--------------------------------------------------------------------------------

RISK MANAGEMENT

The Company monitors its exposure to market and counterparty risk on a daily basis through a variety of financial, security position, and credit exposure reporting and control procedures.

     Each department's trading positions, exposures, profits and losses, and trading strategies are reviewed by the senior management of each business group on a daily basis. The Company also has an independent risk management group that meets daily to review the Company's risk profile and adherence to established trading limits, and aids in the development of risk management policies. Trading position and exposure limits, as well as credit policy, are established by the Asset/Liability Management Committee which generally meets between two and four times a month and is comprised of senior corporate and business unit managers.

     Credit risk is substantially reduced by the industry practice of obtaining and maintaining adequate collateral until the commitments are settled. In addition, the Company monitors its exposure to counterparty risk on a daily basis through the use of credit exposure information and monitoring of collateral values. The credit department establishes and reviews credit limits

PaineWebber Annual Report 1994

--------------------------------------------------------------------------------

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

     In addition to the above procedures, the Company has in place committees and management controls to review inventory positions, other asset accounts and asset agings on a regular basis.

--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

SEGMENT INFORMATION

The Company's business activities encompass several classes of highly integrated services, primarily those of a full-line securities broker-dealer, and are considered a single business segment for purposes of SFAS No. 14.

--------------------------------------------------------------------------------

NEW ACCOUNTING DEVELOPMENTS

On January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The adoption of SFAS No. 112 did not have a material effect on the Company's financial condition or results of operations.

     On January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The investments are to be classified into categories: trading, held-to-maturity or available-for-sale. Those investments that are classified as trading and available-for-sale are recorded at fair value, while investments classified as held-to-maturity are reported at amortized cost. Unrealized gains or losses on trading investments are included in earnings and unrealized gains or losses on available-for-sale investments are excluded from earnings and reported as a separate component of stockholders' equity. The adoption of SFAS No. 115 has not had a material effect on the Company's financial condition or results of operations.

     Effective January 1, 1994, Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," permits companies to offset on the balance sheet, certain assets and liabilities when specific conditions are met. Netting is permitted only when a legal right of offset exists with the same counterparty under a master netting agreement. In December 1994, FASB Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements," was issued, effective beginning December 15, 1994. Interpretation No. 41 modifies Interpretation No. 39 to permit offsetting on the balance sheet of repurchase and reverse repurchase agreements that meet the requirements of Interpretation No. 39, settle on the same date and on certain securities transfer systems. The effect of compliance with Interpretations No. 39 and No. 41 in 1994 was not material to the Company's Consolidated Statement of Financial Condition.

CONSOLIDATED STATEMENTS OF INCOME


                                                                    Years Ended December 31,
(In thousands of dollars except per share amounts)              1994          1993          1992
---------------------------------------------------------------------------------------------------
REVENUES
   Commissions                                               $  970,294    $  996,127    $  821,878
   Principal transactions                                       519,438       779,444       719,789
   Investment banking                                           284,503       413,643       384,321
   Asset management                                             356,368       325,690       267,088
   Other                                                        138,902       113,253        76,114
   Interest                                                   1,694,572     1,376,560     1,094,541
                                                             --------------------------------------
      Total revenues                                          3,964,077     4,004,717     3,363,731
INTEREST EXPENSE                                              1,428,653     1,130,712       879,242
                                                             --------------------------------------
      Net revenues                                            2,535,424     2,874,005     2,484,489
                                                             --------------------------------------
NON-INTEREST EXPENSES
   Compensation and benefits                                  1,546,467     1,628,889     1,432,930
   Office and equipment                                         225,375       211,880       192,948
   Communications                                               130,095       123,601       112,255
   Business development                                          85,430        93,962        75,061
   Brokerage, clearing and exchange fees                         82,577        79,752        75,689
   Professional services                                         78,856        66,825        59,820
   Other                                                        342,239       261,520       196,671
                                                             --------------------------------------
      Total non-interest expenses                             2,491,039     2,466,429     2,145,374
                                                             --------------------------------------
INCOME BEFORE TAXES                                              44,385       407,576       339,115
Income taxes                                                     12,754       161,393       125,940
                                                             --------------------------------------
NET INCOME                                                   $   31,631    $  246,183    $  213,175
                                                             ======================================
NET INCOME APPLICABLE TO COMMON SHARES                       $   31,742    $  244,349    $  196,110
                                                             ======================================
EARNINGS PER COMMON SHARE:
   Primary                                                   $     0.41    $     3.11    $     2.83
   Fully diluted                                             $     0.41    $     2.95    $     2.37
                                                             --------------------------------------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                            December 31,
(In thousands of dollars except share and per share amounts)                            1994           1993
---------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                           $   259,238     $   241,038
Cash and securities segregated and on deposit for
   federal and other regulations                                                        369,585         327,172
Trading inventories, at fair value                                                   10,784,117      14,847,229
Securities borrowed or purchased under agreements to resell                          18,630,656      16,190,818
Receivables:
   Clients                                                                            3,495,670       3,417,093
   Brokers and dealers                                                                  432,565         908,468
   Dividends and interest                                                               229,462         205,296
   Fees and other                                                                       233,027         119,960
Office equipment and leasehold improvements, net of
   accumulated depreciation and amortization of $245,225
   and $209,738 in 1994 and 1993, respectively                                          272,365         228,441
Other assets                                                                          1,149,440         541,394
                                                                                    ---------------------------
                                                                                    $35,856,125     $37,026,909
                                                                                    ===========================
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                                                               $ 1,889,609     $ 2,779,213
Commitments for securities sold but not yet purchased, at fair value                  6,034,706       7,365,877
Securities loaned or sold under agreements to repurchase                             19,099,766      19,029,553
Payables:
   Clients                                                                            2,899,240       2,745,209
   Brokers and dealers                                                                  303,244         664,260
   Dividends and interest                                                               218,719         265,975
   Other liabilities and accrued expenses                                               933,977         693,947
Income taxes                                                                                  -          62,174
Accrued compensation and benefits                                                       344,981         289,572
                                                                                    ---------------------------
                                                                                     31,724,242      33,895,780
Long-term borrowings                                                                  2,315,415       1,936,082
                                                                                    ---------------------------
                                                                                     34,039,657      35,831,862
                                                                                    ---------------------------
Commitments and contingencies

Redeemable Preferred Stock                                                              185,969               -

Stockholders' Equity:
   Convertible Preferred Stock                                                          100,000               -
   Common stock, $1 par value, 200,000,000 shares authorized; issued
      100,613,737 shares and 83,603,262 shares in 1994 and 1993, respectively           100,614          83,603
   Additional paid-in capital                                                           784,974         568,487
   Retained earnings                                                                    715,052         721,115
                                                                                    ---------------------------
                                                                                      1,700,640       1,373,205
   Treasury stock, at cost; 1,297,081 shares and 6,568,433 shares
      in 1994 and 1993, respectively                                                    (21,981)       (112,390)
   Unamortized cost of restricted stock                                                 (51,803)        (60,980)
   Foreign currency translation adjustment                                                3,643          (4,788)
                                                                                    ---------------------------
                                                                                      1,630,499       1,195,047
                                                                                    ---------------------------
                                                                                    $35,856,125     $37,026,909
                                                                                    ===========================


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                7% Cumulative       Cumulative
                                                                  Convertible    Participating           $1.375    6% Cumulative
                                                                 Exchangeable      Convertible      Convertible      Convertible
                                                                       Voting           Voting     Exchangeable       Redeemable
(In thousands of dollars except share and per share amounts)  Preferred Stock  Preferred Stock  Preferred Stock  Preferred Stock
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                                       $ 300,000        $       0         $ 38,760         $      0
---------------------------------------------------------------------------------------------------------------------------------
Net income
Dividends declared:
   Common stock, $.31 per share
   7% Preferred Stock, $2.336 per share
   $1.375 Preferred Stock, $1.375 per share
   Participating Preferred Stock, $.053 per share
Redemption, conversion and repurchase of
   7% Preferred Stock                                               (150,000)
Replacement of 7% Preferred Stock
   with Participating Preferred Stock                               (150,000)         150,000
Exercises of stock options
Restricted stock awards
Restricted stock amortization
Conversion of debentures
Tax benefit relating to employee compensation programs
Minimum pension liability
Other
Repurchases of common stock
Foreign currency translation
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                               0          150,000           38,760                0
---------------------------------------------------------------------------------------------------------------------------------
Net income
Dividends declared:
   Common stock, $.38 per share
   $1.375 Preferred Stock, $1.241 per share
   Participating Preferred Stock, $.33 per share
Redemption and conversion of Participating Preferred Stock                           (150,000)
Redemption or conversion of $1.375 Preferred Stock                                                     (38,760)
Exercises of stock options
Restricted stock awards
Restricted stock amortization
Conversion of debentures
Tax benefit relating to employee compensation programs
Minimum pension liability
Other
Repurchases of common stock
Foreign currency translation
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                               0                0                0                0
---------------------------------------------------------------------------------------------------------------------------------
Net income
Dividends declared: Common stock, $.48 per share
Dividends accrued:
   Redeemable Preferred Stock
   Convertible Preferred Stock
Issuance of Convertible Preferred Stock                                                                                 100,000
Issuance of common stock relating to business acquisition
Exercises of stock options
Restricted stock awards
Restricted stock amortization
Conversion of debentures
Tax benefit relating to employee compensation programs
Other
Repurchases of common stock
Foreign currency translation
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                       $       0        $       0         $      0         $100,000
---------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                                                                                                                   Unamortized
                                                                            Additional                                 Cost of
                                                                   Common      Paid-in     Retained     Treasury    Restricted
(In thousands of dollars except share and per share amounts)        Stock      Capital     Earnings        Stock         Stock
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                                     $ 74,955    $ 400,457     $352,750    $ (94,849)   $  (22,223)
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                  213,175
Dividends declared:
   Common stock, $.31 per share                                                             (19,397)
   7% Preferred Stock, $2.336 per share                                                     (14,933)
   $1.375 Preferred Stock, $1.375 per share                                                  (2,132)
   Participating Preferred Stock, $.053 per share                                              (414)
Redemption, conversion and repurchase of
   7% Preferred Stock                                                           20,402                   (37,622)
Replacement of 7% Preferred Stock
   with Participating Preferred Stock
Exercises of stock options                                          1,638        8,848                     6,070
Restricted stock awards                                             1,926       30,781                                 (32,707)
Restricted stock amortization                                                                                           24,221
Conversion of debentures                                                        (1,055)                    8,955
Tax benefit relating to employee compensation programs                          17,996
Minimum pension liability                                                       (4,635)
Other                                                                           (2,479)
Repurchases of common stock                                                                              (32,016)
Foreign currency translation
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                       78,519      470,315      529,049     (149,462)      (30,709)
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                  246,183
Dividends declared:
   Common stock, $.38 per share                                                             (27,454)
   $1.375 Preferred Stock, $1.241 per share                                                  (1,833)
   Participating Preferred Stock, $.33 per share                                             (1,686)
Redemption and conversion of Participating Preferred Stock                       3,247      (22,529)      93,420
Redemption or conversion of $1.375 Preferred Stock                    551       10,261         (615)
Exercises of stock options                                            888       (1,195)                   19,428
Restricted stock awards                                             3,628       64,156                                 (67,784)
Restricted stock amortization                                                                                           37,513
Conversion of debentures                                                       (13,912)                   39,162
Tax benefit relating to employee compensation programs                          29,651
Minimum pension liability                                                        4,635
Other                                                                  17        1,329                     1,689
Repurchases of common stock                                                                             (116,627)
Foreign currency translation
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                       83,603      568,487      721,115     (112,390)      (60,980)
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                   31,631
Dividends declared: Common stock, $.48 per share                                            (36,475)
Dividends accrued:
   Redeemable Preferred Stock                                                                  (969)
   Convertible Preferred Stock                                                                 (250)
Issuance of Convertible Preferred Stock
Issuance of common stock relating to business acquisition          14,000      177,374                   127,095
Exercises of stock options                                            579        3,803
Restricted stock awards                                             2,432       32,464                                 (34,896)
Restricted stock amortization                                                                                           44,073
Conversion of debentures                                                          (205)                    1,455
Tax benefit relating to employee compensation programs                           2,597
Other                                                                              454                     4,992
Repurchases of common stock                                                                              (43,133)
Foreign currency translation
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                     $100,614    $ 784,974     $715,052    $ (21,981)   $  (51,803)
-------------------------------------------------------------------------------------------------------------------------------
































                                                                      Foreign                            Number of Shares
                                                                     Currency            Total     -------------------------
                                                                  Translation    Stockholders'          Common      Treasury
(In thousands of dollars except share and per share amounts)       Adjustment           Equity           Stock         Stock
----------------------------------------------------------------------------------------------     -------------------------
Balance at December 31, 1991                                          $    628     $ 1,050,478      74,955,314   (11,564,874)
----------------------------------------------------------------------------------------------     -------------------------
Net income                                                                             213,175
Dividends declared:
   Common stock, $.31 per share                                                        (19,397)
   7% Preferred Stock, $2.336 per share                                                (14,933)
   $1.375 Preferred Stock, $1.375 per share                                             (2,132)
   Participating Preferred Stock, $.053 per share                                         (414)
Redemption, conversion and repurchase of
   7% Preferred Stock                                                                 (167,220)
Replacement of 7% Preferred Stock
   with Participating Preferred Stock                                                        0
Exercises of stock options                                                              16,556       1,637,437       518,535
Restricted stock awards                                                                      0       1,925,978
Restricted stock amortization                                                           24,221
Conversion of debentures                                                                 7,900                       867,546
Tax benefit relating to employee compensation programs                                  17,996
Minimum pension liability                                                               (4,635)
Other                                                                                   (2,479)
Repurchases of common stock                                                            (32,016)                   (2,298,041)
Foreign currency translation                                            (6,433)         (6,433)
----------------------------------------------------------------------------------------------     -------------------------
Balance at December 31, 1992                                            (5,805)      1,080,667      78,518,729   (12,476,834)
----------------------------------------------------------------------------------------------     -------------------------
Net income                                                                             246,183
Dividends declared:
   Common stock, $.38 per share                                                        (27,454)
   $1.375 Preferred Stock, $1.241 per share                                             (1,833)
   Participating Preferred Stock, $.33 per share                                        (1,686)
Redemption and conversion of Participating Preferred Stock                             (75,862)                    7,500,000
Redemption or conversion of $1.375 Preferred Stock                                     (28,563)        551,154
Exercises of stock options                                                              19,121         888,409     1,537,137
Restricted stock awards                                                                      0       3,628,205
Restricted stock amortization                                                           37,513
Conversion of debentures                                                                25,250                     2,771,672
Tax benefit relating to employee compensation programs                                  29,651
Minimum pension liability                                                                4,635
Other                                                                                    3,035          16,765       135,592
Repurchases of common stock                                                           (116,627)                   (6,036,000)
Foreign currency translation                                             1,017           1,017
----------------------------------------------------------------------------------------------     -------------------------
Balance at December 31, 1993                                            (4,788)      1,195,047      83,603,262    (6,568,433)
----------------------------------------------------------------------------------------------     -------------------------
Net income                                                                              31,631
Dividends declared: Common stock, $.48 per share                                       (36,475)
Dividends accrued:
   Redeemable Preferred Stock                                                             (969)
   Convertible Preferred Stock                                                            (250)
Issuance of Convertible Preferred Stock                                                100,000
Issuance of common stock relating to business acquisition                              318,469      14,000,000     7,500,000
Exercises of stock options                                                               4,382         578,593
Restricted stock awards                                                                      0       2,431,882
Restricted stock amortization                                                           44,073
Conversion of debentures                                                                 1,250                        84,740
Tax benefit relating to employee compensation programs                                   2,597
Other                                                                                    5,446                       291,750
Repurchases of common stock                                                            (43,133)                   (2,605,138)
Foreign currency translation                                             8,431           8,431
----------------------------------------------------------------------------------------------     -------------------------
Balance at December 31, 1994                                          $  3,643     $ 1,630,499     100,613,737    (1,297,081)
----------------------------------------------------------------------------------------------     -------------------------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Years Ended December 31,
(In thousands of dollars)                                           1994            1993              1992
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                    $    31,631     $   246,183    $   213,175
   Adjustments to reconcile net income to cash
      provided by (used for) operating activities:
   Noncash items included in net income:
      Depreciation and amortization                                   40,619          31,034         29,156
      Deferred income taxes                                          (48,827)          3,609         (8,129)
      Amortization of deferred charges                               128,817          90,923         94,241
      Other                                                           29,232          51,058         46,181
   (Increase) decrease in operating receivables:
      Clients                                                        (82,116)       (628,297)      (722,646)
      Brokers and dealers                                            479,265        (351,984)       338,214
      Dividends and interest                                         (12,205)        (45,449)       (20,941)
      Fees and other                                                (113,067)         75,898        (54,208)
   Increase (decrease) in operating payables:
      Clients                                                        154,031         462,492        559,723
      Brokers and dealers                                           (361,016)         40,546       (254,254)
      Dividends and interest                                         (47,992)         66,767         34,586
      Other                                                          142,176         134,327         93,829
   (Increase) decrease in:
      Trading inventories                                          5,534,676      (5,919,229)    (1,197,608)
      Securities borrowed or purchased
        under agreements to resell                                (3,259,147)       (821,417)      (280,973)
      Cash and securities on deposit                                 (42,413)        149,760        (44,964)
      Other assets                                                  (318,193)       (274,529)       (54,823)
   Increase (decrease) in:
      Commitments for securities sold but not yet purchased       (1,502,636)      2,641,834      1,186,233
      Securities loaned or sold under agreements to repurchase     2,592,401          81,063       (354,672)
                                                                 ------------------------------------------

      Cash provided by (used for) operating activities             3,345,236      (3,965,411)      (397,880)
                                                                 ------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Payments for:
      Net assets acquired in business acquisition                   (726,217)              -              -
      Purchases of investments                                      (234,531)              -              -
      Office equipment and leasehold improvements                    (82,904)        (95,886)       (29,388)
                                                                 ------------------------------------------

      Cash used for investing activities                          (1,043,652)        (95,886)       (29,388)
                                                                 ------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from (payments on):
      Short-term borrowings                                         (889,604)      1,459,006        219,908
      Securities sold under agreements to repurchase, net of
        securities purchased under agreements to resell           (1,702,879)      1,981,333         17,987
   Proceeds from:
      Long-term borrowings                                           637,379       1,126,907        414,149
      Employee stock transactions                                     11,078          21,121         16,556
   Payments for:
      Long-term borrowings                                          (259,751)       (316,997)       (76,186)
      Repurchases of common stock                                    (43,133)       (116,627)       (32,016)
      Preferred stock transactions                                         -        (104,425)      (167,220)
      Repurchase of warrant                                                -               -         (1,687)
      Dividends                                                      (36,474)        (30,973)       (36,876)
                                                                 ------------------------------------------

      Cash (used for) provided by financing activities            (2,283,384)      4,019,345        354,615
                                                                 ------------------------------------------

      Increase (decrease) in cash and cash equivalents                18,200         (41,952)       (72,653)
      Cash and cash equivalents, beginning of year                   241,038         282,990        355,643
                                                                 ------------------------------------------

      Cash and cash equivalents, end of year                     $   259,238     $   241,038      $ 282,990
                                                                 ==========================================

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands except share and per share amounts)

-------------------------------------------------------------------------------

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

   Trading inventories and commitments for securities sold but not yet purchased, contracts for financial futures, forwards, options, caps and floors, and interest rate swaps are recorded at fair values in the Consolidated Statement of Financial Condition. Realized and unrealized gains and losses are reflected in revenues in the period during which the change in fair value occurs. Fair value is generally based upon quoted market prices. If quoted market prices are not available, or if liquidating the Company's position is reasonably expected to impact market prices, fair value is determined based upon other relevant factors, including dealer price quotations, price activity of similar instruments and pricing models. Pricing models consider the time value and volatility factors underlying the financial instruments and other economic measurements.

COLLATERALIZED SECURITIES TRANSACTIONS

Securities purchased under agreements to resell and securities sold under agreements to repurchase (principally U.S. government and agency securities) are recorded at the amount at which the securities will be resold or reacquired as specified in the respective agreements, plus accrued interest. It is Company policy to obtain possession or control of securities purchased under agreements to resell, which have a fair value in excess of the original principal amounts loaned. The Company monitors the fair value of the securities purchased and sold under these agreements daily. Should the fair value of the securities decline below the principal amount loaned, plus accrued interest, additional collateral is requested or excess collateral is returned when deemed appropriate. Securities purchased under agreements to resell and securities sold under agreements to repurchase for which the resale/repurchase date corresponds to the maturity date of the underlying securities, are accounted for as purchases and sales, respectively.

   Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received in connection with the transaction. Securities borrowed transactions require the Company to deposit cash or other collateral with the lender. With respect to securities loaned, the Company receives collateral. The initial collateral advanced or received has a fair value equal to or greater than the fair value of the securities borrowed or loaned. The Company monitors the fair value of the securities borrowed and loaned on a daily basis and requests additional collateral or returns excess collateral, as appropriate.

OFFICE EQUIPMENT AND LEASEHOLD IMPROVEMENTS

The Company depreciates office equipment on the straight-line method over estimated useful lives of three to ten years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining term of the lease.

INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Company files a consolidated federal income tax return.

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


CASH FLOWS

Cash and cash equivalents are defined as highly liquid investments not held for resale, with a maturity of three months or less when purchased. Total interest payments for the years ended December 31, 1994, 1993 and 1992 were $1,499,398, $1,063,945 and $844,656, respectively.

Notes To Consolidated Financial Statements

-------------------------------------------------------------------------------

COMMON SHARE DATA

Common share, per share and stock option data for all periods presented have been adjusted to reflect a three-for-two stock split in the form of a 50% stock dividend effective March 10, 1994 to stockholders of record on February 17, 1994.

ACCOUNTING CHANGES

On January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The adoption of SFAS No. 112 did not have a material effect on the Company's financial condition or its results of operations.

     On January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The investments are to be classified into categories: trading, available-for-sale or held-to-maturity. Those investments that are classified as trading and available-for-sale are recorded at fair value, while investments classified as held-to-maturity are reported at amortized cost. Unrealized gains or losses on trading investments are included in earnings and unrealized gains or losses on available-for-sale investments are excluded from earnings and reported as a separate component of stockholders' equity. The adoption of SFAS No. 115 has not had a material effect on the Company's financial condition or its results of operations.

     Effective January 1, 1994, Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," permits companies to offset on the balance sheet certain assets and liabilities when specific conditions are met. Netting is permitted only when a legal right of offset exists with the same counterparty under a master netting agreement. In December 1994, FASB Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements," was issued, effective beginning December 15, 1994. Interpretation No. 41 modifies Interpretation No. 39 to permit offsetting on the balance sheet of repurchase and reverse repurchase agreements that meet the requirements of No. 39, settle on the same date and on certain securities transfer systems. The effect of compliance with Interpretations No. 39 and No. 41 in 1994 was not material to the Company's Consolidated Statement of Financial Condition.

--------------------------------------------------------------------------------

NOTE 2: BUSINESS ACQUISITION

As of October 17, 1994, the Company entered into an agreement, as thereafter supplemented, with General Electric Company ("GE") and Kidder, Peabody Group Inc. ("Kidder"), whereby the Company agreed to purchase certain assets and liabilities (the "net assets"), and specific businesses of Kidder in a series of transactions in December 1994 and early 1995. The assets acquired, liabilities assumed and consideration given are summarized below:

-------------------------------------------------------------------------------
NET ASSETS ACQUIRED:
   Trading inventories                                                   $1,472,890
   Receivables                                                              846,057
   Other assets                                                              60,861
   Commitments for securities sold but not yet purchased                   (172,201)
   Payables                                                                (341,466)
                                                                         ----------
    Net assets acquired                                                   1,866,141
                                                                         ----------
CONSIDERATION:
   Cash                                                                  $1,352,672
   Redeemable Preferred Stock                                               185,000
   Convertible Preferred Stock                                              100,000
   Common stock                                                             318,469
                                                                         ----------
    Total                                                                 1,956,141
                                                                         ----------
   Excess of purchase price over fair value of net assets acquired       $   90,000
                                                                         ==========

PaineWebber Annual Report 1994

-------------------------------------------------------------------------------

     The consideration given in exchange for the net assets and businesses acquired included cash and the issuance of the Company's common and preferred stock. The cash proceeds were obtained from various funding sources. The Company issued 21,500,000 shares of common stock valued at $318,469, 2,500,000 shares of 20 year 9% Cumulative Redeemable Preferred Stock, Series C ("Redeemable Preferred Stock") valued at $185,000 at the date of issuance, and 1,000,000 shares of 20 year 6% Cumulative Convertible Redeemable Preferred Stock, Series A ("Convertible Preferred Stock") valued at $100,000 (See Note 7). As a result of this transaction, GE owns approximately 25% of the common stock of the Company on a fully diluted basis. GE is restricted from increasing ownership of the Company pursuant to a stockholders agreement among the Company, GE and Kidder.

     The acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired resulted in the Company recording approximately $90,000 in goodwill, which is included in "Other assets" in the Consolidated Statement of Financial Condition. The goodwill is being amortized over 35 years on a straight-line basis. Evaluation of the net assets is continuing and allocation of the purchase price may be adjusted. The consolidated financial statements of the Company include the results of operations of the Kidder businesses acquired prior to December 31, 1994 from the date of acquisition. As a result of the acquisition, the Company recorded after-tax costs of approximately $36,000 in the fourth quarter of 1994 relating primarily to the elimination of duplicate facilities, severance and other personnel-related costs. These charges are not reflected in the pro forma information below.

     The following unaudited pro forma condensed results of operations assumes the acquisition of all of the Kidder businesses (including those purchased in 1995) occurred at the beginning of each of the periods presented:

                                                                              Year Ended December 31,
                                                                              1994               1993
-----------------------------------------------------------------------------------------------------
Revenues                                                                   $4,915,000      $5,149,000
Net revenues                                                               $3,246,000      $3,757,000
Net income                                                                 $  160,000      $  398,000
Earnings per common share:
   Primary                                                                      $1.34           $3.66
   Fully diluted                                                                $1.30           $3.39

     The unaudited pro forma condensed results of operations are not necessarily indicative of the Company's results of operations that might have occurred had the transaction been executed at the beginning of 1994 or 1993, or of any future results of operations of the Company.

-------------------------------------------------------------------------------

NOTE 3: FAIR VALUE OF FINANCIAL INSTRUMENTS

Substantially all of the Company's financial instruments are carried at fair value or amounts approximating fair value. Assets, including cash and cash equivalents, cash and securities segregated for regulatory purposes, trading inventories, securities borrowed or purchased under agreements to resell, and certain receivables are carried at fair value or contracted amounts which approximate fair value. Similarly, liabilities including short-term borrowings, commitments for securities sold but not yet purchased, securities loaned or sold under agreements to repurchase, and certain payables are carried at fair value or contracted amounts approximating fair value.

     At December 31, 1994 and 1993, the fair value of long-term borrowings was $2,107,538 and $2,017,634, respectively, as compared to the carrying amounts of $2,315,415 and $1,936,082, respectively. The estimated fair value of long-term borrowings is based upon quoted market prices for the same or similar issues and pricing models. However, for substantially all its fixed rate debt, the Company enters into interest rate swap agreements to convert its fixed rate payments into floating payments, which partially offset the effect of the changes in interest rates on the fair value of the Company's long-term borrowings.

     The fair value of interest rate swaps used to hedge the Company's long-term borrowings is based upon the amounts the Company would receive or pay to terminate the agreements, taking into account current interest rates and creditworthiness of the counterparties. The fair value of the interest rate swaps was $172,193 payable and $20,873 receivable at

Notes To Consolidated Financial Statements

-------------------------------------------------------------------------------

December 31, 1994 and 1993, respectively. The carrying amounts of the interest rate swap agreements at December 31, 1994 and 1993 were $4,480 and $11,007, respectively, and are included in "Dividends and interest receivable" in the Company's Consolidated Statement of Financial Condition. For discussion on the fair values of the Company s off-balance-sheet financial instruments see Notes 10 and 13.

-------------------------------------------------------------------------------

NOTE 4: TRADING INVENTORIES

At December 31, 1994 and 1993, trading inventories and commitments for securities sold but not yet purchased, recorded at fair value, consisted of the following:

                                                                              1994             1993
---------------------------------------------------------------------------------------------------
TRADING INVENTORIES
   U.S. government and agency obligations                              $ 3,560,201      $ 4,512,500
   Mortgages and mortgage-backed securities                              2,441,940        7,063,889
   Corporate debt securities                                             1,816,747          902,137
   Commercial paper and other short-term debt                            1,242,988          654,724
   State and municipal obligations                                       1,018,875          720,067
   Corporate equity securities                                             703,366          993,912
                                                                       ----------------------------
                                                                       $10,784,117      $14,847,229
                                                                       ============================
COMMITMENTS FOR SECURITIES SOLD BUT NOT YET PURCHASED
   U.S. government and agency obligations                              $ 4,918,655      $ 6,358,674
   Mortgages and mortgage-backed securities                                 44,370           37,740
   Corporate debt securities                                               398,913          181,074
   State and municipal obligations                                          57,751           27,116
   Corporate equity securities                                             615,017          761,273
                                                                       ----------------------------
                                                                       $ 6,034,706      $ 7,365,877
                                                                       ============================

     Commitments for securities sold but not yet purchased commit the Company to deliver specified securities at predetermined prices. These transactions may result in market risk since, to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected in the Consolidated Statement of Financial Condition.

-------------------------------------------------------------------------------

NOTE 5: SHORT-TERM BORROWINGS

The Company meets its short-term financing needs by obtaining bank loans on either a secured or unsecured basis; by issuing commercial paper and medium-term notes; by entering into agreements to repurchase, whereby securities are sold with a commitment to repurchase at a future date; and through securities lending activity.

     Short-term borrowings at December 31, 1994 and 1993 consisted of the following:

                                                                              1994             1993
---------------------------------------------------------------------------------------------------
Bank loans and other                                                   $   972,959      $ 1,670,730
Commercial paper                                                           906,650        1,083,483
Medium-Term Notes                                                           10,000           25,000
                                                                       ----------------------------
                                                                       $ 1,889,609      $ 2,779,213
                                                                       ============================

     Bank loans generally bear interest at rates based on either the federal funds rate or the London Interbank Offered Rate ("LIBOR"). The weighted average interest rates on bank loans outstanding at December 31, 1994 and 1993 were 6.25% and 3.60%, respectively, and the weighted average interest rates during 1994 and 1993 were 4.37% and 3.80%, respectively.

     The interest rate on commercial paper fluctuates throughout the year. The weighted average interest

PaineWebber Annual Report 1994

-------------------------------------------------------------------------------

rates on commercial paper borrowings outstanding at December 31, 1994 and 1993 were 5.90% and 3.57%, respectively, and during 1994 and 1993 were 4.34% and 3.36%, respectively.

     The Company has a Multiple Currency Medium-Term Note Program (the "Program") under the terms of which the Company may offer for sale medium-term senior and subordinated notes (collectively, the "Medium-Term Notes") due from nine months to thirty years from date of issuance. The Medium-Term Notes may be either fixed or variable with respect to interest rates. As of December 31, 1994, the Company had $10,000 of Medium-Term Notes outstanding with maturities of nine months to one year from the date of issuance.

     At December 31, 1994, the Company had committed and available two unsecured senior revolving credit facilities with groups of banks aggregating $2,000,000, of which $1,200,000 expires in December 1995 with provisions for renewal through December 1997, and $800,000 expires in December 1997. Interest on borrowings under the terms of the revolving credit facilities is computed, at the option of the Company, at a rate based on LIBOR or an alternate rate based on the higher of a base rate or the federal funds rate. The Company pays a fee on the commitments. At December 31, 1994, there was $500,000 outstanding under these credit facilities included in bank loans and other.

-------------------------------------------------------------------------------

NOTE 6: LONG-TERM BORROWINGS

Long-term borrowings at December 31, 1994 and 1993 consisted of the following:

                                                                            1994               1993
---------------------------------------------------------------------------------------------------
Fixed Rate Senior Notes due 1995 - 2014                               $1,177,159         $  998,156
Fixed Rate Subordinated Notes due 2002                                   174,324            174,236
Medium-Term Senior Notes                                                 618,070            331,975
Medium-Term Subordinated Notes                                           308,150            298,650
Convertible Debentures                                                    18,627             15,435
Other                                                                     19,085             47,630
Bank Term Loans                                                               --             70,000
                                                                      -----------------------------
                                                                      $2,315,415         $1,936,082
                                                                      =============================

     In February 1994, the Company issued $200,000 of 7-5/8% Senior Notes due 2014. Interest rates on the remaining fixed rate notes outstanding at December 31, 1994 range from 6-1/4% to 9-5/8%. The weighted average interest rate on the fixed rate senior notes outstanding at December 31, 1994 was 7.58%. The Fixed Rate Subordinated Notes due 2002 have an interest rate of 7-3/4%. Interest on the notes is payable semi-annually.

     As of December 31, 1994, the Company had $926,220 of Medium-Term Senior and Subordinated Notes outstanding. The Medium-Term Notes outstanding at December 31, 1994 had an average maturity of 3.6 years and a weighted average interest rate of 7.01%.

     The Company has entered into interest rate swap agreements which effectively convert substantially all its fixed rate notes and various Medium-Term Notes into floating rate obligations. The floating interest rates are based on LIBOR and generally adjust semiannually. The effective weighted average interest rates on the fixed rate obligations, after giving effect to the interest rate swap agreements, were 6.86% and 4.82% at December 31, 1994 and 1993, respectively. The notional amounts and maturities of the interest rate swap agreements outstanding at December 31, 1994 were as follows:

-------------------------------------------------------------------------------
1995 - 1997                                                          $  241,800
1998 - 2000                                                             759,450
2001 - 2003                                                             350,000
2004 - 2006                                                             485,000
                                                                     ----------
                                                                     $1,836,250
                                                                     ==========

Notes To Consolidated Financial Statements

-------------------------------------------------------------------------------

     Pursuant to an employee benefit plan, the Company has issued 8% Convertible Debentures (the "8% Debentures") due December 1998 and 2000, and 6.5% Convertible Debentures (the "6.5% Debentures") due December 2002 (collectively, "the Debentures"). The Debentures are shown net of receivables, representing loans by the Company to employees to finance a portion of the Debentures. A portion of the principal amount of the employee loans may be forgiven at the end of a calendar year in which certain specified pre-tax earnings are achieved by the Company.

     The 8% Debentures are fully convertible, at the option of the holders, into 500,000 shares of 7.5% Convertible Preferred Stock, which are then convertible into 1,336,943 shares of common stock. The 6.5% Debentures are convertible, at the option of the holders, into 1,838,000 shares of 6.0% Convertible Preferred Stock, which are then convertible into 3,115,254 shares of common stock. Two-thirds of the 6.5% Debentures were convertible as of December 31, 1994, and the remaining one-third becomes convertible on December 31, 1995. The Debentures are redeemable at the employees' option, subject to certain conditions through 1998.

     The aggregate amount of principal repayment requirements on long-term borrowings for each of the five years subsequent to December 31, 1994, and the total amounts due thereafter, are as follows:

-------------------------------------------------------------------------------
1995                                                                 $  365,000
1996                                                                    128,200
1997                                                                    163,750
1998                                                                    270,692
1999                                                                    122,570
Thereafter                                                            1,265,203
                                                                     ----------
                                                                     $2,315,415
                                                                     ==========

-------------------------------------------------------------------------------

NOTE 7: PREFERRED STOCK

The Company has authorization to issue up to 20,000,000 shares of preferred stock, in one or more series, with a par value of $20.00 per share.

REDEEMABLE PREFERRED STOCK

In connection with the acquisition of certain net assets of Kidder on December 16, 1994 (See Note 2), the Company issued 2,500,000 shares of 20 year 9% Cumulative Redeemable Preferred Stock, Series C (the "Redeemable Preferred Stock"), with a stated value and liquidation preference of $100.00 per share. The Redeemable Preferred Stock was recorded at its fair value of $185,000 at the date of issuance, which will be increased periodically by charges to retained earnings, using the interest method, so that the carrying amount equals the redemption amount at the mandatory redemption date on December 15, 2014. The Redeemable Preferred Stock is redeemable at any time on or after December 16, 1999, in whole or in part, at the option of the Company at a price of $100.00 per share, plus accrued and unpaid dividends. Dividends on the Redeemable Preferred Stock are cumulative and payable in quarterly installments. Holders of the Redeemable Preferred Stock have no voting rights except in the event of certain dividend payment defaults.

CONVERTIBLE PREFERRED STOCK

The Company also issued, in connection with the Kidder acquisition, 1,000,000 shares of 20 year 6% Cumulative Convertible Redeemable Preferred Stock, Series A (the "Convertible Preferred Stock"), with a stated value and liquidation preference of $100.00 per share. The Convertible Preferred Stock was recorded at its fair value of $100,000. The Convertible Preferred Stock is convertible into common stock at any time, in whole or in part, at the option of the holder, at a conversion price of $18.13 per common share, subject to adjustment. The Convertible Preferred Stock is redeemable in cash at any time, in whole or in part, at the option of the Company, at redemption prices equal to the greater of $140.00 per share or a formula price for the first five years, then $105.00 per share on or after December 16, 1999 and declining by $1.00 per share per year to $100.00 per share on or after December 16, 2004, plus accrued and unpaid dividends. Beginning December 16, 1999, in lieu of a cash payment upon redemption, the Company may issue, subject to shareholder approval, shares of its common stock equivalent to the redemption price divided by the then current market price per common share. The Convertible Preferred Stock is subject to mandatory

PaineWebber Annual Report 1994

-------------------------------------------------------------------------------

redemption on December 15, 2014. Dividends on the Convertible Preferred Stock are cumulative and payable in quarterly installments. Holders of the Convertible Preferred Stock have no voting rights, except in the event of certain dividend payment defaults.

-------------------------------------------------------------------------------

NOTE 8: COMMON STOCK

On December 16, 1994, the Company issued 21,500,000 shares of common stock valued at $318,469 in connection with the Kidder acquisition (See Note 2), of which 7,500,000 shares were issued from treasury stock at an average cost of $16.95 per share.

     On February 3, 1994, the Board of Directors of the Company declared a three-for-two common stock split in the form of a 50% stock dividend, effective on March 10, 1994. All share and per share data presented in this Annual Report to Stockholders reflect the effect of the split.

     During the second quarter of 1994, the stockholders of the Company approved an increase in the number of common shares authorized for issuance from 100,000,000 shares to 200,000,000 shares. In accordance with the repurchase programs, as authorized by the Board of Directors, the Company had available to repurchase at December 31, 1994 a maximum of 8,881,802 shares of common stock. As of December 31, 1994, the Company had 30,488,994 authorized shares of common stock reserved for issuance in connection with convertible securities and stock option and stock award plans.

-------------------------------------------------------------------------------

NOTE 9: CAPITAL REQUIREMENTS

PWI, a registered broker-dealer, is subject to the Securities and Exchange Commission ("SEC") Uniform Net Capital Rule and New York Stock Exchange ("NYSE") Growth and Business Reduction capital requirements. Under the method of computing capital requirements adopted by PWI, minimum net capital shall not be less than 2% of combined aggregate debit items arising from client transactions, plus excess margin collected on securities purchased under agreements to resell, as defined. A reduction of business is required if net capital is less than 4% of such aggregate debit items. Business may not be expanded if net capital is less than 5% of such aggregate debit items. As of December 31, 1994, PWI's net capital of $723,610 was 20% of aggregate debit balances and its net capital in excess of the minimum required was $646,025.

     Advances, dividend payments and other equity withdrawals by PWI and other regulated subsidiaries are restricted by the regulations of the SEC, NYSE, and international securities and banking agencies, as well as by covenants in various loan agreements. At December 31, 1994, the equity of the Company's subsidiaries totaled approximately $1,460,000. Of this amount, approximately $445,699 was not available for payment of cash dividends and advances.

     Under the terms of certain borrowing agreements, the Company is subject to dividend payment restrictions and minimum net worth and net capital requirements. At December 31, 1994, these restrictions did not affect the Company's ability to pay dividends.

-------------------------------------------------------------------------------

NOTE 10: FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

HELD OR ISSUED FOR TRADING PURPOSES

In the normal course of business, the Company engages in a variety of derivative and non-derivative financial instrument transactions in connection with its market risk management, its principal trading activities and also on behalf of its clients. Derivative financial instruments include forward and futures contracts, options contracts, interest rate swaps and other contracts committing the Company to purchase or deliver other instruments at specified future dates and prices, or to make or receive payments based upon notional amounts and specified rates or indices. As defined by the FASB in SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," a derivative financial instrument also includes unsettled purchase and sale agreements and firm or standby commitments for the purchase of securities. It does not include on-balance-sheet receivables and payables whose value is derived from changes in the value of some underlying asset or index, such as mortgage-backed securities and structured notes.

     In connection with its market risk management and principal trading activities, the Company may enter into a derivative contract to manage the risk arising from other financial instruments or to take a position based upon expected future market conditions. The Company also takes positions to facilitate

Notes To Consolidated Financial Statements

-------------------------------------------------------------------------------

client transactions and acts as a market-maker in certain listed and unlisted securities. These contracts are valued at market, and unrealized gains and losses are reflected in the financial statements.

     A large portion of the Company's derivative financial instruments are "to be announced" mortgage securities requiring forward settlement. As a principal in the mortgage-backed securitization business, the Company has outstanding forward purchase and sale agreements committing the Company to deliver participation certificates and mortgage-backed securities.

     Set forth below are the gross contract or notional amounts of all off-balance-sheet derivative financial instruments held or issued for trading purposes. These amounts are not reflected in the Consolidated Statement of Financial Condition and are indicative only of the volume of activity at December 31, 1994 and 1993. They do not represent amounts subject to market risks, and in many cases, limit the Company's overall exposure to market losses by hedging other on- and off-balance-sheet transactions.

                                                                 Notional or Contract Amount
                                                         December 31, 1994          December 31, 1993
                                                    -----------------------------------------------------
                                                       Purchases         Sales     Purchases         Sales
----------------------------------------------------------------------------------------------------------
Mortgage-backed forward contracts
   and options written and purchased                $  8,757,807   $ 9,256,738   $24,199,060   $32,325,798
Foreign currency forward contracts, futures
   contracts, and options written and purchased        2,325,721     1,855,557     2,137,209     2,374,267
Equity securities contracts including futures,
   forwards, and options written and purchased         1,931,330     2,216,565     2,229,641     2,506,472
Other fixed income securities contracts
   including futures, forwards, and options
   written and purchased                               5,321,100     5,374,546     3,823,751     4,645,429
Interest rate swaps, caps and floors                     285,450       230,000            --       408,593

     Set forth below are the fair values of derivative financial instruments held or issued for trading purposes as of December 31, 1994 and the average fair values of the instruments during the year ended December 31, 1994. The fair value amounts are determined by quoted market prices and pricing models which consider the time value and volatility of the underlying instruments. Changes in fair value are reflected in trading revenues or net interest as incurred, depending on the nature of the contract. The amounts are netted by counterparty only when the criteria of Interpretation No. 39 are met.


                                                                                   Average Fair Value *
                                                           Fair Value at               Year ended
                                                         December 31, 1994          December 31, 1994
                                                      --------------------------------------------------
                                                        Assets   Liabilities        Assets   Liabilities
--------------------------------------------------------------------------------------------------------
Mortgage-backed forward contracts and
   options written and purchased                      $ 30,606      $ 25,209      $202,484      $191,687
Foreign currency forward contracts, futures
   contracts, and options written and purchased         55,345        44,244        56,528        53,810
Equity securities contracts including futures,
   forwards, and options written and purchased         204,938       116,973       162,388       155,422
Other fixed income securities contracts
   including futures, forwards, and options
   written and purchased                                10,150         8,988        23,527        13,293
Interest rate swaps, caps and floors                     1,372           128         1,757         1,147

* Average fair value is based upon the average of the month-end balances during the year.

PaineWebber Annual Report 1994

--------------------------------------------------------------------------------

     The Company also enters into agreements to sell securities, at predetermined prices, which have not yet been purchased. The Company is exposed to market risk since to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected on the Consolidated Statement of Financial Condition.

     The Company's risk of loss in the event of counterparty default is limited to the current fair value or the replacement cost on contracts in which the Company has recorded an unrealized gain. These amounts are reflected as assets on the Company's Consolidated Statement of Financial Condition and amounted to $302,411 and $260,880 at December 31, 1994 and 1993, respectively. Options written do not expose the Company to credit risk since they do not obligate the counterparty to perform. Transactions in futures contracts are conducted through regulated exchanges which have margin requirements, and are settled in cash on a daily basis, thereby minimizing credit risk.

     The following table summarizes the Company's principal transaction revenues (net trading revenues) by business activity for the year ended December 31, 1994.

--------------------------------------------------------------------------------

Corporate equities (includes equity securities, equity index futures, equity index
   options and swaps, and equity options contracts)                                             $  324,178
Municipals (includes municipal and government securities)                                          139,039
U.S. government (includes U.S. government securities, financial futures and options contracts)     123,211
Mortgage and mortgage-backed (includes mortgage-backed and government securities,
   mortgage-backed forwards and options contracts)                                                (116,032)
Corporate debt and other (includes debt, foreign currency forwards, futures
   and options contracts and other securities)                                                      49,042
                                                                                                ----------
                                                                                                $  519,438
                                                                                                ==========

     Principal transaction revenues include realized and unrealized gains and losses in the fair value of derivative and other financial instruments.

HELD OR ISSUED FOR PURPOSES OTHER THAN TRADING

The Company enters into interest rate swap agreements to ensure that the interest rate characteristics of assets and liabilities are matched. As of December 31, 1994 and 1993, the Company had outstanding interest rate swap agreements with commercial banks with a notional principal amount of $1,836,250 and $1,394,366, respectively. These agreements effectively converted approximately 90% of the Company's fixed rate debt at December 31, 1994 into floating rate debt. The interest rate swap agreements entered into have had the effect of reducing net interest expense on the Company's long-term borrowings by $29,563, $28,116 and $10,098 for the years ended December 31, 1994, 1993 and
1992, respectively. The difference to be received or paid on the swap agreements is included in interest expense as incurred and any related receivable from or payable to counterparties is reflected as an asset or liability, accordingly. The Company had no deferred gains or losses related to terminated swap agreements at December 31, 1994 and 1993. The Company is subject to market risk as interest rates fluctuate. The interest rate swaps contain credit risk to the extent the Company is in a receivable or gain position and the counterparty defaults. However, the counterparties to the agreements are large financial institutions and the Company has not experienced defaults in the past and management does not anticipate any counterparty defaults in the forseeable future. See Note 3 for further discussion of interest rate swap agreements used for hedging purposes.

--------------------------------------------------------------------------------

NOTE 11: RISK MANAGEMENT

Transactions involving derivative and non-derivative financial instruments involve varying degrees of both market and credit risk. The Company monitors its exposure to market and credit risk on a daily basis and through a variety of financial, security position and credit exposure reporting and control procedures.

MARKET RISK

Market risk is the potential change in value of the financial instrument caused by unfavorable changes in interest rates, foreign currency exchange rates or the fair values of the securities underlying the instrument. The Company has a variety of methods to monitor its

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
market risk profile. The senior management of each business group is responsible for reviewing trading positions, exposures, profits and losses, and trading strategies on a daily basis. The Company also has an independent risk management group which aids in setting and monitoring risk management policies of the Company, including monitoring adherence to the established limits, performing market risk modeling, and reviewing trading positions and hedging strategies. The Asset/Liability Management Committee is responsible for establishing trading position and exposure limits and is comprised of senior corporate and business unit managers.

     Market risk modeling is based on estimating loss exposure through daily stress testing. These results are compared to daily limits and exceptions are subject to review and approval by senior management. Other market risk control procedures include monitoring inventory agings, reviewing traders' marks and regular meetings between the senior management of the business groups and the risk management group.

CREDIT RISK IN PROPRIETARY TRANSACTIONS

Counterparties to the Company's proprietary trading, hedging, financing and arbitrage activities are primarily financial institutions, including brokers and dealers, banks and institutional clients (See Note 12). Credit losses could arise should counterparties fail to perform and the value of any collateral proves inadequate. The Company manages credit risk by monitoring net exposure to individual counterparties on a daily basis, monitoring credit limits and requiring additional collateral where appropriate.

     Derivative credit exposures are calculated, aggregated and compared to established limits by the credit department. Credit reserve requirements are determined by senior management in conjunction with the Company's continuous credit monitoring procedures. Historically, reserve requirements arising from instruments with off-balance-sheet risk have not been material.

     Receivables and payables with brokers and dealers, and agreements to resell and repurchase securities are generally collateralized by cash, U.S. government and government-agency securities, and letters of credit. The market value of the initial collateral received is, at a minimum, equal to the contract value. Additional collateral is requested when considered necessary.

     The Company may pledge clients' securities as collateral in support of securities loaned and bank loans as well as to satisfy margin requirements at clearing organizations. The amounts loaned or pledged are limited to the extent permitted by applicable margin regulations. Should the counterparty fail to return the clients' securities, the Company may be required to replace them at prevailing market prices. At December 31, 1994, the market value of client securities loaned to other brokers approximated the amounts due or collateral obtained.

CREDIT RISK IN CLIENT ACTIVITIES

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

     Client transactions include positions in commodities and financial futures, securities sold but not yet purchased and written options. The risk to the Company's clients in these transactions can be substantial, principally due to price volatility which can reduce the clients' ability to meet their obligations. Margin deposit requirements pertaining to commodity futures and options transactions are generally lower than those for exchange traded securities. To the extent clients are unable to meet their commitments to the Company and margin deposits are insufficient to cover outstanding liabilities, the Company may take market action and credit losses could be realized.

     Trades are recorded on a settlement date basis. Should either the client or broker fail to perform, the Company may be required to complete the transaction at prevailing market prices. Trades pending at December 31, 1994 were settled without adverse effect on the Company's financial statements, taken as a whole.

PaineWebber Annual Report 1994

--------------------------------------------------------------------------------

NOTE 12: CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk that arise from financial instruments (whether on- or off-balance-sheet) exist for groups of counterparties when they have similar economic characteristics that would cause their ability to meet obligations to be similarly affected by economic, industry or geographic factors. As a major securities firm, the Company engages in activities with a broad range of corporations, governments, and institutional and individual investors. The Company has no significant exposure to any individual counterparty. The Company seeks to control its credit risk and the potential for risk concentration through a variety of reporting and control procedures described in Note 11.

     The Company's most significant industry concentration, which arises within its normal course of business activities, is financial institutions including banks, brokers and dealers, mutual funds and insurance companies. At December 31, 1994, the Company had outstanding resale agreements and securities borrowed of $9,523,562 with commercial banks which were collateralized by cash and securities of approximately equal fair value.

--------------------------------------------------------------------------------

NOTE 13: COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases office space and equipment under noncancelable operating lease agreements which expire at various dates through 2014. As of December 31, 1994, the aggregate minimum future rental payments required by operating leases with initial or remaining lease terms exceeding one year are as follows:

--------------------------------------------------------------------------------
1995                                                                   $ 136,495
1996                                                                     117,632
1997                                                                     105,423
1998                                                                      92,815
1999                                                                      86,254
Thereafter                                                               407,809
                                                                       ---------
                                                                       $ 946,428
                                                                       =========

     Rentals are subject to periodic escalation charges and do not include amounts payable for insurance, taxes and maintenance. In addition, minimum payments have not been reduced by future minimum sublease rental income of $28,419.

     For the years ended December 31, 1994, 1993 and 1992, rent expense under operating leases was $145,508, $143,120 and $130,516, respectively.

OTHER COMMITMENTS AND CONTINGENCIES

At December 31, 1994 and 1993, the Company was contingently liable under unsecured letters of credit totaling $212,211 and $344,662, respectively, which approximates fair value. In addition, certain of the Company's subsidiaries were contingently liable as issuer of $89,410 of notes payable to managing general partners of various limited partnerships pursuant to Internal Revenue Service guidelines. There is no market for these guarantees, therefore, it is not practicable to estimate their fair value. In the opinion of management, these contingencies will not have a material adverse effect on the Company's consolidated financial statements, taken as a whole. The Company also had conditional commitments of $19,736 to contribute capital to limited partnerships as of December 31, 1994.

     The Company has been named as defendant in numerous legal actions in the ordinary course of business. While the outcome of such matters cannot be predicted with certainty, in the opinion of management of the Company, after consultation with various counsel handling such matters, these actions will be resolved with no material adverse effect on the Company's consolidated financial statements, taken as a whole.

     At December 31, 1994 and 1993, securities with a fair value of $674,669 and $448,280, respectively, had been loaned or pledged as collateral for securities borrowed of approximately equal fair value.

     In meeting the financing needs of certain of its clients, PWI has issued standby letters of credit which amounted to $13,695 at December 31, 1994. The standby letters of credit are fully collateralized by marginable securities.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

NOTE 14: STOCK OPTIONS AND STOCK AWARDS

Under the Company's various Stock Option and Award Plans ("the Plans"), officers and other key employees are granted options (both non-qualified stock options and incentive stock options) to purchase shares of common stock at a price not less than the fair market value of the stock on the date the option is granted. Options for the Company's common stock have also been granted to limited partnerships in which key employees of the Company are limited partners. Options either are exercisable at the date of grant, in ratable installments or otherwise, over a period of one to four years from the date of grant. The rights generally expire within ten years after the date of grant.

     In 1994, the Company established a Non-Employee Directors' Stock Plan which provides for the granting to Non-Employee Directors of stock options and common stock to receive an aggregate maximum of 600,000 shares of the Company's common stock at the fair market value at the date of grant. The options are exercisable on the third anniversary of the date of grant and generally expire ten years from the date of grant. During 1994, 165,000 options and 2,625 shares of the Company's common stock were granted under this plan.

    Option activity during the years ended December 31, 1992, 1993 and 1994 was as follows:

                                                                            Number of      Option price
                                                                               Shares         per share
-------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1991 (6,036,513 exercisable)           11,487,319    $ 6.55 - 16.27
Granted                                                                       982,974     14.13 - 16.00
Exercised                                                                  (2,155,972)     6.55 - 11.25
Terminated                                                                   (318,017)     6.64 - 16.00
                                                                           ----------------------------
Options outstanding at December 31, 1992 (4,501,062 exercisable)            9,996,304      6.55 - 16.27
Granted                                                                     5,244,957     14.75 - 20.42
Exercised                                                                  (2,425,546)     6.55 - 19.47
Terminated                                                                   (534,760)     7.22 - 19.47
                                                                           ----------------------------
Options outstanding at December 31, 1993 (2,776,678 exercisable)           12,280,955      6.55 - 20.42
Granted                                                                     4,095,550     14.44 - 18.67
Exercised                                                                    (574,586)     6.55 - 16.29
Terminated                                                                   (630,309)     7.14 - 19.46
                                                                           ----------------------------
Options outstanding at December 31, 1994 (5,201,831 exercisable)           15,171,610    $ 6.55 - 20.42
                                                                           ============================


     The Plans also provide for the granting of cash and restricted stock awards, stock appreciation rights, restricted stock units, stock purchase rights, performance units and other stock based awards. The Company had no stock appreciation rights or stock purchase rights outstanding at December 31, 1994. Restricted stock awards are granted to key employees, whereby shares of the Company's common stock are awarded in the name of the employee, who has all rights of a stockholder, subject to certain sale and transfer restrictions. The awards generally contain restrictions on sales and transfers ranging from one to three years. The restricted stock awards are subject to forfeiture if the employee is terminated prior to the prescribed restriction period.

     During the years ended December 31, 1994, 1993 and 1992, the Company awarded 2,431,882, 3,628,205 and 1,925,978 shares, respectively, of restricted stock, net of forfeitures. The market value of the restricted shares awarded has been recorded as unamortized cost of restricted stock and is shown as a separate component of stockholders' equity. The unamortized cost of restricted stock is being amortized over the restricted period. The charge to compensation expense, net of forfeitures, amounted to $44,073, $37,513 and $24,221, in the years ended December 31, 1994, 1993 and 1992, respectively.

     At December 31, 1994 and 1993, there were 5,319,467 and 2,329,992 shares, respectively, available for future stock option, common stock and restricted stock awards under these plans.

PaineWebber Annual Report 1994

--------------------------------------------------------------------------------

NOTE 15: EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Company has a non-contributory defined benefit pension plan (the "Plan"), which provides benefits to eligible employees. Pension expense for the years ended 1994, 1993 and 1992 for the Plan included the following components:

                                                                      1994          1993           1992
-------------------------------------------------------------------------------------------------------
Service cost for benefits earned during the period               $  14,626      $  9,906       $  8,792
Interest cost on projected benefit obligation                       16,448        14,017         12,495
Actual return on Plan assets                                         1,777       (20,203)        (9,389)
Net amortization and deferral                                     (15,167)         9,247           (739)
                                                                 --------------------------------------
Net periodic pension cost                                        $  17,684      $ 12,967       $ 11,159
                                                                 ======================================

--------------------------------------------------------------------------------

     The following table summarizes the funded status and the prepaid pension asset included in "Other assets" on the Company's Consolidated Statement of Financial Condition at December 31, 1994 and 1993:

                                                                                    1994           1993
-------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Vested                                                                      $ 182,032     $  192,910
   Non-vested                                                                      5,851          5,045
                                                                               ------------------------
Accumulated benefit obligation                                                   187,883        197,955
Effect of projected future compensation levels                                    10,821         11,087
                                                                               ------------------------
Projected benefit obligation                                                     198,704        209,042
Plan assets at fair value                                                        216,761        219,258
                                                                               ------------------------
Plan assets in excess of projected benefit obligation                             18,057         10,216
Unrecognized net assets existing at January 1, 1987
   being recognized over fifteen years                                            (6,205)        (7,045)
Unrecognized prior service cost                                                    7,854          9,892
Unrecognized net loss and actuarial experience                                    51,551         59,878
                                                                               ------------------------
Prepaid pension asset at year end                                              $  71,257     $   72,941
                                                                               ========================


     The projected benefit obligation for the Plan was determined for 1994 and 1993 using an assumed discount rate of 8-3/4% and 7-3/4%, respectively, and an assumed rate of compensation increase of 5%. The weighted average assumed rate of return on Plan assets was 9-1/2% for 1994 and 1993, and 11% for 1992.

     The Company's funding policy is to contribute to the Plan amounts that can be deducted for federal income tax purposes. The Company's contributions paid for the Plan years 1994, 1993 and 1992 were $10,295, $66,604 and $33,322, respectively. Plan assets consist primarily of equity securities and U.S. government and agency obligations.

SAVINGS INVESTMENT PLAN

The PaineWebber Savings Investment Plan ("SIP") is a defined contribution plan for eligible employees of the Company. Under SIP, employee contributions are matched by the Company on a graduated scale, which for 1994 is based, in part, on the Company's pre-tax earnings and the compensation of eligible employees. For 1993 and 1992, the scale was based, in part, on the Company's pre-tax return on equity and the compensation of eligible employees. The provision for Company contributions for amounts contributed or to be contributed in cash or stock to SIP amounted to approximately $5,900, $3,500 and $3,000, for the years ended December 31, 1994, 1993 and 1992, respectively.

OTHER BENEFIT PLANS

The Company also provides certain life insurance and health care benefits to employees. The costs of such benefits for the years ended December 31, 1994, 1993 and 1992 were $50,800, $45,800 and $41,000, respectively.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

NOTE 16: INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For financial reporting purposes, deferred tax assets are reflected without reduction for a valuation allowance. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1994, 1993 and 1992 are as follows:


                                                                      1994          1993           1992
-------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
   Employee benefits                                            $   73,783     $  57,489      $  66,691
   Accrued liabilities                                              44,388        30,735         28,167
   Valuation of trading inventories and investments                      -         6,857              -
   Other                                                            28,456             -              -
                                                                ---------------------------------------
      Total deferred tax assets                                    146,627        95,081         94,858
                                                                ---------------------------------------
DEFERRED TAX LIABILITIES:
   Tax over book depreciation                                       14,135        13,087         14,689
   Accelerated deductions                                           10,379        24,608         13,944
   Safe harbor leases                                                6,135         6,625          7,047
   Valuation of trading inventories and investments                 17,154             -          1,087
   Other                                                            11,910        12,674         16,395
                                                                ---------------------------------------
      Total deferred tax liabilities                                59,713        56,994         53,162
                                                                ---------------------------------------
      Net deferred tax assets                                   $   86,914     $  38,087      $  41,696
                                                                =======================================


     For financial reporting purposes, income before taxes for the years ended December 31, 1994, 1993 and 1992 includes the following components:

                                                                      1994          1993           1992
-------------------------------------------------------------------------------------------------------
PRETAX INCOME:
   United States                                                $    9,841     $ 359,042      $ 297,844
   Foreign                                                          34,544        48,534         41,271
                                                                ---------------------------------------
                                                                $   44,385     $ 407,576      $ 339,115
                                                                =======================================


     The significant components of income taxes for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                                      1994          1993           1992
-------------------------------------------------------------------------------------------------------
CURRENT:
   Federal                                                      $   12,224     $ 103,890      $  89,510
   State                                                             9,930        35,403         30,386
   Foreign                                                          11,448        18,491         14,173
                                                                ---------------------------------------
   Total current                                                $   33,602     $ 157,784      $ 134,069
                                                                ---------------------------------------
DEFERRED:
   Federal                                                      $  (17,947)    $   7,935      $  (6,605)
   State                                                            (6,490)         (737)        (1,524)
   Foreign                                                           3,589        (3,589)             -
                                                                ---------------------------------------
   Total deferred                                                  (20,848)        3,609         (8,129)
                                                                ---------------------------------------
                                                                $   12,754     $ 161,393      $ 125,940
                                                                =======================================

PaineWebber Annual Report 1994

--------------------------------------------------------------------------------

     The reconciliation of income taxes, computed at the statutory federal rates, to income taxes recorded for the years ended December 31, 1994, 1993 and 1992 is as follows:

                                                          1994                   1993                 1992
----------------------------------------------------------------------------------------------------------
                                                  Amount      %         Amount      %         Amount     %
                                               -----------------------------------------------------------
Tax at statutory federal rates                 $  15,536   35.0      $ 142,652   35.0     $ 115,299   34.0
State and local income taxes,
   net of federal tax benefit                      2,236    5.0         22,533    5.5        18,922    5.6
Foreign rate differential                         (1,141)  (2.6)        (4,636)  (1.1)       (2,268)  (0.7)
Nontaxable dividends and interest                 (3,545)  (8.0)        (2,383)  (0.6)       (2,599)  (0.8)
Restricted stock dividends                          (864)  (1.9)          (636)  (0.2)         (513)  (0.2)
Nondeductible expenses                             2,743    6.2          1,055    0.3           588    0.2
Other, net                                        (2,211)  (5.0)         2,808    0.7        (3,489)  (1.0)
                                               -----------------------------------------------------------
                                               $  12,754   28.7%     $ 161,393   39.6%    $ 125,940   37.1%
                                               ===========================================================


     Income taxes paid for the years ended December 31, 1994, 1993 and 1992 were $68,455, $128,089 and $96,941, respectively.

     The Company revised its annual effective tax rate to reflect a change in the statutory federal rate from 34% to 35%, which was effective January 1, 1993.

     Undistributed earnings of the Company's foreign subsidiaries are considered to be permanently reinvested and, accordingly, no provision for U.S. income taxes is required on such earnings. The estimated U.S. income taxes that would be payable upon the repatriation of such earnings are not material.

--------------------------------------------------------------------------------

NOTE 17: EARNINGS PER COMMON SHARE

Earnings per common share is computed by dividing net income, adjusted for preferred stock dividends and any interest savings, by the weighted average common and common equivalent shares outstanding during each period presented. Common equivalent shares include common shares issuable under the Company's stock option and award plans, the conversion of convertible debentures and preferred stock, and restricted stock outstanding.

     In 1994, the Company computed its earnings per common share under the modified treasury stock method in accordance with Accounting Principles Board Opinion No. 15. The modified treasury stock method is used when the number of shares obtainable upon exercise of outstanding options, warrants and their equivalents, in the aggregate, exceeds 20% of the Company's outstanding common stock. Under this method, all options, warrants and their equivalents are assumed to have been exercised, whether or not dilutive, and the aggregate proceeds used to repurchase up to 20% of the outstanding shares. Any remaining proceeds are then used to reduce short-term or long-term borrowings.

     In 1993 and 1992, the Company computed its earnings per common share under the treasury stock method which assumes the aggregate proceeds obtainable upon exercise of dilutive options, warrants and their equivalents were used to repurchase outstanding shares.

     Primary earnings per common share are computed based on the weighted average number of common shares plus the incremental shares issuable under the Company's stock option and award plans. Also included are the incremental shares from the 6.5% Debentures for the year ended December 31, 1994. The 6.5% Debentures issued during 1992 did not have a dilutive effect on primary or fully diluted earnings per common share for the years ended December 31, 1993 and 1992, and therefore, were excluded from the computations.

Fully diluted earnings per common share for the years ended December 31, 1994, 1993 and 1992, in addition to the above, assumes the conversion of the 8% Debentures. For the year ended December 31, 1994, the fully diluted number assumes the conversion of the Convertible Preferred Stock. For the years ended December 31, 1993 and 1992, the fully diluted number assumes the conversion of the $1.375 Convertible Exchangeable Preferred Stock, and 1992 includes the dilutive effect of the 7% Cumulative Convertible Exchangeable Voting Preferred Stock, Series A.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

    The Company had the following weighted average number of common and common equivalent shares outstanding:

                                                                          Years Ended December 31,
                                                                     1994          1993           1992
-------------------------------------------------------------------------------------------------------
PRIMARY:
Weighted average common shares outstanding                      71,693,020    68,535,178     61,956,106
Incremental stock options and awards                             6,370,453     5,824,821      5,611,289
Weighted average effect of Cumulative Participating
   Convertible Voting Preferred Stock                                    -     4,329,959      1,812,468
                                                                ---------------------------------------
Average common and common equivalent shares                     78,063,473    78,689,958     69,379,863
                                                                =======================================
FULLY DILUTED:
Weighted average common shares outstanding                      71,693,020    68,535,178     61,956,106
Incremental stock options and awards                             7,673,929     6,785,963      6,710,424
Weighted average effect of Cumulative Participating
   Convertible Voting Preferred Stock                                    -     4,329,959      1,812,468
Weighted average common shares issuable assuming conversion
   of 8% Debentures and equity securities                        1,647,190     4,676,191     21,886,440
                                                                ---------------------------------------
Average common and common equivalent shares                     81,014,139    84,327,291     92,365,438
                                                                =======================================


     The weighted average number of common and common equivalent shares for the year ended December 31, 1994 includes the 21,500,000 common shares issued in connection with the Kidder acquisition, weighted for the period the shares were outstanding from December 16, 1994 through December 31, 1994. Similarly, the Convertible Preferred Stock was included in the fully diluted number of common and common equivalent shares based on the same period.

PaineWebber Annual Report 1994

--------------------------------------------------------------------------------

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
PAINE WEBBER GROUP INC.

We have audited the accompanying consolidated statements of financial condition of Paine Webber Group Inc. as of December 31, 1994 and 1993 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paine Webber Group Inc. at December 31, 1994 and 1993 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

New York, New York
January 31, 1995

/s/ Ernst & Young LLP

FIVE YEAR FINANCIAL SUMMARY
(in thousands except share and per share amounts)

                                                                   Years Ended December 31,
                                    1994(1)              1993               1992                  1991                 1990(2)
----------------------------------------------------------------------------------------------------------------------------------
                                   Amount     %        Amount      %      Amount       %        Amount      %        Amount      %
                              ----------------------------------------------------------------------------------------------------
REVENUES
COMMISSIONS
Listed securities             $   504,829   19.9  $   525,541   18.3   $  434,957    17.5   $  390,434   18.5    $  344,579   19.8
Mutual funds                      156,242    6.2      161,661    5.6      127,425     5.1      104,087    4.9        67,157    3.9
Options                            75,494    3.0       74,058    2.6       65,615     2.6       47,092    2.2        46,372    2.7
Direct investments                    858    0.0        4,553    0.2       15,288     0.6       24,937    1.2        39,326    2.3
Commodities                        38,171    1.5       55,374    1.9       71,900     2.9       67,463    3.2        71,006    4.1
Over-the-counter securities        71,254    2.8       77,471    2.7       53,874     2.2       42,250    2.0        28,626    1.6
Insurance                         123,446    4.9       97,469    3.4       52,819     2.2       46,785    2.2        55,172    3.2
                              ----------------------------------------------------------------------------------------------------
                                  970,294   38.3      996,127   34.7      821,878    33.1      723,048   34.2       652,238   37.6
                              ----------------------------------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS
Corporate securities              330,480   13.0      345,360   12.0      293,422    11.8      365,815   17.4       240,122   13.8
U.S. government and
   agency obligations              82,584    3.3      321,514   11.2      331,071    13.3      205,565    9.7       158,077    9.1
Municipal obligations             106,374    4.2      112,570    3.9       95,296     3.8       77,912    3.7        69,759    4.0
                              ----------------------------------------------------------------------------------------------------
                                  519,438   20.5      779,444   27.1      719,789    28.9      649,292   30.8       467,958   26.9
                              ----------------------------------------------------------------------------------------------------
INVESTMENT BANKING
Selling concessions and
   underwriting fees:
   Corporate securities           136,494    5.4      223,745    7.8      217,180     8.8      160,950    7.6       101,540    5.9
   Municipal obligations           32,608    1.3       55,573    1.9       40,705     1.6       30,288    1.4        28,849    1.7
Underwriting
   management fees:
   Corporate securities            44,592    1.7       70,510    2.4       51,394     2.1       37,485    1.8        25,091    1.4
   Municipal obligations            7,033    0.3       13,303    0.5        9,385     0.4        6,033    0.3         6,965    0.4
Private placement and
   other fees                      63,776    2.5       50,512    1.8       65,657     2.6       62,847    3.0        72,995    4.2
                              ----------------------------------------------------------------------------------------------------
                                  284,503   11.2      413,643   14.4      384,321    15.5      297,603   14.1       235,440   13.6
                              ----------------------------------------------------------------------------------------------------
ASSET MANAGEMENT                  356,368   14.1      325,690   11.3      267,088    10.8      217,433   10.3       181,324   10.4
                              ----------------------------------------------------------------------------------------------------
OTHER                             138,902    5.5      113,253    3.9       76,114     3.1       64,271    3.1        47,038    2.7
                              ----------------------------------------------------------------------------------------------------
INTEREST
Resale agreements                 538,532   21.2      419,520   14.6      382,766    15.4      457,507   21.7       673,742   38.8
Trading inventory                 569,990   22.5      621,828   21.6      463,956    18.7      443,114   21.0       369,265   21.3
Client margin accounts            220,382    8.7      158,440    5.5      132,388     5.3      133,711    6.4       160,151    9.2
Other                             365,668   14.4      176,772    6.2      115,431     4.6      179,916    8.5       191,349   11.0
                              ----------------------------------------------------------------------------------------------------
                                1,694,572   66.8    1,376,560   47.9    1,094,541    44.0    1,214,248   57.6     1,394,507   80.3
                              ----------------------------------------------------------------------------------------------------
TOTAL REVENUES                  3,964,077  156.4    4,004,717  139.3    3,363,731   135.4    3,165,895  150.1     2,978,505  171.5
INTEREST EXPENSE                1,428,653  (56.4)   1,130,712  (39.3)     879,242   (35.4)   1,056,124  (50.1)    1,242,151  (71.5)
                              ----------------------------------------------------------------------------------------------------
NET REVENUES                  $ 2,535,424  100.0  $ 2,874,005  100.0   $2,484,489   100.0   $2,109,771  100.0   $ 1,736,354  100.0
                              ====================================================================================================

FIVE YEAR FINANCIAL SUMMARY
(in thousands except share and per share amounts)

                                                                Years Ended December 31,
                                 1994(1)              1993                 1992                1991                  1990(2)
-----------------------------------------------------------------------------------------------------------------------------------
                                Amount     %        Amount      %        Amount     %        Amount      %        Amount       %
                            -------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
Compensation
   and benefits             $ 1,546,467   61.0   $ 1,628,889   56.7   $ 1,432,930   57.7   $ 1,228,070   58.2   $ 1,032,475    59.5
Office and equipment            225,375    8.9       211,880    7.4       192,948    7.8       187,985    8.9       185,309    10.7
Communications                  130,095    5.1       123,601    4.3       112,255    4.5       113,780    5.4       121,484     7.0
Business development             85,430    3.4        93,962    3.3        75,061    3.0        67,420    3.2        66,567     3.8
Brokerage, clearing and
   exchange fees                 82,577    3.2        79,752    2.8        75,689    3.1        63,219    3.0        63,316     3.6
Professional services            78,856    3.1        66,825    2.2        59,820    2.4        52,479    2.5        62,784     3.6
Other                           342,239   13.5       261,520    9.1       196,671    7.9       170,571    8.1       157,924     9.1
Restructuring and merchant
   banking reserves                  --     --            --     --           --     --             --     --       149,128     8.6
                            -------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST
   EXPENSES                   2,491,039   98.2     2,466,429   85.8     2,145,374   86.4     1,883,524   89.3     1,838,987   105.9
                            -------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES       44,385    1.8       407,576   14.2       339,115   13.6       226,247   10.7      (102,633)   (5.9)
Income taxes (benefit)           12,754    0.5       161,393    5.6       125,940    5.0        75,531    3.6       (45,282)   (2.6)
                            -------------------------------------------------------------------------------------------------------
Net income (loss)           $    31,631    1.3   $   246,183    8.6   $   213,175    8.6   $   150,716    7.1   $   (57,351)   (3.3)
                            =======================================================================================================
EARNINGS (LOSS) PER
   COMMON SHARE:(3)
   Primary                  $      0.41          $      3.11          $      2.83          $      2.10          $     (1.44)
   Fully diluted            $      0.41          $      2.95          $      2.37          $      1.67          $     (1.44)
                            =======================================================================================================
WEIGHTED AVERAGE
   COMMON SHARES:(3)
   Primary                   78,063,473           78,689,958           69,379,863           60,745,674           56,043,744
   Fully diluted             81,014,139           84,327,291           92,365,438           95,178,175           56,043,744
                            =======================================================================================================
DIVIDENDS DECLARED
   PER SHARE:
Common stock(3)             $       .48          $       .38          $       .31          $       .24          $       .23
Preferred stock:
   7% Preferred Stock       $        --          $        --          $     2.336          $     3.115          $     3.115
   $1.375 Preferred Stock   $        --          $     1.241          $     1.375          $     1.375          $     1.375
   Participating Preferred
      Stock                 $        --          $       .33          $      .053          $        --          $        --
                            =======================================================================================================


(1) The 1994 results include after-tax costs of $36 million ($50 million before income taxes) and $34 million ($57 million before income taxes) related to the Kidder, Peabody Group Inc. acquisition and a non-recurring mutual fund charge, respectively.

(2) The 1990 results include an after-tax charge of $95 million ($149 million before income taxes) for restructuring and merchant banking reserves.

(3) All share and per share data have been restated to reflect three-for-two common stock splits in March 1994 and December 1991.

COMMON STOCK AND QUARTERLY INFORMATION

-------------------------------------------------------------------------------

COMMON STOCK DIVIDEND HISTORY

During 1994, Paine Webber Group Inc. continued its policy of paying quarterly common stock dividends. Dividends declared during the last twelve quarters were as follows:

                                      Calendar Quarter
                     1st            2nd           3rd            4th
--------------------------------------------------------------------
1994              $ .12           $ .12          $.12          $ .12
1993                .08             .10           .10            .10
1992                .067            .08           .08            .08


     On February 2, 1995, Paine Webber Group Inc. declared its 1995 first quarter dividend of $0.12 per share. However, there is no assurance that dividends will continue to be paid in the future since they are dependent upon income, financial condition and other factors, including the restrictions described in Note 9 in the Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

MARKET FOR COMMON STOCK

The common stock of Paine Webber Group Inc. is listed on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange. The following table summarizes the high and low sales prices per share of the common stock as reported on the Composite Tape for the periods indicated:

                                                               High            Low
----------------------------------------------------------------------------------
CALENDAR 1994
   4th Quarter                                              $ 15.88        $ 12.75
   3rd Quarter                                                17.13          14.13
   2nd Quarter                                                17.50          15.00
   1st Quarter                                                19.75          16.50
                                                            ======================
CALENDAR 1993
   4th Quarter                                              $ 23.09        $ 17.00
   3rd Quarter                                                22.83          18.58
   2nd Quarter                                                19.75          15.83
   1st Quarter                                                18.17          14.08
                                                            ======================

     On February 10, 1995, the last reported sale price per share of common stock on the NYSE was $16.00.

     The approximate number of holders of record of Paine Webber Group Inc. common stock as of the close of business on February 15, 1995 was 6,478. Included as one holder of record is PaineWebber Incorporated, which holds securities beneficially owned by approximately 4,636 clients.

--------------------------------------------------------------------------------

QUARTERLY FINANCIAL INFORMATION
(UNAUDITED)

                                                                                          Earnings (loss) per
                                                                 Income             Net          common share
(In thousands of dollars          Total             Net   (loss) before          Income         Primary/Fully
except per share amounts)      Revenues        Revenues           taxes           (loss)              diluted
-------------------------------------------------------------------------------------------------------------
CALENDAR 1994
4th Quarter                $  1,039,231      $  614,567        $(40,499)(1)    $(19,299)(1)       $(.28)/(.28)(1)
3rd Quarter                     940,049         589,814          33,895          20,337               .27/.26
2nd Quarter                     902,349         578,966         (41,758)(2)     (25,055)(2)        (.35)/(.35)(2)
1st Quarter                   1,082,448         752,077          92,747          55,648               .71/.70
                           ==================================================================================
CALENDAR 1993
4th Quarter                $  1,075,830      $  754,037        $ 94,791        $ 56,875           $   .74/.72
3rd Quarter                   1,043,250         736,755          99,367          59,123               .75/.72
2nd Quarter                     954,936         686,463          97,215          59,301               .74/.69
1st Quarter                     930,701         696,750         116,203          70,884               .89/.84
                           ==================================================================================

     The sum of the quarterly earnings per share amounts does not equal the annual amount reported, as per share amounts are computed independently for each quarter and the full year based on respective weighted average common and common equivalent shares outstanding during each period.

(1) Includes after-tax costs of $36 million ($50 million before income taxes) related to the Kidder acquisition.

(2) Includes an after-tax charge of $34 million ($57 million before income taxes) related to a non-recurring mutual fund charge.