Form 10-K, Exhibit 13
period 1995-12-31
PAINE WEBBER GROUP INC
filed 1996-03-29
CIK 75754

                                                                    EXHIBIT 13


FINANCIAL HIGHLIGHTS

                                                                               Years Ended December 31,
(In thousands of dollars except per share amounts)         1995(1)         1994(2)        1993            1992          1991
----------------------------------------------------------------------------------------------------------------------------
Operating Results
Total revenues                                      $ 5,320,090     $ 3,964,077    $ 4,004,717     $ 3,363,731    $ 3,165,895
Net revenues (including net interest)               $ 3,350,279     $ 2,535,424    $ 2,874,005     $ 2,484,489    $ 2,109,771
Income before taxes                                 $   102,677     $    44,385    $   407,576     $   339,115    $   226,247
Net income                                          $    80,750     $    31,631    $   246,183     $   213,175    $   150,716
                                                    -------------------------------------------------------------------------

Per Common Share(3)

   Primary earnings                                 $      0.54     $      0.41    $      3.11     $      2.83    $     2.10
   Fully diluted earnings                           $      0.52     $      0.41    $      2.95     $      2.37    $     1.67
   Dividends declared                               $      0.48     $      0.48    $      0.38     $      0.31    $     0.24
   Book value                                       $     15.62     $     15.96    $     16.29     $     14.24    $    12.23
                                                    ------------------------------------------------------------------------

Financial Condition

Total assets                                        $45,671,294     $35,856,125    $37,026,909     $26,508,982    $22,621,763
Long-term borrowings and
   Redeemable Preferred Stock                       $ 2,622,797     $ 2,501,384    $ 1,936,082     $ 1,150,553    $   815,728
Stockholders' equity                                $ 1,552,288     $ 1,630,499    $ 1,195,047     $ 1,080,667    $ 1,050,478
Total capitalization                                $ 4,175,085     $ 4,131,883    $ 3,131,129     $ 2,231,220    $ 1,866,206
                                                    -------------------------------------------------------------------------

(1) The 1995 results include after-tax charges of $146 million ($230 million before income taxes) related to the resolution of the issues arising from the Company's sale of public proprietary limited partnerships.

(2) The 1994 results include after-tax costs of $36 million ($50 million before income taxes) and $34 million ($57 million before income taxes) related to the purchase of certain net assets and specific businesses of Kidder, Peabody Group Inc. and a non-recurring mutual fund charge, respectively.

(3) All per share data have been restated to reflect three-for-two common stock splits in March 1994 and December 1991.






                               -----------------
                                     PAGE 1

                                                           FINANCIAL PERFORMANCE



                                                                    Contents
--------------------------------------------------------------------------------

                                                     Management's Discussion

                                                                and Analysis  28

                                           Consolidated Financial Statements  38

                                                       Notes to Consolidated

                                                        Financial Statements  43

                                              Report of Independent Auditors  59

                                                 Five Year Financial Summary  60

                                                            Common Stock and

                                                       Quarterly Information  62

                                                       Corporate Information  63

























                                 ---------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

BUSINESS DESCRIPTION

Paine Webber Group Inc. ("PWG") is a holding company which, together with its operating subsidiaries (collectively, the "Company"), forms one of the largest full-service securities and commodities firms in the industry. Founded in 1879, the Company employs approximately 15,900 people in 310 offices worldwide.

     The Company's principal line of business is to serve the investment and capital needs of individual, corporate, institutional and public agency clients through its broker-dealer subsidiary, PaineWebber Incorporated ("PWI"), and other specialized subsidiaries. The Company holds memberships in all major securities and commodities exchanges in the United States, and makes a market in many securities traded on the National Association of Securities Dealers Automated Quotation system ("NASDAQ") or in other over-the-counter markets.

     The Company is comprised of interrelated business groups, including Research, the Private Client Group, the Municipal Securities Group, Investment Banking, Asset Management, Global Fixed Income and Commercial Real Estate, and Global Equities and Transaction Services, which utilize common operational and administrative personnel and facilities.

     The Research group provides investment advice to institutional and individual investors, and other business areas of the Company covering 786 companies in 73 industry sectors.

     The Private Client Group consists primarily of a domestic branch office system and consumer product groups through which PWI and certain other subsidiaries provide clients with financial services and products, including the purchase and sale of securities, option contracts, commodity and financial futures contracts, fixed income instruments, mutual funds, trusts and selected insurance products. The Company may act as principal or agent in providing these services. Fees charged vary according to the size and complexity of a transaction, and the activity level of a client's account.

     The Municipal Securities Group structures, underwrites, sells and trades taxable and tax-exempt issues for municipal and public agency clients.

     Through the Investment Banking group, the Company provides financial advice to, and raises capital for, a broad range of domestic and international corporate clients. Investment Banking manages and underwrites public and private offerings, participates as an underwriter in syndicates of public offerings managed by others, and provides advice in connection with mergers and acquisitions, restructurings and recapitalizations.

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

     Through the Global Fixed Income and Global Equities groups, the Company places securities for, and executes trades on behalf of, institutional clients both domestically and internationally. In addition, the Company takes positions in both fixed income securities and listed and over-the-counter equity securities to facilitate client transactions or for the Company's own account.

     The Commercial Real Estate group provides a full range of capital market services to real estate clients, including underwriting of debt and equity securities, principal lending activity, debt restructuring, property sales and bulk sales services, and a broad range of other advisory services.

     The Transaction Services group includes the correspondent services, prime brokerage and securities lending businesses, and specialist trading. Through Correspondent Services Corporation [csc], the Company provides execution and clearing services to broker-dealers





                                 ---------------

PAINEWEBBER ANNUAL REPORT 1995
--------------------------------------------------------------------------------

in the U.S. and overseas. The Company also acts as a specialist responsible for executing transactions and maintaining an orderly market in certain securities.

     The Company's businesses operate in one of the nation's most highly regulated industries. Violations of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines, and the suspension or expulsion of a firm. The Company's businesses are regulated by various agencies, including the Securities and Exchange Commission ("SEC"), the New York Stock Exchange ("NYSE"), the Commodity Futures Trading Commission ("CFTC") and the National Association of Securities Dealers.

     The Company's principal business activities are, by their nature, affected by many factors, including general economic and financial conditions, the level and volatility of interest rates, currency and security valuations, competitive conditions, counterparty risk, transactional volume and market liquidity. As a result, revenues and profitability are subject to fluctuations reflecting the impact of these factors.
--------------------------------------------------------------------------------

GENERAL BUSINESS ENVIRONMENT

The general business environment was significantly more favorable in 1995 than in 1994. After growing at a rapid 4% pace in 1994, the U.S. economy slowed appreciably in 1995. This reduced the risk of inflation, making it possible for the Federal Reserve to ease monetary policy in the second half of 1995, and sparked a substantial increase in bond prices. The yield on the 30-year treasury bond declined nearly 200 basis points during the year. Despite the economic slowdown, profits of corporations included in the S&P 500 rose nearly 20% in 1995, as U.S. corporations benefited from cost-cutting, a weak dollar and strong global demand for high-technology equipment. Benefiting from both rising earnings and declining interest rates, stock prices rose strongly in 1995, with the S&P 500 rising 34% and the NASDAQ Composite rising 40%. Most major foreign stock markets also rose in 1995, but their performance generally lagged that of the U.S.

     With securities markets buoyant, business activity has increased. The value of mergers and acquisitions announced in 1995 was 32% higher than in 1994. Total common stock offerings increased by 46% in 1995. The NYSE average daily volume was 346 million shares in 1995, versus 291 million shares in 1994. As for the debt market, corporate debt underwriting volume rose 28%.
--------------------------------------------------------------------------------

THE KIDDER, PEABODY ACQUISITION

In October 1994, the Company entered into an agreement, as thereafter supplemented, with General Electric Company ("GE") and Kidder, Peabody Group Inc. ("Kidder"), whereby the Company agreed to purchase certain assets and liabilities (the "net assets"), and specific businesses of Kidder in a series of transactions which were consummated in December 1994 and early 1995. The net assets acquired approximated $1.9 billion. The consideration given in exchange for the net assets and businesses acquired included cash of approximately $1.4 billion and the issuance of the Company's common and preferred stock valued at $603.5 million at the date of issuance (See Note 2 in the Company's Notes to Consolidated Financial Statements). As a result of this transaction, GE owns approximately 25% of the common stock of the Company on a fully diluted basis. GE is restricted from increasing ownership of the Company pursuant to a stockholders' agreement among the Company, GE and Kidder, except in certain limited circumstances.

     The acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired resulted in the Company recording approximately $98 million in goodwill, which is being amortized over 35 years on a straight-line basis. The consolidated financial statements of the Company include the results





                                 ---------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

of operations of the Kidder businesses acquired in December 1994 and early 1995 from the date of acquisition. As a result of the acquisition, the Company recorded after-tax costs of approximately $36 million in the fourth quarter of 1994 relating primarily to the elimination of duplicate facilities, severance and other personnel-related costs.
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

1995 COMPARED WITH 1994

Net income for the year ended December 31, 1995 was $226.8 million, or $1.98 per primary share ($1.90 per fully diluted share), before giving effect to after-tax charges of approximately $146 million ($230 million before income taxes) associated with the resolution of the issues arising from the Company's sale of public proprietary limited partnerships. This compares to net income of $101.5 million, or $1.30 per primary share ($1.27 per fully diluted share), earned during 1994 before giving effect to the costs related to the Kidder acquisition and a non-recurring charge in the second quarter related to the PaineWebber Short-Term U.S. Government Income Fund (the "Fund"). Net income for 1995, including the charges, was $80.8 million, or $0.54 per primary share ($0.52 per fully diluted share). This compares to 1994 net income of $31.6 million, or $0.41 per primary and fully diluted share, after giving effect to acquisition costs and the non-recurring charge related to the Fund.

     The results for the year ended December 31, 1995 were reduced by charges in the second and fourth quarters of $125.9 million ($200.0 million before income taxes) and $20.1 million ($30.0 million before income taxes), respectively, related to the costs of resolving the SEC, individual and class action claims, and administrative costs related to the Company's sale of public proprietary limited partnerships in the 1980s and early 1990s. The charges are included in "Other expenses" in the Consolidated Statement of Income. The Company has now reached a final and comprehensive resolution of the issues related to the sale of the limited partnerships, including an agreement to settle all pending class actions, a settlement with the SEC and an agreement to settle with various state regulators.

     The results for the year ended December 31, 1994 were reduced by after-tax costs in the fourth quarter of approximately $36 million ($50 million before income taxes) associated with the Kidder acquisition. The costs related to closing duplicate facilities, severance and other personnel-related costs are included in "Other expenses" in the Consolidated Statement of Income.

     In addition, results for the year ended December 31, 1994 were reduced by a non-recurring after-tax charge in the second quarter of approximately $34 million ($57 million before income taxes) relating to the reimbursement to certain shareholders of the Fund, a mutual fund managed by the Company's investment subsidiary, MHAM, for losses and other expenses attributable to mortgage-derivative securities owned by the Fund. The Fund's performance was adversely affected by the rapid and substantial decline in the mortgage-backed securities market which was triggered by rising interest rates. Beyond these unusual market conditions, however, the Company determined that certain Non-Planned Amortization Class ("non-PAC") interest only and principal only ("I/O and P/O") securities held by the Fund had shown an unacceptable level of volatility and reduced liquidity. In view of the Fund's stated investment objectives, the Company decided to reimburse certain then current and former Fund shareholders for the decline in the net asset value attributable to these securities.

     Revenues, net of interest expense, increased 32%, primarily attributable to the Kidder acquisition and improved market conditions.





                                 ---------------

PAINEWEBBER ANNUAL REPORT 1995
--------------------------------------------------------------------------------

     Commission revenues earned during 1995 were $1,272.8 million, 31% higher than the $970.3 million earned during 1994. Commissions on listed securities increased $229.7 million, or 46%, mutual fund commissions increased $42.7 million, or 27%, and commissions from over-the-counter securities increased $34.8 million, or 49%. These increases were partially offset by lower insurance commissions due to decreased sales of insurance annuities.

     Principal transactions revenues increased $394.8 million, or 76%, primarily due to improved trading results in mortgage, corporate debt, municipal and equity securities. These gains were partially offset by lower trading results in U.S. government and agency obligations.

     Investment banking revenues were $326.8 million, as compared to $284.5 million, reflecting an increased number of equity and corporate debt underwritings and an increased dollar volume of lead-managed municipal issues.

     Asset management fees increased 12% to $399.5 million, primarily due to higher fees earned on managed or wrap accounts and trust accounts. Average assets in wrap and trust accounts during 1995 were 46% higher than during 1994. The increase also reflects higher advisory fees earned on money market and institutional accounts partially offset by lower advisory and distribution fees earned on proprietary long-term mutual funds. The average assets under management in money market, institutional and long-term mutual funds were approximately $42 billion during 1995 compared to $37 billion in 1994.

     Net interest increased $21.0 million, or 8%, primarily due to the expansion of the stock loan business and increased margin lending to clients. These increases were partially offset by lower spreads earned on fixed income positions.

     Other income increased $11.2 million,or 8%, due to increased transaction fees and higher fees from Individual Retirement Accounts ("IRAs") as a result of an increased number of accounts. These increases were partially offset by lower dividends on proprietary trading inventories.

     Compensation and benefit expenses for 1995 increased $458.1 million, or 30%, primarily due to higher revenue-driven compensation paid to retail and institutional investment executives and higher performance-based incentive compensation. The increased compensation costs also reflect the acquisition of Kidder businesses and normal salary increases. Compensation and benefits as a percentage of net revenues were 59.8% during 1995, as compared to 61.0% during 1994.

     All other operating expenses increased $298.4 million, or 32%, over 1994. In 1995, other expenses include the $230.0 million charge related to the limited partnership settlements, and, in 1994, other expenses include the charge related to the Fund and costs associated with the Kidder acquisition. Higher professional fees relate primarily to increased legal and consulting fees. Higher office and equipment, communications, business development, and brokerage and clearing fees are primarily attributable to the acquired Kidder businesses. All other operating expenses as a percentage of net revenues, excluding the non-recurring charges, were 30.2% in 1995, as compared to 33.0% during 1994.


1994 COMPARED WITH 1993

Net income for the year ended December 31, 1994, before giving effect to the costs related to the Kidder acquisition and the second quarter non-recurring charge related to the Fund, was $101.5 million, or $1.30 per primary share ($1.27 per fully diluted share), compared to $246.2 million, or $3.11 per primary share ($2.95 per fully diluted share), earned during 1993. Net income, including the acquisition costs and the charge related to the Fund, was $31.6 million, or $0.41 per primary and fully diluted share. During 1994, total revenues of $4.0 billion were relatively unchanged from






                                 ---------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

1993, as decreases resulting from lower mutual fund sales and lower activity from retail and institutional clients were offset by higher interest income. Revenues, net of interest expense, decreased 12% to $2.5 billion.

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

     Investment banking revenues declined 31% during 1994 to $284.5 million. This decrease was attributable to the lower volume of corporate equity and debt issues underwritten and a lower dollar volume of lead-managed municipal issues. These declines were partially offset by higher merger and acquisition and increased private placement fees.

     Asset management fees increased 9% to $356.4 million primarily due to a 28% increase in the average level of assets in managed or wrap-fee accounts and trust accounts. The increase also reflects higher advisory fees earned on money market accounts and closed-end mutual funds. The average assets under management in money market, institutional and proprietary long-term mutual funds were approximately $37 billion during 1994 and $38 billion during 1993.

     Net interest increased $20.1 million, or 8%, as a result of higher margin lending to clients at improved spreads and expansion of the stock loan business partially offset by decreased interest income on lower fixed income inventory levels.

     Other income rose $25.6 million, or 23%, primarily due to higher transaction and account fees, increased proxy business and an increased number of IRAs and Resource Management Accounts ("RMAs"). During 1994, the number of IRAs and RMAs increased approximately 8% and 6%, respectively, from December 31, 1993.

     Compensation and benefit expenses decreased $82.4 million, or 5%, primarily due to lower performance-based incentive compensation and lower revenue-driven compensation paid to retail and institutional investment executives. These decreases were partially offset by salary increases, higher costs associated with employee benefit plan enhancements, a change in pension plan assumptions and severance costs. Compensation and benefit expenses as a percentage of net revenues were 61.0% during 1994 and 56.7% during 1993.

     All other operating expenses increased $107.0 million, or 13% over 1993, primarily due to costs related to the Kidder acquisition and charges related to the Fund. The increase also reflects higher consulting fees and increased costs related to technology initiatives.


INCOME TAXES

The effective tax rate for the year ended December 31, 1995 was 21.4% as compared to 28.7% for 1994. The decline in the effective rate was primarily due to lower state and local taxes, proportionally lower nondeductible expenses, and higher nontaxable interest for the year. The effective tax rate for the year ended December 31, 1994 declined 10.9% from the 1993 rate of 39.6%. This decline was due to higher nontaxable dividends and interest, and foreign tax credits.



                                 ---------------

PAINEWEBBER ANNUAL REPORT 1995
--------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES

The primary objectives of the Company's funding policies are to insure ample liquidity at all times and a strong capital base. These objectives are met by maximization of self-funded assets, diversification of funding sources, maintenance of prudent liquidity and capital ratios, and contingency planning.


LIQUIDITY

The Company maintains a liquid balance sheet with the majority of the assets consisting of trading assets, securities borrowed, securities purchased under agreements to resell, and receivables from clients, brokers and dealers, which are readily convertible into cash. The nature of the Company's business as a securities dealer results in carrying significant levels of trading inventories in order to meet its client and proprietary trading needs. The Company's total assets may fluctuate from period to period as the result of changes in the level of trading positions held to facilitate client transactions, the volume of resale and repurchase transactions, and proprietary trading strategies. These fluctuations depend significantly upon economic and market conditions, and transactional volume.

     The Company's total assets at December 31, 1995 were $45.7 billion compared to $35.9 billion at December 31, 1994 reflecting increases primarily in securities purchased under agreements to resell and trading assets. The majority of the Company's assets are financed by daily operations such as securities sold under agreements to repurchase, free credit balances in client accounts and securities lending activity. Additional financing sources are available through bank loans and commercial paper, committed and uncommitted lines of credit, and the issuance of long-term senior and subordinated debt.

     The Company maintains committed and uncommitted credit facilities from a diverse group of banks. The Company has two unsecured senior revolving credit agreements to provide up to $2.0 billion, including $1.2 billion, which expires in December 1996 with provisions for renewal through December 1997, and $800.0 million, which expires in December 1997. The facilities are available for general corporate purposes and to finance asset purchases. At December 31, 1995, there were no outstanding borrowings under these credit facilities. Additionally, the Company had approximately $5.0 billion in uncommitted lines of credit at December 31, 1995.

     The Company maintains public shelf registration statements for the issuance of debt securities with the SEC. During 1995, the Company filed a shelf registration statement with the SEC providing for the issuance of an additional $400.0 million of debt securities. The Company issued $473.0 million of debt under these registration statements in 1995. At December 31, 1995, the Company had $784.6 million in debt securities available for issuance.

     Long-term borrowings at December 31, 1995 grew to $2,436.0 million from $2,315.4 million at December 31, 1994. This increase primarily reflects the issuances of $125.0 million of 8 7/8% Notes in March 1995, $125.0 million of 8 1/4% Notes in May 1995, and $223.0 million of Medium-Term Notes during the year. Offsetting these increases were the maturities of $150.0 million of 9 5/8% Notes in May 1995 and $215.0 million of Medium-Term Notes. In addition, on January 23, 1996, the Company issued $100.0 million of 6 3/4% Notes Due 2006. At December 31, 1995, $135.8 million of long-term borrowings had maturity dates in 1996. The weighted average maturity on all outstanding long-term borrowings at December 31, 1995 was 6.2 years.


CAPITAL RESOURCES AND CAPITAL ADEQUACY

The Company's businesses are capital intensive. In addition to a funding policy which provides for diversification of funding sources and maximization of liquidity, the Company maintains a strong capital base. The Company's total capital base, which includes long-term borrowings, redeemable preferred stock and stockholders' equity, was $4.2 billion at December 31, 1995, an increase of $43.2 million from the prior year.





                                 ---------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

The growth in total capital is primarily due to an increase in long-term borrowings of $120.6 million offset by a decline in stockholders' equity of $78.2 million.

     During 1995, the Company issued 6.4 million shares of common stock related to employee compensation programs, increasing equity capital by over $39 million. In the fourth quarter of 1995, the Company's Board of Directors increased the number of shares of common stock authorized for repurchase by 7.5 million shares. In accordance with the repurchase programs, 8.6 million shares of common stock were repurchased during the year for $173.5 million. At December 31, 1995, the remaining number of shares of common stock authorized to be repurchased by the Company's Board of Directors was 7.7 million.

     The Board of Directors declared regular quarterly cash dividends of $0.12 per share on the Company's common stock during 1995. Dividends were also declared on the Redeemable Preferred Stock and the Convertible Preferred Stock. Also, the stockholders of the Company approved an increase in the number of common shares authorized for issuance from 100.0 million shares to 200.0 million shares in the second quarter of 1994.

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

     At December 31, 1995, the Company had investments in merchant banking transactions which were affected by liquidity, reorganization or restructuring issues amounting to $85.5 million, net of reserves, compared to $56.9 million, net of reserves, at December 31, 1994. These investments have not had a material effect on the Company's results of operations. Included in the portfolio at December 31, 1995 and 1994 was an investment of $52.2 million in a limited partnership which specializes in investments in corporate restructurings and special situations.

     The Company's activities include underwriting and market-making transactions in high-yield securities. These securities generally involve greater risks than investment-grade corporate debt securities because these issuers usually have high levels of indebtedness and lower credit ratings and are, therefore, more vulnerable to general economic conditions. At December 31, 1995, the Company held $215.1 million of high-yield securities, with approximately 74% of such securities attributable to three issuers. The Company continually monitors its risk positions associated with high-yield securities and establishes limits with respect to overall market exposure, industry group and individual issuer. The Company accounts for these positions at fair value, with unrealized gains and losses reflected in revenues. For the year ended December 31, 1995, the Company recorded pre-tax trading profits of $10.4 million on transactions in high-yield securities. For the years ended December 31, 1994 and 1993, the Company recorded a pre-tax trading loss and profit on transactions in high-yield securities of $16.3 million and $24.4 million, respectively.





                                 ---------------

PAINEWEBBER ANNUAL REPORT 1995
--------------------------------------------------------------------------------

DERIVATIVE FINANCIAL INSTRUMENTS

A derivative financial instrument represents a contractual agreement between counterparties and has value that is derived from changes in the value of some other underlying asset such as the price of another security, interest rates, currency exchange rates, specified rates (e.g. LIBOR) or indices (e.g. S&P 500), or the value referenced in the contract. Derivatives such as futures, certain options contracts and structured products (e.g. indexed warrants) are traded on exchanges, while derivatives such as forward contracts, certain options contracts, interest rate swaps, caps and floors, and other structured products are negotiated in over-the-counter markets.

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

     The notional amount of a derivative contract is used to measure the volume of activity and is not reflected on the Consolidated Statement of Financial Condition. The Company had off-balance-sheet derivative contracts outstanding with gross notional amounts of $43.0 billion and $39.4 billion at December 31, 1995 and 1994, respectively, which included $26.7 billion and $16.3 billion, respectively, related to "to be announced" mortgage securities requiring forward settlement. Also included in these amounts were $1.9 billion and $1.8 billion notional amounts of interest rate swap agreements used to hedge the Company's long-term borrowings at December 31, 1995 and 1994, respectively. (For further discussion on the Company's derivative financial instruments, see Note 11 in the Company's Notes to Consolidated Financial Statements.)

     The Company records any unrealized gains and losses on its derivative contracts used in a trading capacity by marking-to-market the contracts on a daily basis. The unrealized gain or loss is recorded on the Consolidated Statement of Financial Condition with the related profit or loss reflected in principal transactions or net interest, depending upon the type of contract. The Company accrues interest income and expense on interest rate swap agreements used to hedge its fixed rate long-term borrowings. The interest rate swap agreements had the effect of increasing net interest expense on the Company's long-term borrowings by $1.7 million for the year ended December 31, 1995 and reducing net interest expense on the Company's long-term borrowings by $29.6 million and $28.1 million for the years ended December 31, 1994 and 1993, respectively. The Company had no deferred gains or losses recorded at December 31, 1995 and 1994 related to terminated swap agreements.

     The fair value of an exchange traded derivative financial instrument is determined by quoted market prices, while over-the-counter derivatives are valued based upon pricing models which consider time value and volatility, as well as other economic factors. The fair values of the Company's derivative financial instruments held for trading purposes at December 31, 1995 were $375.5 million and $275.6 million for assets and liabilities, respectively, and are reflected on the Consolidated Statement of Financial Condition. The fair values of these instruments at December 31, 1994 were $302.4 million and $195.5 million for assets and liabilities, respectively.

     All financial instruments involve market risk. Market risk is the potential change in value of the financial instrument caused by unfavorable changes in interest rates, foreign currency exchange rates or the market values of the assets underlying the instruments. The Company




                                 ---------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

actively monitors its market risk profile through a variety of control procedures including market risk modeling, review of trading positions and hedging strategies, and monitoring adherence to established limits by an independent risk management group.

     Credit risk represents the amount of accounting loss the Company would incur should counterparties to its proprietary transactions fail to perform and the value of any collateral prove inadequate. The Company manages credit risk by monitoring net exposure to individual counterparties, monitoring credit limits and requiring additional collateral where appropriate. The current credit exposure represents the fair value or replacement cost on contracts in which the Company has recorded an unrealized gain. At December 31, 1995 and 1994, the fair values amounted to $375.5 million and $302.4 million, respectively.
--------------------------------------------------------------------------------

RISK MANAGEMENT

The Company monitors its exposure to market and counterparty risk on a daily basis through a variety of financial, security position, and credit exposure reporting and control procedures.

     Each department's trading positions, exposures, profits and losses, and trading strategies are reviewed by the senior management of each business group on a daily basis. The Company also has an independent risk management group that meets daily to review the Company's risk profile and adherence to established trading limits, and aids in the development of risk management policies. Trading position and exposure limits, as well as credit policy, are established by the Asset/Liability Management Committee which meets regularly and is comprised of senior corporate and business unit managers.

     Credit risk is substantially reduced by the industry practice of obtaining and maintaining adequate collateral until the commitments are settled. The Company also manages the credit exposure relating to its trading activities by entering into master netting agreements when feasible. The Company monitors its exposure to counterparty risk on a daily basis through the use of credit exposure information and monitoring of collateral values. The Credit department establishes and reviews credit limits for clients and other counterparties seeking margin, resale and repurchase agreement facilities, securities borrowed and securities loaned arrangements, and various other products. Although the Company closely monitors the creditworthiness of its clients, the debtors' ability to discharge amounts owed is dependent upon, among other things, general market conditions. The Company has no material concentration of credit risk with any individual counterparty.

     In addition to the above procedures, the Company has in place committees and management controls to review inventory positions, other asset accounts and asset agings on a regular basis.
--------------------------------------------------------------------------------

INFLATION

Because the Company's assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, inflation may result in increases in the Company's expenses, which may not be readily recoverable in the price of services offered. To the extent inflation results in rising interest rates and has other negative effects upon the securities markets, it may adversely affect the Company's financial condition and results of operations.








                                 ---------------

PAINEWEBBER ANNUAL REPORT 1995
--------------------------------------------------------------------------------

SEGMENT INFORMATION

The Company's business activities encompass several classes of highly integrated services, primarily those of a full-line securities broker-dealer, and are considered a single business segment for purposes of Statement of Financial Accounting Standards ("SFAS") No. 14, "Financial Reporting for Segments of a Business Enterprise." (For information on geographic data, see Note 17 in the Company's Notes to Consolidated Financial Statements.)
--------------------------------------------------------------------------------

NEW ACCOUNTING
DEVELOPMENTS

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective for fiscal years beginning after December 15, 1995. SFAS No. 121 requires impairment losses to be recognized when the sum of the expected future cash flows from the use of the asset is less than the carrying amount of the asset. The Statement also addresses accounting for long-lived assets that are expected to be disposed. The adoption of the new standard in 1996 is not expected to have a material impact on the financial statements.









                                 ---------------
                                     PAGE 37

CONSOLIDATED STATEMENTS OF INCOME

                                                                        Years Ended December 31,
(In thousands of dollars except per share amounts)                    1995          1994           1993
-------------------------------------------------------------------------------------------------------
Revenues
   Commissions                                                  $1,272,766    $  970,294     $  996,127
   Principal transactions                                          914,201       519,438        779,444
   Investment banking                                              326,777       284,503        413,643
   Asset management                                                399,540       356,368        325,690
   Other                                                           150,056       138,902        113,253
   Interest                                                      2,256,750     1,694,572      1,376,560
                                                                ---------------------------------------
      Total revenues                                             5,320,090     3,964,077      4,004,717
Interest expense                                                 1,969,811     1,428,653      1,130,712
                                                                ---------------------------------------
      Net revenues                                               3,350,279     2,535,424      2,874,005
                                                                ---------------------------------------

Non-interest expenses
   Compensation and benefits                                     2,004,585     1,546,467      1,628,889
   Office and equipment                                            266,291       225,375        211,880
   Communications                                                  149,047       130,095        123,601
   Business development                                             90,752        85,430         93,962
   Brokerage, clearing and exchange fees                            93,657        82,577         79,752
   Professional services                                           101,911        78,856         66,825
   Other                                                           541,359       342,239        261,520
                                                                ---------------------------------------
      Total non-interest expenses                                3,247,602     2,491,039      2,466,429
                                                                ---------------------------------------

Income before taxes                                                102,677        44,385        407,576
   Provision for income taxes                                       21,927        12,754        161,393
                                                                ---------------------------------------

Net income                                                      $   80,750    $   31,631     $  246,183
                                                                =======================================

Net income applicable to common shares                          $   54,781    $   31,742     $  244,349
                                                                =======================================

Earnings per common share:
   Primary                                                      $     0.54    $     0.41     $     3.11
   Fully diluted                                                $     0.52    $     0.41     $     2.95
                                                                ---------------------------------------

See Notes to Consolidated Financial Statements.



                                 ---------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                         December 31,
(In thousands of dollars except share and per share amounts)                            1995           1994
-----------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                        $   222,497    $   259,238
Cash and securities segregated and on deposit for
   federal and other regulations                                                     427,068        369,585
Trading assets, at fair value                                                     14,095,446     10,784,117
Securities purchased under agreements to resell                                   16,699,295     10,804,445
Securities borrowed                                                                7,226,515      7,826,211
Receivables:
   Clients, net of allowance for doubtful accounts of
      $12,400 and $9,139 in 1995 and 1994, respectively                            4,070,599      3,495,670
   Brokers and dealers                                                               279,676        432,565
   Dividends and interest                                                            263,948        229,462
   Fees and other                                                                    200,444        233,027
Office equipment and leasehold improvement, net of
   accumulated depreciation and amortization of $288,807
   and $245,225 in 1995 and 1994, respectively                                       322,056        272,365
Other assets                                                                       1,863,750      1,149,440
                                                                                 --------------------------
                                                                                 $45,671,294    $35,856,125
                                                                                 ==========================

Liabilities and Stockholders' Equity
Short-term borrowings                                                            $   991,227    $ 1,889,609
Trading liabilities, at fair value                                                 6,233,054      6,034,706
Securities sold under agreements to repurchase                                    25,199,377     16,873,848
Securities loaned                                                                  2,752,429      2,225,918
Payables:
   Clients                                                                         3,698,477      2,899,240
   Brokers and dealers                                                               155,118        303,244
   Dividends and interest                                                            256,338        218,719
   Other liabilities and accrued expenses                                          1,639,403        933,977
Accrued compensation and benefits                                                    570,786        344,981
                                                                                 --------------------------
                                                                                  41,496,209     31,724,242
Long-term borrowings                                                               2,436,037      2,315,415
                                                                                 --------------------------
                                                                                  43,932,246     34,039,657
                                                                                 --------------------------

Commitments and contingencies

Redeemable Preferred Stock                                                           186,760        185,969

Stockholders' Equity:
   Convertible Preferred Stock                                                       100,000        100,000
   Common stock, $1 par value, 200,000,000 shares authorized; issued
      104,492,091 shares and 100,613,737 shares in 1995 and 1994, respectively       104,492        100,614
   Additional paid-in capital                                                        831,763        784,974
   Retained earnings                                                                 719,325        715,052
                                                                                 --------------------------
                                                                                   1,755,580      1,700,640

   Treasury stock, at cost; 7,417,845 shares and 1,297,081 shares
      in 1995 and 1994, respectively                                                (151,616)       (21,981)
   Unamortized cost of restricted stock                                              (55,302)       (51,803)
   Foreign currency translation adjustment                                             3,626          3,643
                                                                                 --------------------------
                                                                                   1,552,288      1,630,499
                                                                                 --------------------------
                                                                                 $45,671,294    $35,856,125
                                                                                 ==========================

See Notes to Consolidated Financial Statements.



                                 ---------------

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                    Cumulative
                                                                 Participating            $1.375     6% Cumulative
                                                                   Convertible       Convertible       Convertible
                                                                        Voting      Exchangeable        Redeemable
(In thousands of dollars except share and per share amounts)   Preferred Stock   Preferred Stock   Preferred Stock
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                         $ 150,000         $  38,760         $       0
------------------------------------------------------------------------------------------------------------------
Net income
Dividends declared:
   Common stock, $.38 per share
   $1.375 Preferred Stock, $1.241 per share
   Participating Preferred Stock, $.33 per share
Redemption and conversion of Participating Preferred Stock            (150,000)
Redemption or conversion of $1.375 Preferred Stock                                       (38,760)
Exercises of stock option
Restricted stock awards
Amortization of the cost of restricted stock
Conversion of debentures
Tax benefit relating to employee compensation programs
Minimum pension liability
Other
Repurchases of common stock
Foreign currency translation
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                                 0                 0                 0
------------------------------------------------------------------------------------------------------------------
Net income
Dividends declared: Common stock, $.48 per share
Dividends accrued:
   Redeemable Preferred Stock
   Convertible Preferred Stock
Issuance of Convertible Preferred Stock                                                                    100,000
Issuance of common stock relating to business acquisition
Exercises of stock options
Restricted stock awards
Amortization of the cost of restricted stock
Conversion of debentures
Tax benefit relating to employee compensation programs
Other
Repurchases of common stock
Foreign currency translation
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                                 0                 0           100,000
------------------------------------------------------------------------------------------------------------------
Net income
Dividends declared:
   Common stock, $.48 per share
   Redeemable Preferred Stock, $9.00 per share
   Convertible Preferred Stock, $6.00 per share
Exercises of stock options
Restricted stock awards
Amortization of the cost of restricted stock
Conversion of debentures
Tax benefit relating to employee compensation programs
Other
Repurchases of common stock
Foreign currency translation
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                         $       0         $       0         $ 100,000
------------------------------------------------------------------------------------------------------------------

See Notes in Consolidated Financial Statements.



                                ----------------

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                                     Unamortized
                                                                            Additional                                   Cost of
                                                                   Common      Paid-in    Retained      Treasury      Restricted
(In thousands of dollars except share and per share amounts)        Stock      Capital    Earnings         Stock           Stock
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                    $  78,519    $ 470,315   $ 529,049     $(149,462)      $ (30,709)
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                 246,183
Dividends declared:
   Common stock, $.38 per share                                                            (27,454)
   $1.375 Preferred Stock, $1.241 per share                                                 (1,833)
   Participating Preferred Stock, $.33 per share                                            (1,686)
Redemption and conversion of Participating Preferred Stock                       3,247     (22,529)       93,420
Redemption or conversion of $1.375 Preferred Stock                    551       10,261        (615)
Exercises of stock options                                            888       (1,195)                   19,428
Restricted stock awards                                             3,628       64,156                                   (67,784)
Amortization of the cost of restricted stock                                                                              37,513
Conversion of debentures                                                       (13,912)                   39,162
Tax benefit relating to employee compensation programs                          29,651
Minimum pension liability                                                        4,635
Other                                                                  17        1,329                     1,689
Repurchases of common stock                                                                             (116,627)
Foreign currency translation
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                       83,603      568,487     721,115      (112,390)        (60,980)
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                  31,631
Dividends declared: Common stock, $.48 per share                                           (36,475)
Dividends accrued:
   Redeemable Preferred Stock                                                                 (969)
   Convertible Preferred Stock                                                                (250)
Issuance of Convertible Preferred Stock
Issuance of common stock relating to business acquisition          14,000      177,374                   127,095
Exercises of stock options                                            579        3,803
Restricted stock awards                                             2,432       32,464                                   (34,896)
Amortization of the cost of restricted stock                                                                              44,073
Conversion of debentures                                                          (205)                    1,455
Tax benefit relating to employee compensation programs                           2,597
Other                                                                              454                     4,992
Repurchases of common stock                                                                              (43,133)
Foreign currency translation
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                      100,614      784,974     715,052       (21,981)        (51,803)
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                  80,750
Dividends declared:
   Common stock, $.48 per share                                                            (47,203)
   Redeemable Preferred Stock, $9.00 per share                                             (22,500)
   Convertible Preferred Stock, $6.00 per share                                             (6,000)
Exercises of stock options                                            942       (4,377)                   34,388
Restricted stock awards                                             2,936       52,471                                   (55,407)
Amortization of the cost of restricted stock                                                                              51,908
Conversion of debentures                                                        (4,252)                    9,502
Tax benefit relating to employee compensation programs                           2,947
Other                                                                                         (774)
Repurchases of common stock                                                                             (173,525)
Foreign currency translation
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                    $ 104,492    $ 831,763   $ 719,325     $(151,616)      $ (55,302)
--------------------------------------------------------------------------------------------------------------------------------





                                                                    Foreign                          Number of Shares
                                                                   Currency            Total   ---------------------------
                                                                Translation    Stockholders'         Common       Treasury
(In thousands of dollars except share and per share amounts)     Adjustment           Equity          Stock          Stock
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                     $   (5,805)      $1,080,667   $ 78,518,729   $(12,476,834)
--------------------------------------------------------------------------------------------------------------------------
Net income                                                                           246,183
Dividends declared:
   Common stock, $.38 per share                                                      (27,454)
   $1.375 Preferred Stock, $1.241 per share                                           (1,833)
   Participating Preferred Stock, $.33 per share                                      (1,686)
Redemption and conversion of Participating Preferred Stock                           (75,862)                    7,500,000
Redemption or conversion of $1.375 Preferred Stock                                   (28,563)       551,154
Exercises of stock options                                                            19,121        888,409      1,537,137
Restricted stock awards                                                                    0      3,628,205
Amortization of the cost of restricted stock                                          37,513
Conversion of debentures                                                              25,250                     2,771,672
Tax benefit relating to employee compensation programs                                29,651
Minimum pension liability                                                              4,635
Other                                                                                  3,035         16,765        135,592
Repurchases of common stock                                                         (116,627)                   (6,036,000)
Foreign currency translation                                          1,017            1,017
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                         (4,788)       1,195,047     83,603,262     (6,568,433)
--------------------------------------------------------------------------------------------------------------------------
Net income                                                                            31,631
Dividends declared: Common stock, $.48 per share                                     (36,475)
Dividends accrued:
   Redeemable Preferred Stock                                                           (969)
   Convertible Preferred Stock                                                          (250)
Issuance of Convertible Preferred Stock                                              100,000
Issuance of common stock relating to business acquisition                            318,469     14,000,000      7,500,000
Exercises of stock options                                                             4,382        578,593
Restricted stock awards                                                                    0      2,431,882
Amortization of the cost of restricted stock                                          44,073
Conversion of debentures                                                               1,250                        84,740
Tax benefit relating to employee compensation programs                                 2,597
Other                                                                                  5,446                       291,750
Repurchases of common stock                                                          (43,133)                   (2,605,138)
Foreign currency translation                                          8,431            8,431
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                          3,643        1,630,499    100,613,737     (1,297,081)
--------------------------------------------------------------------------------------------------------------------------
Net income                                                                            80,750
Dividends declared:
   Common stock, $.48 per share                                                      (47,203)
   Redeemable Preferred Stock, $9.00 per share                                       (22,500)
   Convertible Preferred Stock, $6.00 per share                                       (6,000)
Exercises of stock options                                                            30,953        942,511      1,993,837
Restricted stock awards                                                                    0      2,935,843
Amortization of the cost of restricted stock                                          51,908
Conversion of debentures                                                               5,250                       524,303
Tax benefit relating to employee compensation programs                                 2,947
Other                                                                                   (774)
Repurchases of common stock                                                         (173,525)                   (8,638,904)
Foreign currency translation                                            (17)             (17)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                     $    3,626       $1,552,288   $104,492,091   $ (7,417,845)
--------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.



                                ----------------
                                     PAGE 41

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Years Ended December 31,
(In thousands of dollars)                                             1995          1994            1993
--------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                  $    80,750    $    31,631    $   246,183
   Adjustments to reconcile net income to cash
      provided by (used for) operating activities:
   Noncash items included in net income:
      Depreciation and amortization                                 54,100         40,619         31,034
      Deferred income taxes                                        (90,778)       (48,827)         3,609
      Amortization of deferred charges                             174,122        128,817         90,923
      Other                                                        213,852         29,232         51,058
   (Increase) decrease in operating receivables:
      Clients                                                      189,652        (82,116)      (628,297)
      Brokers and dealers                                          152,889        479,265       (351,984)
      Dividends and interest                                       (33,608)       (12,205)       (45,449)
      Fees and other                                                37,124       (113,067)        75,898
   Increase (decrease) in operating payables:
      Clients                                                      587,798        154,031        462,492
      Brokers and dealers                                         (148,126)      (361,016)        40,546
      Dividends and interest                                        37,602        (47,992)        66,767
      Other                                                        739,065        142,176        134,327
   (Increase) decrease in:
      Cash and securities on deposit                               (57,483)       (42,413)       149,760
      Trading assets                                            (3,310,637)     5,534,676     (5,919,229)
      Securities purchased under agreements to resell           (5,820,114)      (530,933)    (3,895,664)
      Securities borrowed                                          599,696     (1,908,905)       352,572
      Other assets                                                (820,625)      (318,193)      (274,529)
   Increase (decrease) in:
      Trading liabilities                                          198,348     (1,502,636)     2,641,834
      Securities sold under agreements to repurchase             8,285,379        (29,888)     4,096,326
      Securities loaned                                            526,511        100,101        687,745
                                                               -----------------------------------------
      Cash provided by (used for) operating activities           1,595,517      1,642,357     (1,984,078)
                                                               -----------------------------------------
Cash flows from investing activities:
   Proceeds from (payments for):

      Net assets acquired in business acquisition                 (624,090)      (726,217)            --
      Acquisition-related expenditures                             (46,157)            --             --
      Sales (purchases) of investments                             112,499       (234,531)            --
      Office equipment and leasehold improvements                  (81,880)       (82,904)       (95,886)
                                                               -----------------------------------------
      Cash used for investing activities                          (639,628)    (1,043,652)       (95,886)
                                                               -----------------------------------------
Cash flows from financing activities:
   Net proceeds from (payments on):
      Short-term borrowings                                       (898,382)      (889,604)     1,459,006
   Proceeds from:
      Long-term borrowings                                         493,357        637,379      1,126,907
      Employee stock transactions                                   36,203         11,078         21,121
   Payments for:
      Long-term borrowings                                        (374,580)      (259,750)      (316,997)
      Repurchases of common stock                                 (173,525)       (43,133)      (116,627)
      Preferred stock transactions                                      --             --       (104,425)
      Dividends                                                    (75,703)       (36,475)       (30,973)
                                                               -----------------------------------------
      Cash (used for) provided by financing activities            (992,630)      (580,505)     2,038,012
                                                               -----------------------------------------
      Increase (decrease) in cash and cash equivalents             (36,741)        18,200        (41,952)
      Cash and cash equivalents, beginning of year                 259,238        241,038        282,990
                                                               -----------------------------------------
      Cash and cash equivalents, end of year                   $   222,497    $   259,238    $   241,038
                                                               =========================================


See Notes to Consolidated Financial Statements.



                                -----------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)
--------------------------------------------------------------------------------
NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION

Paine Webber Group Inc. ("PWG") is a holding company which, together with its operating subsidiaries (collectively, the "Company"), forms one of the largest full-service securities and commodities firms in the industry. The Company is engaged in one principal line of business, that of serving the investment and capital needs of individual, corporate, institutional and public agency clients.


BASIS OF PRESENTATION

The consolidated financial statements include the accounts of PWG and its wholly owned subsidiaries, including its principal subsidiary PaineWebber Incorporated ("PWI"). All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made in prior year amounts to conform to current year presentations. The consolidated financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.Actual results could differ from those estimates.


TRADING INSTRUMENTS

Trading assets and liabilities are generally recorded in the Consolidated Statement of Financial Condition on settlement date. Recording such transactions on a trade date basis would not result in a material difference. Related revenues and expenses are generally recorded in the accounts on trade date.

     Trading assets and liabilities, including derivative contracts held for trading or to hedge trading inventory positions, are recorded at fair value in the Consolidated Statement of Financial Condition. Realized and unrealized gains and losses are reflected in revenues in the period during which the change in fair value occurs. Fair value is generally based upon quoted market prices. If quoted market prices are not available, or if liquidating the Company's position is reasonably expected to impact market prices, fair value is determined based upon other relevant factors, including dealer price quotations, price activity of similar instruments and pricing models. Pricing models consider the time value and volatility factors underlying the financial instruments and other economic measurements.


COLLATERALIZED SECURITIES TRANSACTIONS

Securities purchased under agreements to resell ("resale agreements") and securities sold under agreements to repurchase ("repurchase agreements"), principally U.S. government and agency securities, are recorded at the amount at which the securities will be resold or reacquired as specified in the respective agreements, plus accrued interest. It is Company policy to obtain possession or control of securities, which have a fair value in excess of the original principal amount loaned, in order to collateralize resale agreements. The Company is required to provide securities to counterparties in order to collateralize repurchase agreements. The Company monitors the fair value of the securities purchased and sold under these agreements daily. Should the fair value of the securities decline below or increase above the principal amount advanced or received, plus accrued interest, additional collateral is requested or excess collateral is returned when deemed appropriate. When specific conditions are met, including the existence of a legally enforceable master netting agreement, resale agreements and repurchase agreements are netted on the Consolidated Statement of Financial Condition as permitted under Financial Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," and Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements."

     Resale agreements and repurchase agreements for which the resale/repurchase date corresponds to the maturity date of the underlying securities, are accounted for as purchases and sales, respectively.

     Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received in connection with the transaction. Securities borrowed transactions require the Company to deposit cash or other collateral with the lender. With respect to securities loaned, the Company receives collateral. The initial collateral advanced or received has a fair value equal to, or greater than, the fair value of the securities borrowed or loaned. The Company monitors the fair value of the securities borrowed and loaned on a daily basis and requests additional collateral or returns excess collateral, as appropriate.


OFFICE EQUIPMENT AND LEASEHOLD IMPROVEMENTS

The Company depreciates office equipment using the straight-line method over estimated useful lives of


                               -----------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
three to ten years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining term of the lease.


INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred taxes are provided based upon the net tax effects of temporary differences between the book and tax bases of assets and liabilities. The Company files a consolidated federal income tax return.


TRANSLATION OF FOREIGN CURRENCIES

Assets and liabilities denominated in foreign currencies are translated at year-end rates of exchange, and revenues and expenses are translated at average rates of exchange during the year. Gains and losses resulting from translation adjustments are accumulated in a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in net income.


STOCK BASED COMPENSATION

The Company grants stock options to employees and non-employee directors with an exercise price equal to the fair market value at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense related to the granting of such stock options.


CASH FLOWS

Cash and cash equivalents are defined as highly liquid investments not held for resale, with a maturity of three months or less when purchased. Total interest payments for the years ended December 31, 1995, 1994 and 1993 were $1,932,192, $1,499,398 and $1,063,945, respectively.


ACCOUNTING DEVELOPMENTS

In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective for fiscal years beginning after December 15, 1995. SFAS No. 121 requires impairment losses to be recognized when the sum of the expected future cash flows from the use of the asset is less than the carrying amount of the asset. SFAS No. 121 also addresses accounting for long-lived assets that are expected to be disposed. The adoption of SFAS No. 121 is not expected to have a material impact on the financial statements.

--------------------------------------------------------------------------------
NOTE 2: BUSINESS ACQUISITION

In October 1994, the Company entered into an agreement, as thereafter supplemented, with General Electric Company ("GE") and Kidder, Peabody Group Inc. ("Kidder"), whereby the Company agreed to purchase certain assets and liabilities (the "net assets"), and specific businesses of Kidder in a series of transactions which were consummated in December 1994 and early 1995. The net assets acquired approximated $1,900,000. The consideration given in exchange for the net assets and businesses acquired included cash of approximately $1,400,000 and the issuance of the Company's common and preferred stock valued at $603,469 at the date of issuance. The cash proceeds were obtained from various funding sources. The Company issued 21,500,000 shares of common stock valued at $318,469, 2,500,000 shares of 20 year 9% Cumulative Redeemable Preferred Stock, Series C valued at $185,000 at the date of issuance, and 1,000,000 shares of 20 year 6% Cumulative Convertible Redeemable Preferred Stock, Series A valued at $100,000 (See Note 8). As a result of this transaction, GE owns approximately 25% of the common stock of the Company on a fully diluted basis. GE is restricted from increasing ownership of the Company pursuant to a stockholders' agreement among the Company, GE and Kidder, except in certain limited circumstances.

        The acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired resulted in the Company recording approximately $98,000 in goodwill, which is being amortized over 35 years on a straight-line basis. The consolidated financial statements of the Company include the results of operations of the Kidder businesses acquired in December 1994 and early 1995 from the date of acquisition. As a result of the acquisition, the Company recorded after-tax costs of approximately $36,000 in the fourth quarter of 1994 relating primarily to the elimination of duplicate facilities, severance and other personnel-related costs.


                               -----------------

PAINEWEBBER ANNUAL REPORT 1995
--------------------------------------------------------------------------------
NOTE 3: LIMITED PARTNERSHIP INVESTMENT CHARGES

The results for the year ended December 31, 1995 were reduced by after-tax charges of approximately $146,000 ($230,000 before income taxes) associated with the resolution of the issues arising from the Company's sale of public proprietary limited partnerships in the 1980s and early 1990s. The charges are included in "Other expenses" in the Consolidated Statement of Income. The Company has now reached a final and comprehensive resolution of the issues related to the sale of the limited partnerships, including an agreement to settle all pending class actions, a settlement with the Securities and Exchange Commission ("SEC") and an agreement to settle with various state regulators.

--------------------------------------------------------------------------------
NOTE 4: FAIR VALUE OF FINANCIAL INSTRUMENTS

Substantially all of the Company's financial instruments are carried at fair value or amounts approximating fair value. Assets, including cash and cash equivalents, cash and securities segregated for regulatory purposes, trading assets, resale agreements, securities borrowed, and certain receivables, are carried at fair value or contracted amounts which approximate fair value. Similarly, liabilities, including short-term borrowings, trading liabilities, repurchase agreements, securities loaned, and certain payables, are carried at fair value or contracted amounts approximating fair value.

     At December 31, 1995 and 1994, the fair values of long-term borrowings were $2,478,095 and $2,107,538, respectively, as compared to the carrying amounts of $2,436,037 and $2,315,415, respectively. The estimated fair value of long-term borrowings is based upon quoted market prices for the same or similar issues and pricing models. However, for substantially all of its fixed rate debt, the Company enters into interest rate swap agreements to convert its fixed rate payments into floating rate payments, which partially offset the effect of the changes in interest rates on the fair value of the Company's long-term borrowings.

     The fair value of interest rate swaps used to hedge the Company's long-term borrowings is based upon the amounts the Company would receive or pay to terminate the agreements, taking into account current interest rates and creditworthiness of the counterparties. The fair values of the interest rate swaps were $33,756 receivable and $172,193 payable at December 31, 1995 and 1994, respectively. The carrying amounts of the interest rate swap agreements included in the Company's Consolidated Statement of Financial Condition at December 31, 1995 and 1994 were net receivables of $1,730 and $4,480, respectively. For discussion on the fair values of the Company's off-balance-sheet financial instruments see Notes 11 and 13.

--------------------------------------------------------------------------------
NOTE 5: TRADING INVENTORIES

At December 31, 1995 and 1994, trading assets and liabilities, recorded at fair value, consisted of the following:


                                                            1995          1994
-------------------------------------------------------------------------------
Trading assets
   U.S. government and agency obligations            $ 4,854,878   $ 3,560,201
   Mortgages and mortgage-backed securities            4,240,163     2,441,940
   Corporate debt securities                           2,364,597     1,816,747
   Commercial paper and other short-term debt          1,252,652     1,242,988
   State and municipal obligations                       821,487     1,018,875
   Corporate equity securities                           561,669       703,366
                                                     -------------------------
                                                     $14,095,446   $10,784,117
                                                     =========================
Trading liabilities
   U.S. government and agency obligations            $ 4,570,733   $ 4,918,655
   Mortgages and mortgage-backed securities              127,708        44,370
   Corporate debt securities                             714,588       398,913
   State and municipal obligations                        21,467        57,751
   Corporate equity securities                           798,558       615,017
                                                     -------------------------
                                                     $ 6,233,054   $ 6,034,706
                                                     =========================



                               -----------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
     Trading liabilities commit the Company to deliver specified securities at predetermined prices. These transactions may result in market risk since, to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected in the Consolidated Statement of Financial Condition.

--------------------------------------------------------------------------------
NOTE 6: SHORT-TERM BORROWINGS

The Company meets its short-term financing needs by obtaining bank loans on either a secured or unsecured basis; by issuing commercial paper and medium-term notes; by entering into agreements to repurchase, whereby securities are sold with a commitment to repurchase at a future date; and through securities lending activity.

     Short-term borrowings at December 31, 1995 and 1994 consisted of the following:


                                                  1995           1994
---------------------------------------------------------------------
Commercial paper                             $ 547,554    $   906,650
Bank loans and other                           443,673        982,959
                                             ------------------------

                                             $ 991,227    $ 1,889,609
                                             ========================


     The interest rate on commercial paper fluctuates throughout the year. The weighted average interest rates on commercial paper borrowings outstanding at December 31, 1995 and 1994 were 6.00% and 5.90%, respectively, and during 1995 and 1994 were 6.09% and 4.34%, respectively.

     Bank loans generally bear interest at rates based on either the federal funds rate or the London Interbank Offered Rate ("LIBOR"). The weighted average interest rates on bank loans outstanding at December 31, 1995 and 1994 were 5.63% and 6.25%, respectively, and the weighted average interest rates during 1995 and 1994 were 6.63% and 4.37%, respectively.

     At December 31, 1995, the Company had committed and available two unsecured senior revolving credit facilities with a group of banks aggregating $2,000,000, of which $1,200,000 expires in December 1996 with provisions for renewal through December 1997, and $800,000 expires in December 1997. Interest on borrowings under the terms of the revolving credit facilities is computed, at the option of the Company, at a rate based on LIBOR or an alternate rate based on the higher of a base rate or the federal funds rate. The Company pays a fee on the commitments. At December 31, 1995, there were no outstanding borrowings under these credit facilities. At December 31, 1994, there was $500,000 outstanding under these facilities included in bank loans and other.

--------------------------------------------------------------------------------
NOTE 7: LONG-TERM BORROWINGS

Long-term borrowings at December 31, 1995 and 1994 consisted of the following:

                                                       1995           1994
--------------------------------------------------------------------------
Fixed Rate Notes due 1996 - 2014                 $1,289,478    $ 1,177,159
Fixed Rate Subordinated Notes due 2002              174,412        174,324
Medium-Term Senior Notes                            651,475        618,070
Medium-Term Subordinated Notes                      283,150        308,150
Convertible Debentures                               17,038         18,627
Other                                                20,484         19,085

                                                 -------------------------
                                                 $2,436,037    $ 2,315,415
                                                 =========================



                                ----------------

PAINEWEBBER ANNUAL REPORT 1995
--------------------------------------------------------------------------------

     During 1995, the Company issued, in two separate offerings, fixed rate notes in an aggregate principal amount of $250,000 due 2002 and 2005, with interest rates of 8 1/4% and 8 7/8%, respectively. In the second quarter of 1995, $150,000 of 9 5/8% Notes matured. Interest rates on the remaining fixed rate notes and subordinated notes outstanding at December 31, 1995 range from 6 1/4% to 9 1/4% and the weighted average interest rate on these notes outstanding at December 31, 1995 was 7.56%. Interest on the notes is payable semi-annually.

     The Company has a Multiple Currency Medium-Term Note Program under the terms of which the Company may offer for sale medium-term senior and subordinated notes (collectively, the "Medium-Term Notes") due from nine months to thirty years from date of issuance. The Medium-Term Notes may be either fixed or variable with respect to interest rates. At December 31, 1995, the Company had outstanding $753,425 of fixed rate Medium-Term Notes and $181,200 of variable rate Medium-Term Notes. The Medium-Term Notes outstanding at December 31, 1995 had an average maturity of 3.7 years and a weighted average interest rate of 7.03%.

     The Company has entered into interest rate swap agreements which effectively convert substantially all of its fixed rate notes into floating rate obligations. The floating interest rates are based on LIBOR and generally adjust semi-annually. The effective weighted average interest rates on the fixed rate obligations, after giving effect to the interest rate swap agreements, were 7.07% and 6.86% at December 31, 1995 and 1994, respectively. The notional amounts and maturities of the interest rate swap agreements outstanding at December 31, 1995 were as follows:

----------------------------------------------------
1996 - 1998                              $   461,700
1999 - 2001                                  642,000
2002 - 2004                                  535,000
2005 - 2007                                  300,000
                                         -----------
                                         $ 1,938,700
                                        ============

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

     The 8% Debentures are fully convertible, at the option of the holders, into 340,000 shares of 7.5% Convertible Preferred Stock, which are then convertible into 927,383 shares of common stock. The 6.5% Debentures are fully convertible, at the option of the holders, into 1,945,009 shares of 6.0% Convertible Preferred Stock, which are then convertible into 2,917,514 shares of common stock. The Debentures are redeemable at the employees' option, subject to certain conditions through 1998. In January 1996, the Company called for the redemption of the 8% Debentures due 1998.

     The aggregate amount of principal repayment requirements on long-term borrowings for each of the five years subsequent to December 31, 1995, and the total amount due thereafter, are as follows:

----------------------------------------------------
1996                                     $   135,750
1997                                         168,750
1998                                         280,976
1999                                         155,475
2000                                         445,407
Thereafter                                 1,249,679
                                         -----------
                                          $2,436,037
                                         ===========




                               -----------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 8: PREFERRED STOCK

The Company has authorization to issue up to 20,000,000 shares of preferred stock, in one or more series, with a par value of $20.00 per share.


REDEEMABLE PREFERRED STOCK

In connection with the acquisition of certain net assets of Kidder in December 1994 (See Note 2), the Company issued 2,500,000 shares of 20 year 9% Cumulative Redeemable Preferred Stock, Series C (the "Redeemable Preferred Stock"), with a stated value and liquidation preference of $100.00 per share. The Redeemable Preferred Stock was recorded at its fair value of $185,000 at the date of issuance, which is increased periodically by charges to retained earnings, using the interest method, so that the carrying amount equals the redemption amount of $250,000 at the mandatory redemption date on December 15, 2014. The Redeemable Preferred Stock is redeemable at any time on or after December 16, 1999, in whole or in part, at the option of the Company at a price of $100.00 per share, plus accrued and unpaid dividends. Dividends on the Redeemable Preferred Stock are cumulative and payable in quarterly installments. Holders of the Redeemable Preferred Stock have no voting rights except in the event of certain dividend payment defaults.


CONVERTIBLE PREFERRED STOCK

The Company also issued, in connection with the Kidder acquisition, 1,000,000 shares of 20 year 6% Cumulative Convertible Redeemable Preferred Stock, Series A (the "Convertible Preferred Stock"), with a stated value and liquidation preference of $100.00 per share. The Convertible Preferred Stock was recorded at its fair value of $100,000. The Convertible Preferred Stock is convertible into Common stock at any time, in whole or in part, at the option of the holder, at a conversion price of $18.13 per common share, subject to adjustment. The Convertible Preferred Stock is redeemable in cash at any time, in whole or in part, at the option of the Company, at redemption prices equal to the greater of $140.00 per share or a formula price for the first five years, then $105.00 per share on or after December 16, 1999 and declining by $1.00 per share per year to $100.00 per share on or after December 16, 2004, plus accrued and unpaid dividends. Beginning December 16, 1999, in lieu of a cash payment upon redemption, the Company may issue, subject to shareholder approval, shares of its common stock equivalent to the redemption price divided by the then current market price per common share. The Convertible Preferred Stock is subject to mandatory redemption on December 15, 2014. Dividends on the Convertible Preferred Stock are cumulative and payable in quarterly installments. Holders of the Convertible Preferred Stock have no voting rights, except in the event of certain dividend payment defaults.

--------------------------------------------------------------------------------
NOTE 9: COMMON STOCK

During 1995, the Company repurchased 8,638,904 shares of its common stock at an aggregate cost of $173,525. In the fourth quarter of 1995, the Company's Board of Directors increased the number of shares of common stock authorized for repurchase by 7,500,000 shares. In accordance with the repurchase programs, the Company had available to repurchase at December 31, 1995 a maximum of 7,742,898 shares of common stock. As of December 31, 1995, the Company had 32,866,933 authorized shares of common stock reserved for issuance in connection with convertible securities, and stock option and stock award plans.

        In December 1994, the Company issued 21,500,000 shares of common stock valued at $318,469 in connection with the Kidder acquisition (See Note 2), of which 7,500,000 shares were issued from treasury stock at an average cost of $16.95 per share.

        On February 3, 1994, the Board of Directors of the Company declared a three-for-two common stock split in the form of a 50% stock dividend, effective on March 10, 1994. All share and per share data presented in this Annual Report to Stockholders reflect the effect of the split. In addition, during the second quarter of 1994, the stockholders of the Company approved an increase in the number of common shares authorized for issuance from 100,000,000 shares to 200,000,000 shares.


                               -----------------

PAINEWEBBER ANNUAL REPORT 1995
--------------------------------------------------------------------------------
NOTE 10: CAPITAL REQUIREMENTS

PWI, a registered broker-dealer, is subject to the SEC Uniform Net Capital Rule and New York Stock Exchange ("NYSE") Growth and Business Reduction capital requirements. Under the method of computing capital requirements adopted by PWI, minimum net capital shall not be less than 2% of combined aggregate debit items arising from client transactions, plus excess margin collected on securities purchased under agreements to resell, as defined. A reduction of business is required if net capital is less than 4% of such aggregate debit items. Business may not be expanded if net capital is less than 5% of such aggregate debit items. As of December 31, 1995, PWI's net capital of $587,544 was 13% of aggregate debit items and its net capital in excess of the minimum required was $494,549.

     Advances, dividend payments and other equity withdrawals by PWI and other regulated subsidiaries are restricted by the regulations of the SEC, NYSE, and international securities and banking agencies, as well as by covenants in various loan agreements. At December 31, 1995, the equity of the Company's subsidiaries totaled approximately $1,550,000. Of this amount, approximately $469,000 was not available for payment of cash dividends and advances.

     Under the terms of certain borrowing agreements, the Company is subject to dividend payment restrictions and minimum net worth and net capital requirements. At December 31, 1995, these restrictions did not affect the Company's ability to pay dividends.

-------------------------------------------------------------------------------

NOTE 11: FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

HELD OR ISSUED FOR TRADING PURPOSES

In the normal course of business, the Company engages in a variety of derivative and non-derivative financial instrument transactions in connection with its market risk management, its principal trading activities and also on behalf of its clients. Derivative financial instruments include forward and futures contracts, options contracts, interest rate swaps and other contracts committing the Company to purchase or deliver other instruments at specified future dates and prices, or to make or receive payments based upon notional amounts and specified rates or indices. As defined by the FASB in SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," a derivative financial instrument also includes unsettled purchase and sale agreements and firm or standby commitments for the purchase of securities. It does not include on-balance-sheet receivables and payables whose values are derived from changes in the value of some underlying asset or index, such as mortgage-backed securities and structured notes.

     In connection with its market risk management and principal trading activities, the Company may enter into a derivative contract to manage the risk arising from other financial instruments or to take a position based upon expected future market conditions. The Company also takes positions to facilitate client transactions and acts as a market-maker in certain listed and unlisted securities. These contracts are valued at market, and unrealized gains and losses are reflected in the financial statements.

     A large portion of the Company's derivative financial instruments are "to be announced" mortgage securities requiring forward settlement. As a principal in the mortgage-backed securitization business, the Company has outstanding forward purchase and sale agreements committing the Company to deliver participation certificates and mortgage-backed securities.

     Set forth on the following page are the gross contract or notional amounts of all off-balance-sheet derivative financial instruments held or issued for trading purposes. These amounts are not reflected in the Consolidated Statement of Financial Condition and are indicative only of the volume of activity at December 31, 1995 and 1994. They do not represent amounts subject to market risks, and in many cases, limit the Company's overall exposure to market losses by hedging other on- and off-balance-sheet transactions.



                               -----------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                               Notional or Contract Amount
                                                    December 31, 1995             December 31, 1994
                                                    ------------------------------------------------------
                                                    Purchases           Sales     Purchases          Sales
----------------------------------------------------------------------------------------------------------
Mortgage-backed forward contracts
   and options written and purchased              $13,140,269     $15,861,501   $ 8,757,807    $ 9,256,738
Foreign currency forward contracts, futures
   contracts, and options written and purchased     1,894,724       2,040,414     2,325,721      1,855,557
Equity securities contracts including futures,
    forwards, and options written and purchased       993,161       1,220,400     1,931,330      2,216,565
Other fixed income securities contracts
   including futures, forwards, and options
   written and purchased                            2,647,504       3,148,312     5,321,100      5,374,546
Interest rate swaps, caps and floors                  104,050               -       285,450        230,000



     Set forth below are the fair values of derivative financial instruments held or issued for trading purposes as of December 31, 1995 and 1994. The fair value amounts are determined by quoted market prices and pricing models which consider the time value and volatility of the underlying instruments. Changes in fair value are reflected in trading revenues or net interest as incurred, depending on the nature of the contract. The amounts are netted by counterparty only when the criteria of Financial Accounting Standards Board Interpretation No. 39 are met.

                                                                       Fair Value at
                                                       December 31, 1995             December 31, 1994
                                                   ----------------------------------------------------
                                                     Assets    Liabilities        Assets    Liabilities
-------------------------------------------------------------------------------------------------------
Mortgage-backed forward contracts
   and options written and purchased               $129,272       $116,536      $ 30,606       $ 25,209
Foreign currency forward contracts, futures
   contracts, and options written and purchased      83,222         48,710        55,345         44,244
Equity securities contracts including futures,
   forwards, and options written and purchased      135,977         52,250       204,938        116,973
Other fixed income securities contracts
   including futures, forwards, and options
   written and purchased                             22,353         58,148        10,150          8,988
Interest rate swaps, caps and floors                  4,660              -         1,372            128



     Set forth below are the average fair values of derivative financial instruments held or issued for trading purposes during the years ended December 31, 1995 and 1994. The average fair value is based on the average of the month-end balances during the year.


                                                          Average Fair Value for the Years Ended
                                                       December 31, 1995             December 31, 1994
                                                   ----------------------------------------------------
                                                     Assets    Liabilities        Assets    Liabilities
-------------------------------------------------------------------------------------------------------
Mortgage-backed forward contracts
   and options written and purchased               $118,784       $108,825      $202,484       $191,687
Foreign currency forward contracts, futures
   contracts, and options written and purchased      71,805         89,857        56,528         53,810
Equity securities contracts including futures,
   forwards, and options written and purchased      217,849        142,507       162,388        155,422
Other fixed income securities contracts
   including futures, forwards, and options
   written and purchased                             16,620         21,449        23,527         13,293
Interest rate swaps, caps and floors                  2,132              -         1,757          1,147







                               -----------------

PAINEWEBBER ANNUAL REPORT 1995
--------------------------------------------------------------------------------
     The Company also enters into agreements to sell securities, at predetermined prices, which have not yet been purchased. The Company is exposed to market risk since to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected on the Consolidated Statement of Financial Condition.

     The off-balance-sheet derivative trading transactions are generally short-term. At December 31, 1995, over 98% of the off-balance-sheet derivative trading financial instruments had remaining maturities of less than one year.

     The Company's risk of loss in the event of counterparty default is limited to the current fair value or replacement cost on contracts in which the Company has recorded an unrealized gain. These amounts are reflected as assets on the Company's Consolidated Statement of Financial Condition and amounted to $375,484 and $302,411 at December 31, 1995 and 1994, respectively. Options written do not expose the Company to credit risk since they do not obligate the counterparty to perform. Transactions in futures contracts are conducted through regulated exchanges which have margin requirements, and are settled in cash on a daily basis, thereby minimizing credit risk.

     The following table summarizes the Company's principal transactions revenues (net trading revenues) by business activity for the years ended December 31, 1995 and 1994. Principal transactions revenues include realized and unrealized gains and losses in the fair value of derivative and other financial instruments.

                                                                               Years Ended December 31,
                                                                                    1995           1994
-------------------------------------------------------------------------------------------------------
Corporate equities (includes equity securities, equity index futures, equity
   index options and swaps, and equity options contracts)                     $  377,650    $   324,178
Municipals (includes municipal and government securities)                        139,764        139,039
U.S. government (includes U.S. government securities,
   financial futures and options contracts)                                      125,397        123,211
Mortgage and mortgage-backed (includes mortgage-backed and government
   securities, mortgage-backed forwards and options contracts)                   110,836       (116,032)
Corporate debt and other (includes debt, foreign currency forwards, futures
   and options contracts, and other securities)                                  160,554         49,042
                                                                              -------------------------
                                                                              $  914,201    $   519,438
                                                                              =========================


HELD OR ISSUED FOR PURPOSES OTHER THAN TRADING

The Company enters into interest rate swap agreements to ensure that the interest rate characteristics of assets and liabilities are matched. As of December 31, 1995 and 1994, the Company had outstanding interest rate swap agreements with commercial banks with notional amounts of $1,938,700 and $1,836,250, respectively. These agreements effectively converted substantially all of the Company's fixed rate debt at December 31, 1995 into floating rate debt. The interest rate swap agreements entered into have had the effect of increasing net interest expense on the Company's long-term borrowings by $1,682 for the year ended December 31, 1995 and reducing net interest expense by $29,563 and $28,116 for the years ended December 31, 1994 and 1993, respectively. The difference to be received or paid on the swap agreements is included in interest expense as incurred and any related receivable from or payable to counterparties is reflected as an asset or liability, accordingly. The Company had no deferred gains or losses related to terminated swap agreements at December 31, 1995 and 1994. The Company is subject to market risk as interest rates fluctuate. The interest rate swaps contain credit risk to the extent the Company is in a receivable or gain position and the counterparty defaults. However, the counterparties to the agreements are large financial institutions and the Company has not experienced defaults in the past and management does not anticipate any counterparty defaults in the foreseeable future. See Note 4 for further discussion of interest rate swap agreements used for hedging purposes.


                               -----------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 12: RISK MANAGEMENT

Transactions involving derivative and non-derivative financial instruments involve varying degrees of both market and credit risk. The Company monitors its exposure to market and credit risk on a daily basis and through a variety of financial, security position and credit exposure reporting and control procedures.


MARKET RISK

Market risk is the potential change in value of the financial instrument caused by unfavorable changes in interest rates, foreign currency exchange rates or the fair values of the securities underlying the instrument. The Company has a variety of methods to monitor its market risk profile. The senior management of each business group is responsible for reviewing trading positions, exposures, profits and losses, and trading strategies on a daily basis. The Company also has an independent risk management group which aids in setting and monitoring risk management policies of the Company, including monitoring adherence to the established limits, performing market risk modeling, and reviewing trading positions and hedging strategies. The Asset/Liability Management Committee, comprised of senior corporate and business unit managers, is responsible for establishing trading position and exposure limits.

     Market risk modeling is based on estimating loss exposure through daily stress testing. These results are compared to daily limits, and exceptions are subject to review and approval by senior management. Other market risk control procedures include monitoring inventory agings, reviewing traders' marks and regular meetings between the senior management of the business groups and the risk management group.


CREDIT RISK IN PROPRIETARY TRANSACTIONS

Counterparties to the Company's proprietary trading, hedging, financing and arbitrage activities are primarily financial institutions, including brokers and dealers, banks and institutional clients. Credit losses could arise should counterparties fail to perform and the value of any collateral proves inadequate. The Company manages credit risk by monitoring net exposure to individual counterparties on a daily basis, monitoring credit limits and requiring additional collateral where appropriate.

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

     The Company may pledge clients' margined securities as collateral in support of securities loaned and bank loans as well as to satisfy margin requirements at clearing organizations. The amounts loaned or pledged are limited to the extent permitted by applicable margin regulations. Should the counterparty fail to return the clients' securities, the Company may be required to replace them at prevailing market prices. At December 31, 1995, the market value of client securities loaned to other brokers approximated the amounts due or collateral obtained.


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

     Client transactions include positions in commodities and financial futures, trading liabilities and written options. The risk to the Company's clients in these transactions can be substantial, principally due to price volatility which can reduce the clients' ability to meet their obligations. Margin deposit requirements pertaining to commodity futures and options transactions are generally lower than those for exchange-traded securities. To the extent clients are unable to meet their commitments to the Company and margin deposits are insufficient to cover outstanding liabilities, the Company may take market action and credit losses could be realized.

     Trades are recorded on a settlement date basis. Should either the client or broker fail to perform, the Company may be required to complete the transaction at prevailing market prices. Trades pending at December 31, 1995 were settled without adverse effect on the Company's financial statements, taken as a whole.



                                ----------------

PAINEWEBBER ANNUAL REPORT 1995
--------------------------------------------------------------------------------

CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk that arise from financial instruments (whether on- or off-balance-sheet) exist for groups of counterparties when they have similar economic characteristics that would cause their ability to meet obligations to be similarly affected by economic, industry, or geographic factors. As a major securities firm, the Company engages in activities with a broad range of corporations, governments, and institutional and individual investors. The Company has no significant exposure to any individual counterparty. The Company seeks to control its credit risk and the potential for risk concentration through a variety of reporting and control procedures described above.

     The Company's most significant industry concentration, which arises within its normal course of business activities, is financial institutions including banks, brokers and dealers, mutual funds and insurance companies. At December 31, 1995, the Company had outstanding resale agreements and securities borrowed of $8,502,505 with brokers and dealers, and $7,032,233 with commercial banks which were collateralized by cash and securities of approximately equal fair value.

-------------------------------------------------------------------------------

NOTE 13: COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases office space and equipment under noncancelable operating lease agreements which expire at various dates through 2014. As of December 31, 1995, the aggregate minimum future rental payments required by operating leases with initial or remaining lease terms exceeding one year are as follows:

-------------------------------------------------------------------------------

1996                                   $ 146,640
1997                                     134,646
1998                                     120,294
1999                                     112,868
2000                                      78,731
Thereafter                               404,511
                                       ---------
                                       $ 997,690
                                       =========



     Rentals are subject to periodic escalation charges and do not include amounts payable for insurance, taxes and maintenance. In addition, minimum payments have not been reduced by future minimum sublease rental income of $27,680.

     For the years ended December 31, 1995, 1994 and 1993, rent expense under operating leases was $169,852, $145,508 and $143,120, respectively.


OTHER COMMITMENTS AND CONTINGENCIES

At December 31, 1995 and 1994, the Company was contingently liable under unsecured letters of credit totaling $114,090 and $212,211, respectively, which approximates fair value. In addition, at December 31, 1995, certain of the Company's subsidiaries were contingently liable as issuer of $86,160 of notes payable to managing general partners of various limited partnerships pursuant to Internal Revenue Service guidelines. There is no market for these guarantees, therefore, it is not practicable to estimate their fair value. In the opinion of management, these contingencies will not have a material adverse effect on the Company's consolidated financial statements, taken as a whole. The Company also had commitments to invest up to $9,100 in certain investment funds as of December 31, 1995.

     In February 1996, two limited partnerships, in which a subsidiary of the Company serves as the general partner and certain key employees serve as the limited partners, entered into two unsecured credit facilities with a commercial bank under which the bank agreed to make unsecured loans to the limited partnerships of up to $77,525. The Company entered into an agreement with the bank to purchase the loans under certain specific circumstances.

     At December 31, 1995 and 1994, securities with a fair value of $441,612 and $674,669, respectively, had been loaned or pledged as collateral for securities borrowed of approximately equal fair value.

     In meeting the financing needs of certain of its clients, PWI has issued standby letters of credit which amounted to $20,322 at December 31, 1995. The standby letters of credit are fully collateralized by marginable securities.

     In the normal course of business, the Company enters into when-issued transactions and underwriting



                               -----------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

commitments. Settlement of these transactions at December 31, 1995 would not have had a material impact on the Company's consolidated financial statements, taken as a whole.

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

-------------------------------------------------------------------------------
NOTE 14: STOCK OPTIONS AND STOCK AWARDS

Under the Company's various Stock Option and Award Plans (the "Plans"), officers and other key employees are granted options (both non-qualified stock options and incentive stock options) to purchase shares of common stock at a price not less than the fair market value of the stock on the date the option is granted. Options for the Company's common stock have also been granted to limited partnerships, in which key employees of the Company are limited partners, and to non-employee directors. Options are exercisable at either the date of grant, in ratable installments or otherwise, generally over a period of one to four years from the date of grant. The rights generally expire within ten years after the date of grant.

     The activity during the years ended December 31, 1993, 1994, and 1995 was as follows:

                                                                            Number of      Option price
                                                                               Shares         per share
-------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1992 (4,501,062 exercisable)            9,996,304    $ 6.55 - 16.27
Granted                                                                     5,244,957     14.75 - 20.42
Exercised                                                                  (2,425,546)     6.55 - 19.47
Terminated                                                                   (534,760)     7.22 - 19.47
                                                                           ----------------------------

Options outstanding at December 31, 1993 (2,776,678 exercisable)           12,280,955      6.55 - 20.42
Granted                                                                     4,095,550     14.44 - 18.67
Exercised                                                                    (574,586)     6.55 - 16.29
Terminated                                                                   (630,309)     7.14 - 19.46
                                                                           ----------------------------

Options outstanding at December 31, 1994 (5,201,831 exercisable)           15,171,610      6.55 - 20.42
Granted                                                                     5,666,430     14.44 - 20.13
Exercised                                                                  (2,934,098)     6.55 - 19.46
Terminated                                                                   (958,519)     6.55 - 19.46
                                                                           ----------------------------

Options outstanding at December 31, 1995 (3,188,665 exercisable)           16,945,423    $ 6.55 - 20.42
                                                                           ============================


     The Plans also provide for the granting of cash and restricted stock awards, stock appreciation rights, restricted stock units, stock purchase rights, performance units and other stock based awards. The Company had no stock appreciation rights or stock purchase rights outstanding at December 31, 1995. Restricted stock awards are granted to key employees, whereby shares of the Company's common stock are awarded in the name of the employee, who has all rights of a stockholder, subject to certain sale and transfer restrictions. The awards generally contain restrictions on sales and transfer ranging from one to three years. The restricted stock awards are subject to forfeiture if the employee is terminated prior to the prescribed restriction period.

     During the years ended December 31, 1995, 1994 and 1993, the Company awarded 2,935,843, 2,431,882 and 3,628,205 shares, respectively, of restricted stock, net of forfeitures. The market value of the restricted shares awarded has been recorded as unamortized cost of restricted stock and is shown as a separate component of stockholders' equity. The unamortized cost of restricted stock is being amortized over the restricted period. The charge to compensation expense, net of forfeitures, amounted to $51,908, $44,073 and $37,513, in the years ended December 31, 1995, 1994 and 1993, respectively.

     At December 31, 1995 and 1994, there were 6,560,893 and 5,319,467 shares, respectively, available for future stock option, common stock and restricted stock awards under these Plans.


                               -----------------

PAINEWEBBER ANNUAL REPORT 1995
--------------------------------------------------------------------------------

NOTE 15: EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Company has a non-contributory defined benefit pension plan (the "Plan"), which provides benefits to eligible employees. Pension expense for the years ended 1995, 1994 and 1993 for the Plan included the following components:



                                                            1995            1994         1993
---------------------------------------------------------------------------------------------
Service cost for benefits earned during the period      $ 14,641        $ 14,626     $  9,906
Interest cost on projected benefit obligation             17,024          16,448       14,017
Actual return on Plan assets                             (47,269)          1,777      (20,203)
Net amortization and deferral                             32,424         (15,167)       9,247
                                                        -------------------------------------
Net periodic pension cost                               $ 16,820        $ 17,684     $ 12,967
                                                        =====================================


     The following table summarizes the funded status and the prepaid pension asset included in "Other assets" on the Company's Consolidated Statement of Financial Condition at December 31, 1995 and 1994:

                                                                            1995         1994
---------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:

   Vested                                                               $254,656     $182,032
   Non-vested                                                              8,185        5,851
                                                                        ---------------------
Accumulated benefit obligation                                           262,841      187,883
Effect of projected future compensation levels                            15,273       10,821
                                                                        ---------------------
Projected benefit obligation                                             278,114      198,704
Plan assets at fair value                                                274,505      216,761
                                                                        ---------------------
Plan assets in excess of (less than) projected benefit obligation         (3,609)      18,057
Unrecognized net assets existing at January 1, 1987
   being recognized over fifteen years                                    (5,365)      (6,205)
Unrecognized prior service cost                                            5,817        7,854
Unrecognized net loss and actuarial experience                            81,593       51,551
                                                                        ---------------------

Prepaid pension asset at year end                                       $ 78,436     $ 71,257
                                                                        =====================



     The projected benefit obligation for the Plan was determined for 1995 and 1994 using assumed discount rates of 7 1/4% and 8 3/4%, respectively, and an assumed rates of compensation increase of 5%. The weighted average assumed rate of return on Plan assets was 9 1/2% for 1995, 1994 and 1993.

     The Company's funding policy is to contribute to the Plan amounts that can be deducted for federal income tax purposes. The Company's contributions paid for the Plan years 1995, 1994 and 1993 were $24,000, $10,295 and $66,604, respectively. Plan assets consist primarily of equity securities and U.S. government and agency obligations.


SAVINGS INVESTMENT PLAN

The PaineWebber Savings Investment Plan ("SIP") is a defined contribution plan for eligible employees of the Company. Under SIP, employee contributions are matched by the Company on a graduated scale, which for 1995 and 1994, was based in part on the Company's pre-tax earnings and the compensation of eligible employees. For 1993, the scale was based, in part, on the Company's pre-tax return on equity and the compensation of eligible employees. The provision for Company contributions for amounts contributed or to be contributed in cash or stock to SIP amounted to approximately $7,400, $5,900 and $3,500 for the years ended December 31, 1995, 1994 and 1993, respectively.


OTHER BENEFIT PLANS

The Company also provides certain life insurance and health care benefits to employees. The costs of such benefits for the years ended December 31, 1995, 1994 and 1993 were $55,600, $50,800 and $45,800, respectively.



                               -----------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 16: INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For financial reporting purposes, net deferred tax assets are included in "Other assets" in the Consolidated Statement of Financial Condition. Deferred tax assets are reflected without reduction for a valuation allowance. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995, 1994 and 1993 are as follows:

                                                                    1995          1994         1993
---------------------------------------------------------------------------------------------------
Deferred tax assets:
   Employee benefits                                            $ 98,389      $ 73,783      $57,489
   Deferred deductions                                            99,205        44,388       30,735
   Valuation of trading assets and investments                         -             -        6,857
   Other                                                          26,998        28,456            -
                                                                -----------------------------------
      Total deferred tax assets                                  224,592       146,627       95,081
                                                                -----------------------------------
Deferred tax liabilities:

   Tax over book depreciation                                     15,543        14,135       13,087
   Accelerated deductions and deferred income                     16,809        10,379       24,608
   Safe harbor leases                                              5,567         6,135        6,625
   Valuation of trading assets and investments                     5,270        17,154            -
   Other                                                           3,711        11,910       12,674
                                                                -----------------------------------
      Total deferred tax liabilities                              46,900        59,713       56,994
                                                                -----------------------------------
                                                                $177,692      $ 86,914      $38,087
                                                                ===================================


     The significant components of the provision for income taxes for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                                                    1995          1994          1993
----------------------------------------------------------------------------------------------------
Current:
   Federal                                                      $ 64,953       $12,224      $103,890
   State                                                          27,033         9,930        35,403
   Foreign                                                        20,719        11,448        18,491
                                                                ------------------------------------
   Total current                                                 112,705        33,602       157,784
                                                                ------------------------------------

Deferred:
   Federal                                                       (65,601)      (17,947)        7,935
   State                                                         (25,177)       (6,490)         (737)
   Foreign                                                             -         3,589        (3,589)
                                                                ------------------------------------
   Total deferred                                                (90,778)      (20,848)        3,609
                                                                ------------------------------------
                                                                $ 21,927       $12,754      $161,393
                                                                ====================================




                               -----------------

PAINEWEBBER ANNUAL REPORT 1995
--------------------------------------------------------------------------------
     The reconciliation of income taxes, computed at the statutory federal rate, to the provision for income taxes recorded for the years ended December 31, 1995, 1994 and 1993, is as follows:


                                                          1995                1994                 1993
--------------------------------------------------------------------------------------------------------
                                                  Amount     %         Amount    %         Amount     %
                                                  ------------------------------------------------------

Tax at statutory federal rate                    $35,937  35.0%       $15,536   35.0%     $142,652  35.0%
State and local income taxes,
   net of federal tax benefit                      1,206   1.2          2,236    5.0        22,533   5.5
Foreign rate differential                         (2,500) (2.4)        (1,141)  (2.6)       (4,636) (1.1)
Nontaxable dividends and interest                 (9,754) (9.5)        (3,545)  (8.0)       (2,383) (0.6)
Restricted stock dividends                        (1,025) (1.0)          (864)  (1.9)         (636) (0.2)
Nondeductible expenses                             2,779   2.7          2,743    6.2         1,055   0.3
Other, net                                        (4,716) (4.6)        (2,211)  (5.0)        2,808   0.7
                                               ---------------------------------------------------------
                                                 $21,927  21.4%       $12,754   28.7%     $161,393  39.6%
                                               =========================================================


     Income taxes paid for the years ended December 31, 1995, 1994 and 1993 were $28,248, $68,455 and $128,089, respectively.

     Undistributed earnings of the Company's foreign subsidiaries are considered to be permanently reinvested and, accordingly, no provision for U.S. income taxes is required on such earnings. As of December 31, 1995, such earnings were estimated to be $128,000. The estimated U.S. income taxes that would be payable upon the repatriation of such earnings are not material.

-------------------------------------------------------------------------------

NOTE 17: GEOGRAPHIC DATA

The Company's business activities are highly integrated and constitute a single industry segment for purposes of SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." The table below presents information about the Company's operations by geographic area. Calculations are based on the location of the Company's individual legal entities within their respective subsidiaries. Due to the global nature of the financial markets and the integration of the Company's business activities, the Company believes that the amounts derived in this manner are not necessarily meaningful in understanding its business.


                                                                    1995           1994           1993
------------------------------------------------------------------------------------------------------------------
Total revenues:
   United States                                             $ 5,107,476    $ 3,806,784    $ 3,848,280
   Non-U.S.*                                                     212,614        157,293        156,437
                                                             -----------------------------------------

                                                             $ 5,320,090    $ 3,964,077    $ 4,004,717
                                                             =========================================
Net revenues:
   United States                                             $ 3,161,799    $ 2,399,884    $ 2,731,634
   Non-U.S.*                                                     188,480        135,540        142,371
                                                             -----------------------------------------

                                                             $ 3,350,279    $ 2,535,424    $ 2,874,005
                                                             =========================================
Income before taxes:
   United States                                             $    58,498    $       220    $   378,078
   Non-U.S.*                                                      44,179         44,165         29,498
                                                             -----------------------------------------

                                                             $   102,677    $    44,385    $   407,576
                                                             =========================================
Identifiable assets:
   United States                                             $36,575,206    $29,758,945   $ 33,997,979
   Non-U.S.*                                                   9,096,088      6,097,180      3,028,930
                                                            ------------------------------------------
                                                             $45,671,294    $35,856,125   $ 37,026,909
                                                            ==========================================


*Predominantly the United Kingdom.



                               -----------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 18: EARNINGS PER COMMON SHARE

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

     In 1995 and 1994, the Company computed its earnings per common share under the modified treasury stock method in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share." The modified treasury stock method is used when the number of shares obtainable upon exercise of outstanding options, warrants and their equivalents, in the aggregate, exceeds 20% of the Company's outstanding common stock. Under this method, all options, warrants and their equivalents are assumed to have been exercised, whether or not dilutive, and the aggregate proceeds used to repurchase up to 20% of the outstanding shares. Any remaining proceeds are then used to reduce short-term borrowings.

     In 1993, the Company computed its earnings per common share under the treasury stock method which assumes the aggregate proceeds obtainable upon exercise of dilutive options, warrants and their equivalents were used to repurchase outstanding shares.

     The Company calculated primary and fully-diluted earnings per common share as follows:



                                                                          Years Ended December 31,
                                                                      1995          1994           1993
-------------------------------------------------------------------------------------------------------
Primary:

Weighted average common shares outstanding                      92,030,417    71,693,020     68,535,178
Incremental stock options and awards                             9,241,691     6,370,453      5,824,821
Weighted average effect of Cumulative Participating
   Convertible Voting Preferred Stock                                    -             -      4,329,959
                                                               ----------------------------------------
Weighted average common and common equivalent shares           101,272,108    78,063,473     78,689,958
                                                               ========================================

Net income                                                         $80,750       $31,631       $246,183
Interest savings on convertible debentures and
   short-term borrowings                                             3,322         1,330              -
Preferred dividend requirements                                    (29,291)       (1,219)        (1,834)
                                                              -----------------------------------------
Net income applicable to common shares                             $54,781       $31,742       $244,349
                                                              =========================================
Primary earnings per common share                                  $  0.54       $  0.41       $   3.11
                                                              =========================================

Fully Diluted:

Weighted average common shares outstanding                      92,030,417    71,693,020     68,535,178
Incremental stock options and awards                             9,241,691     7,673,929      6,785,963
Weighted average effect of Cumulative Participating
   Convertible Voting Preferred Stock                                    -             -      4,329,959
Weighted average common shares issuable assuming conversion
   of 8% Debentures and equity securities                                -     1,647,190      4,676,191
                                                              -----------------------------------------
Weighted average common and common equivalent shares           101,272,108    81,014,139     84,327,291
                                                              =========================================
Net income                                                         $80,750       $31,631       $246,183
Interest savings on convertible debentures and
   short-term borrowings                                             1,526         2,181          3,004
Preferred dividend requirements                                    (29,291)         (969)             -
                                                              -----------------------------------------
Net income applicable to common shares                             $52,985       $32,843       $249,187
                                                              =========================================
Fully diluted earnings per common share                            $  0.52       $  0.41       $   2.95
                                                              =========================================





                                ----------------

PAINEWEBBER ANNUAL REPORT 1995
--------------------------------------------------------------------------------

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
PAINE WEBBER GROUP INC.

We have audited the accompanying consolidated statements of financial condition of Paine Webber Group Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by man agement, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paine Webber Group Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

New York, New York
January 31, 1996



                                                        /s/ Ernst & Young LLP
                                                        -----------------------



                               -----------------
                                    PAGE 59

FIVE YEAR FINANCIAL SUMMARY
(in thousands of dollars except share and per share amounts)



                                                                      Years Ended December 31,
                                   1995(1)            1994(2)               1993                1992                1991
-------------------------------------------------------------------------------------------------------------------------------
                                 Amount      %       Amount     %         Amount     %        Amount    %         Amount     %

                              -------------------------------------------------------------------------------------------------
Revenues
Commissions
Listed securities             $  734,525   21.9  $  504,829   19.9    $  525,541   18.3   $  434,957   17.5   $  390,434   18.5
Mutual funds                     198,897    5.9     156,242    6.2       161,661    5.6      127,425    5.1      104,087    4.9
Options                           81,992    2.5      75,494    3.0        74,058    2.6       65,615    2.6       47,092    2.2
Direct investments                    74    0.0         858    0.0         4,553    0.2       15,288    0.6       24,937    1.2
Commodities                       47,456    1.4      38,171    1.5        55,374    1.9       71,900    2.9       67,463    3.2
Over-the-counter securities      106,065    3.2      71,254    2.8        77,471    2.7       53,874    2.2       42,250    2.0
Insurance                        103,757    3.1     123,446    4.9        97,469    3.4       52,819    2.2       46,785    2.2
                              -------------------------------------------------------------------------------------------------
                               1,272,766   38.0     970,294   38.3       996,127   34.7      821,878   33.1      723,048   34.2
                              -------------------------------------------------------------------------------------------------
Principal transactions
Corporate securities             627,203   18.7     330,480   13.0       345,360   12.0      293,422   11.8      365,815   17.4
U.S. government and
   agency obligations             98,557    3.0      82,584    3.3       321,514   11.2      331,071   13.3      205,565    9.7
Municipal obligations            188,441    5.6     106,374    4.2       112,570    3.9       95,296    3.8       77,912    3.7
                              -------------------------------------------------------------------------------------------------
                                 914,201   27.3     519,438   20.5       779,444   27.1      719,789   28.9      649,292   30.8
                              -------------------------------------------------------------------------------------------------
Investment banking
Selling concessions and
   underwriting fees:
   Corporate securities          171,903    5.1     136,494    5.4       223,745    7.8      217,180    8.8      160,950    7.6
   Municipal obligations          35,842    1.1      32,228    1.3        55,573    1.9       40,705    1.6       30,288    1.4
Underwriting
   management fees:
   Corporate securities           35,596    1.0      44,592    1.7        70,510    2.4       51,394    2.1       37,485    1.8
   Municipal obligations           7,736    0.2       7,413    0.3        13,303    0.5        9,385    0.4        6,033    0.3
Private placement and
   other fees                     75,700    2.3      63,776    2.5        50,512    1.8       65,657    2.6       62,847    3.0
                              -------------------------------------------------------------------------------------------------
                                 326,777    9.7     284,503   11.2       413,643   14.4      384,321   15.5      297,603   14.1
                              -------------------------------------------------------------------------------------------------
Asset management                 399,540   11.9     356,368   14.1       325,690   11.3      267,088   10.8      217,433   10.3
                              -------------------------------------------------------------------------------------------------
Other                            150,056    4.5     138,902    5.5       113,253    3.9       76,114    3.1       64,271    3.1
                              -------------------------------------------------------------------------------------------------
Interest
Resale agreements                850,013   25.4     538,532   21.2       419,520   14.6      382,766   15.4      457,507   21.7
Securities borrowed              143,560    4.3      88,552    3.5        46,519    1.6       33,667    1.3       67,600    3.2
Trading inventory                876,583   26.2     569,990   22.5       621,828   21.6      463,956   18.7      443,114   21.0
Client margin accounts           309,429    9.2     220,382    8.7       158,440    5.5      132,388    5.3      133,711    6.4
Other                             77,165    2.3     277,116   10.9       130,253    4.6       81,764    3.3      112,316    5.3
                              -------------------------------------------------------------------------------------------------
                               2,256,750   67.4   1,694,572   66.8     1,376,560   47.9    1,094,541   44.0    1,214,248   57.6
                              -------------------------------------------------------------------------------------------------
Total revenues                 5,320,090  158.8   3,964,077  156.4     4,004,717  139.3    3,363,731  135.4    3,165,895  150.1
Interest expense               1,969,811  (58.8)  1,428,653  (56.4)    1,130,712  (39.3)     879,242  (35.4)   1,056,124  (50.1)
                              -------------------------------------------------------------------------------------------------
Net revenues                  $3,350,279  100.0  $2,535,424  100.0    $2,874,005  100.0   $2,484,489  100.0   $2,109,771  100.0
                              =================================================================================================



                                                         ---------------
                                                             PAGE 60

FIVE YEAR FINANCIAL SUMMARY
(in thousands of dollars except share and per share amounts)

                                                                         Years Ended December 31,
                                       1995(1)             1994(2)             1993               1992               1991
---------------------------------------------------------------------------------------------------------------------------------
                                     Amount     %        Amount     %        Amount     %       Amount      %       Amount     %
                                -------------------------------------------------------------------------------------------------
Non-interest expenses
Compensation
   and benefits                 $ 2,004,585   59.8   $1,546,467   61.0   $1,628,889   56.7  $1,432,930    57.7  $1,228,070   58.2
Office and equipment                266,291    7.9      225,375    8.9      211,880    7.4     192,948     7.8     187,985    8.9
Communications                      149,047    4.5      130,095    5.1      123,601    4.3     112,255     4.5     113,780    5.4
Business development                 90,752    2.7       85,430    3.4       93,962    3.3      75,061     3.0      67,420    3.2
Brokerage, clearing and
   exchange fees                     93,657    2.8       82,577    3.2       79,752    2.8      75,689     3.1      63,219    3.0
Professional services               101,911    3.0       78,856    3.1       66,825    2.2      59,820     2.4      52,479    2.5
Other                               541,359   16.2      342,239   13.5      261,520    9.1     196,671     7.9     170,571    8.1
                                -------------------------------------------------------------------------------------------------
Total non-interest
   expenses                       3,247,602   96.9    2,491,039   98.2    2,466,429   85.8   2,145,374    86.4   1,883,524   89.3
                                -------------------------------------------------------------------------------------------------
Income before taxes                 102,677    3.1       44,385    1.8      407,576   14.2     339,115    13.6     226,247   10.7
Provision for income taxes           21,927    0.7       12,754    0.5      161,393    5.6     125,940     5.0      75,531    3.6
                                -------------------------------------------------------------------------------------------------
Net income                      $    80,750    2.4   $   31,631    1.3   $  246,183    8.6  $  213,175     8.6  $  150,716    7.1
                                =================================================================================================
Earnings per
   common share:(3)
   Primary                      $      0.54          $     0.41          $     3.11         $     2.83          $     2.10
   Fully diluted                $      0.52          $     0.41          $     2.95         $     2.37          $     1.67
                                =================================================================================================
Weighted average
   common shares:(3)
   Primary                      101,272,108          78,063,473          78,689,958         69,379,863          60,745,674
   Fully diluted                101,272,108          81,014,139          84,327,291         92,365,438          95,178,175
                                =================================================================================================
Dividends declared
   per share:
Common stock(3)                 $       .48          $      .48          $      .38         $      .31          $      .24
Preferred stock:
   Redeemable Preferred Stock   $      9.00          $       --          $       --         $       --          $       --
   Convertible Preferred Stock  $      6.00          $       --          $       --         $       --          $       --
   7% Preferred Stock           $        --          $       --          $       --         $    2.336          $    3.115
   $1.375 Preferred Stock       $        --          $       --          $    1.241         $    1.375          $    1.375
   Participating Preferred
      Stock                     $        --          $       --          $      .33         $     .053          $       --
                                =================================================================================================

(1) The 1995 results include after-tax charges of $146 million ($230 million before income taxes) related to the resolution of the issues arising from the Company's sale of public proprietary limited partnerships.

(2) The 1994 results include after-tax costs of $36 million ($50 million before income taxes) and $34 million ($57 million before income taxes) related to the purchase of certain net assets and specific businesses of Kidder, Peabody Group Inc. and a non-recurring mutual fund charge, respectively.

(3) All share and per share data have been restated to reflect three-for-two common stock splits in March 1994 and December 1991.





                                ---------------
                                     PAGE 61

COMMON STOCK AND QUARTERLY INFORMATION
-------------------------------------------------------------------------------
COMMON STOCK DIVIDEND HISTORY

During 1995, Paine Webber Group Inc. continued its policy of paying quarterly common stock dividends. Dividends declared during the last twelve quarters were as follows:

                                              Calendar Quarter
                                1st            2nd           3rd            4th
-------------------------------------------------------------------------------

1995                          $ .12          $ .12         $ .12          $ .12
1994                            .12            .12           .12            .12
1993                            .08            .10           .10            .10

     On February 1, 1996, Paine Webber Group Inc. declared its 1996 first quarter dividend of $0.12 per share. However, there is no assurance that dividends will continue to be paid in the future since they are dependent upon income, financial condition and other factors, including the restrictions described in Note 10 in the Notes to Consolidated Financial Statements.

-------------------------------------------------------------------------------
MARKET FOR COMMON STOCK

The common stock of Paine Webber Group Inc. is listed on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange. The following table summarizes the high and low sales prices per share of the common stock as reported on the Composite Tape for the periods indicated:

                                                        High            Low
---------------------------------------------------------------------------
Calendar 1995
   4th Quarter                                       $ 23.13        $ 18.00
   3rd Quarter                                         20.88          18.63
   2nd Quarter                                         20.38          15.88
   1st Quarter                                         18.13          14.38
                                                     ======================
Calendar 1994
   4th Quarter                                       $ 15.88        $ 12.75
   3rd Quarter                                         17.13          14.13
   2nd Quarter                                         17.50          15.00
   1st Quarter                                         19.75          16.50
                                                     ======================

     On February 16, 1996, the last reported sale price per share of common stock on the NYSE was $20.63.

     The approximate number of holders of record of Paine Webber Group Inc. common stock as of the close of business on February 16, 1996 was 6,528. Included as one holder of record is PaineWebber Incorporated, which holds securities beneficially owned by approximately 5,815 clients.

-------------------------------------------------------------------------------
QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                        Earnings (loss) per
                                                           Income (loss)       Net            common share
(In thousands of dollars           Total          Net         before         Income           Primary/Fully
except per share amounts)       Revenues     Revenues          taxes          (loss)                diluted
-----------------------------------------------------------------------------------------------------------
Calendar 1995
4th Quarter                 $  1,374,377   $  887,672      $  78,803 (1)   $ 58,798 (1)       $     .52/.50 (1)
3rd Quarter                    1,379,558      912,025        116,702         78,190                 .71/.67
2nd Quarter                    1,332,245      824,798       (145,613)(1)    (90,548)(1)        (1.06)/(1.06)(1)
1st Quarter                    1,233,910      725,784         52,785         34,310                 .27/.27
                            ===============================================================================
Calendar 1994
4th Quarter                 $  1,039,231   $  614,567       $(40,499)(2)   $(19,299)(2)       $  (.28)/(.28)(2)
3rd Quarter                      940,049      589,814         33,895         20,337                 .27/.26
2nd Quarter                      902,349      578,966        (41,758)(3)    (25,055)(3)          (.35)/(.35)(3)
1st Quarter                    1,082,448      752,077         92,747         55,648                 .71/.70
                            ===============================================================================

     The sum of the quarterly earnings per common share amounts does not equal the annual amount reported, as per share amounts are computed independently for each quarter and the full year based on respective weighted average common and common equivalent shares outstanding during each period.

(1) Includes after-tax charges of $125.9 million ($200 million before income taxes) and $20.1 million ($30 million before income taxes) in the second and fourth quarters, respectively, related to the resolution of the issues arising from the Company's sale of public proprietary limited partnerships.

(2) Includes after-tax costs of $36 million ($50 million before income taxes) related to the Kidder acquisition.

(3) Includes an after-tax charge of $34 million ($57 million before income taxes) related to a non-recurring mutual fund charge.


                                ----------------
                                     PAGE 62