Form 10-K405, Exhibit 13
period 1996-12-31
PAINE WEBBER GROUP INC
filed 1997-03-31
CIK 75754

                                            Management's Discussion and Analysis
                                            ------------------------------------




BUSINESS DESCRIPTION

Paine Webber Group Inc. ("PWG") is a holding company which, together with its operating subsidiaries (collectively, the "Company"), forms one of the largest full-service securities and commodities firms in the industry. Founded in 1879, the Company employs approximately 15,870 people in 298 offices worldwide.

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

   The Research group provides investment advice to institutional and individual investors, and other business areas of the Company, covering more than 770 companies in 53 industries.

   The Private Client Group consists primarily of a domestic branch office system and consumer product groups through which PWI and certain other subsidiaries provide clients with financial services and products, including the purchase and sale of securities, option contracts, commodity and financial futures contracts, fixed income instruments, mutual funds, trusts, and selected insurance products. The Company may act as principal or agent in providing these services. Fees charged vary according to the size and complexity of a transaction, and the activity level of a client's account.

The Municipal Securities Group structures, underwrites, sells and trades taxable and tax-exempt issues for municipal and public agency clients.

   Through the Investment Banking group, the Company provides financial advice to, and raises capital for, a broad range of domestic and international corporate clients. Investment Banking manages and underwrites public and private offerings, participates as an underwriter in syndicates of public offerings managed by others, and provides advice in connection with mergers and acquisitions, restructurings, and recapitalizations.

   The Asset Management group is comprised of Mitchell Hutchins Asset Management Inc. ("MHAM"), including Mitchell Hutchins Investment Advisory division ("MHIA"), Mitchell Hutchins Institutional Investors Inc. ("MHII") and Financial Counselors Inc. ("FCI"). The Asset Management group provides investment advisory and portfolio management services to mutual funds, institutions, pension funds, endowment funds, individuals and trusts.

   Through the Global Fixed Income and Global Equities groups, the Company places securities for, and executes trades on behalf of, institutional clients both domestically and internationally. In addition, the Company takes positions in both fixed income securities and listed and over-the-counter equity securities to facilitate client transactions or for the Company's own account.

   The Commercial Real Estate group provides a full range of capital market services to real estate clients, including underwriting of debt and equity securities, principal lending, equity and partnership investments, debt restructuring, property sales and bulk sales services, and a broad range of other advisory services.

   The Transaction Services group includes the correspondent services, prime brokerage and securities lending businesses, and specialist trading. Through Correspondent Services Corporation [csc], the Company provides execution and clearing services to broker-dealers in the U.S. and overseas. The Company also acts as a specialist responsible for executing transactions and maintaining an orderly market in certain securities.

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


GENERAL BUSINESS ENVIRONMENT

The general business environment continued to be favorable in 1996. Although the U.S. economy grew somewhat faster during 1996 than in 1995, inflation remained subdued. After a modest easing of monetary policy in January, the Federal Reserve did not change its stance. Consequently, the yield on the three-month treasury bill was very stable, remaining in the range of 5 to 5-1/4%. The yield on the 30-year treasury bond was more volatile, rising 100 basis points to about 7% in the first half of 1996, before drifting back toward 6-1/2% in the second half of the year.

   Although profit growth of corporations slowed in 1996, investors were nevertheless impressed by the durability of the economic expansion and the prospect of continued profit growth and moderate inflation in 1997. The S&P 500 Index increased 20% and the NASDAQ Composite Index increased 23% from year end 1995. Average daily volume on the NYSE increased 19% to 412 million shares versus 346 million shares in 1995, while average daily volume on the NASDAQ increased 36% to 545 million shares versus 401 million shares in 1995.

   This positive environment in both the debt and equity markets led to a high level of corporate finance activity in 1996. The value of mergers and acquisitions in 1996 was 26% higher than in 1995. Total common stock offerings increased 40% in 1996 and total corporate debt underwritings rose 21%.

   Many organizations currently use computer programs which represent the calendar year portion of dates by their last two digits. Calculations performed with these truncated fields will not work properly with dates from 2000 and beyond, which poses the risk that applications critical to operations could fail. The Company has begun its efforts to identify and remedy improper date fields, and expects that the annual incremental cost to complete these efforts will not be material. Further, the Company expects the modifications to be in effect in sufficient time so as to not disrupt operations.


RESULTS OF OPERATIONS

1996 Compared with 1995

Net income for the year ended December 31, 1996 was $364.4 million, or $3.59 per primary share ($3.38 per fully diluted share). This compares to net income of $226.8 million earned during 1995, or $1.98 per primary share ($1.90 per fully diluted share), before giving effect to after-tax charges of approximately $146 million ($230 million before income taxes) associated with the resolution of the issues arising out of the Company's sale of public proprietary limited partnerships. Net income for 1995, including the charges, was $80.8 million, or $0.54 per primary share ($0.52 per fully diluted share).

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

   Revenues, net of interest expense, were $3,735.2 million for 1996, an increase of 12% from the $3,350.3 million in 1995.

   Commission revenues earned during 1996 were $1,381.5 million, an increase of 9% from the $1,272.8 million earned in the prior year. Mutual fund and insurance commissions increased $78.3 million, or 26%, commissions from over-the-counter securities and other commissions increased $25.4 million, or 17%, and commissions on listed securities and options increased $5.0 million, or 1%.

   Revenues from principal transactions increased $109.4 million, or 12% from 1995. For financial reporting purposes, realized and unrealized gains and losses on trading positions, including hedges, are recorded in principal transactions revenues. The increase from the prior year reflects overall improved trading results in both equity and fixed income trading activities which benefited from the favorable market environment and increased customer demand.

Asset management fees increased 13% to $453.3 million, primarily due to higher fees earned on managed or wrap accounts and trust accounts. Average assets in wrap and trust accounts during 1996 were 40% higher than during 1995. The increase also reflects higher advisory fees earned on money market accounts and closed-end mutual funds. The average assets under management in money market, institutional and long-term mutual funds were approximately $45 billion during 1996 compared to $42 billion in 1995.

   Investment banking revenues were $391.2 million, as compared to $326.8 million, reflecting an increased number of equity and corporate debt underwritings, an increased dollar volume of lead-managed and co-managed municipal issues and an increase in private placement fees.

   Net interest increased $52.0 million, or 18%, reflecting increased margin lending to clients and an increased level of fixed income positions.

   Compensation and benefit expenses for 1996 increased $214.5 million, or 11%, primarily due to higher revenue-driven compensation paid to retail investment executives and higher performance-based incentive compensation. Compensation and benefits as a percentage of net revenues were 59.4% during 1996, as compared to 59.8% during 1995.

   All other operating expenses decreased $287.0 million, or 23%, from 1995. In 1995, other expenses included the $230.0 million charge related to the limited partnership settlements. All other operating expenses as a percentage of net revenues, excluding the non-recurring charges, were 25.6% in 1996, as compared to 30.2% during 1995. This reduction reflects various cost saving initiatives including renegotiating contracts and leases on more favorable terms, and centralizing purchasing of supplies and equipment. Offsetting the reduction were increases in professional services which includes system programming costs for the millennium.


1995 Compared with 1994

Net income for the year ended December 31, 1995 was $226.8 million, or $1.98 per primary share ($1.90 per fully diluted share), before giving effect to the $146 million after-tax charge related to the limited partnership settlements. This compares to net income of $101.5 million, or $1.30 per primary share ($1.27 per fully diluted share), earned during 1994 before giving effect to the costs related to the Kidder, Peabody Group Inc. ("Kidder") acquisition and a non-recurring charge in the second quarter related to the PaineWebber Short-Term U.S. Government Income Fund (the "Fund"). Net income for 1995, including the charges, was $80.8 million, or $0.54 per primary share ($0.52 per fully diluted share). This compares to 1994 net income of $31.6 million, or $0.41 per primary and fully diluted share, after giving effect to acquisition costs and the non-recurring charge related to the Fund.

   In late 1994 and early 1995, the Company entered into an agreement with General Electric Company and Kidder, whereby the Company agreed to purchase certain net assets and specific businesses of Kidder, for consideration consisting of cash and the Company's common and preferred stock valued at approximately $2.0 billion at the time of issuance. The excess of the purchase price over the fair value of the net assets acquired was approximately $98 million. The consolidated financial statements of the Company include the results of operations of the Kidder businesses acquired in December 1994 and early 1995 from the date of acquisition. As a result of the acquisition, the results for the year ended December 31, 1994 were reduced by after-tax costs in the fourth quarter of approximately $36 million ($50 million before income taxes). The costs related to closing duplicate facilities, severance and other personnel-related costs are included in "Other expenses" in the Consolidated Statement of Income.

   In addition, results for the year ended December 31, 1994 were reduced by a non-recurring after-tax charge in the second quarter of approximately $34 million ($57 million before income taxes) relating to the reimbursement to certain shareholders of the Fund, a mutual fund managed by the Company's investment subsidiary, MHAM, for losses and other expenses attributable to mortgage-derivative securities owned by the Fund. The Fund's performance was adversely affected by the rapid and substantial decline in the mortgage-backed securities market which was triggered by rising interest rates. Beyond these unusual market conditions, however, the Company determined that certain Non-Planned Amortization Class interest only and principal only securities held by the Fund had shown an unacceptable level of volatility and reduced liquidity. In view of the Fund's stated investment objectives, the Company decided to reimburse certain then current and former Fund shareholders for the decline in the net asset value attributable to these securities.

   Revenues, net of interest expense, increased 32%, primarily attributable to the Kidder acquisition and improved market conditions.

   Commission revenues earned during 1995 were $1,272.8 million, 31% higher than the $970.3 million earned during 1994. Commissions on listed securities and options increased $236.2 million, or 41%, mutual fund commissions increased $42.7 million, or 27%, and commissions from over-the-counter securities and other commissions increased $43.3 million, or 39%. These increases were partially offset by lower insurance commissions due to decreased sales of insurance annuities.

Principal transactions revenues increased $394.8 million, or 76%, primarily due to improved trading results, including hedges, in mortgage, corporate debt and equity securities.

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

   Other income increased $11.2 million, or 8%, due to increased transaction fees and higher fees from Individual Retirement Accounts ("IRAs") as a result of an increased number of accounts. These increases were partially offset by lower dividends on proprietary trading inventories.

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

   All other operating expenses increased $298.4 million, or 32%, over 1994. In 1995, other expenses include the $230.0 million charge related to the limited partnership settlements, and in 1994, other expenses include the charge related to the Fund and costs associated with the Kidder acquisition. Higher professional fees relate primarily to increased legal and consulting fees. Higher office and equipment, communications, business development, and brokerage and clearing fees are primarily attributable to the acquired Kidder businesses. All other operating expenses as a percentage of net revenues, excluding the non-recurring charges, were 30.2% in 1995, as compared to 33.0% during 1994.


INCOME TAXES

The effective tax rate for the year ended December 31, 1996 was 34.8% as compared to 21.4% for 1995. The increase in the effective rate was primarily due to higher state and local income taxes and lower nontaxable interest for the year. The effective tax rate for the year ended December 31, 1995 declined 7.3% from the 1994 rate of 28.7%. This decline was due to lower state and local taxes, proportionally lower nondeductible expenses, and higher nontaxable interest for the year.


LIQUIDITY AND CAPITAL RESOURCES

The primary objectives of the Company's funding policies are to insure ample liquidity at all times and a strong capital base. These objectives are met by maximization of self-funded assets, diversification of funding sources, maintenance of prudent liquidity and capital ratios, and contingency planning.


Liquidity

The Company maintains a highly liquid balance sheet with the majority of the assets consisting of trading assets, securities purchased under agreements to resell, securities borrowed, and receivables from clients, brokers and dealers, which are readily convertible into cash. The nature of the Company's business as a securities dealer results in carrying significant levels of trading inventories in order to meet its client and proprietary trading needs. The Company's total assets may fluctuate from period to period as the result of changes in the level of trading positions held to facilitate client transactions, the volume of resale and repurchase transactions, and proprietary trading strategies. These fluctuations depend significantly upon economic and market conditions, and transactional volume.

   The Company's total assets at December 31, 1996 were $52.5 billion compared to $45.7 billion at December 31, 1995. The increase is primarily attributable to growth in securities purchased under agreements to resell and trading assets. The majority of the Company's assets are financed by daily operations such as securities sold under agreements to repurchase, free credit balances in client accounts and securities lending activity. Additional financing sources are available through bank loans and commercial paper, committed and uncommitted lines of credit, and long-term borrowings.

   The Company maintains committed and uncommitted credit facilities from a diverse group of banks. The Company has a committed unsecured senior revolving credit agreement to provide up to $1.2 billion through December 1997. In addition, certain of the Company's subsidiaries have a committed secured revolving credit facility to provide up to an aggregate of $750.0 million through August 1997, with provisions for renewal through August 2000. The secured borrowings under this facility can be collateralized using a variety of financial instruments. The facilities are available for general corporate purposes. At December 31, 1996, there were no outstanding borrowings under these credit facilities. Additionally, the Company had approximately $4.6 billion in uncommitted lines of credit at December 31, 1996.

   The Company maintains public shelf registration statements with the SEC for the issuance of debt securities. In December 1996, the Company filed a shelf registration statement with the SEC providing for the issuance of an additional $2.0 billion of debt securities. The Company issued $467.5 million of debt under these registration statements in 1996. At December 31, 1996, the Company had approximately $2.3 billion in debt securities available for issuance under these registration statements.

   In October 1996, the Company filed a shelf registration statement with the SEC to issue up to an aggregate of $500.0 million of preferred trust securities of PWG Capital Trusts I, II, III, and IV, business trusts formed under Delaware law which are wholly owned subsidiaries of the Company, and debt securities of the Company. In December 1996, PWG Capital Trust I issued $195.0 million of 8.30% Preferred Trust Securities ("Preferred Trust Securities"), under this registration statement. At December 31, 1996, $305.0 million in Preferred Trust Securities and debt securities of the Company were available for issuance under this registration statement. (For further discussion on the Preferred Trust Securities, see Note 7 in the Company's Notes to Consolidated Financial Statements.)

   Long-term borrowings at December 31, 1996 grew to $2,781.7 million from $2,436.0 million at December 31, 1995. This increase primarily reflects the issuances of $100.0 million of 6 3/4% Notes in January 1996, $150.0 million of 7 5/8% Notes in October 1996, and $217.5 million of Medium-Term Notes during the year. Offsetting these increases were the maturities of $128.2 million of Medium-Term Notes. At December 31, 1996, $168.8 million of long-term borrowings had maturity dates in 1997. The weighted-average maturity on all outstanding long-term borrowings at December 31, 1996 was 6.0 years.


Capital Resources and Capital Adequacy

The Company's businesses are capital intensive. In addition to a funding policy which provides for diversification of funding sources and maximization of liquidity, the Company maintains a strong capital base. The Company's total capital base, which includes long-term borrowings, preferred stock and stockholders' equity, grew to $4.9 billion at December 31, 1996, an increase of $719.7 million from the prior year. The growth in total capital is primarily due to the net increase in long-term borrowings of $345.7 million, the issuance of $195.0 million of Preferred Trust Securities, and an increase in stockholders' equity of $178.1 million.

   During 1996, the Company issued 6.7 million shares of common stock related to employee compensation programs. Activity related to these programs had the effect of increasing equity capital by more than $71 million. In the second and fourth quarters of 1996, the Company's Board of Directors authorized for repurchase, in the open market or otherwise, an additional 17.0 million shares of its common stock. The Company repurchased 10.7 million shares of its common stock during 1996, at an aggregate cost of $237.8 million. At December 31, 1996, the remaining number of shares of common stock authorized to be repurchased by the Company's Board of Directors was 14.0 million.

   The Board of Directors declared regular quarterly cash dividends of $0.12 per share on the Company's common stock during 1996. Dividends were also declared on the Redeemable Preferred Stock and the Convertible Preferred Stock. On February 6, 1997, the Board of Directors declared a 1997 first quarter dividend of $0.15 per common share, an increase of 25% over the prior quarter.

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


Merchant Banking and Highly Leveraged Transactions

In connection with its merchant banking and commercial real estate activities, the Company has provided financing and made investments in companies, some of which are involved in highly leveraged transactions. Positions taken or commitments made by the Company may involve credit or market risk from any one issuer or industry.

   At December 31, 1996, the Company had investments in merchant banking and commercial real estate transactions which were affected by liquidity, reorganization or restructuring issues amounting to $41.8 million, net of reserves, compared to $85.5 million, net of reserves, at December 31, 1995. These investments have not had a material effect on the Company's results of operations. Included in the portfolio at December 31, 1996 and 1995 was an investment of $15.0 and $52.2 million, respectively, in a limited partnership which specializes in investments in corporate restructurings and special situations.

The Company's activities include underwriting and market-making transactions in high-yield securities. These securities generally involve greater risks than investment-grade corporate debt securities because these issuers usually have high levels of indebtedness and lower credit ratings and are, therefore, more vulnerable to general economic conditions. At December 31, 1996, the Company held $111.4 million of high-yield securities, with approximately 32% of such securities attributable to three issuers. The Company continually monitors its risk positions associated with high-yield securities and establishes limits with respect to overall market exposure, industry group and individual issuer. The Company accounts for these positions at fair value, with unrealized gains and losses reflected in revenues. For the years ended December 31, 1996 and 1995, the Company recorded pre-tax trading profits on transactions in high-yield securities of $18.8 million and $10.4 million, respectively. For the year ended December 31, 1994, the Company recorded a pre-tax trading loss on transactions in high-yield securities of $16.3 million.


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

   In the normal course of business, the Company engages in a variety of derivative transactions in connection with its proprietary trading activities and asset and liability management, as well as on behalf of its clients. As a dealer, the Company regularly makes a market in and trades a variety of securities. The Company is also engaged in creating structured products which are sold to clients. In connection with these activities, the Company attempts to reduce its exposure to market risk by entering into offsetting hedging transactions, which may include derivative financial instruments. The Company also enters into interest rate swap contracts to hedge its fixed rate borrowings and reduce overall borrowing costs.

The notional amount of a derivative contract is used to measure the volume of activity and is not reflected on the Consolidated Statements of Financial Condition. The Company had off-balance-sheet derivative contracts outstanding with gross notional amounts of $41.1 billion and $43.0 billion at December 31, 1996 and 1995, respectively. These amounts included $22.4 billion and $26.7 billion, respectively, related to "to be announced" mortgage securities requiring forward settlement. Also included in these amounts were $2.1 billion and $1.9 billion notional amounts of interest rate swap agreements used to hedge the Company's long-term borrowings at December 31, 1996 and 1995, respectively. (For further discussion on the Company's derivative financial instruments, see
Note 10 in the Company's Notes to Consolidated Financial Statements.)

   The Company records any unrealized gains and losses on its derivative contracts used in a trading capacity by marking-to-market the contracts on a daily basis. The unrealized gain or loss is recorded on the Consolidated Statements of Financial Condition with the related profit or loss reflected in principal transactions. The Company accrues interest income and expense on interest rate swap agreements used to hedge its fixed rate long-term borrowings. The interest rate swap agreements had the effect of reducing net interest expense on the Company's long-term borrowings by $7.9 million and $29.6 million for the years ended December 31, 1996 and 1994, respectively, and increasing net interest expense on the Company's long-term borrowings by $1.7 million for the year ended December 31, 1995. The Company had no deferred gains or losses recorded at December 31, 1996 and 1995 related to terminated swap agreements.

   The fair value of an exchange-traded derivative financial instrument is determined by quoted market prices, while over-the-counter derivatives are valued based upon pricing models which consider time value and volatility, as well as other economic factors. The fair values of the Company's derivative financial instruments held for trading purposes at December 31, 1996 were $185.4 million and $242.4 million for assets and liabilities, respectively, and are reflected on the Consolidated Statement of Financial Condition. The fair values of these instruments at December 31, 1995 were $375.5 million and $275.6 million for assets and liabilities, respectively.

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

   Credit risk represents the amount of accounting loss the Company would incur should counterparties to its proprietary transactions fail to perform and the value of any collateral prove inadequate. The Company manages credit risk by monitoring net exposure to individual counterparties, monitoring credit limits and requiring additional collateral where appropriate. The current credit exposure represents the fair value or replacement cost on contracts in which the Company has recorded an unrealized gain. At December 31, 1996 and 1995, the fair values amounted to $185.4 million and $375.5 million, respectively.


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


SEGMENT INFORMATION

The Company's business activities encompass several classes of highly integrated services, primarily those of a full-service securities broker-dealer, and are considered a single business segment for purposes of Statement of Financial Accounting Standards ("SFAS") No. 14. (For information on geographic data, see
Note 16 in the Company's Notes to Consolidated Financial Statements.)


NEW ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 introduces the financial-components approach which focuses on the recognition of financial assets an entity controls and the derecognition of financial assets for which control has been transferred. This statement is effective for certain types of transactions occurring after December 31, 1996, including securitizations, sales of mortgages and other receivables. The FASB has deferred the effective date of accounting for other types of transfers of financial assets, including repurchase agreements and securities lending transactions, until January 1, 1998. The Company does not expect the adoption of this Statement to have a material impact on the Company's consolidated financial statements, taken as a whole.

Consolidated Statements of Income
(In thousands of dollars except per share amounts)

Years Ended December 31,                        1996          1995          1994
                                             ----------    ----------    ----------
REVENUES

Commissions                                  $1,381,475    $1,272,766    $  970,294
Principal transactions                        1,023,615       914,201       519,438
Asset management                                453,267       399,540       356,368
Investment banking                              391,164       326,777       284,503
Interest                                      2,309,737     2,256,750     1,694,572
Other                                           146,708       150,056       138,902
                                             ----------    ----------    ----------
 Total revenues                               5,705,966     5,320,090     3,964,077
Interest expense                              1,970,754     1,969,811     1,428,653
                                             ----------    ----------    ----------
 Net revenues                                 3,735,212     3,350,279     2,535,424
                                             ----------    ----------    ----------
NON-INTEREST EXPENSES

Compensation and benefits                     2,219,129     2,004,585     1,546,467
Office and equipment                            267,006       266,291       225,375
Communications                                  153,301       149,047       130,095
Business development                             75,981        90,752        85,430
Brokerage, clearing and exchange fees            87,839        93,657        82,577
Professional services                           108,123       101,911        78,856
Other                                           263,800       541,359       342,239
                                             ----------    ----------    ----------
 Total non-interest expenses                  3,175,179     3,247,602     2,491,039
                                             ----------    ----------    ----------
Income before taxes and minority interest       560,033       102,677        44,385
Provision for income taxes                      194,649        21,927        12,754
                                             ----------    ----------    ----------
Income before minority interest                 365,384        80,750        31,631
Minority interest                                 1,034            --            --
                                             ----------    ----------    ----------
Net income                                   $  364,350    $   80,750    $   31,631
                                             ==========    ==========    ==========
Net income applicable to common shares       $  339,017    $   54,781    $   31,742
                                             ==========    ==========    ==========
EARNINGS PER COMMON SHARE

Primary                                      $     3.59    $     0.54    $     0.41
Fully diluted                                $     3.38    $     0.52    $     0.41
                                             ----------    ----------    ----------

See Notes to Consolidated Financial Statements.

                                  Consolidated Statements of Financial Condition
                    (In thousands of dollars except share and per share amounts)


December 31,                                                     1996             1995
                                                             ------------     ------------
ASSETS

Cash and cash equivalents                                    $    383,856     $    222,497
Cash and securities segregated and on deposit for
  federal and other regulations                                   499,761          427,068
Trading assets, at fair value                                  16,823,307       14,095,446
Securities purchased under agreements to resell                20,746,831       16,699,295
Securities borrowed                                             7,380,374        7,226,515
Receivables:
  Clients, net of allowance for doubtful accounts of
    $12,109 and $12,400 in 1996 and 1995, respectively          4,327,996        4,070,599
  Brokers and dealers                                             273,737          279,676
  Dividends and interest                                          350,796          263,948
  Fees and other                                                  136,545          200,444
Office equipment and leasehold improvements, net of
  accumulated depreciation and amortization of $343,322
  and $288,807 in 1996 and 1995, respectively                     313,261          322,056
Other assets                                                    1,277,036        1,863,750
                                                             ------------     ------------
                                                             $ 52,513,500     $ 45,671,294
                                                             ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term borrowings                                        $  1,337,646     $    991,227
Trading liabilities, at fair value                              6,621,891        6,233,054
Securities sold under agreements to repurchase                 28,797,276       25,199,377
Securities loaned                                               3,459,860        2,752,429
Payables:
  Clients                                                       4,883,344        3,698,477
  Brokers and dealers                                             205,437          155,118
  Dividends and interest                                          285,341          256,338
  Other liabilities and accrued expenses                        1,290,555        1,639,403
Accrued compensation and benefits                                 737,376          570,786
                                                             ------------     ------------
                                                               47,618,726       41,496,209
Long-term borrowings                                            2,781,694        2,436,037
                                                             ------------     ------------
                                                               50,400,420       43,932,246
                                                             ------------     ------------
Commitments and contingencies
Company-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust holding solely Company
  Guaranteed Related Subordinated Debt                            195,000               --
Redeemable Preferred Stock                                        187,655          186,760
Stockholders' equity:
  Convertible Preferred Stock                                     100,000          100,000
  Common stock, $1 par value, 200,000,000 shares
    authorized; issued 108,358,178 shares and 104,492,091
    shares in 1996 and 1995, respectively                         108,358          104,492
 Additional paid-in capital                                       913,927          831,763
 Retained earnings                                              1,009,448          719,325
                                                             ------------     ------------
                                                                2,131,733        1,755,580

 Treasury stock, at cost; 15,366,234 shares and 7,417,845
   shares in 1996 and 1995, respectively                         (331,907)        (151,616)
 Unamortized cost of restricted stock                             (67,533)         (55,302)
 Foreign currency translation adjustment                           (1,868)           3,626
                                                             ------------     ------------
                                                                1,730,425        1,552,288
                                                             ------------     ------------
                                                             $ 52,513,500     $ 45,671,294
                                                             ============     ============

See Notes to Consolidated Financial Statements.

Consolidated Statements of Changes in Stockholders' Equity
(In thousands of dollars except share and per share amounts)

                                                 6% Cumulative
                                                   Convertible                        Additional
                                                    Redeemable           Common          Paid-in
                                               Preferred Stock            Stock          Capital
                                                  ------------     ------------     ------------
Balance at December 31, 1993                      $          0     $     83,603     $    568,487
                                                  ------------     ------------     ------------
Net income
Dividends declared:
  Common stock, $.48 per share
Dividends accrued:
  Redeemable Preferred Stock
  Convertible Preferred Stock
Issuance of Convertible Preferred Stock                100,000
Issuance of common stock relating to business
  acquisition                                                            14,000          177,374
Exercises of stock options                                                  579            3,803
Restricted stock awards                                                   2,432           32,464
Amortization of the cost of restricted stock
Conversion of debentures                                                                    (205)
Tax benefit relating to employee compensation
  programs                                                                                 2,597
Other                                                                                        454
Repurchases of common stock
Foreign currency translation
                                                  ------------     ------------     ------------
Balance at December 31, 1994                      $    100,000     $    100,614     $    784,974
                                                  ------------     ------------     ------------
Net income
Dividends declared:
  Common stock, $.48 per share
  Redeemable Preferred Stock, $9.00 per share
  Convertible Preferred Stock, $6.00 per share
Exercises of stock options                                                  942           (4,377)
Restricted stock awards                                                   2,936           52,471
Amortization of the cost of restricted stock
Conversion of debentures                                                                  (4,252)
Tax benefit relating to employee compensation
  programs                                                                                 2,947
Other
Repurchases of common stock
Foreign currency translation
                                                  ------------     ------------     ------------
Balance at December 31, 1995                      $    100,000     $    104,492     $    831,763
                                                  ------------     ------------     ------------
Net income
Dividends declared:
  Common stock, $.48 per share
  Redeemable Preferred Stock, $9.00 per share
  Convertible Preferred Stock, $6.00 per share
Exercises of stock options                                                1,411            1,431
Restricted stock awards                                                   2,455           69,721
Amortization of the cost of restricted stock
Conversion of debentures                                                                 (10,214)
Tax benefit relating to employee compensation
  programs                                                                                21,226
Other
Repurchases of common stock
Foreign currency translation
                                                  ------------     ------------     ------------
Balance at December 31, 1996                      $    100,000     $    108,358     $    913,927
                                                  ------------     ------------     ------------

See Notes to Consolidated Financial Statements.

Consolidated Statements of Changes in Stockholders' Equity
(In thousands of dollars except share and per share amounts)

                                                                    Unamortized   Foreign                        Number of Shares
                                                                      Cost of    Currency         Total     -----------------------
                                              Retained    Treasury   Restricted  Translation  Stockholders'     Common     Treasury
                                              Earnings       Stock      Stock    Adjustment      Equity          Stock        Stock
                                            ----------   ---------   --------      -------    ----------    ----------   ----------
Balance at December 31, 1993                $  721,115   $(112,390)  $(60,980)     $(4,788)   $1,195,047    83,603,262   (6,568,433)
                                            ----------   ---------   --------      -------    ----------    ----------   ----------
Net income                                      31,631                                            31,631
Dividends declared:
  Common stock, $.48 per share                 (36,475)                                          (36,475)
Dividends accrued:
  Redeemable Preferred Stock                      (969)                                             (969)
  Convertible Preferred Stock                     (250)                                             (250)
Issuance of Convertible Preferred Stock                                                          100,000
Issuance of common stock relating to
  business acquisition                                     127,095                               318,469    14,000,000    7,500,000
Exercises of stock options                                                                         4,382       578,593
Restricted stock awards                                               (34,896)                         0     2,431,882
Amortization of the cost of restricted
  stock                                                                44,073                     44,073
Conversion of debentures                                     1,455                                 1,250                     84,740
Tax benefit relating to employee
  compensation programs                                                                            2,597
Other                                                        4,992                                 5,446                    291,750
Repurchases of common stock                                (43,133)                              (43,133)                (2,605,138)
Foreign currency translation                                                         8,431         8,431
                                            ----------   ---------   --------      -------    ----------    ----------   ----------
Balance at December 31, 1994                $  715,052   $ (21,981)  $(51,803)     $ 3,643    $1,630,499   100,613,737   (1,297,081)
                                            ----------   ---------   --------      -------    ----------    ----------   ----------
Net income                                      80,750                                            80,750
Dividends declared:
  Common stock, $.48 per share                 (47,203)                                          (47,203)
  Redeemable Preferred Stock, $9.00 per
    share                                      (22,500)                                          (22,500)
  Convertible Preferred Stock, $6.00 per
    share                                       (6,000)                                           (6,000)
Exercises of stock options                                  34,388                                30,953       942,511    1,993,837
Restricted stock awards                                               (55,407)                         0     2,935,843
Amortization of the cost of restricted
  stock                                                                51,908                     51,908
Conversion of debentures                                     9,502                                 5,250                    524,303
Tax benefit relating to employee
  compensation programs                                                                            2,947
Other                                             (774)                                             (774)
Repurchases of common stock                               (173,525)                             (173,525)                (8,638,904)
Foreign currency translation                                                           (17)          (17)
                                            ----------   ---------   --------      -------    ----------    ----------   ----------
Balance at December 31, 1995                $  719,325   $(151,616)  $(55,302)     $ 3,626    $1,552,288   104,492,091   (7,417,845)
                                            ----------   ---------   --------      -------    ----------    ----------   ----------
Net income                                     364,350                                           364,350
Dividends declared:
  Common stock, $.48 per share                 (44,832)                                          (44,832)
  Redeemable Preferred Stock, $9.00 per
    share                                      (22,500)                                          (22,500)
  Convertible Preferred Stock, $6.00 per
    share                                       (6,000)                                           (6,000)
Exercises of stock options                                  32,699                                35,541     1,410,818    1,590,777
Restricted stock awards                                               (72,176)                         0     2,455,269
Amortization of the cost of restricted
  stock                                                                59,945                     59,945
Conversion of debentures                                    24,776                                14,562                  1,207,350
Tax benefit relating to employee
  compensation programs                                                                           21,226
Other                                             (895)                                             (895)
Repurchases of common stock                               (237,766)                             (237,766)               (10,746,516)
Foreign currency translation                                                        (5,494)       (5,494)
                                            ----------   ---------   --------      -------    ----------    ----------   ----------
Balance at December 31, 1996                $1,009,448   $(331,907)  $(67,533)     $(1,868)   $1,730,425   108,358,178  (15,366,234)
                                            ----------   ---------   --------      -------    ----------    ----------   ----------

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
(In thousands of dollars)

Years Ended December 31,                                           1996            1995            1994
                                                                -----------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                      $   364,350     $    80,750     $    31,631
Adjustments to reconcile net income to cash (used for)
 provided by operating activities:
Noncash items included in net income:
 Depreciation and amortization                                       64,116          54,100          40,619
 Deferred income taxes                                               27,134         (90,778)        (48,827)
 Amortization of deferred charges                                   189,519         174,122         128,817
 Other                                                               46,204         213,852          29,232
(Increase) decrease in operating receivables:
 Clients                                                           (262,538)        189,652         (82,116)
 Brokers and dealers                                                  5,939         152,889         479,265
 Dividends and interest                                             (86,848)        (33,608)        (12,205)
 Fees and other                                                      63,899          37,124        (113,067)
Increase (decrease) in operating payables:
 Clients                                                          1,184,867         587,798         154,031
 Brokers and dealers                                                 50,319        (148,126)       (361,016)
 Dividends and interest                                              29,003          37,602         (47,992)
Other                                                              (203,565)        739,065         142,176
(Increase) decrease in:
 Cash and securities on deposit                                     (72,693)        (57,483)        (42,413)
 Trading assets                                                  (2,727,861)     (3,310,637)      5,534,676
 Securities purchased under agreements to resell                 (4,047,536)     (5,820,114)       (530,933)
 Securities borrowed                                               (153,859)        599,696      (1,908,905)
 Other assets                                                       306,054        (820,625)       (318,193)
Increase (decrease) in:
 Trading liabilities                                                388,837         198,348      (1,502,636)
 Securities sold under agreements to repurchase                   3,597,899       8,285,379         (29,888)
 Securities loaned                                                  707,431         526,511         100,101
                                                                -----------     -----------     -----------
 Cash (used for) provided by operating activities                  (529,329)      1,595,517       1,642,357
                                                                -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from (payments for):
 Net assets acquired in business acquisition                             --        (624,090)       (726,217)
 Acquisition-related expenditures                                    (3,843)        (46,157)             --
 Sales (purchases) of investments                                   122,032         112,499        (234,531)
 Office equipment and leasehold improvements                        (51,583)        (81,880)        (82,904)
                                                                -----------     -----------     -----------
 Cash provided by (used for) investing activities                    66,606        (639,628)     (1,043,652)
                                                                -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:

Net proceeds from (payments on):
 Short-term borrowings                                              346,419        (898,382)       (889,604)
Proceeds from:
 Long-term borrowings                                               484,786         493,357         637,379
 Employee stock transactions                                         50,103          36,203          11,078
 Issuance of Preferred Trust Securities                             195,000              --              --
Payments for:
 Long-term borrowings                                              (141,128)       (374,580)       (259,750)
 Repurchases of common stock                                       (237,766)       (173,525)        (43,133)
 Dividends                                                          (73,332)        (75,703)        (36,475)
                                                                -----------     -----------     -----------
 Cash provided by (used for) financing activities                   624,082        (992,630)       (580,505)
                                                                -----------     -----------     -----------
 Increase (decrease) in cash and cash equivalents                   161,359         (36,741)         18,200
 Cash and cash equivalents, beginning of year                       222,497         259,238         241,038
                                                                -----------     -----------     -----------
 Cash and cash equivalents, end of year                         $   383,856     $   222,497     $   259,238
                                                                ===========     ===========     ===========

See Notes to Consolidated Financial Statements

                                      Notes to Consolidated Financial Statements
                    (In thousands of dollars except share and per share amounts)




NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

    Paine Webber Group Inc. ("PWG") is a holding company which, together with its operating subsidiaries (collectively, the "Company"), forms one of the largest full-service securities and commodities firms in the industry. The Company is engaged in one principal line of business, that of serving the investment and capital needs of individual, corporate, institutional and public agency clients.

   In late 1994 and early 1995, the Company entered into an agreement with General Electric Company and Kidder, Peabody Group Inc. ("Kidder"), whereby the Company agreed to purchase certain assets and liabilities, and specific businesses of Kidder for consideration valued at approximately $2.0 billion at the time of issuance, which consisted of cash of approximately $1.4 billion and the Company's common and preferred stock. The acquisition was accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired was approximately $98,000 and is being amortized on a straight-line basis over 35 years. The consolidated financial statements of the Company include the results of operations of the Kidder businesses acquired in December 1994 and early 1995 from the date of acquisition. In the fourth quarter of 1994, the Company recorded after-tax costs of approximately $36 million ($50 million before income taxes) relating primarily to the elimination of duplicate facilities, severance and other personnel-related costs.

   The consolidated financial statements include the accounts of PWG and its wholly owned subsidiaries, including its principal subsidiary PaineWebber Incorporated ("PWI"). All material intercompany balances and transactions have been eliminated. The consolidated financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.


Trading Instruments

Trading assets and liabilities are recorded in the Consolidated Statements of Financial Condition on settlement date. Recording such transactions on a trade date basis would not result in a material difference. Related revenues and expenses are recorded in the accounts on trade date.

   Trading assets and liabilities, including derivative contracts held for trading or to hedge trading inventory positions, are recorded at fair value in the Consolidated Statements of Financial Condition. Realized and unrealized gains and losses are reflected in revenues in the period during which the change in fair value occurs. Fair value is generally based upon quoted market prices. If quoted market prices are not available, or if liquidating the Company's position is reasonably expected to impact market prices, fair value is determined based upon other relevant factors, including dealer price quotations, price activity of similar instruments and pricing models. Pricing models consider the time value and volatility factors underlying the financial instruments and other economic measurements.


Collateralized Securities Transactions

Securities purchased under agreements to resell ("resale agreements") and securities sold under agreements to repurchase ("repurchase agreements"), principally U.S. government and agency securities, are accounted for as financing transactions and are recorded at their contractual amounts, plus accrued interest. It is Company policy to obtain possession or control of securities, which have a fair value in excess of the original principal amount loaned, in order to collateralize resale agreements. The Company is required to provide securities to counterparties in order to collateralize repurchase agreements. The Company monitors the fair value of the securities purchased and sold under these agreements daily. Should the fair value of the securities decline below or increase above the principal amount advanced or received, plus accrued interest, additional collateral is requested or excess collateral is returned when deemed appropriate. When specific conditions are met, including the existence of a legally enforceable master netting agreement, resale agreements and repurchase agreements are netted by counterparty on the Consolidated Statements of Financial Condition as permitted under Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," and Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements."

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


Office Equipment and Leasehold Improvements

The Company depreciates office equipment using the straight-line method over estimated useful lives of three to ten years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining term of the lease.


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


Stock-Based Compensation

The Company grants stock options to certain employees and non-employee directors with an exercise price equal to the fair market value at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense related to such grants.


Statement of Cash Flows

For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents are defined as highly liquid investments not held for resale, with a maturity of three months or less when purchased. Total interest payments for the years ended December 31, 1996, 1995 and 1994 were $1,941,751, $1,932,192 and
$1,499,398, respectively.

Accounting Pronouncements

Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires impairment losses to be recognized when the sum of the expected future cash flows from the use of the asset is less than the carrying amount of the asset. SFAS No. 121 also addresses accounting for long-lived assets that are expected to be disposed. The adoption of SFAS No. 121 did not have a material impact on the Company's consolidated financial statements, taken as a whole.

   In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 introduces the financial-components approach which focuses on the recognition of financial assets an entity controls and the derecognition of financial assets for which control has been transferred. This statement is effective for certain types of transactions occurring after December 31, 1996, including securitizations, sales of mortgages and other receivables. The FASB has deferred the effective date of accounting for other types of transfers of financial assets, including repurchase agreements and securities lending transactions, until January 1, 1998. The Company does not expect the adoption of this Statement to have a material impact on the Company's consolidated financial statements, taken as a whole.

   In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which allows an entity to continue to measure compensation cost for employee stock compensation plans in accordance with APB No. 25 or adopt the fair value based method of accounting prescribed by SFAS No. 123. Entities electing to continue to apply APB No. 25 must disclose pro forma net income and earnings per share using the fair value method. The Company has elected to continue to account for stock option grants under APB No. 25 and has included the disclosure requirements in Note 13 of the Notes to Consolidated Financial Statements.



NOTE 2: LIMITED PARTNERSHIP INVESTMENT CHARGES

The results for the year ended December 31, 1995 were reduced by after-tax charges of approximately $146,000 ($230,000 before income taxes) associated with the resolution of the issues arising out of the Company's sale of public proprietary limited partnerships in the 1980s and early 1990s. The charges are included in "Other expenses" in the Consolidated Statements of Income. The Company reached a final and comprehensive resolution of the issues related to the sale of the limited partnerships, including an agreement to settle all pending class actions, a settlement with the SEC and an agreement to settle with various state regulators.


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

   At December 31, 1996 and 1995, the fair values of long-term borrowings were $2,813,699 and $2,478,095, respectively, as compared to the carrying amounts of $2,781,694 and $2,436,037, respectively. The estimated fair value of long-term borrowings is based upon quoted market prices for the same or similar issues and pricing models. However, for substantially all of its fixed rate debt, the Company enters into interest rate swap agreements to convert its fixed rate payments into floating rate payments, which partially offset the effect of the changes in interest rates on the fair value of the Company's long-term borrowings.

   The fair value of interest rate swaps used to hedge the Company's long-term borrowings is based upon the amounts the Company would receive or pay to terminate the agreements, taking into account current interest rates and creditworthiness of the counterparties. The fair values of the interest rate swaps were $21,170 payable and $33,756 receivable at December 31, 1996 and 1995, respectively. The carrying amounts of the interest rate swap agreements included in the Company's Consolidated Statements of Financial Condition at December 31, 1996 and 1995 were net receivables of $3,252 and $1,730, respectively. For discussion on the fair values of the Company's off-balance-sheet financial instruments, see Notes 10 and 12.

NOTE 4: TRADING INVENTORIES

At December 31, 1996 and 1995, trading assets and liabilities, recorded at fair value, consisted of the following:

                                                        1996            1995
                                                     -----------     -----------
TRADING ASSETS

U.S. government and agency obligations               $ 4,767,991     $ 4,854,878
Mortgages and mortgage-backed securities               5,968,704       4,240,163
Corporate debt securities                              3,284,235       2,364,597
Commercial paper and other short-term debt             1,457,226       1,252,652
State and municipal obligations                          568,799         821,487
Corporate equity securities                              776,352         561,669
                                                     -----------     -----------
                                                     $16,823,307     $14,095,446
                                                     ===========     ===========
TRADING LIABILITIES

U.S. government and agency obligations               $ 5,118,658     $ 4,570,733
Mortgages and mortgage-backed securities                  53,845         127,708
Corporate debt securities                                672,683         714,588
State and municipal obligations                           20,019          21,467
Corporate equity securities                              756,686         798,558
                                                     -----------     -----------
                                                     $ 6,621,891     $ 6,233,054
                                                     ===========     ===========

   Trading liabilities commit the Company to deliver specified securities at predetermined prices. These transactions may result in market risk, since, to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected in the Consolidated Statement of Financial Condition.


NOTE 5: SHORT-TERM BORROWINGS

The Company meets its short-term financing needs by obtaining bank loans on either a secured or unsecured basis; by issuing commercial paper and medium-term notes; by entering into agreements to repurchase, whereby securities are sold with a commitment to repurchase at a future date; and through securities lending activity.

   Short-term borrowings at December 31, 1996 and 1995 consisted of the following:

                                                     1996                1995
                                                  ----------          ----------
Commercial paper                                  $  688,910          $  547,554
Bank loans and other                                 648,736             443,673
                                                  ----------          ----------
                                                  $1,337,646          $  991,227
                                                  ==========          ==========

   The interest rate on commercial paper fluctuates throughout the year. The weighted-average interest rates on commercial paper borrowings outstanding at December 31, 1996 and 1995 were 5.66% and 6.00%, respectively, and during 1996 and 1995 were 5.61% and 6.09%, respectively.

   Bank loans generally bear interest at rates based on either the federal funds rate or the London Interbank Offered Rate ("LIBOR"). The weighted-average interest rate on bank loans outstanding at December 31, 1996 and 1995 was 5.63% for both periods, and the weighted-average interest rates during 1996 and 1995 were 5.64% and 6.63%, respectively.

   The Company has a $1,200,000 committed unsecured senior revolving credit facility with a group of banks which expires in December 1997. In addition, certain of the Company's subsidiaries have entered into a committed secured revolving credit facility, which provides up to an aggregate of $750,000 through August 1997, with provisions for renewal through August 2000. Interest on borrowings under the terms of the revolving credit facilities is computed, at the option of the Company, at a rate based on LIBOR, a base rate or the federal funds rate. The Company pays a fee on the commitments. At December 31, 1996 and 1995, there were no outstanding borrowings under these credit facilities.

NOTE 6: LONG-TERM BORROWINGS

Long-term borrowings at December 31, 1996 and 1995 consisted of the following:

                                                       1996        1995
                                                       ----        ----
Fixed Rate Notes due 1997 -- 2014                $1,547,398  $1,289,478
Fixed Rate Subordinated Notes due 2002              174,500     174,412
Medium-Term Senior Notes                            747,725     651,475
Medium-Term Subordinated Notes                      276,150     283,150
Convertible Debentures                               13,935      17,038
Other                                                21,986      20,484
                                                 ----------  ----------
                                                 $2,781,694  $2,436,037
                                                 ==========  ==========

     During 1996, the Company issued, in two separate offerings, fixed rate notes in an aggregate principal amount of $250,000 due 2006 and 2008, with interest rates of 6 3/4% and 7 5/8%, respectively. Interest rates on the fixed rate notes and the fixed rate subordinated notes outstanding at December 31, 1996 and 1995 range from 6 1/4% to 9 1/4%. The weighted-average interest rates on these notes outstanding at December 31, 1996 and 1995 were 7.52% and 7.56%, respectively. Interest on the notes is payable semi-annually.

     The Company has a Multiple Currency Medium-Term Note Program under the terms of which the Company may offer for sale medium-term senior and subordinated notes (collectively, the "Medium-Term Notes") due from nine months to thirty years from date of issuance. The Medium-Term Notes may be either fixed or variable with respect to interest rates. At December 31, 1996 and 1995, the Company had outstanding $764,925 and $753,425 of fixed rate Medium-Term Notes and $258,950 and $181,200 of variable rate Medium-Term Notes, respectively. The Medium-Term Notes outstanding at December 31, 1996 and 1995 had a weighted-average interest rate of 6.98% and 7.03%, respectively. At December 31, 1996, these notes had an average maturity of 3.8 years.

     The Company has entered into interest rate swap agreements which effectively convert substantially all of its fixed rate notes into floating rate obligations. The floating interest rates are based on LIBOR and generally adjust semi-annually. The effective weighted-average interest rates on the long-term borrowings, after giving effect to the interest rate swap agreements, were 6.92% and 7.07% at December 31, 1996 and 1995, respectively. The notional amounts and maturities of the interest rate swap agreements outstanding at December 31, 1996 were as follows:

1997--1999                                         $  582,700
2000--2002                                            527,500
2003--2005                                            602,000
2006--2008                                            400,000
                                                   ----------
                                                   $2,112,200
                                                   ==========

     Pursuant to an employee benefit plan, the Company issued 8% Convertible Debentures (the "8% Debentures") due December 1998 and 2000, and 6.5% Convertible Debentures (the "6.5% Debentures") due December 2002 (the 8% Debentures and the 6.5% Debentures being collectively referred to as "the Debentures"). The Debentures are shown net of receivables, representing loans by the Company to employees to finance a portion of the Debentures. A portion of the principal amount of the employee loans may be forgiven at the end of a calendar year in which certain specified pre-tax earnings are achieved by the Company.

     The 8% Debentures outstanding at December 31, 1996 are fully convertible, at the option of the holders, into 120,000 shares of 7.5% Convertible Preferred Stock, which in turn, are convertible into 324,324 shares of common stock. The 6.5% Debentures outstanding at December 31, 1996 are fully convertible, at the option of the holders, into 1,452,557 shares of 6.0% Convertible Preferred Stock, which in turn, are convertible into 2,178,836 shares of common stock. The Debentures are redeemable at the employees' option, subject to certain conditions through 1998. During 1996, $14,562 principal amount of the Debentures was converted into 1,207,350 shares of the Company's common stock.

The aggregate amount of principal repayment requirements on long-term borrowings for each of the five years subsequent to December 31, 1996, and the total amount due thereafter, are as follows:

1997           $  168,750
1998              287,235
1999              184,475
2000              486,762
2001              196,500
Thereafter      1,457,972
               ----------
               $2,781,694
               ==========


NOTE 7: PREFERRED STOCK

PREFERRED STOCK ISSUED BY PAINE WEBBER GROUP INC.

The Company is authorized to issue up to 20,000,000 shares of preferred stock, in one or more series, with a par value of $20.00 per share.


Redeemable Preferred Stock

In connection with the acquisition of certain net assets of Kidder in December 1994, the Company issued 2,500,000 shares of 20 year 9% Cumulative Redeemable Preferred Stock, Series C (the "Redeemable Preferred Stock"), with a stated value and liquidation preference of $100.00 per share. The Redeemable Preferred Stock was recorded at its fair value of $185,000 at the date of issuance, which is increased periodically by charges to retained earnings, using the interest method, so that the carrying amount equals the redemption amount of $250,000 at the mandatory redemption date on December 15, 2014. The Redeemable Preferred Stock is redeemable at any time, in whole or in part, on or after December 16, 1999 at the option of the Company at a price of $100.00 per share, plus accrued and unpaid dividends. Dividends on the Redeemable Preferred Stock are cumulative and payable in quarterly installments. Holders of the Redeemable Preferred Stock have no voting rights, except in the event of certain dividend payment defaults.


Convertible Preferred Stock

The Company also issued, in connection with the Kidder acquisition, 1,000,000 shares of 20 year 6% Cumulative Convertible Redeemable Preferred Stock, Series A (the "Convertible Preferred Stock"), with a stated value and liquidation preference of $100.00 per share. The Convertible Preferred Stock was recorded at its fair value of $100,000. The Convertible Preferred Stock is convertible into the Company's common stock at any time, in whole or in part, at the option of the holder, at a conversion price of $18.13 per common share, subject to adjustment. The Convertible Preferred Stock is redeemable in cash at any time, in whole or in part, at the option of the Company, at redemption prices equal to the greater of $140.00 per share or a formula price for the first five years, then $105.00 per share on or after December 16, 1999 and declining by $1.00 per share per year to $100.00 on or after December 16, 2004, plus accrued and unpaid dividends. Beginning December 16, 1999, in lieu of a cash payment upon redemption, the Company may issue, subject to shareholder approval, shares of its common stock equivalent to the redemption price divided by the then current market price per common share. The Convertible Preferred Stock is subject to mandatory redemption on December 15, 2014. Dividends on the Convertible Preferred Stock are cumulative and payable in quarterly installments. Holders of the Convertible Preferred Stock have no voting rights, except in the event of certain dividend payment defaults.

PREFERRED STOCK ISSUED BY SUBSIDIARY TRUST

Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust holding solely Company Guaranteed Related Subordinated Debt

In December 1996, PWG Capital Trust I (the "Trust"), a business trust formed under Delaware law and a wholly owned subsidiary of the Company, issued $195,000 (7,800,000 securities) of 8.30% Preferred Trust Securities (the "Preferred Trust Securities") to the public at $25.00 per security and $6,031 (241,238 securities) of 8.30% Common Trust Securities (the "Common Trust Securities") to the Company at $25.00 per security. The Preferred Trust Securities and Common Trust Securities have a stated liquidation amount of $25.00 per security.

     The Trust exists for the sole purpose of issuing the Preferred Trust Securities and Common Trust Securities and investing the proceeds in an equivalent amount of junior subordinated debentures of the Company. The sole assets of the Trust at December 31, 1996 were $201,031 of 8.30% Junior Subordinated Debentures due December 1, 2036 (the "Junior Subordinated Debentures") issued by the Company. The Junior Subordinated Debentures held by the Trust are redeemable by the Company, in whole or in part, on or after December 1, 2001. If the Company redeems Junior Subordinated Debentures, the Trust must redeem Preferred Trust Securities and Common Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of Junior Subordinated Debentures so redeemed. The Company guarantees payments due from the Trust to the holders of the Preferred Trust Securities, on a subordinated basis, to the extent the Company has made principal and interest payments on the Junior Subordinated Debentures. This guarantee, together with the Company's obligations under the Junior Subordinated Debentures, provides a full and unconditional guarantee on a subordinated basis of amounts due on the Preferred Trust Securities. Distributions on the Preferred Trust Securities are cumulative and payable monthly in arrears to the extent that interest payments are made in respect of the Junior Subordinated Debentures held by the Trust. The payment of interest on the Junior Subordinated Debentures is deferrable at the Company's option for periods not to exceed sixty consecutive months. The Company generally cannot pay dividends on or redeem its preferred and common stocks during such deferments. Distributions on the Preferred Trust Securities have been classified as minority interest in the Company's Consolidated Statement of Income.


NOTE 8: COMMON STOCK

During 1996, the Company repurchased 10,746,516 shares of its common stock at an aggregate cost of $237,766. In the second and fourth quarters of 1996, the Company's Board of Directors increased the number of shares of common stock authorized for repurchase by 7,000,000 and 10,000,000 shares, respectively. In accordance with the repurchase programs, the Company had available to repurchase at December 31, 1996 a maximum of 13,996,382 shares of its common stock. As of December 31, 1996, the Company had 32,253,343 authorized shares of common stock reserved for issuance in connection with convertible securities, and stock option and stock award plans.


NOTE 9: CAPITAL REQUIREMENTS

PWI, a registered broker-dealer, is subject to the Securities and Exchange Commission ("SEC") Uniform Net Capital Rule and New York Stock Exchange ("NYSE") Growth and Business Reduction capital requirements. Under the method of computing capital requirements adopted by PWI, minimum net capital shall not be less than 2% of combined aggregate debit items arising from client transactions, plus excess margin collected on resale agreements, as defined. A reduction of business is required if net capital is less than 4% of such aggregate debit items. Business may not be expanded if net capital is less than 5% of such aggregate debit items. As of December 31, 1996, PWI's net capital of $948,954 was 16% of aggregate debit items and its net capital in excess of the minimum required was $829,635.

     Advances, dividend payments and other equity withdrawals by PWI and other regulated subsidiaries are restricted by the regulations of the SEC, NYSE, and international securities and banking agencies, as well as by covenants in various loan agreements. At December 31, 1996, the equity of the Company's subsidiaries totaled approximately $1,971,000. Of this amount, approximately $430,000 was not available for payment of cash dividends and advances.

     Under the terms of certain credit agreements, the Company is subject to dividend payment restrictions and minimum net worth and net capital requirements. At December 31, 1996, these restrictions did not affect the Company's ability to pay dividends.

NOTE 10: FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Held or Issued for Trading Purposes

In the normal course of business, the Company engages in a variety of derivative and non-derivative financial instrument transactions in connection with its market risk management, its principal trading activities and also on behalf of its clients. Derivative financial instruments include forward and futures contracts, options contracts, interest rate swaps, and other contracts committing the Company to purchase or deliver other instruments at specified future dates and prices, or to make or receive payments based upon notional amounts and specified rates or indices. As defined by the FASB in SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," a derivative financial instrument also includes unsettled purchase and sale agreements and firm or standby commitments for the purchase of securities. It does not include on-balance-sheet receivables and payables whose value is derived from changes in the value of some underlying asset or index, such as mortgage-backed securities and structured notes.

     In connection with its market risk management and principal trading activities, the Company may enter into a derivative contract to manage the risk arising from other financial instruments or to take a position based upon expected future market conditions. The Company also takes positions to facilitate client transactions and acts as a market-maker in certain listed and unlisted securities. These contracts are valued at market, and unrealized gains and losses are reflected in the consolidated financial statements.

     A large portion of the Company's derivative financial instruments are "to be announced" mortgage securities requiring forward settlement. As a principal in the mortgage-backed securitization business, the Company has outstanding forward purchase and sale agreements committing the Company to deliver participation certificates and mortgage-backed securities.

     Set forth below are the gross contract or notional amounts of all off-balance-sheet derivative financial instruments held or issued for trading purposes. These amounts are not reflected in the Consolidated Statements of Financial Condition and are indicative only of the volume of activity at December 31, 1996 and 1995. They do not represent amounts subject to market risks, and in many cases, limit the Company's overall exposure to market losses by hedging other on- and off-balance-sheet transactions.

Notional or Contract Amount at                                 DECEMBER 31, 1996          December 31, 1995
                                                             -------------------       ---------------------
                                                             Purchases     Sales       Purchases      Sales
                                                             ---------     -----       ---------      -----
Mortgage-backed forward contracts
  and options written and purchased                         $13,443,158  $16,383,162  $13,140,269  $15,861,501
Foreign currency forward contracts, futures
  contracts, and options written and purchased                  440,864      434,072    1,894,724    2,040,414
Equity securities contracts including futures,
  forwards, and options written and purchased                   442,500      888,784      993,161    1,220,400
Other fixed income securities contracts including futures,
  forwards, and options written and purchased                 2,916,929    3,183,749    2,647,504    3,148,312
Interest rate swaps and caps                                    438,562      415,597      104,050           --

Set forth below are the fair values of derivative financial instruments held or issued for trading purposes as of December 31, 1996 and 1995. The fair value amounts are determined by quoted market prices and pricing models which consider the time value and volatility of the underlying instruments. Changes in fair value are reflected in principal transactions revenues as incurred. The amounts are netted by counterparty only when the criteria of FASB Interpretation No. 39 are met.

Fair Value at                                                       DECEMBER 31, 1996        December 31, 1995
                                                               ----------------------    ---------------------
                                                                Assets    Liabilities    Assets    Liabilities
                                                               -------    -----------    ------    -----------
Mortgage-backed forward contracts
  and options written and purchased                             $78,800    $ 50,480     $129,272   $116,536
Foreign currency forward contracts, futures contracts,
  and options written and purchased                              21,857      21,647       83,222     48,710
Equity securities contracts including futures,
  forwards, and options written and purchased                    56,679      30,919      135,977     52,250
Other fixed income securities contracts including futures,
  forwards, and options written and purchased                    15,431     131,088       22,353     58,148
Interest rate swaps and caps                                     12,654       8,216        4,660         --

     Set forth below are the average fair values of derivative financial instruments held or issued for trading purposes during the years ended December 31, 1996 and 1995. The average fair value is based on the average of the month-end balances during the year.

Average Fair Value for the Years Ended                             DECEMBER 31, 1996       December 31, 1995
                                                               ----------------------------------------------
                                                               Assets    Liabilities    Assets   Liabilities
                                                               ------    -----------    ------   ------------
Mortgage-backed forward contracts
  and options written and purchased                           $150,053    $145,396     $118,784    $108,825
Foreign currency forward contracts, futures
  contracts, and options written and purchased                  37,872      43,132       71,805      89,857
Equity securities contracts including futures,
  forwards, and options written and purchased                   34,583      20,699      217,849     142,507
Other fixed income securities contracts including futures,
  forwards, and options written and purchased                   25,027      90,877       16,620      21,449
Interest rate swaps and caps                                     5,407       1,782        2,132          --

The Company also enters into agreements to sell securities, at predetermined prices, which have not yet been purchased. The Company is exposed to market risk since to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected on the Consolidated Statement of Financial Condition.

     The off-balance-sheet derivative trading transactions are generally short term. At December 31, 1996, more than 97% of the off-balance-sheet derivatives trading financial instruments had remaining maturities of less than one year.

     The Company's risk of loss in the event of counterparty default is limited to the current fair value or replacement cost on contracts in which the Company has recorded an unrealized gain. These amounts are reflected as assets on the Company's Consolidated Statements of Financial Condition and amounted to $185,421 and $375,484 at December 31, 1996 and 1995, respectively. Options written do not expose the Company to credit risk since they do not obligate the counterparty to perform. Transactions in futures contracts are conducted through regulated exchanges which have margin requirements, and are settled in cash on a daily basis, thereby minimizing credit risk.

     The following table summarizes the Company's principal transactions revenues by business activity for the years ended December 31, 1996 and 1995. Principal transactions revenues include realized and unrealized gains and losses on trading positions, including hedges. In assessing the profitability of its trading activities, the Company views net interest and principal transactions revenues in the aggregate.

Years Ended December 31,                                                                       1996        1995
                                                                                         ----------    --------
Taxable fixed income (includes futures and options contracts, mortgage-backed
   forwards, foreign currency forwards, and other securities)                            $  500,391    $396,787
Equities (includes equity index futures, equity
   index options and swaps, and equity options contracts)                                   379,446     377,650
Municipals                                                                                  143,778     139,764
                                                                                         ----------    --------
                                                                                         $1,023,615    $914,201
                                                                                         ==========    ========

Held or Issued for Purposes other than Trading

The Company enters into interest rate swap agreements to ensure that the interest rate characteristics of assets and liabilities are matched. As of December 31, 1996 and 1995, the Company had outstanding interest rate swap agreements with commercial banks with notional amounts of $2,112,200 and $1,938,700, respectively. These agreements effectively converted substantially all of the Company's fixed rate debt at December 31, 1996 into floating rate debt. The interest rate swap agreements entered into have had the effect of reducing net interest expense on the Company's long-term borrowings by $7,890 and $29,563 for the years ended December 31, 1996 and 1994, respectively, and increasing net interest expense by $1,682 for the year ended December 31, 1995. The difference to be received or paid on the swap agreements is included in interest expense as incurred and any related receivable from or payable to counterparties is reflected as an asset or liability, accordingly. The Company had no deferred gains or losses related to terminated swap agreements at December 31, 1996 and 1995. The Company is subject to market risk as interest rates fluctuate. The interest rate swaps contain credit risk to the extent the Company is in a receivable or gain position and the counterparty defaults. However, the counterparties to the agreements are large financial institutions, and the Company has not experienced defaults in the past, and management does not anticipate any counterparty defaults in the foreseeable future. See Note 3 for further discussion of interest rate swap agreements used for hedging purposes.

NOTE 11: RISK MANAGEMENT

Transactions involving derivative and non-derivative financial instruments involve varying degrees of both market and credit risk. The Company monitors its exposure to market and credit risk on a daily basis through a variety of financial, security position and credit exposure reporting and control procedures.


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

     Market risk modeling is based on estimating loss exposure through stress testing. These results are compared to established limits, and exceptions are subject to review and approval by senior management. Other market risk control procedures include monitoring inventory agings, reviewing traders' marks and regular meetings between the senior management of the business groups and the risk management group.


Credit Risk in Proprietary Transactions

Counterparties to the Company's proprietary trading, hedging, financing and arbitrage activities are primarily financial institutions, including brokers and dealers, banks, and institutional clients. Credit losses could arise should counterparties fail to perform and the value of any collateral proves inadequate. The Company manages credit risk by monitoring net exposure to individual counterparties on a daily basis, monitoring credit limits and requiring additional collateral where appropriate.

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

     The Company may pledge clients' margined securities as collateral in support of securities loaned and bank loans, as well as to satisfy margin requirements at clearing organizations. The amounts loaned or pledged are limited to the extent permitted by applicable margin regulations. Should the counterparty fail to return the clients' securities, the Company may be required to replace them at prevailing market prices. At December 31, 1996, the market value of client securities loaned to other brokers approximated the amounts due or collateral obtained.

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

Client transactions include positions in commodities and financial futures, trading liabilities, and written options. The risk to the Company's clients in these transactions can be substantial, principally due to price volatility which can reduce the clients' ability to meet their obligations. Margin deposit requirements pertaining to commodity futures and options transactions are generally lower than those for exchange-traded securities. To the extent clients are unable to meet their commitments to the Company and margin deposits are insufficient to cover outstanding liabilities, the Company may take market action and credit losses could be realized.

     Client trades are recorded on a settlement date basis. Should either the client or broker fail to perform, the Company may be required to complete the transaction at prevailing market prices. Trades pending at December 31, 1996 were settled without adverse effect on the Company's consolidated financial statements, taken as a whole.


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

     The Company's most significant industry concentration, which arises within its normal course of business activities, is financial institutions including banks, brokers and dealers, mutual funds, and insurance companies.


NOTE 12: COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space and equipment under noncancelable operating lease agreements which expire at various dates through 2015. As of December 31, 1996, the aggregate minimum future rental payments required by operating leases with initial or remaining lease terms exceeding one year were as follows:

      1997  $  146,507
      1998     128,882
      1999     121,214
      2000     100,267
      2001      91,300
Thereafter     756,869
            ----------
            $1,345,039
            ==========

     Rentals are subject to periodic escalation charges and do not include amounts payable for insurance, taxes and maintenance. In addition, minimum payments have not been reduced by future minimum sublease rental income of $26,194.

     For the years ended December 31, 1996, 1995 and 1994, rent expense under operating leases was $163,612, $169,852 and $145,508, respectively.


Other Commitments and Contingencies

At December 31, 1996 and 1995, the Company was contingently liable under unsecured letters of credit totaling $303,543 and $114,090, respectively, which approximates fair value. At December 31, 1996, certain of the Company's subsidiaries were contingently liable as issuer of $85,518 of notes payable to managing general partners of various limited partnerships pursuant to Internal Revenue Service guidelines. There is no market for these contingent liabilities therefore, it is not practicable to estimate their fair value. In addition, as part of the limited partnership settlements discussed in Note 2, the Company has agreed, under certain circumstances, to provide to class members additional consideration including assignment of any and all fees the Company is entitled to receive from certain partnerships. In the opinion of management, these contingencies will not have a material adverse effect on the Company's consolidated financial statements, taken as a whole.

In February 1996, two limited partnerships, in which a subsidiary of the Company serves as the general partner and certain key employees serve as the limited partners, entered into two unsecured credit facilities with a commercial bank under which the bank agreed to make unsecured loans to the limited partnerships of up to $77,525. The Company entered into an agreement with the bank to purchase the loans under certain specific circumstances. At December 31, 1996, $55,582 had been loaned to the partnerships.

     In meeting the financing needs of certain of its clients, the Company may also issue standby letters of credit which are fully collateralized by marginable securities. At December 31, 1996, the Company had outstanding $33,736 of such standby letters of credit. At December 31, 1996 and 1995, securities with a fair value of $215,286 and $441,612, respectively, had been loaned or pledged as collateral for securities borrowed of approximately equal fair value.

     In the normal course of business, the Company enters into when-issued transactions, underwriting and commercial real estate commitments. Settlement of these transactions at December 31, 1996 would not have had a material impact on the Company's consolidated financial statements, taken as a whole.

     The Company has been named as a defendant in numerous legal actions in the ordinary course of business. While the outcome of such matters cannot be predicted with certainty, in the opinion of management of the Company, after consultation with various counsel handling such matters, these actions will be resolved with no material adverse effect on the Company's consolidated financial statements, taken as a whole.


NOTE 13: STOCK OPTIONS AND STOCK AWARDS

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

     The activity during the years ended December 31, 1994, 1995 and 1996 was as follows:

                                                                            Number of       Exercise price    Weighted-average
                                                                              shares           per share       exercise price
                                                                            ----------       --------------        ------
Options outstanding at December 31, 1993 (2,776,678 exercisable)            12,280,955       $ 6.55 - 20.42        $12.61
Granted                                                                      4,095,550        14.44 - 18.67         17.23
Exercised                                                                     (574,586)        6.55 - 16.29          7.54
Terminated                                                                    (630,309)        7.14 - 19.46         15.13
                                                                            ----------       --------------        ------
Options outstanding at December 31, 1994 (5,201,831 exercisable)            15,171,610       $ 6.55 - 20.42        $13.94
Granted                                                                      5,666,430        14.44 - 20.13         17.50
Exercised                                                                   (2,934,098)        6.55 - 19.46         10.54
Terminated                                                                    (958,519)        6.55 - 19.46         16.43
                                                                            ----------       --------------        ------
Options outstanding at December 31, 1995 (3,188,665 exercisable)            16,945,423       $ 6.55 - 20.42        $15.58
Granted                                                                      4,790,764        18.94 - 26.56         21.62
Exercised                                                                   (2,999,720)        6.55 - 20.13         11.83
Terminated                                                                  (1,182,730)        7.14 - 21.13         18.19
                                                                            ----------       --------------        ------
Options outstanding at December 31, 1996 (4,234,367 exercisable)            17,553,737       $ 6.55 - 26.56        $17.69

The following table summarizes information about stock options outstanding at December 31, 1996:

                                       Options Outstanding                          Options Exercisable
-----------------------------------------------------------------------      -------------------------------
                                                       Weighted-average
                       Number of                              remaining        Number of
Range of exercise         shares   Weighted-average    contractual life           shares    Weighted-average
prices per share     outstanding   exercise price               (years)      exercisable    exercise price
----------------     -----------   ----------------    ----------------      -----------    ----------------
$ 6.55 - 10.00         1,148,023             $ 7.36                 2.3        1,148,023          $ 7.36
 10.01 - 14.00           350,220              10.20                 4.1          350,220           10.20
 14.01 - 18.00         7,982,398              16.44                 7.3        2,521,927           17.05
 18.01 - 22.00         5,612,096              19.70                 8.3          214,197           19.80
 22.01 - 26.56         2,461,000              23.06                 6.8               --              --
                      ----------             ------                 ---        ---------          ------
$ 6.55 - 26.56        17,553,737             $17.69                 7.2        4,234,367          $14.00
                      ----------             ------                 ---        ---------          ------

     The Company accounts for stock option grants in accordance with APB No. 25. Accordingly, no compensation cost has been recognized for its stock option grants. Pro forma information regarding net income and earnings per share is required under SFAS No. 123 and has been determined as if the Company had accounted for all 1996 and 1995 stock option grants based on the fair value method. The pro forma information presented below is not representative of the effect stock options will have on pro forma net income or earnings per share for future years.

     The fair value of each option grant was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: dividend yields of 2.2% and 2.8%; expected lives of 4.2 and 4.7 years; risk-free interest rates of 5.9% and 6.9%; and expected volatility of 28% for both years. The weighted-average fair value of options granted during 1996 and 1995 were $5.53 and $4.46, respectively.

     For purposes of the pro forma information, the fair values of the 1996 and 1995 stock option grants are amortized over the vesting period. The pro forma information for the years ended December 31, 1996 and 1995 is as follows:

                                                           1996       1995
                                                       --------    -------
Net Income                            As reported      $364,350    $80,750
                                      Pro forma        $356,475    $75,649
Earnings per common share:
  Primary                             As reported      $   3.59    $  0.54
                                      Pro forma        $   3.51    $  0.49

  Fully diluted                       As reported      $   3.38    $  0.52
                                      Pro forma        $   3.31    $  0.48

     The Plans also provide for the granting of cash and restricted stock awards, stock appreciation rights, restricted stock units, stock purchase rights, performance units and other stock based awards. The Company had no stock appreciation rights or stock purchase rights outstanding at December 31, 1996 and 1995. Restricted stock awards are granted to key employees, whereby shares of the Company's common stock are awarded in the name of the employee, who has all rights of a stockholder, subject to certain sale and transfer restrictions. The awards generally contain restrictions on sales and transfers ranging from one to three years. The restricted stock awards are subject to forfeiture if the employee is terminated prior to the prescribed restriction period.

     During the years ended December 31, 1996, 1995 and 1994, the Company awarded 2,455,269, 2,935,843 and 2,431,882 shares, respectively, of restricted stock, net of forfeitures. The market value of the restricted shares awarded has been recorded as unamortized cost of restricted stock and is shown as a separate component of stockholders' equity. The unamortized cost of restricted stock is being amortized over the restriction period. The charge to compensation expense, net of forfeitures, amounted to $59,945, $51,908 and $44,073 in the years ended December 31, 1996, 1995 and 1994, respectively.

     At December 31, 1996 and 1995, there were 6,680,726 and 6,560,893 shares, respectively, available for future stock option, common stock and restricted stock awards under these Plans.

NOTE 14: EMPLOYEE BENEFIT PLANS

Pension Plan

The Company has a non-contributory defined benefit pension plan (the "Plan"), which provides benefits to eligible employees. Pension expense for the years ended 1996, 1995 and 1994 for the Plan included the following components:

                                                           1996          1995          1994
                                                       --------      --------      --------
Service cost for benefits earned during the period     $ 19,191      $ 14,641      $ 14,626
Interest cost on projected benefit obligation            20,225        17,024        16,448
Actual return on Plan assets                            (37,725)      (47,269)        1,777
Net amortization and deferral                            21,254        32,424       (15,167)
                                                       --------      --------      --------
Net periodic pension cost                              $ 22,945      $ 16,820      $ 17,684
                                                       ========      ========      ========

     The following table summarizes the funded status and the prepaid pension asset included in "Other assets" on the Company's Consolidated Statements of Financial Condition at December 31, 1996 and 1995:

                                                                           1996           1995
                                                                      ---------      ---------
Actuarial present value of benefit obligations:
  Vested                                                              $ 273,085      $ 254,656
  Non-vested                                                              8,446          8,185
                                                                      ---------      ---------
Accumulated benefit obligation                                          281,531        262,841
Effect of projected future compensation levels                           20,677         15,273
                                                                      ---------      ---------
Projected benefit obligation                                            302,208        278,114
Plan assets at fair value                                               311,171        274,505
                                                                      ---------      ---------
Plan assets in excess of (less than) projected benefit obligation         8,963         (3,609)
Unrecognized net assets existing at January 1, 1987
  being recognized over fifteen years                                    (4,525)        (5,365)
Unrecognized prior service cost                                           3,780          5,817
Unrecognized net loss and actuarial experience                           57,274         81,593
                                                                      ---------      ---------
Prepaid pension asset at year end                                     $  65,492      $  78,436
                                                                      =========      =========

     The projected benefit obligation for the Plan was determined for 1996 and 1995 using an assumed discount rate of 7 1/2% and 7 1/4%, respectively, and an assumed rate of compensation increase of 5%. The weighted-average assumed rate of return on Plan assets was 9 1/2% for 1996, 1995 and 1994.

     The Company's funding policy is to contribute to the Plan amounts that can be deducted for federal income tax purposes. Plan assets consist primarily of equity securities and U.S. government and agency obligations.


Savings Investment Plan

The Paine Webber Savings Investment Plan ("SIP") is a defined contribution (401(k)) plan for eligible employees of the Company. Under SIP, employee contributions are matched by the Company on a graduated scale, which is based in part on the Company's pre-tax earnings and the compensation of eligible employees. The provision for Company contributions for amounts contributed or to be contributed in cash to the SIP and invested in the PaineWebber Common Stock Fund amounted to approximately $12,100, $7,100 and $5,900 for the years ended December 31, 1996, 1995 and 1994, respectively.


Other Benefit Plans

The Company also provides certain life insurance and health care benefits to employees. The costs of such benefits for the years ended December 31, 1996, 1995 and 1994 were $55,700, $55,600 and $50,800, respectively.

NOTE 15: INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For financial reporting purposes, net deferred tax assets are included in "Other assets" in the Consolidated Statements of Financial Condition. Deferred tax assets are reflected without reduction for a valuation allowance. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996, 1995 and 1994 were as follows:

                                                    1996         1995         1994
                                                --------     --------     --------
DEFERRED TAX ASSETS:

Employee benefits                               $141,929     $ 98,389     $ 73,783
Deferred deductions                               40,767       99,205       44,388
Other                                             39,065       26,998       28,456
                                                --------     --------     --------
  Total deferred tax assets                      221,761      224,592      146,627
                                                --------     --------     --------
DEFERRED TAX LIABILITIES:

Tax over book depreciation                        16,520       15,543       14,135
Accelerated deductions and deferred income        11,864       16,809       10,379
Safe harbor leases                                 4,976        5,567        6,135
Valuation of trading assets and investments       31,827        5,270       17,154
Other                                              6,016        3,711       11,910
                                                --------     --------     --------
  Total deferred tax liabilities                  71,203       46,900       59,713
                                                --------     --------     --------
                                                $150,558     $177,692     $ 86,914
                                                ========     ========     ========

     The significant components of the provision for income taxes for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                                    1996         1995         1994
                                                --------     --------     --------
CURRENT:

Federal                                         $134,940     $ 64,953     $ 12,224
State                                             11,436       27,033        9,930
Foreign                                           21,139       20,719       11,448
                                                --------     --------     --------
  Total current                                  167,515      112,705       33,602
                                                --------     --------     --------
DEFERRED:

Federal                                           11,978      (65,601)     (17,947)
State                                             23,984      (25,177)      (6,490)
Foreign                                           (8,828)          --        3,589
                                                --------     --------     --------
  Total deferred                                  27,134      (90,778)     (20,848)
                                                --------     --------     --------
                                                $194,649     $ 21,927     $ 12,754
                                                ========     ========     ========

     The reconciliation of income taxes, computed at the statutory federal rate, to the provision for income taxes recorded for the years ended December 31, 1996, 1995 and 1994, was as follows:

                                               1996                      1995                       1994
                                       --------------------       -------------------       -------------------
                                         Amount          %         Amount         %          Amount         %
                                       ---------       ----       --------       ----       --------       ----
Tax at statutory federal rate          $ 196,012       35.0       $ 35,937       35.0       $ 15,536       35.0
State and local income taxes,
  net of federal tax benefit              23,023        4.1          1,206        1.2          2,236        5.0
Foreign rate differential                 (9,227)      (1.7)        (2,500)      (2.4)        (1,141)      (2.6)
Nontaxable dividends and interest         (6,695)      (1.2)        (9,754)      (9.5)        (3,545)      (8.0)
Restricted stock dividends                  (921)      (0.2)        (1,025)      (1.0)          (864)      (1.9)
Nondeductible expenses                     2,514        0.4          2,779        2.7          2,743        6.2
Minority interest                           (362)      (0.1)            --         --             --         --
Other, net                                (9,695)      (1.5)        (4,716)      (4.6)        (2,211)      (5.0)
                                       $ 194,649       34.8       $ 21,927       21.4       $ 12,754       28.7

Income taxes paid for the years ended December 31, 1996, 1995 and 1994 were $130,886, $28,248 and $68,455, respectively.

     Undistributed earnings of the Company's foreign subsidiaries are considered to be permanently reinvested and, accordingly, no provision for U.S. income taxes is required on such earnings. As of December 31, 1996, such earnings were estimated to be $152,000. The estimated U.S. income taxes that would be payable upon the repatriation of such earnings are not material.



NOTE 16: GEOGRAPHIC DATA

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

                                                     1996             1995             1994
                                              -----------      -----------      -----------
TOTAL REVENUES:

  United States                               $ 5,516,443      $ 5,107,476      $ 3,806,784
  Non-U.S.*                                       189,523          212,614          157,293
                                              -----------      -----------      -----------
                                              $ 5,705,966      $ 5,320,090      $ 3,964,077
                                              ===========      ===========      ===========
NET REVENUES:

  United States                               $ 3,576,442      $ 3,161,799      $ 2,399,884
  Non-U.S.*                                       158,770          188,480          135,540
                                              -----------      -----------      -----------
                                              $ 3,735,212      $ 3,350,279      $ 2,535,424
                                              ===========      ===========      ===========
INCOME BEFORE TAXES & MINORITY INTEREST:

  United States                               $   526,422      $    58,498      $       220
  Non-U.S.*                                        33,611           44,179           44,165
                                              -----------      -----------      -----------
                                              $   560,033      $   102,677      $    44,385
                                              ===========      ===========      ===========
NET INCOME:

  United States                               $   333,711      $    52,095      $     2,099
  Non-U.S.*                                        30,639           28,655           29,532
                                              -----------      -----------      -----------
                                              $   364,350      $    80,750      $    31,631
                                              ===========      ===========      ===========
IDENTIFIABLE ASSETS:

  United States                               $39,549,604      $36,575,206      $29,758,945
  Non-U.S.*                                    12,963,896        9,096,088        6,097,180
                                              -----------      -----------      -----------
                                              $52,513,500      $45,671,294      $35,856,125
                                              ===========      ===========      ===========

*Predominantly the United Kingdom

NOTE 17: EARNINGS PER COMMON SHARE

Earnings per common share is computed by dividing net income, adjusted for preferred stock dividends and interest savings, by the weighted-average common and common equivalent shares outstanding during each period presented. Common equivalent shares include common shares issuable under the Company's stock option and award plans, the conversion of convertible debentures and convertible preferred stock, and restricted stock outstanding.

     The Company computes its earnings per common share under the modified treasury stock method in accordance with APB No. 15, "Earnings Per Share." The modified treasury stock method is used when the number of shares obtainable upon exercise of outstanding options, warrants and their equivalents, in the aggregate, exceeds 20% of the Company's outstanding common stock. Under this method, all options, warrants and their equivalents are assumed to have been exercised, whether or not dilutive, and the aggregate proceeds used to repurchase up to 20% of the outstanding shares. Any remaining proceeds are then assumed to reduce short-term borrowings.

     The Company calculated primary and fully diluted earnings per share as follows:

Years Ended December 31,                                                           1996                1995               1994
                                                                          -------------       -------------       ------------
PRIMARY:

Weighted-average common shares outstanding                                   87,698,138          92,030,417         71,693,020
Incremental stock options and awards                                          6,708,357           9,241,691          6,370,453
                                                                          -------------       -------------       ------------
Weighted-average common and common equivalent shares                         94,406,495         101,272,108         78,063,473
                                                                          =============       =============       ============

Net income                                                                $     364,350       $      80,750       $     31,631
Interest savings on convertible debentures and short-term borrowings              4,062               3,322              1,330
Preferred dividend requirements                                                 (29,395)            (29,291)            (1,219)
                                                                          -------------       -------------       ------------
Net income applicable to common shares                                    $     339,017       $      54,781       $     31,742
                                                                          -------------       -------------       ------------
Primary earnings per common share                                         $        3.59       $        0.54       $       0.41
                                                                          =============       =============       ============
FULLY DILUTED:

Weighted-average common shares outstanding                                   87,698,138          92,030,417         71,693,020
Incremental stock options and awards                                          8,480,906           9,241,691          7,673,929
Conversion of Convertible Preferred Stock                                     5,515,720                  --                 --
Weighted-average common shares issuable assuming
  conversion of 8% Debentures                                                   449,752                  --          1,647,190
                                                                          -------------       -------------       ------------
Weighted-average common and common equivalent shares                        102,144,516         101,272,108         81,014,139
                                                                          =============       =============       ============

Net income                                                                $     364,350       $      80,750       $     31,631
Interest savings on convertible debentures and
  short-term borrowings                                                           3,865               1,526              2,181
Preferred dividend requirements                                                 (23,395)            (29,291)              (969)
                                                                          -------------       -------------       ------------
Net income applicable to common shares                                    $     344,820       $      52,985       $     32,843
                                                                          -------------       -------------       ------------
Fully diluted earnings per common share                                   $        3.38       $        0.52       $       0.41
                                                                          =============       =============       ============

                               Report of Ernst & Young LLP, Independent Auditors

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF PAINE WEBBER GROUP INC.

We have audited the accompanying consolidated statements of financial condition of Paine Webber Group Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paine Webber Group Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP


New York, New York
February 3, 1997

Five Year Financial Summary
(In thousands of dollars except share and per share amounts)

Years Ended December 31,            1996               1995(1)               1994(2)                1993                   1992
                           -----------------    -----------------    -----------------    ------------------    ----------------
                              Amount     %         Amount     %        Amount      %         Amount      %         Amount     %
                              ------   ----        ------   ----       ------    ----        ------    ----        ------   ----
REVENUES
COMMISSIONS

Listed securities
  and options              $  821,499   22.0    $  816,517   24.4    $  580,323   22.9    $  599,599    20.9    $  500,572  20.1
Mutual funds and
  insurance                   380,982   10.2       302,654    9.0       279,688   11.0       259,130     9.0       180,244   7.3
Over-the-counter
  securities and other        178,994    4.8       153,595    4.6       110,283    4.4       137,398     4.8       141,062   5.7
                           ----------   ----    ----------   ----    ----------   ----    ----------    ----    ----------  ----
                            1,381,475   37.0     1,272,766   38.0       970,294   38.3       996,127    34.7       821,878  33.1
                           ----------   ----    ----------   ----    ----------   ----    ----------    ----    ----------  ----
PRINCIPAL TRANSACTIONS

Taxable fixed income          500,391   13.4       396,787   11.8        56,221    2.2       396,310    13.8       383,146  15.4
Equities                      379,446   10.2       377,650   11.3       324,178   12.8       272,539     9.5       241,824   9.7
Municipals                    143,778    3.8       139,764    4.2       139,039    5.5       110,595     3.8        94,819   3.8
                           ----------   ----    ----------   ----    ----------   ----    ----------    ----    ----------  ----
                            1,023,615   27.4       914,201   27.3       519,438   20.5       779,444    27.1       719,789  28.9
                           ----------   ----    ----------   ----    ----------   ----    ----------    ----    ----------  ----
ASSET MANAGEMENT              453,267   12.1       399,540   11.9       356,368   14.1       325,690    11.3       267,088  10.8
                           ----------   ----    ----------   ----    ----------   ----    ----------    ----    ----------  ----
INVESTMENT BANKING

Selling concessions
  and underwriting fees:
   Corporate securities       188,991    5.1       171,903    5.1       136,494    5.4       223,745     7.8       217,180   8.8
   Municipal
     obligations               44,882    1.2        35,842    1.1        32,228    1.3        55,573     1.9        40,705   1.6
Underwriting
  management fees:
   Corporate securities        37,072    1.0        35,596    1.0        44,592    1.7        70,510     2.4        51,394   2.1
   Municipal
     obligations                9,032    0.2         7,736    0.2         7,413    0.3        13,303     0.5         9,385   0.4
Private placement
  and other fees              111,187    3.0        75,700    2.3        63,776    2.5        50,512     1.8        65,657   2.6
                           ----------   ----    ----------   ----    ----------   ----    ----------    ----    ----------  ----
                              391,164   10.5       326,777    9.7       284,503   11.2       413,643    14.4       384,321  15.5
                           ----------   ----    ----------   ----    ----------   ----    ----------    ----    ----------  ----
OTHER                         146,708    3.9       150,056    4.5       138,902    5.5       113,253     3.9        76,114   3.1
                           ----------   ----    ----------   ----    ----------   ----    ----------    ----    ----------  ----
INTEREST                    2,309,737   61.9     2,256,750   67.4     1,694,572   66.8     1,376,560    47.9     1,094,541  44.0
                           ----------   ----    ----------   ----    ----------   ----    ----------    ----    ----------  ----

TOTAL REVENUES              5,705,966  152.8     5,320,090  158.8     3,964,077  156.4     4,004,717   139.3     3,363,731 135.4
                           ----------  -----    ----------  -----    ----------  -----    ----------   -----    ---------- -----
INTEREST EXPENSE            1,970,754  (52.8)    1,969,811  (58.8)    1,428,653  (56.4)    1,130,712   (39.3)      879,242 (35.4)
                           ----------  -----    ----------  -----    ----------  -----    ----------   -----    ---------- -----
NET REVENUES               $3,735,212  100.0    $3,350,279  100.0    $2,535,424  100.0    $2,874,005   100.0    $2,484,489 100.0
                           ==========  =====    ==========  =====    ==========  =====    ==========   =====    ========== =====

                                                     Five Year Financial Summary
                    (In thousands of dollars except share and per share amounts)

Years Ended December 31,       1996             1995(1)            1994(2)            1993             1992
                         ----------------  ----------------  ----------------  ----------------  ----------------
                           Amount     %      Amount     %      Amount     %       Amount    %      Amount     %
                         ----------  ----  ----------  ----  ----------  ----  ----------  ----  ----------  ----
NON-INTEREST EXPENSES

Compensation
  and benefits          $ 2,219,129  59.4  $2,004,585  59.8  $1,546,467  61.0  $1,628,889  56.7  $1,432,930  57.7
Office and equipment        267,006   7.1     266,291   7.9     225,375   8.9     211,880   7.4     192,948   7.8
Communications              153,301   4.1     149,047   4.5     130,095   5.1     123,601   4.3     112,255   4.5
Business development         75,981   2.0      90,752   2.7      85,430   3.4      93,962   3.3      75,061   3.0
Brokerage, clearing and
  exchange fees              87,839   2.4      93,657   2.8      82,577   3.2      79,752   2.8      75,689   3.1
Professional services       108,123   2.9     101,911   3.0      78,856   3.1      66,825   2.2      59,820   2.4
Other                       263,800   7.1     541,359  16.2     342,239  13.5     261,520   9.1     196,671   7.9
                         ----------  ----  ----------  ----  ----------  ----  ----------  ----  ----------  ----
TOTAL NON-INTEREST
EXPENSE                   3,175,179  85.0   3,247,602  96.9   2,491,039  98.2   2,466,429  85.8   2,145,374  86.4
                         ----------  ----  ----------  ----  ----------  ----  ----------  ----  ----------  ----
Income before
  taxes and
  minority interest         560,033  15.0     102,677   3.1      44,385   1.8     407,576  14.2     339,115  13.6
Provision for
  income taxes              194,649   5.2      21,927   0.7      12,754   0.5     161,393   5.6     125,940   5.0
                         ----------  ----  ----------  ----  ----------  ----  ----------  ----  ----------  ----
Income before
  minority interest         365,384   9.8      80,750   2.4      31,631   1.3     246,183   8.6     213,175   8.6
Minority interest             1,034   0.0          --   0.0          --   0.0          --   0.0          --   0.0
                         ----------  ----  ----------  ----  ----------  ----  ----------  ----  ----------  ----
Net income              $   364,350   9.8  $   80,750   2.4  $   31,631   1.3  $  246,183   8.6  $  213,175   8.6
EARNINGS PER
COMMON SHARE:(3)

Primary                 $      3.59        $     0.54        $     0.41        $     3.11        $     2.83
Fully diluted           $      3.38        $     0.52        $     0.41        $     2.95        $     2.37
-----------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE
COMMON SHARES:(3)

Primary                  94,406,495       101,272,108        78,063,473        78,689,958        69,379,863
Fully diluted           102,144,516       101,272,108        81,014,139        84,327,291        92,365,438
-----------------------------------------------------------------------------------------------------------------
DIVIDENDS DECLARED
PER SHARE:

Common stock(3)         $       .48        $      .48        $      .48        $      .38        $      .31
Preferred stock:
  Redeemable
   Preferred  Stock     $      9.00        $     9.00        $       --        $       --        $       --
  Convertible
   Preferred  Stock     $      6.00        $     6.00        $       --        $       --        $       --
  7% Preferred Stock    $        --        $       --        $       --        $       --        $    2.336
  $1.375 Preferred
   Stock                $        --        $       --        $       --        $    1.241        $    1.375
  Participating
   Preferred  Stock     $        --        $       --        $       --        $      .33        $     .053
-----------------------------------------------------------------------------------------------------------------

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

(3) All share and per share data have been restated to reflect a three-for-two common stock split in March 1994.

Common Stock and Quarterly Information

COMMON STOCK DIVIDEND HISTORY

During 1996, Paine Webber Group Inc. continued its policy of paying quarterly common stock dividends. Dividends declared during the last twelve quarters were as follows:

Calendar Quarter                                                 1st               2nd              3rd               4th
---------------------------------------------------------------------------------------------------------------------------
1996                                                           $   .12          $   .12          $    .12          $    .12
1995                                                               .12              .12               .12               .12
1994                                                               .12              .12               .12               .12


     On February 6, 1997, Paine Webber Group Inc. declared a 1997 first quarter dividend of $0.15 per share, an increase of 25% over the fourth quarter of 1996. However, there is no assurance that dividends will continue to be paid in the future, since they are dependent upon income, financial condition and other factors, including the restrictions described in Note 9 in the Notes to Consolidated Financial Statements.

MARKET FOR COMMON STOCK
The common stock of Paine Webber Group Inc. is listed on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange. The following table summarizes the high and low sales prices per share of the common stock as reported on the Composite Tape for the periods indicated:

                                                                                             High            Low
------------------------------------------------------------------------------------------------------------------
CALENDAR 1996

4th Quarter                                                                              $    29.50     $    21.00
3rd Quarter                                                                                   23.75          19.00
2nd Quarter                                                                                   23.75          19.88
1st Quarter                                                                                   22.25          17.88
                                                                                         -------------------------
CALENDAR 1995

4th Quarter                                                                              $    23.13     $    18.00
3rd Quarter                                                                                   20.88          18.63
2nd Quarter                                                                                   20.38          15.88
1st Quarter                                                                                   18.13          14.38
                                                                                         -------------------------

     On February 14, 1997, the last reported sale price per share of Paine Webber Group Inc. common stock on the NYSE was $36.00. The approximate number of holders of record of Paine Webber Group Inc. common stock as of the close of business on February 14, 1997 was 6,413. Included as one holder of record is Paine Webber Incorporated, which holds securities beneficially owned by approximately 7,119 clients.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                      Income (loss)              Earnings (loss)
                                                                      before taxes       Net         per common
(In thousands of dollars                      Total          Net      and minority    Income      share Primary/
except per share amounts)                  Revenues     Revenues          interest     (loss)     Fully diluted
----------------------------------------------------------------------------------------------------------------
CALENDAR 1996

4th Quarter                          $   1,469,528   $   939,968    $   141,776     $  91,482       $   .91/.86
3rd Quarter                              1,375,248       882,986        123,315        80,155           .79/.75
2nd Quarter                              1,431,164       949,623        140,326        92,212           .90/.86
1st Quarter                              1,430,026       962,635        154,616       100,501           .96/.92
                                     ---------------------------------------------------------------------------
CALENDAR 1995

4th Quarter                          $   1,374,377   $   887,672    $    78,803(1)  $  58,798(1)    $    .52/.50(1)
3rd Quarter                              1,379,558       912,025        116,702        78,190            .71/.67
2nd Quarter                              1,332,245       824,798       (145,613)(1)   (90,548)(1)   (1.06)/(1.06)(1)
1st Quarter                              1,233,910       725,784         52,785        34,310            .27/.27
                                     ---------------------------------------------------------------------------

     The sum of the quarterly earnings per share amounts does not equal the annual amount reported, as per share amounts are computed independently for each quarter and the full year based on respective weighted-average common and common equivalent shares outstanding during each period.

(1) Includes after-tax charges of $125.9 million ($200 million before income taxes) and $20.1 million ($30 million before income taxes) in the second and fourth quarters, respectively, related to the resolution of the issues arising from the Company's sale of public proprietary limited partnerships.

                                                          Corporate Information


                                                                                                         PAINEWEBBER INCORPORATED
PAINE WEBBER GROUP INC.                               PAINE WEBBER GROUP INC. BOARD OF DIRECTORS         BOARD OF DIRECTORS

1285 Avenue of the Americas                           T. Stanton Armour                                  Donald B. Marron,
New York, NY 10019-6028                               Private Investor                                   Chairman
212-713-2000
                                                      E. Garrett Bewkes, Jr.                             Margo N. Alexander
                                                      Private Investor                                   Terry L. Atkinson
OFFICERS                                                                                                 Brian M. Barefoot
                                                      Reto Braun                                         Steven P. Baum
Donald B. Marron                                      Chairman of the Board, President and Chief         Timothy E. Cronin
Chairman and Chief Executive Officer                  Executive Officer, Moore Corporation Limited       Regina A. Dolan
                                                                                                         Joseph J. Grano, Jr.
Theodore A. Levine                                    John A. Bult                                       Edward M. Kerschner
Vice President, General Counsel and Secretary         Director, PaineWebber International Inc.           Jerome A. Lichtstein
                                                                                                         James P. MacGilvray
Regina A. Dolan                                       Frank P. Doyle                                     Ronald M. Schwartz
Vice President and Chief Financial Officer            Executive Vice President (retired)                 Robert H. Silver
                                                      General Electric Company                           Mark B. Sutton
William J. Nolan
Treasurer                                             Joseph J. Grano, Jr.
                                                      President, PaineWebber Incorporated
Geraldine L. Banyai
Assistant Secretary                                   John E. Kilgore, Jr.
                                                      Private Investor

                                                      James W. Kinnear
                                                      Retired President and
                                                      Chief Executive Officer, Texaco Inc.

                                                      Naoshi Kiyono
                                                      Managing Director and General Manager,
                                                      International Investment Department,
                                                      The Yasuda Mutual Life Insurance Company

                                                      Robert M. Loeffler
                                                      Retired Attorney, Formerly Of Counsel,
                                                      Wyman, Bautzer, Kuchel & Silbert (law firm)

                                                      Donald B. Marron
                                                      Chairman of the Board and Chief
                                                      Executive Officer, Paine Webber Group Inc.

                                                      Edward Randall III
                                                      Private Investor

                                                      Henry Rosovsky
                                                      Professor Emeritus, Harvard University

                                                      Yoshinao Seki
                                                      Senior Managing Director and
                                                      Chief Investment Officer,
                                                      The Yasuda Mutual Life Insurance Company

Subsidiaries and Affiliated Companies


PAINEWEBBER INTERNATIONAL OFFICES

GENEVA                             PARIS                                  TOKYO
13 Cours de Rive                   56 rue du Faubourg Saint Honore        Asahi Seimei Hibiya
P.O. Box 3429                      75008 Paris                            Building 3F
1211 Geneva 3                      France                                 1-5-1 Yuraku-Cho
Switzerland                        33-14-471-1300                         Chiyoda-Ku, Tokyo 100
41-22-849-0707                                                            Japan
                                   SAN JUAN                               813-3593-5200
HONG KONG                          American International Plaza,
Suite 3204-05                      Penthouse                              ZURICH
Citibank Tower                     250 Munoz Rivera Avenue                Talacker 41
Citibank Plaza, 3 Garden Road      Hato Rey                               8001 Zurich
Hong Kong                          Puerto Rico 00918-1918                 Switzerland
852-2842-0600                      809-250-3600                           411-221-3344

LONDON                             SINGAPORE
1 Finsbury Avenue                  80 Raffles Place
London EC2M 2PA                    #13-20 UOB Plaza 2
England                            Singapore 0104
44-171-422-2000                    65-323-0188

--------------------------------------------------------------------------------

PAINEWEBBER INTERNATIONAL BANK LTD.      PAINEWEBBER INTERNATIONAL (U.K.) LTD.

1 Finsbury Avenue                        1 Finsbury Avenue
London EC2M 2PA                          London EC2M 2PA
England                                  England
44-171-422-2000                          44-171-422-2000

--------------------------------------------------------------------------------

MITCHELL HUTCHINS ASSET MANAGEMENT INC.            PAINE WEBBER DEVELOPMENT CORPORATION     CORRESPONDENT SERVICES CORPORATION

1285 Avenue of the Americas                        1285 Avenue of the Americas              120 Broadway
New York, NY 10019-6028                            New York, NY 10019-6028                  New York, NY 10271-0002


MITCHELL HUTCHINS INSTITUTIONAL INVESTORS INC.     PAINE WEBBER PROPERTIES INCORPORATED     PAINEWEBBER SPECIALISTS INCORPORATED

1285 Avenue of the Americas                        1285 Avenue of the Americas              120 Broadway
New York, NY 10019-6028                            New York, NY 10019-6028                  New York, NY 10271-0002


PAINEWEBBER CAPITAL INC.                           PW TRUST COMPANY                         PAINEWEBBER LIFE INSURANCE COMPANY

1285 Avenue of the Americas                        1200 Harbor Boulevard                    601 6th Avenue
New York, NY 10019-6028                            Weehawken, NJ 07087-6725                 Des Moines, IA 50309-1605

                                                  Branch Locations (by division)


NORTHEAST          Tarrytown, NY        Kenwood, OH             CENTRAL                    Minneapolis, MN       Hemet, CA
                   Wellesley, MA        Knoxville, TN                                      Minnetonka, MN        Hilo, HI
Albany, NY         Westfield, NJ        Lexington, KY           Albuquerque, NM            Muskegon, MI          Honolulu, HI
Andover, MA        Westport, CT         Little Rock, AR         Anderson, IN               Muskogee, OK          Indian Wells, CA
Bangor, ME         White Plains, NY     Louisville, KY          Aspen, CO                  New Orleans, LA       Kalispell, MT
Boston, MA         Worcester, MA        Maryville, TN           Atlantic, IA               Northbrook, IL        Kennewick, WA
Buffalo, NY                             McLean, VA              Austin, TX                 Oakbrook Terrace, IL  Kenwood, CA
Burlington, VT                          Melbourne, FL           Baton Rouge, LA            Oklahoma City, OK     La Jolla, CA
Cherry Hill, NJ    SOUTHERN             Memphis, TN             Beaumont, TX               Omaha, NE             Las Vegas, NV
Concord, NH                             Miami, FL               Birmingham, MI             Overland Park, KS     Long Beach, CA
Darien, CT         Akron, OH            Naples, FL              Boulder, CO                Rodchester, MI        Los Angeles, CA
East Hampton, NY   Altoona, PA          Nashville, TN           Bryan/College Station, TX  St. Louis, MO         Medford, OR
Florham Park, NJ   Atlanta, GA          New Kensington, PA      Chesterfield, MO           St. Paul, MN          Menlo Park, CA
Garden City, NY    Aventura, FL         Norfolk ,VA             Chicago, IL                San Angelo, TX        Merced, CA
Glens Falls, NY    Baltimore, MD        North Palm Beach, FL    Clayton, MO                San Antonio, TX       Mission Viejo, CA
Greenwich, CT      Beachwood, OH        Oak Ridge, TN           Colorado Springs, CO       Santa Fe, NM          Missoula, MT
Hackensack, NJ     Bethesda, MD         Ocala, FL               Corpus Christi, TX         Schaumburg, IL        Napa, CA
Hartford, CT       Bethlehem, PA        Orlando, FL             Dallas, TX                 Sioux Falls, SD       Newport Beach, CA
Hingham, MA        Birmingham, AL       Paducah, KY             Denver, CO                 Sugarland, TX         Newport Center, CA
Hyannis, MA        Boca Raton, FL       Palm Beach, FL          Des Moines, IA             Topeka, KS            Orange, CA
Marblehead, MA     Bradford, PA         Pensacola, FL           Detroit, MI                Traverse City, MI     Palo Alto, CA
Melville, NY       Bristol, VA          Philadelphia, PA        Duluth, MN                 Troy, MI              Pasadena, CA
Metro Park, NJ     Charlotte, NC        Pittsburgh, PA          Farmington Hills, MI       Tulsa, OK             Phoenix, AZ
Middlebury, CT     Charlottesville, VA  Ponte Vedra, FL         Flint, MI                  Tyler, TX             Portland, OR
Morristown, NJ     Cincinnati, OH       Port Charlotte, FL      Fort Collins, CO           Vail, CO              Rancho Bernardo, CA
Nantucket, MA      Clearwater, FL       Radnor, PA              Fort Wayne, IN             Victoria, TX          Redlands, CA
New Haven, CT      Cleveland, OH        Raleigh, NC             Fort Worth, TX             Virginia, MN          Reno, NV
New London, CT     Columbus, OH         Richmond, VA            Grand Forks, ND            Waco, TX              Riverside, CA
New York, NY       Coral Gables, FL     Roanoke, VA             Grand Rapids, MI           Wauwatosa, WI         Roseville, CA
Newtown, PA          (International)    Rockville, MD           Greeley, CO                Wayzata, MN           Sacramento, CA
Norwich, CT        Corry, PA            St. Petersburg, FL      Hibbing, MN                West Beaumont, TX     Salt Lake City, UT
Paramus, NJ        Dayton, OH           St. Simons Island, GA   Hinsdale, IL               Wichita, KS           San Diego, CA
Peabody, MA        Daytona Beach, FL    Salem, SC               Houston, TX                                      San Francisco, CA
Pearl River, NY    Destin, FL           Sarasota, FL            Hurst, TX                                        San Jose, CA
Pittsfield, MA     Durham, NC           Stuart, FL              Indianapolis, IN           WESTERN               San Mateo, CA
Plattsburgh, NY    Erie, PA             Tampa, FL               Kansas City, MO                                  Santa Barbara, CA
Portland, ME       Fayetteville, NC     Toledo, OH              Kingwood, TX               Anchorage, AK         Santa Rosa, CA
Portsmouth, NH     Fort Lauderdale, FL  Troy, OH                Lafayette, LA              Bakersfield, CA       Scottsdale, AZ
Princeton, NJ      Fort Myers, FL       Upper Arlington, OH     Lansing, MI                Bellevue, WA          Seattle, WA
Providence, RI     Gainesville, FL      Venice, FL              Lincoln, NE                Beverly Hills, CA     Sedona, AZ
Red Bank, NJ       Greensboro, NC       Vero Beach, FL          Livonia, MI                Billings, MT          Spokane, WA
Rochester, NY      Greensburg, PA       Virginia Beach, VA      Longview, TX               Bozeman, MT           Stockton, CA
Rockland, ME       Greenville, SC       Washington, DC          Madison, WI                Brea, CA              Sun City, AZ
Somers Point, NJ   Hendersonville, NC   West Palm Beach, FL     McAllen, TX                Carlsbad, CA          Sun Valley, ID
Southampton, NY    Hunt Valley, MD      Wilkes-Barre, PA        Mexia, TX                  Carmel, CA            Tucson, AZ
Springfield, MA    Jackson, MS          Winston-Salem, NC       Midland, TX                Century City, CA      Ventura, CA
Stamford, CT       Jackson, TN          Youngstown, OH          Milwaukee, WI              Chico, CA             Wailuku, HI
Syracuse, NY       Jacksonville, FL                                                        Encino, CA            Walnut Creek, CA
                   Jamestown, NY                                                           Fresno, CA            Woodland Hills, CA
                   Jenkintown, PA                                                          Grass Valley, CA
                   Johnstown, PA

Corporate Data



HEADQUARTERS                        SHAREHOLDER INQUIRIES                                STOCK, DEBT AND TRUST SECURITIES LISTINGS

The PaineWebber Building            For information regarding your shares                Paine Webber Group Inc. Common Stock
1285 Avenue of the Americas         of Paine Webber Group Inc.                           (trading symbol PWJ) is listed on the
New York, NY 10019-6028             Common Stock, please contact:                        New York Stock Exchange and the Pacific
212-713-2000                                                                             Stock Exchange. The Stock Index Return
                                    Assistant Secretary                                  Securities on the Standard and Poor's
Lincoln Harbor Facility             212-713-3224                                         MidCap 400 Index due June 2, 2000 are
1000-1200 Harbor Boulevard                                                               listed on the American Stock Exchange.
Weehawken, NJ 07087-6725                                                                 The 8.30% Preferred Trust Securities of
201-902-3000                        FINANCIAL INFORMATION                                PWG Capital Trust I are listed on the
                                                                                         New York Stock Exchange.
Internet address:                   Investors, securities analysts and others
www.painewebber.com                 desiring financial information should contact
                                                                                         10-K
                                    Investor Relations
                                    212-713-3641                                         The annual report to the Securities and
                                                                                         Exchange Commission on Form 10-K will be
                                                                                         available in March 1997. A copy may be
                                    TRANSFER AGENT AND REGISTRAR                         obtained upon request in writing or by
                                                                                         telephone to Assistant Secretary, Paine
                                    Chase Mellon Shareholder Services                    Webber Group Inc.
                                    450 West 33rd Street
                                    New York, NY 10001


                                    AUDITORS

                                    Ernst & Young LLP
                                    787 Seventh Avenue
                                    New York, NY 10019-6013

FINANCIAL HIGHLIGHTS


                                                                Years Ended December 31,

                                                 1996        1995(1)       1994(2)        1993         1992
                                                     (In thousands of dollars except per share amounts)

Operating Results
Total revenues . . . . . . . . . . . . . .  $ 5,705,966   $ 5,320,090   $ 3,964,077   $ 4,004,717   $ 3,363,731
Net revenues (including net interest) .  .  $ 3,735,212   $ 3,350,279   $ 2,535,424   $ 2,874,005   $ 2,484,489
Income before income taxes and
   minority interest . . . . . . . . . . .  $   560,033   $   102,677   $    44,385   $   407,576   $   339,115
Net income . . . . . . . . . . . . . . . .  $   364,350   $    80,750   $    31,631   $   246,183   $   212,175
                                            ------------  -----------   -----------   -----------   -----------

Per Common Share(3)
  Primary earnings . . . . . . . . . . . .  $      3.59   $      0.54   $      0.41   $      3.11   $      2.83
  Fully diluted earnings . . . . . . . . .  $      3.38   $      0.52   $      0.41   $      2.95   $      2.37
  Dividends declared . . . . . . . . . . .  $      0.48   $      0.48   $      0.48   $      0.38   $      0.31
  Book value . . . . . . . . . . . . . . .  $     18.28   $     15.62   $     15.96   $     16.29   $     14.24
                                            -----------   -----------   -----------   -----------   -----------
Financial Condition
Total assets . . . . . . . . . . . . . . .  $52,513,500   $45,671,294   $35,856,125   $37,026,909   $26,508,982
Long-term borrowings and
  Redeemable Preferred Stock . . . . . . .  $ 3,164,349   $ 2,622,797   $ 2,501,384   $ 1,936,082   $ 1,150,553
Stockholders' equity . . . . . . . . . . .  $ 1,730,425   $ 1,552,288   $ 1,630,499   $ 1,195,047   $ 1,080,667
Total Capitalization . . . . . . . . . . .  $ 4,894,774   $ 4,370,085   $ 4,131,883   $ 3,131,129   $ 2,231,220
                                            ===========   ===========   ===========   ===========   ===========


----------
(1) The 1995 results include after-tax charges of $146 million ($230 million before income taxes) related to the resolution of the
    Issues arising from the Company's sale of public proprietary limited partnerships.

(2) The 1994 results include after-tax costs of $36 million ($50 million before income taxes) and $34 million ($57 million before income taxes) related to the purchase of certain net assets and specific businesses of Kidder, Peabody Group Inc. and a non-recurring mutual fund charge, respectively.

(3) All per share data have been restated to reflect three-for-two common stock splits in March 1994.

