Form 10-K, Exhibit 13
period 1997-12-31
PAINE WEBBER GROUP INC
filed 1998-03-31
CIK 75754

FINANCIAL HIGHLIGHTS

(In thousands of dollars, except per share amounts)

Year ended December 31                      1997          1996          1995(1)          1994(2)          1993
==============================================================================================================
OPERATING RESULTS
Total revenues                       $ 6,656,952   $ 5,705,966   $ 5,320,090      $ 3,964,077      $ 4,004,717
Net revenues
    (including net interest)         $ 4,112,402   $ 3,735,212   $ 3,350,279      $ 2,535,424      $ 2,874,005
Income before taxes and
    minority interest                $   673,107   $   560,033   $   102,677      $    44,385      $   407,576
Net income                           $   415,449   $   364,350   $    80,750      $    31,631      $   246,183
--------------------------------------------------------------------------------------------------------------
PER COMMON SHARE(3)
Basic earnings(4)                    $      2.84   $      2.55   $      0.37      $      0.28      $      2.36
Diluted earnings(4)                  $      2.56   $      2.24   $      0.35      $      0.26      $      1.95
Dividends declared                   $      0.41   $      0.32   $      0.32      $      0.32      $      0.25
Book value                           $     13.80   $     12.19   $     10.41      $     10.64      $     10.86
--------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION
Total assets                         $57,065,033   $52,513,500   $45,671,294      $35,856,125      $37,026,909
Long-term borrowings,
    Redeemable Preferred Stock
    and Preferred Trust Securities   $ 3,980,379   $ 3,164,349   $ 2,622,797      $ 2,501,384      $ 1,936,082
Stockholders' equity                 $ 1,930,963   $ 1,730,425   $ 1,552,288      $ 1,630,499      $ 1,195,047
Total capitalization                 $ 5,911,342   $ 4,894,774   $ 4,175,085      $ 4,131,883      $ 3,131,129
--------------------------------------------------------------------------------------------------------------

(1) The 1995 results include after-tax charges of $146 million ($230 million before income taxes) related to the resolution of the issues arising from the Company's sale of public proprietary limited partnerships.
(2) The 1994 results include after-tax costs of $36 million ($50 million before income taxes) and $34 million ($57 million before income taxes) related to the purchase of certain net assets and specific businesses of Kidder, Peabody Group Inc. and a non-recurring mutual fund charge, respectively.
(3) All per share data have been restated to reflect three-for-two common stock splits in November 1997 and March 1994.
(4) Earnings per share have been restated as required to comply with Statement of Financial Accounting Standards No. 128.

NET INCOME
($ in millions)
[BAR CHART - PLOT POINTS FOLLOW]

Year        $

93       246.183
94       31.631
95       80.75
96       364.35
97       415.449


COMMON STOCK PRICE(3)
(price per share)
[BAR CHART - PLOT POINTS FOLLOW]

Year            $

93           12
94           10
95           13.3
96           18.75
97           34


BOOK VALUE
(per common share)
[BAR CHART - PLOT POINTS FOLLOW]

Year       $

93       10.86
94       10.64
95       10.41
96       12.19
97       13.8

MANAGEMENT'S DISCUSSION AND ANALYSIS

BUSINESS DESCRIPTION

Paine Webber Group Inc. ("PWG") is a holding company which, together with its operating subsidiaries (collectively, the "Company"), forms one of the largest full-service securities and commodities firms in the industry. Founded in 1879, the Company employs approximately 16,600 people in 299 offices worldwide.

      The Company's principal line of business is to serve the investment and capital needs of individual and institutional clients through its broker-dealer subsidiary, PaineWebber Incorporated ("PWI"), and other specialized subsidiaries. These activities are conducted through interrelated business groups, which utilize common operational and administrative personnel and facilities. The Company holds memberships in all major securities and commodities exchanges in the United States, and makes a market in many securities traded on the National Association of Securities Dealers Automated Quotation system ("NASDAQ") or in other over-the-counter markets.

      The Private Client Group consists primarily of a domestic branch office system and consumer product groups through which PWI and certain other subsidiaries provide clients with financial services and products, including the purchase and sale of securities, option contracts, commodity and financial futures contracts, fixed income instruments, mutual funds, trusts, wrap-fee assets, and selected insurance products. The Company may act as principal or agent in providing these services. Fees charged vary according to the size and complexity of a transaction, and the activity level of a client's account. Also part of the Private Client Group is the Municipal Securities Group, which structures, underwrites, sells and trades taxable and tax-exempt issues for municipal and public agency clients.

      Capital Markets is comprised of Research, Global Fixed Income and Commercial Real Estate, Global Equities and Investment Banking.

      The Research group provides investment advice to institutional and individual investors, and other business areas of the Company, covering more than 850 companies in 61 industries.

      Through the Global Fixed Income and Global Equities groups, the Company places securities for, and executes trades on behalf of, institutional clients both domestically and internationally. To facilitate client transactions or for the Company's product development efforts, the Company takes positions in fixed income securities, listed and over-the-counter equity securities and holds direct equity investments in partnerships and other entities that invest in fixed income securities, equity securities and other financial instruments.

      The Commercial Real Estate group provides a full range of capital market services to real estate clients, including underwriting of debt and equity securities, principal lending, debt restructuring, property sales and bulk sales services, and a broad range of other advisory services.

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

      The Asset Management group is comprised of Mitchell Hutchins Asset Management Inc., including Mitchell Hutchins

PAINEWEBBER 1997 ANNUAL REPORT

Investment Advisory division, Mitchell Hutchins Institutional Investors Inc., Financial Counselors Inc. and NewCrest Advisors Inc. The Asset Management group provides investment advisory and portfolio management services to mutual funds, institutions, pension funds, endowment funds, individuals and trusts.

      The Transaction Services group includes the correspondent services, prime brokerage, securities lending and specialist trading businesses. Through Correspondent Services Corporation [csc], the Company provides execution and clearing services to broker-dealers in the U.S. and overseas. The Company also acts as a specialist, on several different exchanges, responsible for executing transactions and maintaining an orderly market in certain securities.

      The Company's businesses operate in one of the nation's most highly regulated industries. Violations of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines, and the suspension or expulsion of a firm, its officers or employees. The Company's businesses are regulated by various agencies, including the Securities and Exchange Commission ("SEC"), the New York Stock Exchange ("NYSE"), the Commodity Futures Trading Commission ("CFTC"), the National Association of Securities Dealers, and the Securities and Futures Authority.

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

      Certain statements included in this discussion are "forward-looking statements" that involve known and unknown risks and uncertainties including those mentioned above. Actual results could differ materially from those projected in the forward-looking statements.

GENERAL BUSINESS ENVIRONMENT

The general business environment remained favorable in 1997 as the U.S. Real Gross Domestic Product increased 3.8% and inflation, as measured by the Consumer Price Index, increased only 1.7%. In March 1997, the Federal Reserve increased the Federal Funds rate 1/4%. The S&P 500 Index appreciated 31% versus 20% in 1996, and the NASDAQ Composite Index was up 22% versus 23% in 1996. The yield on the thirty-year U.S. treasury bond rose 1/2% in the first few months of the year before the market began to rally on news of continued growth and low inflation. In the final quarter of the year the price of the thirty-year U.S. treasury bond increased from news of economic and financial problems in Asia, which heightened deflationary pressures.

      This market environment helped sustain the high level of corporate finance activity we have seen in the last couple of years. Fueled by low interest rates, high stock prices and large cash reserves, the value of U.S. mergers and acquisitions in 1997 was 47% above the 1996 level. The combined value of U.S. debt and equity offerings was over $900 billion, 29% higher than in 1996. This supply was absorbed in part by cash flows into mutual funds that surpassed the record flows in 1996.

      An important event impacting the U.S. markets in 1997 was the economic turmoil during the second half of the year in several Asian economies. Equity markets in the U.S. reacted negatively on fears that problems in these economies could hinder the growth of the U.S. economy in 1998 and hurt the profits of many U.S. companies. The U.S. treasury bond market, on the other hand, benefited as investors removed their money from troubled countries and bought into the more stable U.S. treasury market. Stronger demand for these bonds drove prices up and yields down.

      The impact of these economic troubles on equity markets was more substantial outside the U.S. The Morgan Stanley EAFE Index of world stock markets was flat for the year but down 8% in the final quarter of 1997. The IFC Global Composite of emerging markets was down 16% for the year and down 20% in the final quarter.

      Robust, expanding markets, combined with uncertainty created by economic volatility abroad, led to a significant increase in the volume of transactions in 1997. Average daily volume on the NYSE was 521 million shares, an increase of 26% from 1996. In the NASDAQ market average daily volume was 646 million shares, 19% above 1996 levels.

RESULTS OF OPERATIONS

COMMON STOCK SPLIT

On October 13, 1997, the Company's Board of Directors approved a three-for-two common stock split in the form of a 50% stock dividend, effective November 17, 1997. All share and per share information included in the Management's Discussion and Analysis have been adjusted to reflect the split.

1997 COMPARED WITH 1996

Net income for the year ended December 31, 1997 was a record $415.4 million, a 14% increase over the previous record of $364.4 million earned during the year ended December 31, 1996. Earnings per common share were $2.84 per basic share ($2.56 per diluted share) compared to $2.55 per basic share ($2.24 per diluted share) for the prior year period.(1) Revenues, net of interest expense, were a

(1) Earnings per share for 1996 and 1995 are restated as required to comply with SFAS No. 128.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS

record $4,112.4 million for 1997, an increase of 10% from the previous record $3,735.2 million in 1996.

      Commission revenues earned during 1997 were a record $1,496.8 million, an increase of 8% from the previous record $1,381.5 million earned in the prior year. Commissions on listed securities and options increased $62.8 million, or 8%, mutual fund and insurance commissions increased $34.9 million, or 9%, and commissions from over-the-counter securities and other commissions increased $17.6 million, or 10%, reflecting higher levels of investor activity.

      Revenues from principal transactions set a new record, increasing $32.0 million, or 3% from 1996. For financial reporting purposes, realized and unrealized gains and losses on trading positions, including hedges, are recorded in principal transactions revenues. The increase from the prior year reflects overall improved trading results in both equity and taxable fixed income trading activities, partially offset by lower results in municipal securities. These increases reflect the favorable market environment and increased customer demand.

      Asset management fees increased 20% to a record $542.8 million, primarily due to higher fees earned on managed or wrap accounts and trust accounts. Average assets in wrap and trust accounts during 1997 were 42% higher than during 1996. The increase also reflects higher advisory fees earned on money market accounts and closed-end mutual funds. The average assets under management in money market, institutional and long-term mutual funds were approximately $47 billion during 1997 compared to $45 billion in 1996.

      Investment banking revenues were a record $460.0 million, 18% higher than the $391.2 million earned during the prior year period, reflecting increases in private placement and other fees, and underwriting fees, management fees and selling concessions on increased volume of lead-managed and co-managed municipal issues and in the commercial real estate business.

      Net interest increased $79.6 million, or 23% to a record $418.6 million. Interest revenue was $2,963.1 million, 28% higher than the previous record $2,309.7 million earned in the prior year period, reflecting an increased level of securities purchased under agreements to resell and securities borrowed, and increased margin lending to clients. Interest expense increased 29% to $2,544.6 million due principally to higher levels of securities sold under agreements to repurchase and securities loaned.

      Compensation and benefit expenses for 1997 increased $201.2 million, or 9%, versus 1996. The number of employees increased by 730, or 5%, during 1997, principally due to an expansion in Private Client Group investment executives, selective hirings in Capital Markets and technology personnel working on the millennium and other technology initiatives. In addition, the Company's aforementioned improved 1997 operating results resulted in higher production-based compensation to Private Client Group investment executives, and higher performance-based compensation. The ratio of compensation and benefits as a percentage of net revenues declined to 58.9% in 1997 versus 59.4% in 1996, as growth in net revenues exceeded the growth in these expenses.

      All other operating expenses increased $62.9 million, or 7%, from 1996. The principal items accounting for this increase were higher technology-associated expenses (principally related to the millennium and other technology initiatives), higher promotional costs and increased litigation-related expenses. The ratio of other operating expenses as a percentage of net revenues declined to 24.8% for 1997 versus 25.6% in 1996, as the growth in net revenues exceeded the growth in these expenses.

      In December 1997, the Company, along with 29 other NASDAQ market-makers, entered into an agreement to settle the class actions in In Re NASDAQ Market-Makers Antitrust Litigation. The Company's contribution to the settlement will be approximately $50 million. In anticipation of the settlement, the Company had set aside sufficient legal reserves and at December 31, 1997 was fully reserved for its portion of the settlement. The agreement is subject to a number of contingencies, including court approval after notice to the class.

1996 COMPARED WITH 1995

Net income for the year ended December 31, 1996 was $364.4 million. This compared to net income of $226.8 million in 1995, before giving effect to after-tax charges of approximately $146 million ($230 million before income taxes) associated with the resolution of the issues arising out of the Company's sale of public proprietary limited partnerships. Earnings per common share were $2.55 per basic share ($2.24 per diluted share) in 1996 compared with earnings per common share of $1.43 per basic share ($1.26 per diluted share), before giving effect to the limited partnership charges in 1995.(1) Net income for 1995, including the non-recurring charges, was $80.8 million, or $0.37 per basic share ($0.35 per diluted share).(1)

      The results for the year ended December 31, 1995 were reduced by charges in the second and fourth quarters of $125.9 million ($200.0 million before income taxes) and $20.1 million ($30.0 million before income taxes), respectively, related to the costs of resolving the SEC, individual and class action claims, and administrative costs related to the Company's sale of public proprietary limited partnerships

(1) Earnings per share for 1996 and 1995 are restated as required to comply with SFAS No. 128.

PAINEWEBBER 1997 ANNUAL REPORT

in the 1980s and early 1990s. The charges were included in "Other expenses" in the Consolidated Statement of Income.

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

      Compensation and benefit expenses for 1996 increased $214.5 million, or 11%, primarily due to higher revenue-driven compensation paid to retail investment executives and higher performance-based incentive compensation. Compensation and benefits as a percentage of net revenues were 59.4% for 1996, as compared to 59.8% for 1995.

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

INCOME TAXES

The effective tax rate for the year ended December 31, 1997 was 34.0% which was comparable to the 34.8% for 1996. The effective tax rate for the year ended December 31, 1996 increased to 34.8% from the 1995 rate of 21.4%. This increase was primarily due to higher state and local taxes and lower nontaxable interest for the year.

LIQUIDITY AND CAPITAL RESOURCES

The primary objectives of the Company's funding policies are to insure ample liquidity at all times and a strong capital base. These objectives are met by maximization of self-funded assets, diversification of funding sources, maintenance of prudent liquidity and capital ratios, and contingency planning.

LIQUIDITY

The Company maintains a highly liquid balance sheet with the majority of the assets consisting of trading assets, securities purchased under agreements to resell, securities borrowed, and receivables from clients, brokers and dealers, which are readily convertible into cash. The nature of the Company's business as a securities dealer results in carrying significant levels of trading assets and liabilities in order to meet its client and proprietary trading needs. The Company's total assets may fluctuate from period to period as the result of changes in the level of trading positions held to facilitate client transactions, the volume of resale and repurchase transactions, and proprietary trading strategies. These fluctuations depend significantly upon economic and market conditions, and transactional volume.

      The Company's total assets at December 31, 1997 were $57.1 billion compared to $52.5 billion at December 31, 1996. The increase is primarily attributable to growth in securities purchased under agreements to resell, securities borrowed and receivables from clients. The majority of the Company's assets are financed by daily operations such as securities sold under agreements to repurchase, free credit balances in client accounts and securities lending activity. Additional financing sources are available through bank loans and commercial paper, committed and uncommitted lines of credit, and long-term borrowings.

      The Company maintains committed and uncommitted credit facilities from a diverse group of banks. In December 1997, the Company entered into a new unsecured revolving credit agreement to provide up to $1.2 billion, which expires in December 1998 with provisions for renewal through December 2001. The new revolving credit agreement replaced the Company's previous $1.2 billion

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS

facility which expired in December 1997. In addition, certain of the Company's subsidiaries have a committed secured revolving credit facility to provide up to an aggregate of $750.0 million through August 1998, with provisions for renewal through August 2000. The secured borrowings under these facilities can be collateralized using a variety of financial instruments. The facilities are available for general corporate purposes. At December 31, 1997, there were no outstanding borrowings under these credit facilities. Additionally, the Company had more than $5.6 billion in uncommitted lines of credit at December 31, 1997.

      The Company maintains a public shelf registration statement with the SEC for the issuance of debt securities. The Company issued $1,054.5 million of debt under this registration statement in 1997, which included $252.0 million of short-term borrowings. At December 31, 1997, the Company had approximately $1.3 billion in debt securities available for issuance under this registration statement.

      Long-term borrowings at December 31, 1997 grew to $3,398.0 million from $2,781.7 million at December 31, 1996. This increase primarily reflects the issuances of $802.5 million of Medium-Term Notes with maturities of one year or greater at issuance date, offset by the maturities of $168.8 million of Medium-Term Notes. At December 31, 1997, $296.2 million of long-term borrowings had maturity dates in 1998.

      The Company also maintains a shelf registration statement with the SEC for issuance of preferred trust securities of PWG Capital Trusts III and IV, business trusts formed under Delaware law which are wholly owned subsidiaries of the Company, and debt securities of the Company. In March 1997, PWG Capital Trust II issued $198.8 million of 8.08% Preferred Trust Securities ("Preferred Trust Securities"), under this registration statement. At December 31, 1997, $106.2 million in Preferred Trust Securities and debt securities of the Company were available for issuance under this registration statement. (For further discussion on the Preferred Trust Securities, see Note 7 in the Company's Notes to Consolidated Financial Statements.)

      The weighted-average maturity on all outstanding long-term borrowings, Preferred Trust Securities, and Redeemable Preferred Stock at December 31, 1997 was 9.6 years.

CAPITAL RESOURCES AND CAPITAL ADEQUACY

The Company's businesses are capital intensive. In addition to a funding policy which provides for diversification of funding sources and maximization of liquidity, the Company maintains a strong capital base. The Company's total capital base, which includes long-term borrowings, preferred securities and stockholders' equity, grew to $5.9 billion at December 31, 1997, an increase of $1.0 billion from the prior year. The growth in total capital is due to the net increase in long-term borrowings of $616.3 million, the issuance of $198.8 million of Preferred Trust Securities, and an increase in stockholders' equity of $200.5 million.

      On December 4, 1997, the Company's 6% Convertible Preferred Stock was converted into 8,273,600 shares of the Company's common stock.

      In August 1997, the Company acquired a subsidiary from General Electric Capital Services, Inc. ("GECS"), the principal asset of which consisted of the Company's common stock acquired by General Electric Company in connection with the sale of certain assets and businesses of Kidder, Peabody Group Inc. ("Kidder") to the Company in 1994. The principal effect of the transaction was the repurchase of 9,000,000 shares of the Company's common stock for $219.0 million ($24.33 per share).

      During 1997, the Company repurchased 7,915,477 shares of its common stock (excluding the aforementioned shares repurchased in the Kidder transaction), at an aggregate cost of $192.7 million. A portion of the shares repurchased during the third quarter (those expected to be issued within the next year in connection with certain of the Company's employee compensation programs) were recorded as "Other assets" in the Consolidated Statement of Financial Condition at September 30, 1997 and were subsequently reissued during the fourth quarter. During 1997, the Company issued 9,366,741 shares of common stock related to employee compensation programs. Issuances and tax credits related to these programs had the effect of increasing equity capital by $184.3 million. At December 31, 1997, the remaining number of shares of common stock authorized to be repurchased by the Company's Board of Directors was 13,079,096.

      The Board of Directors declared quarterly cash dividends of $0.10 per share on the Company's common stock for the first three quarters of 1997. In the fourth quarter of 1997, the Board of Directors increased the common dividend to $0.11 per share in addition to declaring the three-for-two common stock split. Dividends were also declared during the year on the Redeemable Preferred Stock and the Convertible Preferred Stock. On February 5, 1998, the Board of Directors declared a 1998 first quarter dividend of $0.11 per share payable on April 3, 1998.

      Subsequent to December 31, 1997, the Company's Board of Directors approved, subject to shareholder approval, an increase to the number of common shares authorized for issuance from 200,000,000 to 400,000,000 shares.

      PWI is subject to the net capital requirements of the SEC, the NYSE and the CFTC which are designed to measure the financial soundness and liquidity of broker-dealers. PWI has consistently maintained net capital in excess of the minimum requirements imposed by these agencies.

PAINEWEBBER 1997 ANNUAL REPORT

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

      At December 31, 1997, the Company had investments in merchant banking transactions which were affected by liquidity, reorganization or restructuring issues amounting to $31.9 million, net of reserves, compared to $41.8 million, net of reserves, at December 31, 1996. These investments have not had a material effect on the Company's results of operations.

      The Company's activities include underwriting and market-making transactions in high-yield corporate debt, non-investment-grade mortgage-backed securities, and emerging market securities (collectively, "high-yield securities"). These securities generally involve greater risks than investment-grade corporate debt securities because these issuers usually have high levels of indebtedness and lower credit ratings and are, therefore, more vulnerable to general economic conditions. At December 31, 1997, the Company held $526.3 million of high-yield securities, with approximately 16% of such securities attributable to two issuers. The Company continually monitors its risk positions associated with high-yield securities and establishes limits with respect to overall market exposure, industry group and individual issuer. The Company accounts for these positions at fair value, with unrealized gains and losses reflected in revenues. These high yield securities have not had a material effect on the Company's results of operations.

YEAR 2000

The Company uses a wide variety of computer programs and devices, some of which use only the last two digits of each year to represent the calendar year portion of dates. As a result, calculations performed with these abbreviated date fields may misinterpret the Year 2000 as 1900, resulting in erroneous calculations or program failures that could cause significant disruptions in the Company's operations.

      The Company is now executing a detailed plan to achieve Year 2000 compliance which provides in part for surveying, remediating, testing and returning to production all software expected to be retained in service. In addition, the Company is assessing the Year 2000 plans and status of significant suppliers and counterparties. The Company expects to complete its remediation and testing program in 1998 and 1999, and will participate in industry-wide testing beginning in 1998.

      The Company estimates the incremental cost of achieving Year 2000 compliance to be approximately $65 million of which approximately $22 million was incurred through 1997. Costs relating to the Year 2000 conversion are expensed as incurred.

      The estimated cost to resolve the Year 2000 issue and the timing of achieving compliance are management's best estimates based on current assessments of the scope of efforts required, the availability and cost of trained personnel and of third party resources. They are also dependent on the success of suppliers and counterparties in achieving Year 2000 compliance or delivering compliant products to the Company. There can be no guarantee that future results will not differ materially from the plan, resulting in changes to actual costs incurred and the timing of compliance. If the plan is not completed on a timely basis, it could have a material impact on the Company's operations.

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

      In the normal course of business, the Company engages in a variety of derivative transactions in connection with its proprietary trading activities and asset and liability management, as well as on behalf of its clients. As a dealer, the Company regularly makes a market in and trades a variety of securities. The Company is also engaged in creating structured products which are sold to clients. In connection with these activities, the Company attempts to reduce its exposure to market risk by entering into offsetting hedging transactions, which may include derivative financial instruments. The Company also enters into interest rate swap contracts to manage the interest rate characteristics of its assets and liabilities.

      The notional amount of a derivative contract is used to measure the volume of activity and is not reflected on the Consolidated Statements of Financial Condition.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS

The Company had off-balance-sheet derivative contracts outstanding with gross notional amounts of $61.1 billion and $41.1 billion at December 31, 1997 and 1996, respectively. These amounts included $42.3 billion and $22.4 billion, respectively, related to "to be announced" mortgage-backed securities requiring forward settlement. Also included in these amounts were $2.7 billion and $2.1 billion notional amounts of interest rate swap agreements used to change the interest rate characteristics of the Company's fixed rate debt at December 31, 1997 and 1996, respectively. (For further discussion on the Company's derivative financial instruments, see Notes 1 and 10 in the Company's Notes to Consolidated Financial Statements.)

      The Company records any unrealized gains and losses on its derivative contracts used in a trading capacity by marking-to-market the contracts on a daily basis. The unrealized gain or loss is recorded on the Consolidated Statements of Financial Condition with the related profit or loss reflected in "Principal transactions" revenues. The Company accrues interest income and expense on interest rate swap agreements used to change the interest rate characteristics of the Company's fixed rate debt. These interest rate swap agreements had the effect of reducing net interest expense on the Company's fixed rate debt by $11.0 million and $7.9 million for the years ended December 31, 1997 and 1996, respectively, and increasing net interest expense on the Company's fixed rate debt by $1.7 million for the year ended December 31, 1995. The Company had no deferred gains or losses recorded at December 31, 1997 and 1996 related to terminated swap agreements.

      The fair value of an exchange-traded derivative financial instrument is determined by quoted market prices, while over-the-counter derivatives are valued based upon pricing models which consider time value and volatility, as well as other economic factors. The fair values of the Company's derivative financial instruments held for trading purposes at December 31, 1997 were $182.4 million and $178.2 million of assets and liabilities, respectively, and are reflected on the Consolidated Statements of Financial Condition. The fair values of these instruments at December 31, 1996 were $185.4 million and $242.4 million of assets and liabilities, respectively.

      The Company's exposure to market risk relates to changes in interest rates, equity prices, foreign currency exchange rates or the market values of the assets underlying the financial instruments. The Company's exposure to credit risk at any point is represented by the fair value or replacement cost on contracts in which the Company has recorded an unrealized gain. At December 31, 1997 and 1996, the fair values amounted to $182.4 million and $185.4 million, respectively. The risks inherent in derivative financial instruments are managed consistent with the Company's overall risk management policies. (See Risk Management section)

RISK MANAGEMENT

Risk is an inherent part of the Company's principal business activities. Managing risk is critical to the Company's profitability and to reducing the likelihood of earnings volatility. The Company's risk management policies and procedures have been established to continually identify, monitor and manage risk. The Company's principal risks are market, credit, liquidity, legal and operating risks, which are discussed below, except for liquidity risk which is discussed in the Liquidity and Capital Resources section of the Management's Discussion and Analysis.

      The Company seeks to manage risk and its impact on earnings volatility through strategic planning and by focusing on the diversification of its business activities. Through capital allocation, and the establishment of trading limits by product and credit limits by counterparty, the Company manages the risk associated with the various businesses. The Company may reallocate or deploy capital to the business groups based upon changes in market conditions or opportunities in the marketplace that are consistent with the Company's long-term strategy.

      The discussion of the Company's principal risks and the estimated amounts of the Company's market risk exposure generated from the sensitivity analysis performed by the Company are forward-looking statements assuming certain adverse conditions occur. Actual results in the future may differ materially from these projected results due to actual events in the markets in which the Company operates and other factors. The analysis methods used by the Company to assess and mitigate risks discussed below should not be considered projections of future events or losses.

MARKET RISK

All financial instruments involve market risk. Market risk is the potential change in value of the financial instrument caused by unfavorable changes in interest rates, equity prices and foreign currency exchange rates. Market risk is inherent to both derivative and non-derivative financial instruments.

      The Company actively monitors its market risk profile through a variety of control procedures including market risk modeling, review of trading positions and hedging strategies, and monitoring adherence to established limits. Each department's trading positions, exposures, profits and losses, and trading strategies are reviewed by the senior management of each business group. Independent of the

PAINEWEBBER 1997 ANNUAL REPORT

trading departments is a risk management group. The Company's risk management group reviews the Company's risk profile and adherence to established trading limits, and aids in the development of risk management policies. In addition the Company has in place committees and management controls to review inventory positions, other asset accounts and asset agings on a regular basis.

      Trading position and exposure limits are established by the Asset/Liability Management Committee, which meets regularly and is comprised of senior corporate and business group managers.

      The following is a discussion of the Company's primary market risk exposures at December 31, 1997 and how those exposures are managed:

Interest Rate Risk

In connection with the Company's dealer activities, the Company is exposed to interest rate risk due to changes in the level or volatility of interest rates, changes in the yield curve, mortgage prepayments and credit spreads. The Company attempts to mitigate its exposure to interest rate risk by entering into hedging transactions such as U.S. government and Eurodollar forward and futures contracts, options, and interest rate swap and cap agreements. The Company also issues fixed rate instruments in connection with its nontrading activities, which expose the Company to interest rate risk. The Company enters into interest rate swap agreements which are designed to mitigate its exposure by effectively converting its fixed rate liabilities into floating rate liabilities.

Equity Price Risk

In connection with the Company's dealer activities, the Company buys and sells equity and equity derivative instruments. The Company is exposed to equity price risk due to changes in the level or volatility of equity prices. The Company attempts to mitigate its exposure to equity price risk by entering into hedging transactions including equity option agreements.

Sensitivity Analysis

For purposes of the new SEC disclosure requirements, the Company has elected to use a sensitivity approach to express the potential loss in future earnings of its financial instruments. In preparing the analysis, the Company has combined both derivative and non-derivative financial instruments held for trading purposes with those held for purposes other than trading because the amounts were not material.

      The sensitivity calculation employed to analyze interest rate risk on its fixed income financial instruments was based on a proprietary methodology which converted substantially all the Company's interest rate sensitive financial instruments into a uniform benchmark (a ten-year U.S. Treasury note equivalent), and evaluated the impact assuming a 10 basis point change to the ten-year U.S. Treasury note at December 31, 1997. The hypothetical 10 basis point change was derived from a proprietary model which used a one-day interval and a 95% confidence level, and was based on historical data over a one-year period. This analysis does not consider other factors that may influence these results, such as credit spread risk, prepayment risk on mortgage-backed securities, or changes in the shape of the yield curve. The sensitivity calculation employed to analyze equity price risk on its equity financial instruments was based on a 2% move in the Dow Jones Industrial Average at December 31, 1997, using a one-day interval and a 95% confidence level, and was based on historical data over a one-year period. Based upon the aforementioned methodologies, the Company's potential daily loss in future earnings at December 31, 1997 was approximately $4 million and $0.5 million for interest rate risk and equity price risk, respectively.

CREDIT RISK

Credit risk represents the amount of accounting loss the Company would incur should counterparties to its proprietary transactions fail to perform and the value of any collateral prove inadequate. Credit risk is substantially reduced by the industry practice of obtaining and maintaining adequate collateral until commitments are settled. The Company also manages the credit exposure relating to its trading activities by entering into master netting agreements when feasible. The Company monitors its exposure to counterparty risk on a daily basis through use of credit exposure information and monitoring of collateral values.

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

LEGAL RISK

Legal risk focuses on the Company's non-compliance with legal and regulatory requirements, and counterparty non-performance. As a securities broker-dealer, the Company is subject to regulations which cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers'

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS

funds and securities, capital structure of securities firms, record-keeping, and the conduct of directors, officers and employees. The Company has established procedures in accordance with legal and regulatory requirements that are designed to reasonably ensure compliance in these matters. The Company has also established procedures reasonably designed to mitigate counterparty nonperformance including adequacy of legal documentation and consideration of counterparty legal authority and capacity.

OPERATING RISK

Operating risk focuses on the Company's ability to accumulate, process and communicate information necessary to conduct its daily operations. Deficiencies in technology, financial systems and controls, and losses attributable to operational problems all pose potential operating risks. In order to mitigate these risks, the Company has established and maintains an effective internal control environment which incorporates various control mechanisms throughout the organization and involves various independent oversight groups.

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

SEGMENT INFORMATION

The Company's business activities encompass several groups of highly integrated services, primarily those of a full-service securities broker-dealer, and are considered a single business segment for purposes of Statement of Financial Accounting Standards ("SFAS") No 14. For information on geographic data, see
Note 16 in the Company's Notes to Consolidated Financial Statements.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 introduced the financial-components approach which focuses on the recognition of financial assets an entity controls and the derecognition of financial assets for which control has been transferred. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," which delayed until January 1, 1998 the implementation of SFAS No. 125 as it related to 1) secured borrowings and collateral, and 2) the transfer of financial assets that are part of repurchase agreements, dollar-roll, securities lending and similar transactions. On January 1, 1997, the Company adopted SFAS No. 125 (those portions not deferred by SFAS No. 127) which did not have a material impact on the Company's consolidated financial statements, taken as a whole. On January 1, 1998, the Company adopted those portions of SFAS No. 125 deferred by SFAS No. 127. The adoption did not have a material impact on the Company's consolidated financial statements, taken as a whole.

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of a new reporting item, termed comprehensive income, which will combine net income and certain items that directly affect stockholders' equity, such as foreign currency translation adjustments. The Company has not yet determined the impact of this statement on the Company's financial statement disclosures.

      In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes new standards for defining how operating segments are determined and requires more comprehensive disclosures about the Company's reportable operating segments. The Company believes that SFAS No. 131 will require expanded financial and descriptive disclosure about the Company's operating segments. However, the Company has not yet determined the impact of this statement on the Company's financial statement disclosures.

      In 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 revises the disclosures of SFAS No. 87, "Employers' Accounting for Pensions," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The effect of SFAS No. 132 will not be material to the Company's financial statement disclosures.

PAINEWEBBER 1997 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF INCOME
(In thousands of dollars except per share amounts)

Years Ended December 31,                                                         1997              1996             1995
------------------------------------------------------------------------------------------------------------------------
REVENUES
Commissions                                                                $1,496,791       $ 1,381,475       $1,272,766
Principal transactions                                                      1,055,648         1,023,615          914,201
Asset management                                                              542,755           453,267          399,540
Investment banking                                                            460,001           391,164          326,777
Interest                                                                    2,963,124         2,309,737        2,256,750
Other                                                                         138,633           146,708          150,056
------------------------------------------------------------------------------------------------------------------------
   Total revenues                                                           6,656,952         5,705,966        5,320,090
Interest expense                                                            2,544,550         1,970,754        1,969,811
------------------------------------------------------------------------------------------------------------------------
   Net revenues                                                             4,112,402         3,735,212        3,350,279
------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
Compensation and benefits                                                   2,420,296         2,219,129        2,004,585
Office and equipment                                                          275,532           267,006          266,291
Communications                                                                153,285           153,301          149,047
Business development                                                           82,099            75,981           90,752
Brokerage, clearing and exchange fees                                          86,808            87,839           93,657
Professional services                                                         129,066           108,123          101,911
Other                                                                         292,209           263,800          541,359
------------------------------------------------------------------------------------------------------------------------
   Total non-interest expenses                                              3,439,295         3,175,179        3,247,602
------------------------------------------------------------------------------------------------------------------------
Income before taxes and minority interest                                     673,107           560,033          102,677
Provision for income taxes                                                    228,626           194,649           21,927
------------------------------------------------------------------------------------------------------------------------
Income before minority interest                                               444,481           365,384           80,750
Minority interest                                                              29,032             1,034               --
------------------------------------------------------------------------------------------------------------------------
Net income                                                                 $  415,449       $   364,350       $   80,750
========================================================================================================================
Net income applicable to common shares(1)                                  $  385,936       $   334,955       $   51,459
========================================================================================================================
EARNINGS PER COMMON SHARE(1)(2)
Basic                                                                      $     2.84       $      2.55       $     0.37
Diluted                                                                    $     2.56       $      2.24       $     0.35
------------------------------------------------------------------------------------------------------------------------

(1) Amounts for 1996 and 1995 have been restated as required to comply with SFAS No. 128.
(2) Amounts for 1996 and 1995 have been retroactively adjusted to reflect a three-for-two common stock split in the form of a 50% stock dividend, which became effective on November 17, 1997.

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands of dollars except share and per share amounts)

December 31,                                                                                       1997             1996
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                                  $    233,787      $   383,856
Cash and securities segregated and on deposit for federal and other regulations                 569,138          499,761
Trading assets, at fair value                                                                16,373,792       16,823,307
Securities purchased under agreements to resell                                              21,562,739       20,746,831
Securities borrowed                                                                           9,573,187        7,380,374
Receivables:
   Clients, net of allowance for doubtful accounts of $21,315 and $12,109
      in 1997 and 1996, respectively                                                          5,668,653        4,327,996
   Brokers and dealers                                                                          494,855          273,737
   Dividends and interest                                                                       337,409          350,796
   Fees and other                                                                               403,575          136,545
Office equipment and leasehold improvements, net of accumulated depreciation
   and amortization of $400,346 and $343,322 in 1997 and 1996, respectively                     334,401          313,261
Other assets                                                                                  1,513,497        1,277,036
------------------------------------------------------------------------------------------------------------------------
                                                                                           $ 57,065,033      $52,513,500
========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                                                                      $  1,666,216      $ 1,337,646
Trading liabilities, at fair value                                                            7,102,144        6,621,891
Securities sold under agreements to repurchase                                               29,628,902       28,797,276
Securities loaned                                                                             4,733,961        3,459,860
Payables:
   Clients                                                                                    5,052,516        4,883,344
   Brokers and dealers                                                                          268,050          205,437
   Dividends and interest                                                                       343,391          285,341
   Other liabilities and accrued expenses                                                     1,476,260        1,290,555
Accrued compensation and benefits                                                               882,251          737,376
Long-term borrowings                                                                          3,397,961        2,781,694
------------------------------------------------------------------------------------------------------------------------
                                                                                             54,551,652       50,400,420
Commitments and contingencies
Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary
   Trusts holding solely Company Guaranteed Related Subordinated Debt                           393,750          195,000
Redeemable Preferred Stock                                                                      188,668          187,655
Stockholders' equity:
   Convertible Preferred Stock                                                                        --          100,000
   Common stock, $1 par value, 200,000,000 shares authorized; issued
      188,458,083 shares and 162,537,267 shares in 1997 and 1996, respectively(1)               188,458          162,537
   Additional paid-in capital(1)                                                              1,405,329          792,215
   Retained earnings                                                                          1,340,966        1,009,448
   Treasury stock, at cost; 48,557,788 shares and 23,049,351 shares in
      1997 and 1996, respectively(1)                                                           (998,300)        (331,907)
   Foreign currency translation adjustment                                                       (5,490)          (1,868)
------------------------------------------------------------------------------------------------------------------------
                                                                                              1,930,963        1,730,425
------------------------------------------------------------------------------------------------------------------------
                                                                                           $ 57,065,033      $52,513,500
========================================================================================================================

(1) Amounts for 1996 have been retroactively adjusted to reflect a three-for-two common stock split in the form of a 50% stock dividend, which became effective on November 17, 1997.

See Notes to Consolidated Financial Statements.

PAINEWEBBER 1997 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands of dollars except share and per share amounts)

                                                            6% Cumulative
                                                              Convertible                  Additional
                                                               Redeemable       Common        Paid-in      Retained      Treasury
                                                          Preferred Stock        Stock        Capital      Earnings         Stock
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                   $  100,000     $150,921     $  682,864   $   715,052     $ (21,981)
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                   80,750
Dividends declared:
   Common stock, $.32 per share                                                                             (47,203)
   Redeemable Preferred Stock, $9.00 per share                                                              (22,500)
   Convertible Preferred Stock, $6.00 per share                                                              (6,000)
Exercises of stock options                                                       1,413         (4,848)                     34,388
Restricted stock awards                                                          4,404         47,504
Conversion of debentures                                                                       (4,252)                      9,502
Tax benefit relating to employee compensation programs                                          2,947
Other                                                                                                          (774)
Repurchases of common stock                                                                                              (173,525)
Foreign currency translation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                   $  100,000     $156,738     $  724,215   $   719,325     $(151,616)
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                  364,350
Dividends declared:
   Common stock, $.32 per share                                                                             (44,832)
   Redeemable Preferred Stock, $9.00 per share                                                              (22,500)
   Convertible Preferred Stock, $6.00 per share                                                              (6,000)
Exercises of stock options                                                       2,116            726                      32,699
Restricted stock awards                                                          3,683         56,262
Conversion of debentures                                                                      (10,214)                     24,776
Tax benefit relating to employee compensation programs                                         21,226
Other                                                                                                          (895)
Repurchases of common stock                                                                                              (237,766)
Foreign currency translation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                   $  100,000     $162,537     $  792,215   $ 1,009,448     $(331,907)
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                  415,449
Dividends declared:
   Common stock, $.41 per share                                                                             (54,418)
   Redeemable Preferred Stock, $9.00 per share                                                              (22,500)
   Convertible Preferred Stock, $6.00 per share                                                              (6,000)
Exercises of stock options                                                       3,528         14,164
Restricted stock awards                                                           (857)        83,599                       5,061
Conversion of Convertible Preferred Stock                        (100,000)                    (69,443)                    169,443
Conversion of debentures                                                                      (14,633)                     34,721
Tax benefit relating to employee compensation programs                                         58,738
Other                                                                                          (1,811)       (1,013)         (400)
Repurchases of common stock:
   Kidder-related repurchase                                                    23,250        542,500                    (784,750)
   Other                                                                                                                  (90,468)
Foreign currency translation
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                           --     $188,458     $1,405,329   $ 1,340,966     $(998,300)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                Foreign                                Number of Shares
                                                               Currency            Total       ----------------------------------
                                                            Translation    Stockholders'            Common          Treasury
                                                             Adjustment           Equity             Stock             Stock
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                   $  3,643       $1,630,499       150,920,606        (1,945,622)
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                                        80,750
Dividends declared:
   Common stock, $.32 per share                                                   (47,203)
   Redeemable Preferred Stock, $9.00 per share                                   (22,500)
   Convertible Preferred Stock, $6.00 per share                                   (6,000)
Exercises of stock options                                                        30,953         1,413,766         2,990,756
Restricted stock awards                                                           51,908         4,403,765
Conversion of debentures                                                           5,250                             786,455
Tax benefit relating to employee compensation programs                             2,947
Other                                                                               (774)
Repurchases of common stock                                                     (173,525)                        (12,958,356)
Foreign currency translation                                        (17)             (17)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                   $  3,626       $1,552,288       156,738,137       (11,126,767)
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                                       364,350
Dividends declared:
   Common stock, $.32 per share                                                   (44,832)
   Redeemable Preferred Stock, $9.00 per share                                   (22,500)
   Convertible Preferred Stock, $6.00 per share                                   (6,000)
Exercises of stock options                                                        35,541         2,116,227         2,386,165
Restricted stock awards                                                           59,945         3,682,903
Conversion of debentures                                                          14,562                           1,811,025
Tax benefit relating to employee compensation programs                            21,226
Other                                                                               (895)
Repurchases of common stock                                                     (237,766)                        (16,119,774)
Foreign currency translation                                     (5,494)          (5,494)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                   $ (1,868)      $1,730,425       162,537,267       (23,049,351)
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                                       415,449
Dividends declared:
   Common stock, $.41 per share                                                  (54,418)
   Redeemable Preferred Stock, $9.00 per share                                   (22,500)
   Convertible Preferred Stock, $6.00 per share                                   (6,000)
Exercises of stock options                                                        17,692         3,528,030
Restricted stock awards                                                           87,803          (857,214)          271,716
Conversion of Convertible Preferred Stock                                             --                           8,273,600
Conversion of debentures                                                          20,088                           2,224,209
Tax benefit relating to employee compensation programs                            58,738
Other                                                                             (3,224)                           (312,485)
Repurchases of common stock:
   Kidder-related repurchase                                                    (219,000)       23,250,000       (32,250,000)
   Other                                                                         (90,468)                         (3,715,477)
Foreign currency translation                                     (3,622)          (3,622)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                    $(5,490)      $1,930,963       188,458,083       (48,557,788)
---------------------------------------------------------------------------------------------------------------------------------

Common shares and per share amounts and the balances for Common Stock and Additional Paid-in Capital have been retroactively adjusted to reflect the three-for-two common stock split in the form of a 50% stock dividend, which became effective on November 17, 1997.

See Notes to Consolidated Financial Statements.


                                     36 & 37

PAINEWEBBER 1997 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

Years Ended December 31,                                                         1997              1996             1995
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                $   415,449       $   364,350      $    80,750
Adjustments to reconcile net income to cash (used for)
   provided by operating activities:
Noncash items included in net income:
   Depreciation and amortization                                               68,700            64,116           54,100
   Deferred income taxes                                                     (119,934)           27,134          (90,778)
   Amortization of deferred charges                                           131,771           189,519          174,122
   Other                                                                      120,554            46,204          213,852
(Increase) decrease in operating receivables:
   Clients                                                                  (1,343,942)        (262,538)         189,652
   Brokers and dealers                                                       (221,118)            5,939          152,889
   Dividends and interest                                                      13,387           (86,848)         (33,608)
   Fees and other                                                            (267,030)           63,899           37,124
Increase (decrease) in operating payables:
   Clients                                                                    169,172         1,184,867          587,798
   Brokers and dealers                                                         62,613            50,319         (148,126)
   Dividends and interest                                                      58,050            29,003           37,602
   Other                                                                      334,516          (203,565)         739,065
(Increase) decrease in:
   Cash and securities on deposit                                             (69,377)          (72,693)         (57,483)
   Trading assets                                                             449,515        (2,727,861)       (3,310,637)
   Securities purchased under agreements to resell                           (815,908)       (4,047,536)       (5,820,114)
   Securities borrowed                                                      (2,192,813)        (153,859)         599,696
   Other assets                                                              (158,409)          306,054         (820,625)
Increase in:
   Trading liabilities                                                        480,253           388,837          198,348
   Securities sold under agreements to repurchase                             831,626         3,597,899        8,285,379
   Securities loaned                                                        1,274,101           707,431          526,511
------------------------------------------------------------------------------------------------------------------------
   Cash (used for) provided by operating activities                          (778,824)         (529,329)       1,595,517
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from (payments for):
   Net assets acquired in business acquisition                                     --                --         (624,090)
   Acquisition-related expenditures                                                --            (3,843)         (46,157)
   Sales of investments                                                            --           122,032          112,499
   Office equipment and leasehold improvements                                (90,947)          (51,583)         (81,880)
------------------------------------------------------------------------------------------------------------------------
   Cash (used for) provided by investing activities                           (90,947)           66,606         (639,628)
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (payments on):
   Short-term borrowings                                                      328,570           346,419         (898,382)
Proceeds from:
   Long-term borrowings                                                       822,011           484,786          493,357
   Employee stock transactions                                                 72,820            50,103           36,203
   Issuances of Preferred Trust Securities                                    198,750           195,000               --
Payments for:
   Long-term borrowings                                                      (207,863)         (141,128)        (374,580)
   Repurchases of common stock                                               (411,668)         (237,766)        (173,525)
   Dividends                                                                  (82,918)          (73,332)         (75,703)
------------------------------------------------------------------------------------------------------------------------
   Cash provided by (used for) financing activities                           719,702           624,082         (992,630)
------------------------------------------------------------------------------------------------------------------------
   Increase (decrease) in cash and cash equivalents                          (150,069)          161,359          (36,741)
   Cash and cash equivalents, beginning of year                               383,856           222,497          259,238
------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents, end of year                                 $   233,787       $   383,856      $   222,497
========================================================================================================================

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION AND BASIS OF PRESENTATION

Paine Webber Group Inc. ("PWG") is a holding company which, together with its operating subsidiaries (collectively, the "Company"), forms one of the largest full-service securities and commodities firms in the industry. The Company is engaged in one principal line of business, that of serving the investment and capital needs of individual and institutional clients.

      In early 1995, the Company completed its acquisition of certain assets and liabilities, and specific businesses of Kidder, Peabody Group Inc. ("Kidder"). The acquisition was accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired is being amortized on a straight-line basis over 35 years.

      The consolidated financial statements include the accounts of PWG and its wholly owned subsidiaries, including its principal subsidiary PaineWebber Incorporated ("PWI"). All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior year amounts to conform to current year presentations. The consolidated financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

TRADING ASSETS AND LIABILITIES

Trading assets and liabilities are recorded in the Consolidated Statements of Financial Condition on a trade date basis at December 31, 1997 and a settlement date basis at December 31, 1996. The difference between trade date and settlement date basis was not material. Related revenues and expenses are recorded in the accounts on trade date.

      Trading assets and liabilities held for trading or to hedge trading inventory positions, are recorded at fair value in the Consolidated Statements of Financial Condition. Realized and unrealized gains and losses are reflected in revenues in the period during which the change in fair value occurs. Fair value is generally based upon quoted market prices. If quoted market prices are not available, or if liquidating the Company's position is reasonably expected to impact market prices, fair value is determined based upon other relevant factors, including dealer price quotations or price activity of similar instruments.

DERIVATIVE FINANCIAL INSTRUMENTS

A derivative is typically defined as an instrument whose value is "derived" from an underlying instrument or index such as a forward, future, swap or option contract and other financial instruments with similar characteristics. A derivative financial instrument also includes firm or standby commitments for the purchase of securities. The derivative definition does not include cash instruments whose values are derived from changes in the value of some asset or index, such as mortgage-backed securities and structured notes. Derivative contracts generally represent future commitments to exchange interest payment streams based on the gross contract or notional amount or to purchase or sell financial instruments at specified terms and future dates.

PAINEWEBBER 1997 ANNUAL REPORT

      In connection with the Company's market risk management and trading activities, the Company may enter into a derivative contract to manage the risk arising from other financial instruments or to take a position based upon expected future market conditions. The Company also takes positions to facilitate client transactions.

      A large portion of the Company's derivative financial instruments are "to be announced" mortgage securities requiring forward settlement. As a principal in the mortgage-backed securities business, the Company has outstanding forward purchase and sale agreements committing the Company to receive or deliver mortgage-backed securities and participation certificates. These forward contracts are generally short-term with maturity or settlement dates ranging from 30 to 90 days.

      Derivative instruments held or issued for trading purposes or to hedge trading positions are marked-to-market daily with the resulting unrealized gains and losses recorded on the Consolidated Statements of Financial Condition in trading assets or liabilities and the related profit or loss reflected in "Principal transactions" revenues on the Consolidated Statements of Income. The fair value of an exchange-traded derivative, such as futures and certain option contracts, is determined by quoted market prices while the fair value of derivatives negotiated in over-the-counter markets are valued based upon dealer price quotations or pricing models which consider time value and the volatility of the underlying instruments, as well as other economic factors.

      The Company also enters into interest rate swap agreements to modify the interest rate characteristics of its outstanding fixed rate debt. These agreements involve the exchange of amounts based on a fixed interest rate for amounts based on a variable interest rate over the life of the agreement without the exchange of the notional amount upon which the payments are based. The Company accounts for interest rate swap agreements used for hedging purposes on the accrual method. The difference to be paid or received on the swap agreements is accrued as an adjustment to interest expense as incurred. The related receivable from or payable to counterparties is reflected as an asset or liability, accordingly. The fair value of the swap agreements are not recognized in the financial statements. Any gains and losses on early terminations of swap agreements are deferred as an adjustment to the carrying amount of the debt and amortized as an adjustment to interest expense over the remaining term of the original contract life of the terminated swap agreement. In the event of the early extinguishment of debt, any realized or unrealized gain or loss from the related swap would be recognized in income coincident with the extinguishment.

COLLATERALIZED SECURITIES TRANSACTIONS

Securities purchased under agreements to resell ("resale agreements") and securities sold under agreements to repurchase ("repurchase agreements"), principally government and agency securities, are accounted for as financing transactions and are recorded at their contractual amounts, plus accrued interest. It is Company policy to obtain possession or control of securities, which have a fair value in excess of the original principal amount loaned, in order to collateralize resale agreements. The Company is required to provide securities to counterparties in order to collateralize repurchase agreements. On a daily basis, the Company monitors the fair value of the securities purchased and sold under these agreements versus the related receivable or payable balances. Should the fair value of the securities purchased decline or the fair value of the securities sold increase, additional collateral is requested or excess collateral is returned when deemed appropriate to maintain contractual margin protection. When specific conditions are met, including the existence of a legally enforceable master netting agreement, resale agreements and repurchase agreements are netted by counterparty on the Consolidated Statements of Financial Condition as permitted under Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," and Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements."

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

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

STOCK-BASED COMPENSATION

The Company grants stock options to certain employees and non-employee directors with an exercise price equal to the fair market value of the Company's stock at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense related to such grants.

STATEMENT OF CASH FLOWS

For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents are defined as highly liquid investments not held for resale, with a maturity of three months or less when purchased. Total interest payments for the years ended December 31, 1997, 1996 and 1995 were $2,486,500, $1,941,751 and
$1,932,192, respectively.

COMMON STOCK SPLIT

Common share, per share and stock option data for all periods presented have been restated to reflect a three-for-two common stock split in the form of a 50% stock dividend paid on November 17, 1997 to stockholders of record on October 24, 1997.

ACCOUNTING CHANGES AND DEVELOPMENTS

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 introduced the financial-components approach which focuses on the recognition of financial assets an entity controls and the derecognition of financial assets for which control has been transferred. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," which delayed until January 1, 1998 the implementation of SFAS No. 125 as it related to 1) secured borrowings and collateral, and 2) the transfer of financial assets that are part of repurchase agreements, dollar-roll, securities lending and similar transactions. On January 1, 1997 the Company adopted SFAS No. 125 (those portions not deferred by SFAS No. 127) which did not have a material impact on the Company's consolidated financial statements, taken as a whole. On January 1, 1998, the Company adopted those portions of SFAS No. 125 deferred by SFAS No. 127. The adoption did not have a material impact on the Company's consolidated financial statements, taken as a whole.

      In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share," which was effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes the dilutive effects of options and convertible securities and is calculated by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects all potentially dilutive securities similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods presented have been restated to conform to the SFAS No. 128 requirements.

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of a new reporting item, termed comprehensive income, which will combine net income and certain items that directly affect stockholders' equity, such as foreign currency translation adjustments. The Company has not yet determined the impact of this statement on the Company's financial statement disclosures.

      In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes new standards for defining how operating segments are determined and requires more comprehensive disclosures about the Company's reportable operating segments. The Company believes that SFAS No. 131 will require expanded financial and descriptive disclosure about the Company's operating segments. However, the Company has not yet determined the impact of this statement on the Company's financial statement disclosures.

PAINEWEBBER 1997 ANNUAL REPORT

      In 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 revises the disclosures of SFAS No. 87, "Employers' Accounting for Pensions," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The effect of SFAS No. 132 will not be material to the Company's financial statement disclosures.

NOTE 2
LIMITED PARTNERSHIP INVESTMENT CHARGES

The results for the year ended December 31, 1995 were reduced by after-tax charges of approximately $146,000 ($230,000 before income taxes) associated with the resolution of the issues arising out of the Company's sale of public proprietary limited partnerships in the 1980s and early 1990s. The charges are included in "Other expenses" in the Consolidated Statements of Income. During 1995, the Company reached a final and comprehensive resolution of the issues related to the sale of the limited partnerships, including an agreement to settle all pending class actions, a settlement with the SEC and an agreement to settle with various state regulators.

NOTE 3
FAIR VALUE OF FINANCIAL INSTRUMENTS

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

      At December 31, 1997 and 1996, the fair values of long-term borrowings were $3,469,950 and $2,813,699, respectively, as compared to the carrying amounts of $3,397,961 and $2,781,694, respectively. The estimated fair value of long-term borrowings is based upon quoted market prices for the same or similar issues and pricing models. However, for substantially all of its fixed rate debt, the Company enters into interest rate swap agreements to convert its fixed rate payments into floating rate payments.

      The fair value of interest rate swaps used to hedge the Company's fixed rate debt is based upon the amounts the Company would receive or pay to terminate the agreements, taking into account current interest rates and creditworthiness of the counterparties. The fair values of the interest rate swaps were $50,796 receivable and $21,170 payable at December 31, 1997 and 1996, respectively. The carrying amounts of the interest rate swap agreements included in the Company's Consolidated Statements of Financial Condition at December 31, 1997 and 1996 were net receivables of $7,193 and $3,252, respectively. See Notes 1 and 10 for a further discussion of interest rate swap agreements used for hedging purposes.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4
Trading Assets and Liabilities

At December 31, 1997 and 1996, trading assets and liabilities, recorded at fair value, consisted of the following:

====================================================================================================================================
                                                                                                     1997                       1996
------------------------------------------------------------------------------------------------------------------------------------
TRADING ASSETS
U.S. government and agency obligations                                                        $ 3,449,159                $ 4,767,991
Mortgages and mortgage-backed securities                                                        6,557,629                  5,968,704
Corporate debt securities                                                                       3,820,317                  3,284,235
Commercial paper and other short-term debt                                                      1,410,726                  1,457,226
State and municipal obligations                                                                   482,678                    568,799
Corporate equity securities                                                                       653,283                    776,352
------------------------------------------------------------------------------------------------------------------------------------
                                                                                              $16,373,792                $16,823,307
====================================================================================================================================
TRADING LIABILITIES
U.S. government and agency obligations                                                        $ 5,882,082                $ 5,118,658
Mortgages and mortgage-backed securities                                                           81,330                     53,845
Corporate debt securities                                                                         851,413                    672,683
State and municipal obligations                                                                    14,191                     20,019
Corporate equity securities                                                                       273,128                    756,686
------------------------------------------------------------------------------------------------------------------------------------
                                                                                              $ 7,102,144                $ 6,621,891
====================================================================================================================================

Trading liabilities commit the Company to deliver specified securities at predetermined prices. These transactions may result in market risk, since, to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected in the Consolidated Statements of Financial Condition.

NOTE 5
SHORT-TERM BORROWINGS

The Company meets its short-term financing needs by obtaining bank loans on either a secured or unsecured basis; by issuing commercial paper and medium-term notes; by entering into agreements to repurchase, whereby securities are sold with a commitment to repurchase at a future date; and through securities lending activity.

Short-term borrowings at December 31, 1997 and 1996 consisted of the following:

========================================================================================================================
                                                                                                   1997             1996
------------------------------------------------------------------------------------------------------------------------
Commercial paper                                                                            $   606,012       $  688,910
Bank loans and other                                                                            808,204          648,736
Medium-Term Notes                                                                               252,000               --
------------------------------------------------------------------------------------------------------------------------
                                                                                            $ 1,666,216       $1,337,646
========================================================================================================================

The interest rate on commercial paper fluctuates throughout the year. The weighted-average interest rates on commercial paper borrowings outstanding at December 31, 1997 and 1996 were 5.94% and 5.66%, respectively, and during 1997 and 1996 were 5.62% and 5.61%, respectively.

      Bank loans generally bear interest at rates based on either the federal funds rate or the London Interbank Offered Rate ("LIBOR"). The weighted-average interest rates on bank loans outstanding at December 31, 1997 and 1996 were 5.83% and 5.63%, respectively, and during 1997 and 1996 were 5.56% and 5.64%, respectively.

      The Company has a Multiple Currency Medium-Term Note Program under the terms of which the Company may offer for sale medium-term senior and subordinated notes (collectively, the "Medium-Term Notes") due from nine months to thirty years from date of issuance. The Medium-Term Notes may be either fixed or variable with respect to interest rates. At December 31, 1997, the Company had outstanding $50,000 of fixed rate Medium-Term Notes and $202,000 of variable rate Medium-Term Notes with maturities less than one year from the date of issuance. The weighted-average interest rate on these Medium-Term Notes outstanding at December 31, 1997 was 6.05% and during 1997 was 6.23%.

      The Company has a $1,200,000 committed unsecured revolving credit facility with a group of banks which expires

PAINEWEBBER 1997 ANNUAL REPORT

in December 1998, with provisions for renewal through December 2001. In addition, certain of the Company's subsidiaries have entered into a committed secured revolving credit facility, which provides up to an aggregate of $750,000 through August 1998, with provisions for renewal through August 2000. Interest on borrowings under the terms of the revolving credit facilities is computed, at the option of the Company, at a rate based on LIBOR, a base rate or the federal funds rate. The Company pays a fee on the commitments. At December 31, 1997 and 1996, there were no outstanding borrowings under these credit facilities.

NOTE 6
LONG-TERM BORROWINGS

Long-term borrowings at December 31, 1997 and 1996 consisted of the following:

========================================================================================================================
                                                                                                   1997             1996
------------------------------------------------------------------------------------------------------------------------
Fixed Rate Notes due 1998-2014                                                              $ 1,547,817       $1,547,398
Fixed Rate Subordinated Notes due 2002                                                          174,588          174,500
Medium-Term Senior Notes                                                                      1,461,185          747,725
Medium-Term Subordinated Notes                                                                  186,950          276,150
Convertible Debentures and other                                                                 27,421           35,921
------------------------------------------------------------------------------------------------------------------------
                                                                                            $ 3,397,961       $2,781,694
========================================================================================================================

      Interest rates on the fixed rate notes and the fixed rate subordinated notes outstanding at December 31, 1997 and 1996 ranged from 6.25% to 9.25%. The weighted-average interest rates on these notes outstanding at December 31, 1997 and 1996 was 7.52%. Interest on the notes is payable semi-annually.

      At December 31, 1997 and 1996, the Company had outstanding $989,485 and $764,925 of fixed rate Medium-Term Notes and $658,650 and $258,950 of variable rate Medium-Term Notes, respectively, with maturities of greater than one year from the issuance date. The Medium-Term Notes outstanding at December 31, 1997 and 1996 had weighted-average interest rates of 6.81% and 6.98%, respectively. At December 31, 1997, these notes had a weighted-average maturity of 5.2 years.

      The Company has entered into interest rate swap agreements which effectively convert substantially all of its fixed rate debt into floating rate obligations. The floating interest rates are based on LIBOR and generally adjust semi-annually. The effective weighted-average interest rates on the long-term borrowings, after giving effect to the interest rate swap agreements, were 6.88% and 6.92% at December 31, 1997 and 1996, respectively. The notional amounts and maturities of the interest rate swap agreements outstanding at December 31, 1997 were as follows:

=============================================================
1998 - 2000                                       $   966,975
2001 - 2003                                           504,000
2004 - 2006                                           665,200
2007 - Thereafter                                     522,310
-------------------------------------------------------------
                                                  $ 2,658,485
=============================================================

Pursuant to an employee benefit plan, the Company issued 8% Convertible Debentures (the "8% Debentures") due December 2000, and 6.5% Convertible Debentures (the "6.5% Debentures") due December 2002 (the 8% and 6.5% Debentures being collectively referred to as the "Debentures"). The Debentures are shown net of receivables, representing loans by the Company to employees to finance a portion of the Debentures. At December 31, 1997, there were no 8% Debentures outstanding.

      The 6.5% Debentures outstanding at December 31, 1997 are fully convertible, at the option of the holders, into shares of 6.0% Convertible Preferred Stock, which in turn, are convertible into 1,505,595 shares of common stock. The Debentures are redeemable at the employees' option, subject to certain conditions through 1998. During 1997, $20,088 principal amount of the Debentures was converted into 2,224,209 shares of the Company's common stock.

      The aggregate amount of principal repayment requirements on long-term borrowings for each of the five years subsequent to December 31, 1997, and the total amount due thereafter, are as follows:

===========================================================
1998                                            $   296,244
1999                                                314,475
2000                                                576,627
2001                                                280,500
2002                                                490,112
Thereafter                                        1,440,003
-----------------------------------------------------------
                                                $ 3,397,961
===========================================================

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7
PREFERRED STOCK

PREFERRED STOCK ISSUED BY PAINE WEBBER GROUP INC.

The Company is authorized to issue up to 20,000,000 shares of preferred stock, in one or more series, with a par value of $20.00 per share.

Redeemable Preferred Stock

In connection with the acquisition of certain net assets and specific businesses of Kidder, Peabody Group Inc. ("Kidder") in December 1994, the Company issued 2,500,000 shares of 20 year 9% Cumulative Redeemable Preferred Stock, Series C (the "Redeemable Preferred Stock"), with a stated value and liquidation preference of $100.00 per share. The Redeemable Preferred Stock was recorded at its fair value of $185,000 at the date of issuance, which is increased periodically by charges to retained earnings, using the interest method, so that the carrying amount equals the redemption amount of $250,000 at the mandatory redemption date on December 15, 2014. The Redeemable Preferred Stock is redeemable at any time, in whole or in part, on or after December 16, 1999 at the option of the Company at a price of $100.00 per share, plus accrued and unpaid dividends. Dividends on the Redeemable Preferred Stock are cumulative and payable in quarterly installments. Holders of the Redeemable Preferred Stock have no voting rights, except in the event of certain dividend payment defaults.

Convertible Preferred Stock

The Company also issued, in connection with the Kidder acquisition, 1,000,000 shares of 20 year 6% Cumulative Convertible Redeemable Preferred Stock, Series A (the "Convertible Preferred Stock"), with a stated value and liquidation preference of $100.00 per share. The Convertible Preferred Stock was recorded at its fair value of $100,000. The Convertible Preferred Stock was convertible into the Company's common stock at any time, in whole or in part, at the option of the holder. On December 4, 1997, the holder converted the Convertible Preferred Stock into 8,273,600 shares of the Company's common stock at the stated conversion price of $12.09 per common share.

PREFERRED STOCK ISSUED BY SUBSIDIARY TRUSTS

Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts holding solely Company Guaranteed Related Subordinated Debt

In March 1997, PWG Capital Trust II, a business trust formed under Delaware law and a wholly owned subsidiary of the Company, issued $198,750 (7,950,000 securities) of 8.08% Preferred Trust Securities to the public at $25.00 per security and $6,147 (245,877 securities) of 8.08% Common Trust Securities to the Company at $25.00 per security. In December 1996, PWG Capital Trust I, a business trust formed under Delaware law and a wholly owned subsidiary of the Company, issued $195,000 (7,800,000 securities) of 8.30% Preferred Trust Securities to the public at $25.00 per security and $6,031 (241,238 securities) of 8.30% Common Trust Securities to the Company at $25.00 per security. The 8.08% Preferred Trust Securities and the 8.30% Preferred Trust Securities (collectively, the "Preferred Trust Securities") have a stated liquidation amount of $25.00 per share.

      PWG Capital Trust I and PWG Capital Trust II (collectively, the "Trusts") exist for the sole purpose of issuing the Preferred Trust Securities and common securities and investing the proceeds in an equivalent amount of junior subordinated debentures of the Company. The sole assets of PWG Capital Trust I at December 31, 1997 were $201,031 of 8.30% Junior Subordinated Debentures due December 1, 2036 issued by the Company. The sole assets of PWG Capital Trust II at December 31, 1997 were $204,897 of 8.08% Junior Subordinated Debentures due March 1, 2037 issued by the Company. The 8.30% Junior Subordinated Debentures and the 8.08% Junior Subordinated Debentures (collectively, the "Junior Subordinated Debentures") held by the Trusts are redeemable by the Company, in whole or in part, on or after December 1, 2001 and March 1, 2002, respectively. If the Company redeems Junior Subordinated Debentures, the Trust must redeem Preferred Trust Securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of Junior Subordinated Debentures.

      The Company guarantees payment to the holders of the Preferred Trust Securities, on a subordinated basis, to the extent the Company has made principal and interest payments on the Junior Subordinated Debentures. This guarantee, together with the Company's obligations under the Junior Subordinated Debentures, provide a full and unconditional guarantee on a subordinated basis of amounts due on the Preferred Trust Securities. Dividends on the Preferred Trust Securities are cumulative, payable monthly in arrears, and are deferrable at the Company's option for periods not to exceed sixty consecutive months. The Company generally cannot pay dividends on its preferred and common stocks during such deferments. Dividends on the Preferred Trust Securities have been classified as "Minority interest" in the Company's Consolidated Statements of Income.

PAINEWEBBER 1997 ANNUAL REPORT

NOTE 8
COMMON STOCK

On October 13, 1997, the Company's Board of Directors approved a three-for-two common stock split in the form of a 50% stock dividend, paid on November 17, 1997 to stockholders of record on October 24, 1997.

      In August 1997, PWG acquired a subsidiary from General Electric Capital Services, Inc. ("GECS"), the principal asset of which consisted of the Company's common stock acquired by General Electric Company in connection with the sale of certain assets and businesses of Kidder, Peabody Group Inc. ("Kidder") to the Company in 1994. The principal effect of the transaction was the repurchase of 9,000,000 shares of the Company's common stock for $219,000 ($24.33 per share).

      During 1997, the Company repurchased 7,915,477 shares (excluding the shares repurchased in the Kidder transaction) of its common stock at an aggregate cost of $192,668. A portion of the shares repurchased during the third quarter (those expected to be issued within the next year in connection with certain of the Company's employee compensation programs) were recorded as "Other assets" in the Consolidated Statement of Financial Condition at September 30, 1997 and were subsequently reissued during the fourth quarter. In accordance with the repurchase programs, the remaining number of common shares authorized by the Company's Board of Directors to be repurchased at December 31, 1997 was 13,079,096.

      Subsequent to December 31,1997, the Company's Board of Directors approved, subject to shareholder approval, an increase to the number of common shares authorized for issuance from 200,000,000 to 400,000,000 shares.

NOTE 9
CAPITAL REQUIREMENTS

PWI, a registered broker-dealer, is subject to the Securities and Exchange Commission ("SEC") Uniform Net Capital Rule and New York Stock Exchange ("NYSE") Growth and Business Reduction capital requirements. Under the method of computing capital requirements adopted by PWI, minimum net capital shall not be less than 2% of combined aggregate debit items arising from client transactions, plus excess margin collected on securities purchased under agreements to resell, as defined. A reduction of business is required if net capital is less than 4% of such aggregate debit items. Business may not be expanded if net capital is less than 5% of such aggregate debit items. As of December 31, 1997, PWI's net capital of $975,366 was 14% of aggregate debit items and its net capital in excess of the minimum required was $827,016.

      Advances, dividend payments and other equity withdrawals by PWI and other regulated subsidiaries are restricted by the regulations of the SEC, NYSE, and international securities and banking agencies, as well as by covenants in various loan agreements. At December 31, 1997, the equity of the Company's subsidiaries totaled approximately $2,145,000. Of this amount, approximately $459,000 was not available for payment of cash dividends and advances.

      Under the terms of certain credit agreements, the Company is subject to dividend payment restrictions and minimum net worth and net capital requirements. At December 31, 1997, these restrictions did not affect the Company's ability to pay dividends.

NOTE 10
FINANCIAL INSTRUMENTS WITH
OFF-BALANCE-SHEET RISK

HELD OR ISSUED FOR TRADING PURPOSES

Set forth on the following page are the gross contract or notional amounts of the Company's outstanding off-balance-sheet derivative and other financial instruments held or issued for trading purposes. These amounts are not reflected in the Consolidated Statements of Financial Condition and are indicative only of the volume of activity at December 31, 1997 and 1996. They do not represent amounts subject to market risks, and in many cases, limit the Company's overall exposure to market losses by hedging other on and off-balance-sheet transactions. The amounts are netted by counterparty only when the criteria of FASB Interpretation No. 39 are met.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

====================================================================================================================================
Notional or Contract Amount at                                                     December 31, 1997               December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                           Purchases           Sales       Purchases           Sales
------------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed forward contracts
   and options written and purchased                                     $20,269,175     $22,948,068     $13,443,158     $16,383,162
Foreign currency forward contracts, futures
   contracts, and options written and purchased                            1,517,584       1,317,162         440,864         434,072
Equity securities contracts including futures,
   forwards, and options written and purchased                               139,800         517,327         442,500         888,784
Other fixed income securities contracts including futures,
   forwards, and options written and purchased                             3,580,697       7,906,777       2,916,929       3,183,749
Interest rate swaps and caps                                                 143,961         140,292         438,562         415,597
====================================================================================================================================

Set forth below are the fair values of derivative financial instruments held or issued for trading purposes as of December 31, 1997 and 1996.

====================================================================================================================================
Fair Value at                                                                        December 31, 1997             December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Assets    Liabilities         Assets    Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed forward contracts
   and options written and purchased                                           $ 88,428       $ 84,400       $ 78,800       $ 50,480
Foreign currency forward contracts, futures contracts,
   and options written and purchased                                             25,749         24,773         21,857         21,647
Equity securities contracts including futures,
   forwards, and options written and purchased                                   30,561         39,276         56,679         30,919
Other fixed income securities contracts including futures,
   forwards, and options written and purchased                                   13,080         26,588         15,431        131,088
Interest rate swaps and caps                                                     24,579          3,160         12,654          8,216
====================================================================================================================================

Set forth below are the average fair values of derivative financial instruments held or issued for trading purposes during the years ended December 31, 1997 and 1996. The average fair value is based on the average of the month-end balances during the year.

====================================================================================================================================
Average Fair Value for the Years Ended                                               December 31, 1997             December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Assets    Liabilities         Assets    Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed forward contracts
   and options written and purchased                                           $112,763       $111,655       $150,053       $145,396
Foreign currency forward contracts, futures
   contracts, and options written and purchased                                  30,875         32,808         37,872         43,132
Equity securities contracts including futures,
   forwards, and options written and purchased                                   49,112         33,604         34,583         20,699
Other fixed income securities contracts including futures,
   forwards, and options written and purchased                                   16,251         76,814         25,027         90,877
Interest rate swaps and caps                                                      5,499          5,195          5,407          1,782
====================================================================================================================================

The Company also enters into agreements to sell securities, at predetermined prices, which have not yet been purchased. The Company is exposed to market risk since to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected on the Consolidated Statements of Financial Condition.

      The off-balance-sheet trading transactions are generally short-term. At December 31, 1997, 99% of the off-balance-sheet trading-related derivative and other financial instruments had remaining maturities of less than one year.

      The Company's risk of loss in the event of counterparty default is limited to the current fair value or replacement cost on contracts in which the Company has recorded an unrealized gain. These amounts are reflected as assets on the Company's Consolidated Statements of Financial Condition and amounted to $182,397 and $185,421 at December 31, 1997 and 1996, respectively. Options written

PAINEWEBBER 1997 ANNUAL REPORT

do not expose the Company to credit risk since they do not obligate the counterparty to perform. Transactions in futures contracts are conducted through regulated exchanges which have margin requirements, and are settled in cash on a daily basis, thereby minimizing credit risk. See Note 1 for a further discussion of derivative financial instruments.

      The following table summarizes the Company's principal transactions revenues by business activity for the years ended December 31, 1997 and 1996. Principal transactions revenues include realized and unrealized gains and losses on trading positions, including hedges. In assessing the profitability of its trading activities, the Company views net interest and principal transactions revenues in the aggregate.

====================================================================================================================================
Years Ended December 31,                                                                                 1997                   1996
------------------------------------------------------------------------------------------------------------------------------------
Taxable fixed income (includes futures, forwards,
   options contracts and other securities)                                                         $  514,976             $  500,391
Equities (includes futures, forwards and options contracts)                                           408,969                379,446
Municipals                                                                                            131,703                143,778
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   $1,055,648             $1,023,615
====================================================================================================================================

HELD OR ISSUED FOR PURPOSES OTHER THAN TRADING

The Company enters into interest rate swap agreements to manage the interest rate characteristics of its assets and liabilities. As of December 31, 1997 and 1996, the Company had outstanding interest rate swap agreements with commercial banks with notional amounts of $2,658,485 and $2,112,200, respectively. These agreements effectively converted substantially all of the Company's fixed rate debt at December 31, 1997 into floating rate debt. The interest rate swap agreements entered into have had the effect of reducing net interest expense on the Company's fixed rate debt by $10,966 and $7,890 for the years ended December 31, 1997 and 1996, respectively, and increasing net interest expense by $1,682 for the year ended December 31, 1995. The Company had no deferred gains or losses related to terminated swap agreements at December 31, 1997 and 1996. The Company is subject to market risk as interest rates fluctuate. The interest rate swaps contain credit risk to the extent the Company is in a receivable or gain position and the counterparty defaults. However, the counterparties to the agreements are large financial institutions, and the Company has not experienced defaults in the past, and management does not anticipate any counterparty defaults in the foreseeable future. See Note 1 and 3 for further discussion of interest rate swap agreements used for hedging purposes.

NOTE 11
RISK MANAGEMENT

Transactions involving derivative and non-derivative financial instruments involve varying degrees of both market and credit risk. The Company monitors its exposure to market and credit risk on a daily basis and through a variety of financial, security position and credit exposure reporting and control procedures.

MARKET RISK

Market risk is the potential change in value of the financial instrument caused by unfavorable changes in interest rates, equity prices, and foreign currency exchange rates. The Company has a variety of methods to monitor its market risk profile. The senior management of each business group is responsible for reviewing trading positions, exposures, profits and losses, and trading strategies. The Company also has an independent risk management group which reviews the Company's risk profile and aids in setting and monitoring risk management policies of the Company, including monitoring adherence to the established limits, performing market risk modeling, and reviewing trading positions and hedging strategies. The Asset/Liability Management Committee, comprised of senior corporate and business group managers, is responsible for establishing trading position and exposure limits.

      Market risk modeling is based on estimating loss exposure through sensitivity testing. These results are compared to established limits, and exceptions are subject to review and approval by senior management. Other market risk control procedures include monitoring inventory agings, reviewing traders' marks and regular meetings between the senior management of the business groups and the risk management group.

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

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Derivative credit exposures are calculated, aggregated and compared to established limits by the credit department. Credit reserve requirements are determined by senior management in conjunction with the Company's continuous credit monitoring procedures. Historically, reserve requirements arising from instruments with off-balance-sheet risk have not been material.

      Receivables and payables with brokers and dealers, agreements to resell and repurchase securities, and securities borrowed and loaned are generally collateralized by cash, government and government-agency securities, or letters of credit. The market value of the initial collateral received is, at a minimum, equal to the contract value. Additional collateral is requested when considered necessary. The Company may pledge clients' margined securities as collateral in support of securities loaned and bank loans, as well as to satisfy margin requirements at clearing organizations. The amounts loaned or pledged are limited to the extent permitted by applicable margin regulations. Should the counterparty fail to return the clients' securities, the Company may be required to replace them at prevailing market prices. At December 31, 1997, the market value of client securities loaned to other brokers approximated the amounts due or collateral obtained.

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

      Client trades are recorded on a settlement date basis. Should either the client or broker fail to perform, the Company may be required to complete the transaction at prevailing market prices. Trades pending at December 31, 1997 were settled without adverse effect on the Company's consolidated financial statements, taken as a whole.

CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk that arise from financial instruments (whether on or off-balance-sheet) exist for groups of counterparties when they have similar economic characteristics that would cause their ability to meet obligations to be similarly affected by economic, industry or geographic factors. As a major securities firm, the Company engages in activities with a broad range of corporations, governments, and institutional and individual investors. The Company has no significant exposure to any individual counterparty. The Company seeks to control its credit risk and the potential for risk concentration through a variety of reporting and control procedures described above.

      The Company's most significant industry concentration, which arises within its normal course of business activities, is financial institutions including banks, brokers and dealers, mutual funds, and insurance companies.

NOTE 12
COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases office space and equipment under noncancelable operating lease agreements which expire at various dates through 2015. As of December 31, 1997, the aggregate minimum future rental payments required by operating leases with initial or remaining lease terms exceeding one year were as follows:

===========================================================
1998                                             $  150,438
1999                                                142,381
2000                                                117,873
2001                                                101,798
2002                                                 91,584
Thereafter                                          717,223
-----------------------------------------------------------
                                                 $1,321,297
===========================================================

Rentals are subject to periodic escalation charges and do not include amounts payable for insurance, taxes and maintenance. In addition, minimum payments have not been reduced by future minimum sublease rental income of $21,023.

   For the years ended December 31, 1997, 1996 and 1995, rent expense under operating leases was $160,973, $163,612 and $169,852, respectively.

PAINEWEBBER 1997 ANNUAL REPORT

OTHER COMMITMENTS AND CONTINGENCIES

At December 31, 1997 and 1996, the Company was contingently liable under unsecured letters of credit totaling $186,279 and $303,543, respectively, which approximates fair value. At December 31, 1997, certain of the Company's subsidiaries were contingently liable as issuer of $46,073 of notes payable to managing general partners of various limited partnerships pursuant to certain partnership agreements. In addition, as part of the 1995 limited partnership settlements, the Company has agreed, under certain circumstances, to provide to class members additional consideration including assignment of any and all fees the Company is entitled to receive from certain partnerships. In the opinion of management, these contingencies will not have a material adverse effect on the Company's consolidated financial statements, taken as a whole.

      In February 1996, two limited partnerships, in which a subsidiary of the Company serves as the general partner and certain key employees serve as the limited partners, entered into two unsecured credit facilities with a commercial bank under which the bank agreed to make unsecured loans to the limited partnerships of up to $77,525 through February 2000. The Company entered into an agreement with the bank to purchase the loans under certain specific circumstances. At December 31, 1997, $62,377 had been loaned to the partnerships.

      In meeting the financing needs of certain of its clients, the Company may also issue standby letters of credit which are fully collateralized by marginable securities. At December 31, 1997, the Company had outstanding $39,291 of such standby letters of credit. At December 31, 1997 and 1996, securities with a fair value of $48,378 and $215,286, respectively, had been loaned or pledged as collateral for securities borrowed of approximately equal fair value.

      In the normal course of business, the Company enters into when-issued transactions, underwriting and other commitments. Also, clients may be extended lines of credit collateralized by mortgages and other real estate interests; the unused portion of such lines of credit amounted to $515,856 at December 31, 1997. These commercial real estate commitments are generally entered into at variable rates of interest based upon LIBOR. Settlement of these transactions at December 31, 1997 would not have had a material impact on the Company's consolidated financial statements, taken as a whole.

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

NOTE 13
STOCK OPTIONS AND STOCK AWARDS

Under the Company's various Stock Option and Award Plans ("the Plans"), officers and other key employees are granted non-qualified stock options to purchase shares of common stock at a price not less than the fair market value of the stock on the date the option is granted. Options for the Company's common stock have also been granted to limited partnerships, in which key employees of the Company are limited partners, and to non-employee directors. Options are exercisable at either the date of grant, in ratable installments or otherwise, generally over a period of one to four years from the date of grant. The rights generally expire within seven to ten years after the date of grant. A portion of the options exercised during 1997 were issued against "Other assets" on the Consolidated Statement of Financial Condition.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The activity during the years ended December 31, 1995, 1996 and 1997 is set forth below. Included in the options granted amount were certain options awarded in 1998 that related to the 1997 performance year.

====================================================================================================================================
                                                                            Number of     Exercise price      Weighted-average
                                                                               shares          per share        exercise price
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1994 (7,802,747 exercisable)           22,757,415     $ 4.37 - 13.61             $    9.30
Granted                                                                     8,499,645       9.63 - 13.42                 11.67
Exercised                                                                  (4,401,147)      4.37 - 12.97                  7.02
Terminated                                                                 (1,437,778)      4.37 - 12.97                 10.95
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1995 (4,782,998 exercisable)           25,418,135     $ 4.37 - 13.61             $   10.39
Granted                                                                     7,186,146      12.63 - 17.71                 14.41
Exercised                                                                  (4,499,580)      4.37 - 13.42                  7.89
Terminated                                                                 (1,774,095)      4.76  -14.08                 12.13
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1996 (6,351,551 exercisable)           26,330,606     $ 4.37 - 17.71             $   11.80
Granted                                                                     7,726,325      18.50 - 34.22                 27.58
Exercised                                                                  (4,964,542)      4.37 - 14.08                 10.60
Terminated                                                                   (928,594)      4.37 - 22.50                 13.89
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1997 (6,062,722 exercisable)           28,163,795     $ 4.43 - 34.22             $   16.27
====================================================================================================================================

The following table summarizes information about stock options outstanding at December 31, 1997:

----------------------------------------------------------------------------------     ------------------------------------
                                         Options Outstanding                                     Options Exercisable
----------------------------------------------------------------------------------     ------------------------------------
                                                               Weighted-average
         Range of          Number of                                  remaining             Number of
  exercise prices             shares       Weighted-average    contractual life                shares     Weighted-average
        per share        outstanding         exercise price              (years)          exercisable       exercise price
----------------------------------------------------------------------------------     ------------------------------------
$   4.43 -   8.00          1,356,443                $  5.56                 2.1             1,356,443             $   5.56
    8.01 -  12.00          9,567,137                  10.92                 6.4             3,713,463                11.18
   12.01 -  16.00          9,289,640                  13.91                 7.0               987,566                13.24
   16.01 -  20.00          2,838,000                  18.38                 6.0                 5,250                18.05
   20.01 -  34.22          5,112,575                  32.22                 6.9                    --                   --
----------------------------------------------------------------------------------     ------------------------------------
$   4.43 -  34.22         28,163,795                $ 16.27                 6.4             6,062,722             $  10.26
----------------------------------------------------------------------------------     ------------------------------------

The Company accounts for stock option grants in accordance with APB Opinion No.
25. Accordingly, no compensation cost has been recognized for its stock option grants. Pro forma information regarding net income and earnings per share is required under SFAS No. 123 and has been determined as if the Company had accounted for all 1997, 1996 and 1995 stock option grants based on the fair value method. The pro forma information presented below is not representative of the effect stock options will have on pro forma net income or earnings per share for future years.

      The fair value of each option grant was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1997, 1996 and 1995, respectively: dividend yields of 1.7%, 2.2% and 2.8%; expected lives of 3.8 years, 4.2 years and 4.7 years; risk-free interest rates of 6.2%, 5.9% and 6.9%; and expected volatility of 33% for 1997 and 28% for 1996 and 1995. The weighted-average fair value of options granted during 1997, 1996 and 1995 were $8.52, $3.69 and $2.97, respectively.

      For purposes of the pro forma information, the fair values of the 1997, 1996 and 1995 stock option grants are amortized over the vesting period. The pro forma information for the years ended 1997, 1996, and 1995 was as follows:

====================================================================================================================================
Years Ended December 31,                                                         1997              1996             1995
------------------------------------------------------------------------------------------------------------------------------------
Net Income                          As reported                             $ 415,449         $ 364,350         $ 80,750
                                    Pro forma                               $ 397,131         $ 356,475         $ 75,649
Earnings per common share:(1)
   Basic                            As reported                             $    2.84         $    2.55         $   0.37
                                    Pro forma                               $    2.70         $    2.49         $   0.34
   Diluted                          As reported                             $    2.56         $    2.24         $   0.35
                                    Pro forma                               $    2.44         $    2.19         $   0.31
====================================================================================================================================

(1) Earnings per share for 1996 and 1995 are restated as required to comply with SFAS No. 128 and have been retroactively adjusted to reflect a three-for-two common stock split, which became effective on November 17, 1997.

PAINEWEBBER 1997 ANNUAL REPORT

The Plans also provide for the granting of cash and restricted stock awards, stock appreciation rights, restricted stock units, stock purchase rights and other stock based awards. The Company had no stock appreciation rights or stock purchase rights outstanding at December 31, 1997 and 1996. Restricted stock awards are granted to key employees, whereby shares of the Company's common stock are awarded in the name of the employee, who has all rights of a stockholder, subject to certain sale and transfer restrictions. The awards generally contain restrictions on sales and transfers ranging from one to three years. The restricted stock awards are subject to forfeiture if the employee is terminated prior to the prescribed restriction period.

      In 1997, the Company awarded 2,174,502 shares of restricted stock, net of forfeitures, a portion of which was issued against "Other assets" on the Consolidated Statement of Financial Condition. During the years ended December 31, 1996 and 1995, the Company awarded 3,682,903 and 4,403,765 shares, respectively, of restricted stock, net of forfeitures. The charge to compensation expense, net of forfeitures, amounted to $87,803, $59,945 and $51,908 in the years ended December 31, 1997, 1996 and 1995, respectively.

      At December 31, 1997 and 1996, there were 6,774,933 and 10,021,089 shares, respectively, available for future stock option, common stock and restricted stock awards under these plans.

NOTE 14
EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Company has a non-contributory defined benefit pension plan (the "Plan"), which provides benefits to eligible employees. Pension expense for the years ended 1997, 1996 and 1995 for the Plan included the following components:

====================================================================================================================================
                                                                                       1997                1996                1995
------------------------------------------------------------------------------------------------------------------------------------
Service cost for benefits earned during the period                                 $ 19,373            $ 19,191            $ 14,641
Interest cost on projected benefit obligation                                        23,576              20,225              17,024
Actual return on Plan assets                                                        (60,122)            (37,725)            (47,269)
Net amortization and deferral                                                        38,111              21,254              32,424
------------------------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                                          $ 20,938            $ 22,945            $ 16,820
====================================================================================================================================

The following table summarizes the funded status and the prepaid pension asset included in "Other assets" on the Company's Consolidated Statements of Financial Condition at December 31, 1997 and 1996:

====================================================================================================================================
                                                                                                       1997                    1996
------------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Vested                                                                                         $ 332,164               $ 273,085
   Non-vested                                                                                        35,422                   8,446
------------------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                                                      367,586                 281,531
Effect of projected future compensation levels                                                       26,997                  20,677
------------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                                                        394,583                 302,208
Plan assets at fair value                                                                           399,010                 311,171
------------------------------------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation                                                 4,427                   8,963
Unrecognized net assets existing at January 1, 1987
   being recognized over fifteen years                                                               (3,685)                 (4,525)
Unrecognized prior service cost                                                                       1,742                   3,780
Unrecognized net loss and actuarial experience                                                       87,070                  57,274
------------------------------------------------------------------------------------------------------------------------------------
Prepaid pension asset at year end                                                                 $  89,554               $  65,492
====================================================================================================================================

The projected benefit obligation for the Plan was determined for 1997 and 1996 using an assumed discount rate of 7% and 71/2%, respectively, and an assumed rate of compensation increase of 5%. The weighted-average assumed rate of return on Plan assets was 91/2% for 1997, 1996 and 1995.

      The Company's funding policy is to contribute to the Plan amounts that can be deducted for federal income tax purposes. The Company's contributions for the Plan years 1997, 1996 and 1995 were $25,000, $20,000 and $34,000, respectively.
Plan assets consist primarily of equity securities and U.S. government and agency obligations.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SAVINGS INVESTMENT PLAN

The PaineWebber Savings Investment Plan ("SIP") is a defined contribution (401(k)) plan for eligible employees of the Company. Under SIP, employee contributions are matched by the Company on a graduated scale, which is based in part on the Company's pre-tax earnings and the compensation of eligible employees. The provision for Company contributions for amounts contributed or to be contributed in cash to the SIP and invested in the PaineWebber Common Stock Fund amounted to approximately $13,000, $12,100 and $7,100 for the years ended December 31, 1997, 1996 and 1995, respectively.

OTHER BENEFIT PLANS

The Company also provides certain life insurance and health care benefits to employees. The costs of such benefits for the years ended December 31, 1997, 1996 and 1995 were $55,400, $55,700 and $55,600, respectively.

NOTE 15
INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For financial reporting purposes, net deferred tax assets are included in "Other assets" in the Consolidated Statements of Financial Condition. Deferred tax assets are reflected without reduction for a valuation allowance. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997, 1996 and 1995 were as follows:

====================================================================================================================================
                                                                                      1997                 1996                 1995
------------------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Employee benefits                                                                 $229,449             $141,929             $ 98,389
Accelerated income and deferred deductions                                          91,263               40,767               99,205
Acquired tax benefits                                                               46,000                   --                   --
Other                                                                               23,627               39,065               26,998
------------------------------------------------------------------------------------------------------------------------------------
   Total deferred tax assets                                                       390,339              221,761              224,592
------------------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES
Tax over book depreciation                                                          16,450               16,520               15,543
Accelerated deductions and deferred income                                          36,753               11,864               16,809
Safe harbor leases                                                                   5,282                4,976                5,567
Valuation of trading assets and investments                                         57,781               31,827                5,270
Other                                                                                3,581                6,016                3,711
------------------------------------------------------------------------------------------------------------------------------------
   Total deferred tax liabilities                                                  119,847               71,203               46,900
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  $270,492             $150,558             $177,692
====================================================================================================================================

The significant components of the provision for income taxes for the years ended December 31, 1997, 1996 and 1995 were as follows:

====================================================================================================================================
                                                                                       1997                1996                1995
------------------------------------------------------------------------------------------------------------------------------------
CURRENT
Federal                                                                           $ 235,349           $ 134,940           $  64,953
State                                                                                56,476              11,436              27,033
Foreign                                                                              10,735              21,139              20,719
------------------------------------------------------------------------------------------------------------------------------------
   Total current                                                                    302,560             167,515             112,705
------------------------------------------------------------------------------------------------------------------------------------
DEFERRED
Federal                                                                             (56,373)             11,978             (65,601)
State                                                                               (17,348)             23,984             (25,177)
Foreign                                                                                (213)             (8,828)                 --
------------------------------------------------------------------------------------------------------------------------------------
   Total deferred                                                                   (73,934)             27,134             (90,778)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  $ 228,626           $ 194,649           $  21,927
====================================================================================================================================

PAINEWEBBER 1997 ANNUAL REPORT

The reconciliation of income taxes, computed at the statutory federal rate, to the provision for income taxes recorded for the years ended December 31, 1997, 1996 and 1995, was as follows:

====================================================================================================================================
                                                                           1997                      1996                     1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                 Amount       %            Amount       %            Amount      %
------------------------------------------------------------------------------------------------------------------------------------
Tax at statutory federal rate                                 $ 235,587    35.0         $ 196,012    35.0         $  35,937   35.0
State and local income taxes,
    net of federal tax benefit                                   25,433     3.8            23,023     4.1             1,206    1.2
Foreign rate differential                                        (1,926)   (0.3)           (9,227)   (1.7)           (2,500)  (2.4)
Nontaxable dividends and interest                                (6,936)   (1.0)           (6,695)   (1.2)           (9,754)  (9.5)
Restricted stock dividends                                       (1,001)   (0.2)             (921)   (0.2)           (1,025)  (1.0)
Nondeductible expenses                                            3,251     0.5             2,514     0.4             2,779    2.7
Minority interest                                               (10,161)   (1.5)             (362)   (0.1)               --     --
Other, net                                                      (15,621)   (2.3)           (9,695)   (1.5)           (4,716)  (4.6)
------------------------------------------------------------------------------------------------------------------------------------
                                                              $ 228,626    34.0         $ 194,649    34.8         $  21,927   21.4
====================================================================================================================================

Income taxes paid for the years ended December 31, 1997, 1996 and 1995 were $278,553, $130,886 and $28,248, respectively.

      Undistributed earnings of the Company's foreign subsidiaries are considered to be permanently reinvested and, accordingly, no provision for U.S. income taxes is required on such earnings. As of December 31, 1997, such earnings were estimated to be $176,000. The estimated U.S. income taxes that would be payable upon the repatriation of such earnings are not material.

NOTE 16
GEOGRAPHIC DATA

The Company's business activities are highly integrated and constitute a single industry segment for purposes of SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." The table below presents information about the Company's operations by geographic area. Calculations are based on the location of the Company's individual legal entities. Due to the global nature of the financial markets and the integration of the Company's business activities, the Company believes that the amounts derived in this manner are not necessarily meaningful in understanding its business.

====================================================================================================================================
                                                                                            1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUES
   United States                                                                     $ 6,461,976       $ 5,516,443       $ 5,107,476
   Non-U.S.(1)                                                                           194,976           189,523           212,614
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     $ 6,656,952       $ 5,705,966       $ 5,320,090
====================================================================================================================================
NET REVENUES
   United States                                                                     $ 3,965,289       $ 3,576,442       $ 3,161,799
   Non-U.S.(1)                                                                           147,113           158,770           188,480
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     $ 4,112,402       $ 3,735,212       $ 3,350,279
====================================================================================================================================
INCOME BEFORE TAXES AND MINORITY INTEREST
   United States                                                                     $   647,268       $   526,422       $    58,498
   Non-U.S.(1)                                                                            25,839            33,611            44,179
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     $   673,107       $   560,033       $   102,677
====================================================================================================================================
NET INCOME
   United States                                                                     $   397,444       $   333,711       $    52,095
   Non-U.S.(1)                                                                            18,005            30,639            28,655
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     $   415,449       $   364,350       $    80,750
====================================================================================================================================
IDENTIFIABLE ASSETS
   United States                                                                     $46,610,462       $39,549,604       $36,575,206
   Non-U.S.(1)                                                                        10,454,571        12,963,896         9,096,088
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     $57,065,033       $52,513,500       $45,671,294
====================================================================================================================================

(1)   Predominantly the United Kingdom

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17
EARNINGS PER COMMON SHARE

The Company adopted SFAS No. 128, "Earnings Per Share," which was effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 requires the disclosure of basic and diluted earnings per share ("EPS") in the Consolidated Statements of Income. Basic EPS excludes the dilutive effects of options and convertible securities and is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects all potentially dilutive securities. All EPS amounts for all periods presented have been restated to conform to the SFAS No. 128 requirements.

Set forth below is the reconciliation of net income applicable to common shares and weighted-average common and common equivalent shares of the basic and diluted earnings per common share computations:

(In thousands of dollars except share and per share amounts)
------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                                   1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------------
NUMERATOR
Net income                                                                        $     415,449     $     364,350     $      80,750
   Preferred stock dividends                                                            (29,513)          (29,395)          (29,291)
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common
   shares for basic earnings per share                                                  385,936           334,955            51,459
------------------------------------------------------------------------------------------------------------------------------------
Effect of dilutive securities:
   Preferred stock dividends                                                              6,000             6,000                --
   Interest savings on convertible debentures                                             1,030             3,865             1,195
------------------------------------------------------------------------------------------------------------------------------------
                                                                                          7,030             9,865             1,195
Net income applicable to common
   shares for diluted earnings per share                                          $     392,966     $     344,820     $      52,654
====================================================================================================================================
DENOMINATOR
Weighted-average common shares for basic earnings per share                         135,943,063       131,547,207       138,045,626
Weighted-average effect of dilutive securities:
   Employee stock options and awards                                                  7,759,013         9,519,680         9,730,867
   Convertible debentures                                                             1,984,328         4,489,175         4,491,577
   6% Convertible Preferred Stock                                                     7,661,580         8,273,600                --
------------------------------------------------------------------------------------------------------------------------------------
Dilutive potential common shares                                                     17,404,921        22,282,455        14,222,444
Weighted-average common and common equivalent
   shares for diluted earnings per share                                            153,347,984       153,829,662       152,268,070
====================================================================================================================================
EARNINGS PER SHARE
Basic                                                                             $        2.84     $        2.55     $        0.37
Diluted                                                                           $        2.56     $        2.24     $        0.35
====================================================================================================================================

The 6% Convertible Preferred Stock was converted into 8,273,600 common shares on December 4, 1997. In 1995, the 6% Convertible Preferred Stock was outstanding but was not included in the computation of diluted earnings per share because inclusion would have had an anti-dilutive effect.

PAINEWEBBER 1997 ANNUAL REPORT

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF PAINE WEBBER GROUP INC.

We have audited the accompanying consolidated statements of financial condition of Paine Webber Group Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paine Webber Group Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

New York, New York
January 30, 1998

COMMON STOCK AND QUARTERLY INFORMATION(1)

COMMON STOCK DIVIDEND HISTORY

During 1997, Paine Webber Group Inc. continued its policy of paying quarterly common stock dividends. Dividends declared during the last twelve quarters were as follows:

====================================================================================================================================
Calendar Quarter                                                                4th             3rd             2nd             1st
------------------------------------------------------------------------------------------------------------------------------------
1997                                                                        $   .11         $   .10         $   .10         $   .10
1996                                                                            .08             .08             .08             .08
1995                                                                            .08             .08             .08             .08
------------------------------------------------------------------------------------------------------------------------------------

On February 5, 1998, Paine Webber Group Inc. declared a 1998 first quarter dividend of $0.11 per share. However, there is no assurance that dividends will continue to be paid in the future, since they are dependent upon income, financial condition and other factors, including the restrictions described in
Note 9 in the Notes to Consolidated Financial Statements.

MARKET FOR COMMON STOCK

The common stock of Paine Webber Group Inc. is listed on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange. The following table summarizes the high and low sales prices per share of the common stock as reported on the Composite Tape for the periods indicated:

====================================================================================================================================
                                                                                                      High              Low
------------------------------------------------------------------------------------------------------------------------------------
CALENDAR 1997
4th Quarter                                                                                         $37.38           $26.33
3rd Quarter                                                                                          32.67            23.50
2nd Quarter                                                                                          25.25            18.58
1st Quarter                                                                                          26.00            18.17
------------------------------------------------------------------------------------------------------------------------------------
CALENDAR 1996
4th Quarter                                                                                         $19.67           $14.00
3rd Quarter                                                                                          15.83            12.67
2nd Quarter                                                                                          15.83            13.25
1st Quarter                                                                                          14.83            11.92
------------------------------------------------------------------------------------------------------------------------------------

On February 13, 1998, the last reported sale price per share of Paine Webber Group Inc. common stock on the NYSE was $321/16. The approximate number of holders of record of Paine Webber Group Inc. common stock as of the close of business on February 13, 1998 was 6,425. Included as one holder of record is PaineWebber Incorporated, which holds securities beneficially owned by approximately 8,800 clients.

Quarterly Financial Information (unaudited)

                                                                           Income before                             Earnings per
(In thousands of dollars                     Total               Net           taxes and               Net           common share
except per share amounts)                 Revenues          Revenues   minority interest            Income          Basic/Diluted(2)
------------------------------------------------------------------------------------------------------------------------------------
CALENDAR 1997
4th Quarter                             $1,745,036       $ 1,069,685           $ 175,304         $ 108,708             $ .75/.68
3rd Quarter                              1,764,456         1,081,943             181,572           112,782               .78/.70
2nd Quarter                              1,619,769           975,940             151,327            93,124               .66/.58
1st Quarter                              1,527,691           984,834             164,904           100,835               .72/.62
------------------------------------------------------------------------------------------------------------------------------------
CALENDAR 1996
4th Quarter                             $1,469,528       $   939,968           $ 141,776         $  91,482             $ .65/.57
3rd Quarter                              1,375,248           882,986             123,315            80,155               .56/.49
2nd Quarter                              1,431,164           949,623             140,326            92,212               .65/.56
1st Quarter                              1,430,026           962,635             154,616           100,501               .70/.61
------------------------------------------------------------------------------------------------------------------------------------

The sum of the quarterly earnings per share amounts does not equal the annual amount reported, as per share amounts are computed independently for each quarter and the full year based on respective weighted-average common and common equivalent shares outstanding during each period.

(1) All share and per share data reflect a three-for-two common stock split, effective November 17, 1997.
(2) Earnings per share for 1997 and 1996 are restated as required to comply with SFAS No. 128.

PAINEWEBBER 1997 ANNUAL REPORT

FIVE-YEAR FINANCIAL SUMMARY
(In thousands of dollars except share and per share amounts)

Years Ended December 31,           1997                 1996                 1995(1)              1994(2)              1993
------------------------------------------------------------------------------------------------------------------------------------
                                 Amount       %       Amount       %       Amount       %       Amount       %       Amount       %
------------------------------------------------------------------------------------------------------------------------------------
REVENUES
COMMISSIONS
Listed securities
    and options             $   884,341    21.5  $   821,499    22.0  $   816,517    24.4  $   580,323    22.9  $   599,599    20.9
Mutual funds and
    insurance                   415,855    10.1      380,982    10.2      302,654     9.0      279,688    11.0      259,130     9.0
Over-the-counter
    securities and other        196,595     4.8      178,994     4.8      153,595     4.6      110,283     4.4      137,398     4.8
------------------------------------------------------------------------------------------------------------------------------------
                              1,496,791    36.4    1,381,475    37.0    1,272,766    38.0      970,294    38.3      996,127    34.7
------------------------------------------------------------------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS
Taxable fixed income            514,976    12.5      500,391    13.4      396,787    11.8       56,221     2.2      396,310    13.8
Equities                        408,969     9.9      379,446    10.2      377,650    11.3      324,178    12.8      272,539     9.5
Municipals                      131,703     3.2      143,778     3.8      139,764     4.2      139,039     5.5      110,595     3.8
------------------------------------------------------------------------------------------------------------------------------------
                              1,055,648    25.6    1,023,615    27.4      914,201    27.3      519,438    20.5      779,444    27.1
------------------------------------------------------------------------------------------------------------------------------------
ASSET MANAGEMENT                542,755    13.2      453,267    12.1      399,540    11.9      356,368    14.1      325,690    11.3
------------------------------------------------------------------------------------------------------------------------------------
INVESTMENT BANKING
Underwriting fees,
    management fees and
    selling concessions:
    Corporate securities        249,777     6.1      226,063     6.1      207,499     6.2      181,086     7.1      294,255    10.2
    Municipal
        obligations              76,964     1.9       53,914     1.4       43,578     1.3       39,641     1.6       68,876     2.4
Private placement
    and other fees              133,260     3.2      111,187     3.0       75,700     2.2       63,776     2.5       50,512     1.8
------------------------------------------------------------------------------------------------------------------------------------
                                460,001    11.2      391,164    10.5      326,777     9.7      284,503    11.2      413,643    14.4
------------------------------------------------------------------------------------------------------------------------------------
OTHER                           138,633     3.4      146,708     3.9      150,056     4.5      138,902     5.5      113,253     3.9
------------------------------------------------------------------------------------------------------------------------------------
INTEREST                      2,963,124    72.1    2,309,737    61.9    2,256,750    67.4    1,694,572    66.8    1,376,560    47.9
------------------------------------------------------------------------------------------------------------------------------------

TOTAL REVENUES                6,656,952   161.9    5,705,966   152.8    5,320,090   158.8    3,964,077   156.4    4,004,717   139.3
====================================================================================================================================
INTEREST EXPENSE              2,544,550   (61.9)   1,970,754   (52.8)   1,969,811   (58.8)   1,428,653   (56.4)   1,130,712   (39.3)
------------------------------------------------------------------------------------------------------------------------------------
NET REVENUES                $ 4,112,402   100.0  $ 3,735,212   100.0  $ 3,350,279   100.0  $ 2,535,424   100.0  $ 2,874,005   100.0
====================================================================================================================================

FIVE-YEAR FINANCIAL SUMMARY
(In thousands of dollars except share and per share amounts)

Years Ended December 31,                  1997                1996                1995(1)             1994(2)             1993
------------------------------------------------------------------------------------------------------------------------------------
                                        Amount     %        Amount     %        Amount     %        Amount     %        Amount     %
------------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST
EXPENSES
Compensation
     and benefits                  $ 2,420,296  58.9   $ 2,219,129  59.4   $ 2,004,585  59.8   $ 1,546,467  61.0   $ 1,628,889  56.7
Office and equipment                   275,532   6.7       267,006   7.1       266,291   7.9       225,375   8.9       211,880   7.4
Communications                         153,285   3.7       153,301   4.1       149,047   4.5       130,095   5.1       123,601   4.3
Business development                    82,099   2.0        75,981   2.0        90,752   2.7        85,430   3.4        93,962   3.3
Brokerage, clearing and
     exchange fees                      86,808   2.1        87,839   2.4        93,657   2.8        82,577   3.2        79,752   2.8
Professional services                  129,066   3.1       108,123   2.9       101,911   3.0        78,856   3.1        66,825   2.2
Other                                  292,209   7.1       263,800   7.1       541,359  16.2       342,239  13.5       261,520   9.1
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NON-INTEREST
EXPENSES                             3,439,295  83.6     3,175,179  85.0     3,247,602  96.9     2,491,039  98.2     2,466,429  85.8
------------------------------------------------------------------------------------------------------------------------------------
Income before
     taxes and
     minority interest                 673,107  16.4       560,033  15.0       102,677   3.1        44,385   1.8       407,576  14.2
Provision for
     income taxes                      228,626   5.6       194,649   5.2        21,927   0.7        12,754   0.5       161,393   5.6
------------------------------------------------------------------------------------------------------------------------------------
Income before
     minority interest                 444,481  10.8       365,384   9.8        80,750   2.4        31,631   1.3       246,183   8.6
Minority interest                       29,032   0.7         1,034   0.0            --   0.0            --   0.0            --   0.0
------------------------------------------------------------------------------------------------------------------------------------

NET INCOME                         $   415,449  10.1   $   364,350   9.8   $    80,750   2.4   $    31,631   1.3   $   246,183   8.6
====================================================================================================================================
EARNINGS PER
COMMON SHARE(3)(4)
Basic                              $      2.84         $      2.55         $      0.37         $      0.28         $      2.36
Diluted                            $      2.56         $      2.24         $      0.35         $      0.26         $      1.95
------------------------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE
COMMON SHARES(3)(4)
Basic                              135,943,063         131,547,207         138,045,626         107,539,530         102,802,768
Diluted                            153,347,984         153,829,662         152,268,070         123,955,127         129,852,698
DIVIDENDS DECLARED
PER SHARE:
Common stock(3)                    $       .41         $       .32         $       .32         $       .32         $       .25
Preferred stock:
     Redeemable
          Preferred Stock          $      9.00         $      9.00         $      9.00         $        --         $        --
     Convertible
          Preferred Stock          $      6.00         $      6.00         $      6.00         $        --         $        --
     $1.375 Preferred
          Stock                    $        --         $        --         $        --         $        --         $     1.241
     Participating
          Preferred Stock          $        --         $        --         $        --         $        --         $       .33
------------------------------------------------------------------------------------------------------------------------------------

(1) The 1995 results include after-tax charges of $146 million ($230 million before income taxes) related to the resolution of the issues arising from the Company's sale of public proprietary limited partnerships.
(2) The 1994 results include after-tax costs of $36 million ($50 million before income taxes) and $34 million ($57 million before income taxes) related to the purchase of certain net assets and specific businesses of Kidder, Peabody Group Inc. and a non-recurring mutual fund charge, respectively.
(3) All share and per share data have been restated to reflect three-for-two common stock splits in November 1997 and March 1994.
(4)   Amounts have been restated as required to comply with SFAS No. 128.