Form 10-K405, Exhibit 13
period 1998-12-31
PAINE WEBBER GROUP INC
filed 1999-03-31
CIK 75754

                                                                      Exhibit 13

MANAGEMENT'S DISCUSSION AND ANALYSIS

BUSINESS DESCRIPTION

Paine Webber Group Inc. ("PWG") is a holding company which, together with its operating subsidiaries (collectively, the "Company"), forms one of the largest full-service securities and commodities firms in the U.S. Founded in 1879, the Company employs approximately 17,800 people in 303 offices worldwide.

   The Company's principal line of business is to serve the investment and capital needs of individual and institutional clients through its broker-dealer subsidiary, PaineWebber Incorporated ("PWI"), and other specialized subsidiaries. The Company's business activities are divided along two operating segments: one which provides financial products and services to individual clients, and one which delivers similar products and services to institutional clients. These activities are conducted through interrelated business groups, which utilize common operational and administrative personnel and facilities. The Company holds memberships in the major securities and commodities exchanges in the United States, and makes a market in many securities traded on the National Association of Securities Dealers Automated Quotation system ("NASDAQ") or in other over-the-counter markets.

   The Private Client Group consists primarily of a domestic branch office system and consumer product groups through which PWI and certain other subsidiaries provide clients with financial services and products, including the purchase and sale of securities, option contracts, commodity and financial futures contracts, fixed income instruments, mutual funds, trusts, wrap-fee products, and selected insurance products. The Company may act as principal or agent in providing these services. Fees charged vary according to the size and complexity of a transaction, and the activity level of a client's account. Also part of the Private Client Group is the Municipal Securities Group, which structures, underwrites, sells and trades taxable and tax-exempt issues for municipal and public agency clients.

   The Asset Management group is comprised of Mitchell Hutchins Asset Management Inc., including Mitchell Hutchins Investment Advisory division, Mitchell Hutchins Institutional Investors Inc., Financial Counselors Inc. and NewCrest Advisors Inc. The Asset Management group provides investment advisory and portfolio management services to mutual funds, institutions, pension funds, endowment funds, individuals and trusts.

   The Transaction Services group includes the correspondent services, prime brokerage and securities lending businesses, as well as floor trading operations. Through Correspondent Services Corporation [csc], the Company provides execution and clearing services to correspondent broker-dealers to support transactions for their individual customers.

   Capital Markets is comprised of Research, Global Fixed Income and Commercial Real Estate, Global Equities and Investment Banking.

   The Research group provides investment advice to institutional and individual investors, and other business areas of the Company, covering approximately 800 companies in 50 industries.

   Through the Global Fixed Income and Global Equities groups, the Company places securities for, and executes trades on behalf of, institutional clients both domestically and internationally. To facilitate client transactions or for its own investment, the Company takes positions in fixed income securities, listed and over-the-counter equity securities and holds direct equity investments in partnerships and other entities that invest in fixed income securities, equity securities and other financial instruments.

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

   The Company's businesses operate in some of the nation's most highly regulated industries. Violations of applicable regulations can result in the revocation of broker-dealer or futures commission merchant licenses, the imposition of censures or fines, and the suspension or expulsion of a firm, its officers or employees. The Company's businesses are regulated by various agencies, including the Securities and Exchange Commission ("SEC"), the New York Stock Exchange ("NYSE"), the Commodity Futures Trading Commission ("CFTC"), the National Association of Securities Dealers, and the Securities and Futures Authority.

   The Company's principal business activities are, by their nature, affected by many factors, including general economic and financial conditions, the level and volatility of interest rates, currency and security valuations, competitive conditions, counterparty risk, trans-

PAINEWEBBER 1998 ANNUAL REPORT

actional volume, market liquidity and technological changes. As a result, revenues and profitability have been in the past, and are likely to continue to be, subject to fluctuations reflecting the impact of these factors.

   Certain statements included in this discussion and in other parts of this annual report include "forward-looking statements"that involve known and unknown risks and uncertainties including (without limitation) those mentioned above, the impact of current, pending and future legislation and regulation and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. The Company disclaims any obligation or undertaking to update publicly or revise any forward-looking statements.

GENERAL BUSINESS ENVIRONMENT

The business environment was generally favorable in 1998, but more volatile than in 1997. The domestic economic background was positive as the U.S. Real Gross Domestic Product increased 4.3%, and inflation, as measured by the Consumer Price Index, increased only 1.6%. The S&P 500 Index appreciated 27% in 1998, versus 31% in 1997, and the NASDAQ Composite Index rose 40% versus 22% in 1997. The yield on the thirty-year U.S. Treasury bond declined from 5.92% at the end of 1997 to 5.09% at the end of 1998.

   Many indicators of the securities industry's health were positive. Average daily volume increased 28% on the NYSE and 22% on NASDAQ. The value of U.S. mergers and acquisitions increased 78%. Total U.S. debt and equity offerings rose 39% to $1.82 trillion. On a less positive note, the net flow of capital into U.S. equity mutual funds in 1998 was $158.8 billion, down 30% from $227.1 billion in 1997, owing to weakness in the second half of the year.

   The equity markets were erratic in 1998, particularly during the third quarter. From its July peak to its October low, the value of the S&P 500 Index declined 19%. One reason for stock market volatility was that, despite solid economic growth in the U.S., corporate profits were below expectations. Profits were constrained by several factors, including weakness in most East Asian economies, the strong dollar, a sharp decline in oil prices, and weakness in the third quarter earnings of certain financial firms.

   The global bond market was also highly volatile in the second half of 1998, as a flight to quality caused the yield spread between U.S. Treasury securities and lower-rated issues to expand dramatically. The immediate cause of this flight to quality was the default of Russia on its external obligations. Investors also became concerned that portfolios of certain highly leveraged investors would have to be liquidated at disadvantageous prices, which would place further pressure on the prices of corporate issues. These concerns led to a decline in the liquidity of the global bond markets, creating the potential risk of a credit crunch that would damage economic growth.

   Partly to restore confidence in financial markets, the Federal Reserve eased monetary policy, with the Federal Funds rate declining from 5.50% to 4.75% between the end of September and mid-November. This easier monetary policy, plus accumulating evidence that U.S. economic growth continued to be solid, led to a recovery of financial markets during the fourth quarter of 1998.

RESULTS OF OPERATIONS

1998 Compared with 1997

Net income for the year ended December 31, 1998 was a record $433.6 million, a 4% increase over the previous record of $415.4 million earned during the year ended December 31, 1997. Earnings per common share were $2.91 per basic share ($2.72 per diluted share) compared to $2.84 per basic share ($2.56 per diluted share) for the prior year period. Revenues, net of interest expense, were a record $4,405.1 million for 1998, an increase of 7% from the previous record $4,112.4 million in 1997.

   Commission revenues earned during 1998 were a record $1,641.3 million. This was 10% higher than the previous record $1,496.8 million earned in 1997, reflecting increases in both individual and institutional businesses. Commissions on listed securities and options increased $108.5 million, or 12%, mutual fund and insurance commissions increased $22.7 million, or 5%, and commissions from over-the-counter securities and other commissions increased $13.3 million, or 7%.

   Revenues from principal transactions decreased $186.8 million, or 18% from the 1997 record of $1,055.6 million. The decline was principally due to the market volatility experienced during the second half of 1998. During 1998, trading revenues from equities and taxable fixed income declined 31.6% and 12.3% for the year, respectively, from the records established in the previous year, while results were relatively constant for municipal securities. For financial reporting purposes, principal transactions revenues include realized and unrealized gains and losses on trading positions, including hedges. In assessing the profitability of its trading activities, the Company views net interest and principal transactions revenues in the aggregate.

   Asset management fees increased 31% to a record $713.6 million, primarily due to higher revenues earned on managed accounts and proprietary mutual funds. Average assets in wrap and trust accounts during 1998 were 40% higher than during 1997. Average assets under management in money market, institutional and long-term mutual funds increased to $54 billion during 1998 compared to $47 billion in 1997. Contributing to the increase was the introduction of several new Mitchell Hutchins Asset Management funds including the Managed High Yield Fund and the LIR Select Fund.

Management's Discussion and Analysis

   Investment banking revenues were a record $531.0 million, 15% higher than the previous record $460.0 million earned during the prior year period, reflecting increases in private placement and other fees, and underwriting fees, management fees and selling concessions. Benefiting from the increased levels of activity industry-wide, the Company increased its volume of lead-managed and co-managed municipal issues, as well as increased mergers and acquisitions during the year.

   Net interest increased $89.7 million, or 21% to a record $508.2 million. Interest revenue was $3,352.7 million, 13% higher than the $2,963.1 million earned in the prior year period due to an increased level of trading positions and margin lending to clients during the year. Interest expense increased 12% to $2,844.5 million principally due to higher levels of securities sold under agreements to repurchase, securities loaned and short-term borrowings during the year.

   Compensation and benefit expenses for 1998 increased $181.1 million, or 7%, versus 1997. The number of employees increased by 1,140 or 7%, during 1998, reflecting an additional 702 Private Client Group financial advisors, as well as related financial advisor support personnel and technology support personnel. In addition, the Company's improved operating results for the year resulted in higher production-based compensation to Private Client Group financial advisors, and higher performance-based compensation. The ratio of compensation and benefits as a percentage of net revenues remained relatively constant at 59.1% in 1998 versus 58.9% in 1997.

   All other operating expenses increased $69.7 million, or 7%, from 1997. Office and equipment expenses increased $26.3 million, or 10%, due to an increase in office space and equipment necessary to support the additional headcount, as well as normal escalation charges. Business development expenses increased $21.2 million, or 26%, reflecting higher advertising and promotional expenditures, including the Company's new advertising campaign. Brokerage, clearing and exchange fees and other expenses also increased primarily due to increased levels of business. Offsetting these increases was a reduction in professional services reflecting lower consulting expenses. Communication expenses remained relatively flat compared to last year, reflecting the firm's ongoing cost containment efforts (such as the review of market data usage), which served to largely offset the effect of the increase in headcount. The ratio of other operating expenses as a percentage of net revenues remained relatively constant at 24.7% for 1998 versus 24.8% in 1997.

1997 Compared with 1996

Net income for the year ended December 31, 1997 was $415.4 million, a 14% increase over the $364.4 million earned during the year ended December 31, 1996. Earnings per common share were $2.84 per basic share ($2.56 per diluted share) compared to $2.55 per basic share ($2.24 per diluted share) for the prior year period. Revenues, net of interest expense, were $4,112.4 million for 1997, an increase of 10% from the $3,735.2 million in 1996.

   Commission revenues earned during 1997 were $1,496.8 million, an increase of 8% from the $1,381.5 million earned in the prior year. Commissions on listed securities and options increased $62.8 million, or 8%, mutual fund and insurance commissions increased $34.9 million, or 9%, and commissions from over-the-counter securities and other commissions increased $17.6 million, or 10%, reflecting higher levels of investor activity.

   Revenues from principal transactions set a new record, increasing $32.0 million, or 3% from 1996. The increase from the prior year reflected overall improved trading results in both equity and taxable fixed income trading activities, partially offset by lower results in municipal securities. These increases reflected the favorable market environment and increased customer demand.

   Asset management fees increased 20% to $542.8 million, primarily due to higher fees earned on managed or wrap accounts and trust accounts. Average assets in wrap and trust accounts during 1997 were 42% higher than during 1996. The increase also reflected higher advisory fees earned on money market accounts and closed-end mutual funds. The average assets under management in money market, institutional and long-term mutual funds were approximately $47 billion during 1997 compared to $45 billion in 1996.

   Investment banking revenues were $460.0 million, 18% higher than the $391.2 million earned during the prior year period, reflecting increases in private placement and other fees, and underwriting fees, management fees and selling concessions on increased volume of lead-managed and co-managed municipal issues and in the commercial real estate business.

   Net interest increased $79.6 million, or 23% to $418.6 million. Interest revenue was $2,963.1 million, 28% higher than the $2,309.7 million earned in the prior year period, reflecting an increased level of securities purchased under agreements to resell and securities borrowed, and increased margin lending to clients. Interest expense increased 29% to $2,544.6 million due principally to higher levels of securities sold under agreements to repurchase and securities loaned.

PAINEWEBBER 1998 ANNUAL REPORT


   Compensation and benefit expenses for 1997 increased $201.2 million, or 9%, versus 1996. The number of employees increased by 730, or 5%, during 1997, principally due to an expansion in Private Client Group financial advisors, selective hirings in Capital Markets and technology personnel working on the millennium and other technology initiatives. In addition, the Company's aforementioned improved 1997 operating results resulted in higher production-based compensation to Private Client Group financial advisors, and higher performance-based compensation. The ratio of compensation and benefits as a percentage of net revenues declined to 58.9% in 1997 versus 59.4% in 1996, as growth in net revenues exceeded the growth in these expenses.

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

   In December 1997, the Company, along with 29 other NASDAQ market-makers, entered into an agreement to settle the class actions in In Re NASDAQ Market-Makers Antitrust Litigation. The Company's contribution to the settlement was approximately $50 million. In anticipation of the settlement, the Company had set aside sufficient legal reserves and at December 31, 1997 was fully reserved for its portion of the settlement.

Income Taxes

The effective income tax rates for the years ended December 31, 1998, 1997 and 1996, were comparable at 34.9%, 34.0% and 34.8%, respectively.

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

   The Company's total assets at December 31, 1998 were $54.2 billion compared to $57.1 billion at December 31, 1997. The decline is primarily attributable to a $7.3 billion reduction in securities purchased under agreements to resell partially offset by a $4.1 billion increase in trading assets, including $1.2 billion related to securities received as collateral under the Statement of Financial Accounting Standards ("SFAS") No. 125 guidance. The majority of the Company's assets are financed by daily operations such as securities sold under agreements to repurchase, free credit balances in client accounts and securities lending activity. The Company regularly reviews its mix of assets and liabilities to maximize self-funding. Additional financing sources are available through bank loans and commercial paper, committed and uncommitted lines of credit, and long-term borrowings.

   The Company maintains committed and uncommitted credit facilities from a diverse group of banks. The Company has a $1.2 billion unsecured revolving credit agreement which extends through November 1999, with provisions for renewal through 2001. Certain of the Company's subsidiaries also have a secured revolving credit facility to provide up to an aggregate of $750.0 million through August 1999, with provisions for renewal through August 2000. The secured borrowings under this facility can be collateralized using a variety of securities. The facilities are available for general corporate purposes. At December 31, 1998, there were no outstanding borrowings under either facility. Additionally, the Company had more than $5.2 billion in uncommitted lines of credit at December 31, 1998.

   The Company maintains public shelf registration statements with the SEC for the issuance of debt securities of the Company and for the issuance of preferred securities of PWG Capital Trusts III and IV ("Preferred Trust Securities"), business trusts formed under Delaware law which are wholly owned subsidiaries of the Company. At December 31, 1998, the Company had $2,868.1 million in debt securities available for issuance under a shelf registration statement and $106.2 million in Preferred Trust Securities and debt securities of the Company available for issuance under another registration statement. In February 1999, an additional $600.0 million of preferred securities of PWG Capital Trusts III, IV and V and debt securities of the Company were available for issuance. (For further discussion on the Preferred Trust Securities, see Note 5 in the Company's Notes to Consolidated Financial Statements.)

Management's Discussion and Analysis


   Long-term borrowings at December 31, 1998 grew to $4,255.8 million from $3,398.0 million at December 31, 1997. This increase reflects the issuances of $250.0 million of 6.55% Notes in April 1998, $340.0 million of 6.45% Notes in December 1998 and $559.5 million of Medium-Term Notes offset by the maturities of $200.0 million of 6.25% Notes in June 1998 and $96.3 million of Medium-Term Notes. At December 31, 1998, $439.5 million of long-term borrowings had maturity dates in 1999.

   The weighted-average maturity on all outstanding long-term borrowings, Preferred Trust Securities, and Redeemable Preferred Stock at December 31, 1998 and 1997 was 8.8 years and 9.6 years, respectively.

Capital Resources and Capital Adequacy

The Company's businesses are capital intensive. In addition to a funding policy that provides for diversification of funding sources and maximization of liquidity, the Company maintains a strong capital base.

   The Company's total capital base, which includes long-term borrowings, preferred securities and stockholders' equity, grew to a record $7.3 billion at December 31, 1998, an increase of $1.4 billion from the prior year. The growth in total capital is due to the net increase in long-term borrowings of $857.8 million and a net increase in stockholders' equity of $508.0 million.

   During 1998, the Company issued a net 6,765,814 shares of its common stock related to employee compensation programs. Issuances and tax credits related to these programs had the effect of increasing equity capital by $204.6 million. Partially offsetting these net issuances was the repurchase of 2,133,070 shares of common stock at an aggregate cost of $67.6 million. During 1998, the Company's Board of Directors authorized for repurchase, in the open market or otherwise, an additional 15,000,000 shares of its common stock. At December 31, 1998, the remaining number of shares of common stock authorized to be repurchased by the Company's Board of Directors under the common stock repurchase program was 25,946,026.

   The Board of Directors declared quarterly cash dividends of $0.11 per share on the Company's common stock during 1998. On February 4, 1999, the Board of Directors declared a 1999 first quarter dividend of $0.11 per share payable on April 1, 1999. Dividends were also declared during the year on preferred stock.

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

Merchant Banking and Highly Leveraged Transactions

In connection with its merchant banking, commercial real estate, and asset finance activities, the Company has provided financing and made investments in companies, some of which are involved in highly leveraged transactions. Positions taken or commitments made by the Company may involve credit or market risk from any one issuer or industry.

   At December 31, 1998, the Company had investments in merchant banking transactions which were affected by liquidity, reorganization or restructuring issues amounting to $19.4 million, net of reserves, compared to $31.9 million, net of reserves, at December 31, 1997. These investments have not had a material effect on the Company's results of operations.

   The Company's activities include underwriting and market-making transactions in high-yield corporate debt and non-investment-grade mortgage-backed securities, and emerging market securities (collectively, "high-yield securities"). These securities generally involve greater risks than investment-grade corporate debt securities because these issuers usually have high levels of indebtedness and lower credit ratings and are, therefore, more vulnerable to general economic conditions. At December 31, 1998, the Company held $395.8 million of high-yield securities, with approximately 30% of such securities attributable to four issuers. The Company continually monitors its risk positions associated with high-yield securities and establishes limits with respect to overall market exposure, industry group and individual issuer. The Company accounts for these positions at fair value, with unrealized gains and losses reflected in "Principal transactions" revenues. These high-yield securities have not had a material effect on the Company's results of operations.

CASH FLOWS

The Company's cash and cash equivalents at December 31, 1998 totaled $228.4 million, down $5.4 million from year-end 1997. Cash used for operating activities was $324.9 million in 1998 primarily to fund the increase in net trading assets at December 31, 1998. Cash used for investing activities in 1998 was $181.4 million principally reflecting capital expenditures on the Company's new broker workstations, Private Client Group branch office expansions and renovations, and corporate office renovations including the new fixed income trading floor and new data center. Cash provided by financing activities was $500.9 million in 1998 primarily due to increased long-term borrowings.

   Cash and cash equivalents at December 31, 1997 totaled $233.8 million, down $150.1 million from year-end 1996. Cash used for operating and investing activities was $778.8 million and $90.9 million, respectively and cash provided by financing activities was $719.7 million.

PAINEWEBBER 1998 ANNUAL REPORT

   Cash and cash equivalents at December 31, 1996 totaled $383.9 million, up $161.4 million from year-end 1995. Cash used for operating activities was $529.3 million and cash provided by investing and financing activities was $66.6 million and $624.1 million, respectively.

DERIVATIVE FINANCIAL INSTRUMENTS

A derivative financial instrument is a contractual agreement between counterparties that derives its value from changes in the value of some underlying asset such as the price of another security, interest rates, currency exchange rates, specified rates (e.g. LIBOR) or indices (e.g. S&P 500), or other value referenced in the contract. Derivatives such as futures, certain options contracts and structured products (e.g. indexed warrants) are traded on exchanges, while derivatives such as forward contracts, certain options contracts, interest rate swaps, caps and floors, and other structured products are renegotiated in over-the-counter markets.

   In the normal course of business, the Company engages in a variety of derivative transactions in connection with its proprietary trading activities and asset and liability management, as well as on behalf of its clients. As a dealer, the Company regularly makes a market in and trades a variety of securities. The Company is also engaged in creating structured products that are sold to clients. In connection with these activities, the Company attempts to reduce its exposure to market risk by entering into offsetting hedging transactions, which may include derivative financial instruments. The Company also enters into interest rate swap contracts to manage the interest rate characteristics of its assets and liabilities.

   The notional amount of a derivative contract is used to measure the volume of activity and is not reflected on the Consolidated Statements of Financial Condition. The Company had off-balance-sheet derivative contracts outstanding with gross notional amounts of $84.6 billion and $61.1 billion at December 31, 1998 and 1997, respectively. These amounts included $64.3 billion and $42.3 billion, respectively, related to "to be announced" mortgage-backed securities requiring forward settlement. Also included in these amounts were $3.1 billion and $2.7 billion notional amounts of interest rate swap agreements used to change the interest rate characteristics of the Company's fixed rate debt at December 31, 1998 and 1997, respectively. (For further discussion on the Company's derivative financial instruments, see Notes 1, 4 and 8 in the Company's Notes to Consolidated Financial Statements.)

   The Company records any unrealized gains and losses on its derivative contracts used in a trading capacity by marking-to-market the contracts on a daily basis. The unrealized gain or loss is recorded on the Consolidated Statements of Financial Condition with the related profit or loss reflected in "Principal transactions" revenues. The Company accrues interest income and expense on interest rate swap agreements used to change the interest rate characteristics of the Company's fixed rate debt. These interest rate swap agreements had the effect of reducing net interest expense on the Company's fixed rate debt by $15.6 million, $11.0 million and $7.9 million for the years ended December 31, 1998, 1997 and 1996, respectively. The Company had no deferred gains or losses recorded at December 31, 1998 and 1997 related to terminated swap agreements on the Company's long-term borrowings.

   The fair value of an exchange-traded derivative financial instrument is determined by quoted market prices, while over-the-counter derivatives are valued based upon pricing models which consider time value and volatility, as well as other economic factors. The fair values of the Company's derivative financial instruments held for trading purposes at December 31, 1998 were $191.4 million and $217.8 million of assets and liabilities, respectively, and are reflected on the Consolidated Statements of Financial Condition. The fair values of these instruments at December 31, 1997 were $182.4 million and $178.2 million of assets and liabilities, respectively.

   The Company's exposure to market risk relates to changes in interest rates, equity prices, foreign currency exchange rates or the market values of the assets underlying the financial instruments. The Company's exposure to credit risk at any point is represented by the fair value or replacement cost on contracts in which the Company has recorded an unrealized gain. At December 31, 1998 and 1997, the fair values amounted to $191.4 million and $182.4 million, respectively. The risks inherent in derivative financial instruments are managed consistent with the Company's overall risk management policies. (See Risk Management section below.)

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

Management's Discussion and Analysis


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

   The Company actively monitors its market risk profile through a variety of control procedures including market risk modeling, review of trading positions and hedging strategies, and monitoring adherence to established limits. Each department's trading positions, exposures, profits and losses, and trading strategies are reviewed by the senior management of each business group. Independent of the trading departments is a risk management group. The Company's risk management group reviews the Company's risk profile and adherence to established trading limits, and aids in the development of risk management policies. In addition, the Company has in place committees and management controls to review inventory positions, other asset accounts and asset agings on a regular basis.

   Trading position and exposure limits are established by the Asset/Liability Management Committee, which meets regularly and is comprised of senior corporate and business group managers.

   The following is a discussion of the Company's primary market risk exposures at December 31, 1998 and 1997 and how those exposures are managed:

Interest Rate Risk

   In connection with the Company's dealer activities, the Company is exposed to interest rate risk due to changes in the level or volatility of interest rates, changes in the yield curve, mortgage prepayments and credit spreads. The Company attempts to mitigate its exposure to interest rate risk by entering into hedging transactions such as U.S. government and Eurodollar forward and futures contracts, options, and interest rate swap and cap agreements. The Company also issues fixed rate instruments in connection with its nontrading activities, which expose the Company to interest rate risk. The Company enters into interest rate swap agreements that are designed to mitigate its exposure by effectively converting its fixed rate liabilities into floating rate liabilities.

Equity Price Risk

In connection with the Company's dealer activities, the Company buys and sells equity and equity derivative instruments. The Company is exposed to equity price risk due to changes in the level or volatility of equity prices. The Company attempts to mitigate its exposure to equity price risk by entering into hedging transactions including equity option agreements.

Sensitivity Analysis

For purposes of the SEC disclosure requirements, the Company has elected to use a sensitivity approach to express the potential loss in future earnings of its financial instruments. In preparing the analysis, the Company has combined both derivative and non-derivative financial instruments held for trading purposes with those held for purposes other than trading because the amounts were not material.

   The sensitivity calculation employed to analyze interest rate risk on its fixed income financial instruments was based on a proprietary methodology which converted substantially all the Company's interest rate sensitive financial instruments at December 31, 1998 and 1997, into a uniform benchmark (a ten-year U.S. Treasury note equivalent), and evaluated the impact assuming a 13 basis point and a 10 basis point change to the ten-year U.S. Treasury note at December 31, 1998 and 1997, respectively. The hypothetical basis point change was derived from a proprietary model which uses a one-day interval and a 95% confidence level, and was based on historical data over a one-year period. This analysis does not consider other factors that may influence these results, such as credit spread risk, prepayment risk on mortgage-backed securities, or changes in the shape of the yield curve. The sensitivity calculation employed to analyze equity price risk on its equity financial instruments was based on a 2% move in the Dow Jones Industrial Average at December 31, 1998 and 1997, respectively, using a one-day interval and a 95% confidence level, and was based on historical data over a one-year period. Based upon the aforementioned methodologies, the Company's potential daily loss in future earnings at December 31, 1998 was approximately $9 million and $0.1 million for interest rate risk and equity price risk, respectively, and the Company's potential daily loss in future earnings at December 31, 1997 was approximately $4 million and $0.5 million for interest rate risk and equity price risk, respectively.

PAINEWEBBER 1998 ANNUAL REPORT


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

Legal Risk

Legal risk focuses on the Company's non-compliance with legal and regulatory requirements, and counterparty non-performance based upon non-credit related conditions, such as legal authority or capacity. As a securities broker-dealer, the Company is subject to regulations which cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, recordkeeping, and the conduct of directors, officers and employees. The Company has established procedures in accordance with legal and regulatory requirements that are designed to reasonably ensure compliance in these matters. The Company has also established procedures reasonably designed to mitigate counterparty non-performance including adequacy of legal documentation and consideration of counterparty legal authority and capacity.

Operating Risk

Operating risk focuses on the Company's ability to accumulate, process and communicate information necessary to conduct its daily operations. Deficiencies in technology, financial systems and controls, and losses attributable to operational problems all pose potential operating risks. In order to mitigate these risks, the Company has established and maintains an effective internal control environment that incorporates various control mechanisms throughout the organization and involves various independent oversight groups.

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

   The Company is now executing a comprehensive plan in an attempt to achieve Year 2000 compliance. The plan consists of tens of thousands of component tasks organized into five phases: Awareness, Inventory/Assessment, Remediation, Implementation and Testing.

   The Company has completed the Awareness and Inventory/Assessment phases, covering both information technology ("IT") hardware and software, and other non-IT assets. The Inventory/Assessment phase involved more than 3,800 types of assets grouped into the following eight broad classes: Business Relationships, Systems (Software), External Interfaces, Hardware (including mainframe, distributed and desktop hardware), Market Data Services, Office Equipment, Facilities and Telecommunications.

   The Remediation and Implementation phases of the Company's plan specify a strategy for each asset type and assign remediation tasks to either third party resources, Company personnel or in some cases, original manufacturers. Certain assets may be replaced or retired. Remediation of the Company's application software is complete and all changes have been implemented. Remediation of Hardware, Office Equipment and Facilities assets, including desktop computers and servers, and implementation of necessary changes is substantially complete and will be completed in the second quarter of 1999.

   The remaining asset categories -- Business Relationships, External Interfaces, Market Data Services and Telecommunications -- are part of an extensive network of business partners and external providers of products and services that include the major securities and commodities exchanges, self-regulatory organizations, industry clearing and depository institutions, other broker-dealers, commercial banks with which the Company has multiple-user business relationships, and hardware and software technology providers. The Company has inquired whether they have made the necessary efforts to meet their own Year 2000 objectives and has received oral and written responses. The Company's assessment of these responses is in progress. For crucial relationships, the Company's procedures may include joint testing of systems and site visits.

   The Testing phase of the plan is substantially complete and all Company developed software has been returned to production in preparation for integrated, system-wide internal testing scheduled

Management's Discussion and Analysis


to be completed in the second quarter of 1999. Testing of external interfaces will be completed in the second quarter of 1999, and will include additional securities industry-wide testing scheduled for March 1999.

   Nearly every aspect of the Company's business depends on the accurate processing of date-related information. As a result, failure by the Company or one or more of its third-party relationships to successfully remediate systems for Year 2000 issues poses the risk of material disruption to operations and material financial loss. A failure on the part of the Company to identify and implement solutions to all Year 2000 issues could result in systems failures or outages, inaccuracies in processing trades or other transactions affecting customer or proprietary accounts, an inability to reconcile to and settle with counterparties and other business disruptions. In addition, third parties with whom the Company has a relationship could fail in some element of their Year 2000 efforts. The Company's operations are highly dependent on the services of the securities and commodities exchanges, depositories, certain banking relationships, electric utilities and telecommunications networks, and a failure by one of these institutions could disrupt the operations of the Company as well as the securities and commodities industries as a whole. The scope of the Company's relationship with individual customers, broker-dealer counterparties and vendors varies widely as does the resulting risk should any one of them fail to achieve Year 2000 compliance. The Company has ongoing communications with important third party relationships regarding third party Year 2000 risks. The success of such third parties achieving Year 2000 compliance can not be adequately gauged at this time.

   The Company is in the process of developing contingency plans to be executed should a Year 2000 failure affect the Company's own operations or those of a significant third party. The contingency planning effort is scheduled to be completed by the end of the second quarter of 1999. There can be no assurance that alternative arrangements will be identified for all material risks or contingencies, or that these contingency plans will be effective.

   The Company estimates the incremental cost of achieving Year 2000 compliance to be approximately $65 million, of which approximately $46 million has been incurred through December 31, 1998. Costs relating to the Year 2000 conversion are expensed as incurred. The estimated cost to resolve the Year 2000 issue and the timing of achieving compliance are management's best estimates based on current assessments of the scope of efforts required, the availability and cost of trained personnel and of third party resources. Factors that could cause actual results to differ materially from management estimates of future costs and timing of remediation include, but are not limited to: the successful identification of Company system-wide two-digit year codes; the adequacy of labor rate and consulting fee estimates; the success of suppliers and counterparties in achieving Year 2000 compliance or delivering compliant products to the Company; and the success of securities and commodities exchanges, self-regulatory organizations, industry clearing and depository institutions, other broker-dealers, and commercial banks in achieving Year 2000 compliance. There can be no guarantee that future results will not differ materially from the plan, resulting in changes to actual costs incurred and the timing of compliance.

INFLATION

Because the Company's assets are to a large extent liquid in nature, they are not significantly affected by inflation. However, inflation may result in increases in the Company's expenses that may not be readily recoverable in the price of services offered. To the extent inflation results in rising interest rates and has other negative effects upon the securities markets, it may adversely affect the Company's financial condition and results of operations.

SEGMENT INFORMATION

The Company offers a wide range of highly integrated products and services, primarily those of a full-service securities broker-dealer, to both its individual and institutional clients, which are considered separate reporting segments for purposes of SFAS No. 131,"Disclosures about Segments of an Enterprise and Related Information." For information on segment reporting and geographic data, see Note 15 in the Company's Notes to Consolidated Financial Statements.

NEW ACCOUNTING PRONOUNCEMENTS

See Note 1 in the Company's Notes to Consolidated Financial Statements for a discussion of new accounting pronouncements.

CONSOLIDATED STATEMENTS OF INCOME
(In thousands of dollars except per share amounts)


Years Ended December 31,                               1998            1997             1996
----------------------------------------------------------------------------------------------
REVENUES
Commissions                                         $1,641,283      $1,496,791      $1,381,475
Principal transactions                                 868,807       1,055,648       1,023,615
Asset management                                       713,570         542,755         453,267
Investment banking                                     530,972         460,001         391,164
Interest                                             3,352,708       2,963,124       2,309,737
Other                                                  142,242         138,633         146,708
                                                    ------------------------------------------
   Total revenues                                    7,249,582       6,656,952       5,705,966
Interest expense                                     2,844,468       2,544,550       1,970,754
                                                    ------------------------------------------
   Net revenues                                      4,405,114       4,112,402       3,735,212
                                                    ------------------------------------------
NON-INTEREST EXPENSES
Compensation and benefits                            2,601,364       2,420,296       2,219,129
Office and equipment                                   301,845         275,532         267,006
Communications                                         154,272         153,285         153,301
Business development                                   103,287          82,099          75,981
Brokerage, clearing and exchange fees                   97,430          86,808          87,839
Professional services                                  123,265         129,066         108,123
Other                                                  308,644         292,209         263,800
                                                    ------------------------------------------
   Total non-interest expenses                       3,690,107       3,439,295       3,175,179
                                                    ------------------------------------------
Income before taxes and minority interest              715,007         673,107         560,033
Provision for income taxes                             249,208         228,626         194,649
                                                    ------------------------------------------
Income before minority interest                        465,799         444,481         365,384
Minority interest                                       32,244          29,032           1,034
                                                    ------------------------------------------
Net income                                          $  433,555      $  415,449      $  364,350
==============================================================================================
Net income applicable to common shares              $  409,908      $  385,936      $  334,955
==============================================================================================
EARNINGS PER COMMON SHARE
Basic                                               $     2.91      $     2.84      $     2.55
Diluted                                             $     2.72      $     2.56      $     2.24
==============================================================================================

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands of dollars except share and per share amounts)

December 31,                                                                               1998               1997
====================================================================================================================
ASSETS
Cash and cash equivalents                                                            $    228,359       $    233,787
Cash and securities segregated and on deposit for federal and other regulations           631,272            569,138
Trading assets                                                                         19,299,869         16,373,792
Securities received as collateral                                                       1,189,331               --
                                                                                     -------------------------------
Total trading assets, at fair value                                                    20,489,200         16,373,792
Securities purchased under agreements to resell                                        14,217,062         21,562,739
Securities borrowed                                                                     8,717,476          9,573,187
Receivables:
   Clients, net of allowance for doubtful accounts of $20,496 and $21,315
      in 1998 and 1997, respectively                                                    6,667,055          5,668,653
   Brokers and dealers                                                                    634,825            494,855
   Dividends and interest                                                                 306,998            337,409
   Fees and other                                                                         267,741            403,575
Office equipment and leasehold improvements, net of accumulated depreciation
   and amortization of $431,460 and $400,346 in 1998 and 1997, respectively               434,895            334,401
Other assets                                                                            1,581,038          1,513,497
                                                                                     -------------------------------
                                                                                     $ 54,175,921       $ 57,065,033
====================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                                                                $  1,417,783       $  1,666,216
Trading liabilities, at fair value                                                      5,177,099          7,102,144
Securities sold under agreements to repurchase                                         23,948,872         29,628,902
Securities loaned                                                                       4,969,638          4,733,961
Obligation to return securities received as collateral                                  1,189,331               --
Payables:
   Clients                                                                              6,691,316          5,052,516
   Brokers and dealers                                                                    533,621            268,050
   Dividends and interest                                                                 294,431            343,391
   Other liabilities and accrued expenses                                               1,642,682          1,476,260
Accrued compensation and benefits                                                       1,032,838            882,251
Long-term borrowings                                                                    4,255,802          3,397,961
                                                                                     -------------------------------
                                                                                       51,153,413         54,551,652
Commitments and contingencies
Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary
   Trusts holding solely Company Guaranteed Related Subordinated Debt                     393,750            393,750
Redeemable Preferred Stock                                                                189,815            188,668
Stockholders' equity:
   Common stock, $1 par value, 400,000,000 shares authorized; issued
      191,047,151 shares and 188,458,083 shares in 1998 and 1997, respectively            191,047            188,458
   Additional paid-in capital                                                           1,525,938          1,405,329
   Retained earnings                                                                    1,689,386          1,340,966
   Treasury stock, at cost; 45,527,707 shares and 48,557,788 shares in
      1998 and 1997, respectively                                                        (962,792)          (998,300)
   Accumulated other comprehensive income                                                  (4,636)            (5,490)
                                                                                     -------------------------------
                                                                                        2,438,943          1,930,963
                                                                                     -------------------------------
                                                                                     $ 54,175,921       $ 57,065,033
====================================================================================================================

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands of dollars except share and per share amounts)

                                                                                              6% Cumulative
                                                                                               Convertible
                                                                                                Redeemable         Common
                                                                                              Preferred Stock      Stock
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                                                      $100,000         $156,738
===========================================================================================================================
 Net income
 Foreign currency translation
Total comprehensive income, year ended December 31, 1996
Dividends declared:
 Commonstock, $.32 per share
 Redeemable Preferred Stock, $9.00 per share
 Convertible Preferred Stock, $6.00 per share
Exercises of stock options                                                                                            2,116
Restricted stock awards                                                                                               3,683
Conversion of debentures
Tax benefit relating to employee compensation programs
Other
Repurchases of common stock
                                                                                                  -------------------------
Balance at December 31, 1996                                                                      $100,000         $162,537
===========================================================================================================================
 Net income
 Foreign currency translation
Total comprehensive income, year ended December 31, 1997
Dividends declared:
 Common stock, $.41 per share
 Redeemable Preferred Stock, $9.00 per share
 Convertible Preferred Stock, $6.00 per share
Exercises of stock options                                                                                            3,528
Restricted stock awards                                                                                                (857)
Conversion of Convertible Preferred Stock                                                         (100,000)
Conversion of debentures
Tax benefit relating to employee compensation programs
Other
Repurchases of common stock:
 Kidder-related repurchase                                                                                           23,250
 Other
                                                                                                  -------------------------
Balance at December 31, 1997                                                                          --           $188,458
===========================================================================================================================
 Net income
 Foreign currency translation
Total comprehensive income, year ended December 31, 1998
Dividends declared:
 Common stock, $.44 per share
 Redeemable Preferred Stock, $9.00 per share
Exercises of stock options                                                                                            2,954
Restricted stock awards                                                                                                (368)
Conversion of debentures
Tax benefit relating to employee compensation programs
Other                                                                                                                     3
Repurchases of common stock
                                                                                                  -------------------------
BALANCE AT DECEMBER 31, 1998                                                                           --          $191,047
===========================================================================================================================

See Notes to Consolidated Financial Statements.


                                                                     Accumulated
              Additional                                               Other            Total             Number of Shares
                 Paid-in          Retained         Treasury         Comprehensive    Stockholders'     Common         Treasury
                 Capital          Earnings            Stock            Income           Equity         Stock            Stock
----------------------------------------------------------------------------------------------------------------------------------
               $ 724,215        $  719,325         $(151,616)         $ 3,626        $1,552,288      156,738,137      (11,126,767)
==================================================================================================================================
                                   364,350                                             364,350
                                                                       (5,494)          (5,494)
                                                                                     ---------
                                                                                       358,856

                                   (44,832)                                            (44,832)
                                   (22,500)                                            (22,500)
                                    (6,000)                                             (6,000)
                     726                             32,699                             35,541         2,116,227        2,386,165
                  56,262                                                                59,945         3,682,903
                 (10,214)                            24,776                             14,562                          1,811,025
                  21,226                                                                21,226
                                      (895)                                               (895)
                                                   (237,766)                          (237,766)                       (16,119,774)
----------------------------------------------------------------------------------------------------------------------------------
               $ 792,215        $1,009,448         $(331,907)         $(1,868)       $1,730,425      162,537,267      (23,049,351)
==================================================================================================================================
                                   415,449                                             415,449
                                                                       (3,622)          (3,622)
                                                                                     ---------
                                                                                       411,827

                                   (54,418)                                            (54,418)
                                   (22,500)                                            (22,500)
                                    (6,000)                                             (6,000)
                  14,164                                                                17,692         3,528,030
                  83,599                              5,061                             87,803          (857,214)         271,716
                 (69,443)                           169,443                                --                           8,273,600
                 (14,633)                            34,721                             20,088                          2,224,209
                  58,738                                                                58,738
                  (1,811)           (1,013)            (400)                            (3,224)                          (312,485)

                 542,500                           (784,750)                          (219,000)       23,250,000      (32,250,000)
                                                    (90,468)                           (90,468)                        (3,715,477)
----------------------------------------------------------------------------------------------------------------------------------
               $1,405,329       $1,340,966         $(998,300)         $(5,490)       $1,930,963      188,458,083      (48,557,788)
==================================================================================================================================
                                   433,555                                             433,555
                                                                          854              854
                                                                                     ---------
                                                                                       434,409

                                   (61,488)                                            (61,488)
                                   (22,500)                                            (22,500)
                  27,999                                                                30,953         2,953,503
                  31,800                             57,534                             88,966          (367,921)       2,725,525
                 (15,757)                            30,061                             14,304                          1,454,707
                  70,425                                                                70,425
                   6,142            (1,147)          15,526                             20,524             3,486          982,919
                                                    (67,613)                           (67,613)                        (2,133,070)
----------------------------------------------------------------------------------------------------------------------------------
               $1,525,938       $1,689,386         $(962,792)         $(4,636)       $2,438,943      191,047,151      (45,527,707)
==================================================================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)


Years Ended December 31,                                       1998              1997             1996
=========================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                $   433,555       $   415,449       $   364,350
Adjustments to reconcile net income to cash used for
   operating activities:
Noncash items included in net income:
   Depreciation and amortization                               74,296            68,700            64,116
   Deferred income taxes                                      (43,118)         (119,934)           27,134
   Other                                                      261,555           252,325           235,723
(Increase) decrease in operating receivables:
   Clients                                                   (999,221)       (1,343,942)         (262,538)
   Brokers and dealers                                       (139,970)         (221,118)            5,939
   Dividends and interest                                      30,411            13,387           (86,848)
   Fees and other                                             135,834          (267,030)           63,899
Increase (decrease) in operating payables:
   Clients                                                  1,638,800           169,172         1,184,867
   Brokers and dealers                                        265,571            62,613            50,319
   Dividends and interest                                     (48,960)           58,050            29,003
   Other                                                      321,015           334,516          (203,565)
(Increase) decrease in:
   Cash and securities on deposit                             (62,134)          (69,377)          (72,693)
   Trading assets                                          (2,846,240)          449,515        (2,727,861)
   Securities purchased under agreements to resell          7,345,677          (815,908)       (4,047,536)
   Securities borrowed                                        855,711        (2,192,813)         (153,859)
   Other assets                                              (178,255)         (158,409)          306,054
Increase (decrease) in:
   Trading liabilities                                     (1,925,045)          480,253           388,837
   Securities sold under agreements to repurchase          (5,680,030)          831,626         3,597,899
   Securities loaned                                          235,677         1,274,101           707,431
                                                           ----------------------------------------------
   Cash used for operating activities                        (324,871)         (778,824)         (529,329)
=========================================================================================================
CASH FLOWS FROM INVESTING ACTIVITIES:
(Payments for) proceeds from:
   Acquisition-related expenditures                              --                --              (3,843)
   Sales of investments                                          --                --             122,032
   Office equipment and leasehold improvements               (181,417)          (90,947)          (51,583)
                                                           ----------------------------------------------
   Cash (used for) provided by investing activities          (181,417)          (90,947)           66,606
=========================================================================================================
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments on) proceeds from:
   Short-term borrowings                                     (248,433)          328,570           346,419
Proceeds from:
   Long-term borrowings                                     1,148,860           822,011           484,786
   Employee stock transactions                                 45,257            72,820            50,103
   Issuances of Preferred Trust Securities                       --             198,750           195,000
Payments for:
   Long-term borrowings                                      (293,223)         (207,863)         (141,128)
   Repurchases of common stock                                (67,613)         (411,668)         (237,766)
   Dividends                                                  (83,988)          (82,918)          (73,332)
                                                           ----------------------------------------------
   Cash provided by financing activities                      500,860           719,702           624,082
                                                           ----------------------------------------------
   Increase (decrease) in cash and cash equivalents            (5,428)         (150,069)          161,359
   Cash and cash equivalents, beginning of year               233,787           383,856           222,497
                                                           ----------------------------------------------
   Cash and cash equivalents, end of year                 $   228,359       $   233,787       $   383,856
=========================================================================================================

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

Trading Assets and Liabilities

Trading assets and liabilities, including derivative contracts held or issued for trading purposes, are recorded on a trade date basis at fair value or amounts approximating fair value. Fair value is generally based upon quoted market prices. If quoted market prices are not available, or if liquidating the Company's position is reasonably expected to impact market prices, fair value is determined based upon other relevant factors, including dealer price quotations, price activity of similar instruments and pricing models. Pricing models consider the time value and volatility factors underlying the financial instruments and other economic measurements.

   Related revenues and expenses are recorded in the accounts on a trade date basis. Unrealized gains and losses from marking-to-market trading instruments daily are included in principal transactions revenues. Realized gains and losses on trading instruments and any related interest amounts are included in principal transactions revenues and interest revenues and expenses, respectively.

Derivative Financial Instruments

A derivative instrument is typically defined as a contractual agreement whose value is "derived" from an underlying asset, rate or index and includes products such as forwards, futures, swaps or option contracts and other financial instruments with similar characteristics. A derivative financial instrument also includes firm or standby commitments for the purchase of securities. The derivative definition does not include cash instruments whose values are derived from changes in the value of some asset or index, such as mortgage-backed securities and structured notes. Derivative contracts used by the Company generally represent future commitments to exchange interest payment streams based on the gross contract or notional amount or to purchase or sell financial instruments at specified terms and future dates.

   In connection with the Company's market risk management and trading activities, the Company may enter into a derivative contract to manage the risk arising from other financial instruments or to take a position based upon expected future market conditions. The Company also takes positions to facilitate client transactions.

   A large portion of the Company's derivative financial instruments are "to be announced" mortgage securities requiring forward settlement. As a principal in the mortgage-backed securities business, the Company has outstanding forward purchase and sale agreements committing the Company to receive or deliver mortgage-backed securities. These forward contracts are generally short-term with maturity or settlement dates ranging from 30 to 90 days.

   Derivative instruments held or issued for trading purposes are marked-to-market daily with the resulting unrealized gains and losses recorded on the Consolidated Statement of Financial Condition in trading assets or liabilities and the related profit or loss reflected in principal transactions revenues on the Consolidated Statement of Income. The fair value of an exchange-traded derivative, such as futures and certain option contracts, is determined by quoted market prices while the fair value of derivatives negotiated in over-the-counter markets are valued based upon dealer price quotations or pricing models which consider time value and the volatility of the underlying instruments, as well as other economic factors.

   The Company also enters into interest rate swaps to modify the interest rate characteristics of its outstanding fixed rate debt. These agreements generally involve the exchange between the Company and its counterparties of amounts based on a fixed interest rate for amounts based

PAINEWEBBER 1998 ANNUAL REPORT


on a variable interest rate over the life of the agreement without the exchange of the notional amount upon which the payments are based. The Company accounts for interest rate swap agreements used for hedging purposes on the accrual method. The difference to be paid or received on the swap agreements is accrued as an adjustment to interest expense as incurred. The related receivable from or payable to counterparties is reflected as an asset or liability, accordingly. The fair value of the swap agreements are not recognized in the financial statements. Any gains and losses on early terminations of swap agreements are deferred as an adjustment to the carrying amount of the debt and amortized as an adjustment to interest expense over the remaining term of the original contract life of the hedged item. In the event of the early extinguishment of debt, any unrealized gain or loss from the related swap would be recognized in income coincident with the extinguishment.

Collateralized Securities Transactions

Securities purchased under agreements to resell ("resale agreements") and securities sold under agreements to repurchase ("repurchase agreements"), principally government and agency securities are, for accounting purposes, treated as financing transactions and are recorded at their contractual amounts, plus accrued interest. It is Company policy to obtain possession or control of securities, which have a fair value in excess of the original principal amount loaned, in order to collateralize resale agreements. The Company is required to provide securities to counterparties in order to collateralize repurchase agreements. The Company monitors the fair value of the securities purchased and sold under these agreements daily versus the related receivable or payable balances. Should the fair value of the securities purchased decline or the fair value of the securities sold increase, additional collateral is requested or excess collateral is returned when deemed appropriate to maintain contractual margin protection. When specific conditions are met, including the existence of a legally enforceable master netting agreement, balances related to resale agreements and repurchase agreements are netted by counterparty on the Consolidated Statements of Financial Condition.

   Resale agreements and repurchase agreements for which the resale/repurchase date corresponds to the maturity date of the underlying securities are accounted for as purchases and sales, respectively.

   Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received in connection with the transaction. Securities borrowed transactions require the Company to deposit cash or other collateral with the lender. With respect to securities loaned, the Company receives collateral. The initial collateral advanced or received approximates or is greater than, the fair value of the securities borrowed or loaned. The Company monitors the fair value of the securities borrowed and loaned on a daily basis and requests additional collateral or returns excess collateral, as appropriate.

Depreciation and Amortization

The Company depreciates office equipment using the straight-line method over estimated useful lives of three to ten years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining term of the lease.

   The excess cost of acquired companies over the fair value of the net assets acquired is recorded as goodwill and is amortized on a straight-line basis over periods not exceeding 35 years.

Income Taxes

The Company files a consolidated federal income tax return and uses the asset and liability method in providing for income tax expense. Under this method, deferred taxes are provided based upon the net tax effects of temporary differences between the book and tax bases of assets and liabilities.

Translation of Foreign Currencies

Assets and liabilities denominated in foreign currencies are translated at year-end rates of exchange, and revenues and expenses are translated at average rates of exchange during the year. Gains and losses resulting from translation adjustments are accumulated as a separate component of comprehensive income within stockholders' equity. Gains or losses resulting from foreign currency transactions are included in net income.

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

Notes to Consolidated Financial Statements


Statement of Cash Flows

For purposes of the Consolidated Statements of Cash Flows, cash equivalents are defined as highly liquid investments not held for resale, with a maturity of three months or less when purchased. Total interest payments for the years ended December 31, 1998, 1997 and 1996 were $2,893,428, $2,486,500 and $1,941,751, respectively.

Fair Value of Financial Instruments

Substantially all of the Company's financial instruments are carried at fair value or amounts approximating fair value. Assets, including cash and cash equivalents, cash and securities segregated for regulatory purposes, trading assets, resale agreements, securities borrowed, and certain receivables, are carried at fair value or contracted amounts which approximate fair value. Similarly, liabilities, including short-term borrowings, trading liabilities, repurchase agreements, securities loaned, and certain payables, are carried at fair value or contracted amounts approximating fair value. Fair values of the Company's long-term borrowings and interest rate swaps used to hedge the Company's long-term borrowings are discussed in Note 4.

Accounting Changes and Developments

Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" became fully effective on January 1, 1998. SFAS No. 125 introduced the financial-components approach which focused on the recognition of financial assets an entity controls and the derecognition of financial assets for which control has been transferred. The Financial Accounting Standards Board ("FASB") issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," which delayed until January 1, 1998 the implementation of SFAS No. 125 as it related to 1) secured borrowings and collateral, and 2) the transfer of financial assets that are part of repurchase agreements, dollar-roll, securities lending and similar transactions. The adoption of these deferred portions on January 1, 1998 created the following additional captions on the Company's Consolidated Statement of Financial Condition:

-  Securities received as collateral; and

-  Obligation to return securities received as collateral

   The balances recognized in these captions are carried at the fair market value of the securities received and represent securities received as collateral in term resale agreements for which the collateral provider does not have the explicit contractual right to substitute.

   In the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings Per Share," which replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. All earnings per share amounts for all periods presented prior to adoption have been restated to conform to the SFAS No. 128 requirements (see Note 14).

   In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established standards for the reporting and display of a new reporting item, termed comprehensive income, which combined net income and certain items that directly affect stockholders' equity, such as foreign currency translation adjustments. The components of comprehensive income are reflected on the Company's Consolidated Statements of Changes in Stockholders' Equity. The adoption had no impact on net income or total stockholders' equity.

   In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 131 established new standards for defining how operating segments are determined and required more comprehensive disclosures about the Company's reportable operating segments (see
Note 15) and SFAS No. 132 revised and standardized disclosures on pensions and other postretirement benefit plans (see Note 12).

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes revised accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity measure all derivative instruments at fair value and recognize such instruments as either assets or liabilities in the consolidated statements of financial condition. The accounting for changes in the fair value of a derivative instrument will depend on the intended use of the derivative as either a fair value hedge, a cash flow hedge or a foreign currency hedge. The effect of the changes in fair value of the derivatives and, in certain cases, the hedged items are to be reflected in either the consolidated statements of income or as a component of other comprehensive income, based upon the resulting designation. The Company has not yet determined the impact of this statement on the Company's Consolidated Financial Statements, taken as a whole.

   In March 1998, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use."

PAINEWEBBER 1998 ANNUAL REPORT


SOP 98-1 required the capitalization of certain costs incurred from developing or obtaining software for internal use. The Company early adopted SOP 98-1 in 1998, which did not have a material impact on the Company's consolidated financial statements, taken as a whole.

   In September 1998, the AcSEC of the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 required the costs of certain start-up activities, which includes organizational costs, to be expensed as incurred. The Company early adopted SOP 98-5 in 1998, which did not have a material impact on the Company's consolidated financial statements, taken as a whole.

NOTE 2    TRADING ASSETS AND LIABILITIES

At December 31, 1998 and 1997, trading assets and liabilities, recorded at fair value or amounts approximating fair value, consisted of the following:

                                                     1998             1997
============================================================================
TRADING ASSETS
U.S. government and agencies                    $ 4,858,189      $ 3,449,159
Mortgages and mortgage-backed                     8,861,944        6,557,629
Corporate debt                                    2,466,322        3,820,317
Commercial paper and other short-term debt        1,534,913        1,410,726
Equities                                          1,078,322          653,283
State and municipals                                500,179          482,678
                                                ----------------------------
                                                 19,299,869       16,373,792
Securities received as collateral(1)              1,189,331             --
                                                ----------------------------
                                                $20,489,200      $16,373,792
============================================================================
TRADING LIABILITIES
U.S. government and agencies                    $ 4,031,254      $ 5,882,082
Mortgages and mortgage-backed                        79,521           81,330
Corporate debt                                      837,099          851,413
Equities                                            215,991          273,128
State and municipals                                 13,234           14,191
                                                ----------------------------
                                                $ 5,177,099      $ 7,102,144
============================================================================

(1) This amount relates to the Company's adoption of the deferred portions of SFAS No. 125.

NOTE 3    SHORT-TERM BORROWINGS

The Company meets its short-term financing needs principally by obtaining bank loans on either a secured or unsecured basis; by issuing commercial paper and medium-term notes; by entering into agreements to repurchase, whereby securities are sold with a commitment to repurchase at a future date; and through securities lending activity.

Short-term borrowings at December 31, 1998 and 1997 consisted of the following:

                                             1998            1997
===================================================================
Commercial paper                         $  457,973      $  606,012
Bank loans                                  714,810         808,204
Medium-Term Notes                           245,000         252,000
                                         --------------------------
                                         $1,417,783      $1,666,216
===================================================================

   The interest rate on commercial paper fluctuates throughout the year. The weighted-average interest rate on commercial paper borrowings outstanding at December 31, 1998 and 1997 were 5.74% and 5.94%, respectively, and during 1998 and 1997 were 5.67% and 5.62%, respectively.

   Bank loans generally bear interest at rates based on either the federal funds rate or the London Interbank Offered Rate ("LIBOR"). The weighted-average interest rates on bank loans outstanding at December 31, 1998 and 1997 were 5.57% and 5.83%, respectively, and during 1998 and 1997 were 5.72% and 5.56%, respectively.

   The Company has a Multiple Currency Medium-Term Note Program under the terms of which the Company may offer for sale medium-term senior and subordinated notes (collectively, the "Medium-Term Notes") due from nine months to thirty years from date of issuance.

Notes to Consolidated Financial Statements


The Medium-Term Notes may be either fixed or variable with respect to interest rates. At December 31, 1998 and 1997, the Company had outstanding $245,000 and $202,000 of variable rate Medium-Term notes, respectively, with maturities less than one year from the date of issuance. The weighted-average interest rates on these Medium-Term Notes outstanding at December 31, 1998 and 1997 were 5.46% and 6.05%, respectively, and during 1998 and 1997 were 5.78% and 6.23%, respectively.

   The Company has a $1,200,000 committed unsecured senior revolving credit facility with a group of banks which expires in November 1999, with provisions for renewal through 2001. In addition, certain of the Company's subsidiaries have entered into a committed secured revolving credit facility, which provides up to an aggregate of $750,000 through August 1999, with provisions for renewal through August 2000. Interest on borrowings under the terms of the revolving credit facilities is computed, at the option of the Company, at a rate based on LIBOR, a base rate or the federal funds rate. The Company pays a fee on the commitments. At December 31, 1998 and 1997, there were no outstanding borrowings under these credit facilities.

NOTE 4 LONG-TERM BORROWINGS

Long-term borrowings at December 31, 1998 and 1997 consisted of the following:

                                                1998             1997
======================================================================
Fixed Rate Notes due 2000 - 2014            $1,961,340      $1,575,238
Fixed Rate Subordinated Notes due 2002         174,677         174,588
Medium-Term Senior Notes                     1,936,835       1,461,185
Medium-Term Subordinated Notes                 182,950         186,950
                                            --------------------------
                                            $4,255,802      $3,397,961
======================================================================

   The Company issued $340,000 of 6.45% senior notes due 2003 and $250,000 of 6.55% senior notes due 2008 on December 2, 1998 and April 23, 1998, respectively. On June 15, 1998, $200,000 of 6.25% senior notes matured.

   Interest rates on the fixed rate notes and the fixed rate subordinated notes outstanding at December 31, 1998 ranged from 6.45% to 9.25%. The weighted-average interest rates on these notes outstanding at December 31, 1998 and 1997 were 7.35% and 7.52%, respectively. Interest on the notes is payable semi-annually.

   At December 31, 1998 and 1997, the Company had outstanding $1,267,135 and $989,485 of fixed rate Medium-Term Notes and $852,650 and $658,650 of variable rate Medium-Term Notes, respectively. The Medium-Term Notes outstanding at December 31, 1998 and 1997 had weighted-average interest rates of 6.48% and 6.81%, respectively. At December 31, 1998, these notes had an average maturity of 4.61 years.

   Pursuant to an employee benefit plan, the Company issued 6.5% Convertible Debentures due December 2002 (the "Debentures"). At December 31, 1997, the Debentures were fully convertible, at the employees' option, into shares of 6% Convertible Preferred Stock, which in turn were convertible into shares of the Company's common stock. In August 1998, the Company called for redemption of the remaining Debentures which were subsequently converted or redeemed. During 1998, $14,304 principal amount of the Debentures was converted into 1,454,707 shares of the Company's common stock. At December 31, 1998 there were no outstanding Debentures. At December 31, 1997, the Debentures were shown net of receivables, representing loans by the Company to employees to finance a portion of the Debentures. A portion of the principal amount of the employee loans was forgiven at the end of the calendar year in which certain specified pre-tax earnings were achieved by the Company.

   The aggregate amount of principal repayment requirements on long-term borrowings for each of the five years subsequent to December 31, 1998, and the total amount due thereafter, was as follows:

=============================================================================
1999                                                               $  439,475
2000                                                                  644,435
2001                                                                  312,500
2002                                                                  486,377
2003                                                                  706,832
Thereafter                                                          1,666,183
                                                                   ----------
                                                                   $4,255,802
=============================================================================

PAINEWEBBER 1998 ANNUAL REPORT

   The Company has entered into interest rate swap agreements which effectively convert substantially all of its fixed rate debt into floating rate debt. The floating interest rates are based on LIBOR and generally adjust semi-annually. The effective weighted-average interest rates on the long-term borrowings, after giving effect to the interest rate swap agreements, were 6.42% and 6.88% at December 31, 1998 and 1997, respectively. The interest rate swap agreements entered into have had the effect of reducing net interest expense on the Company's long-term borrowings by $15,606, $10,966 and $7,890 for the years ended December 31, 1998, 1997 and 1996, respectively. The notional amounts and maturities of the interest rate swap agreements outstanding at December 31, 1998 were as follows:

=========================================================================
1999                                                           $  339,975
2000                                                              378,000
2001                                                              104,000
2002                                                              214,500
2003                                                              645,500
Thereafter                                                      1,415,010
                                                               ----------
                                                               $3,096,985
=========================================================================

   At December 31, 1998 and 1997, the fair values of long-term borrowings were $4,325,014 and $3,469,950, respectively, as compared to the carrying amounts of $4,255,802 and $3,397,961, respectively. The estimated fair value of long-term borrowings was based upon quoted market prices for the same or similar issues and pricing models. The fair values of the interest rate swaps were $122,053 and $50,796 receivable at December 31, 1998 and 1997, respectively. The fair value of interest rate swaps used to hedge the Company's long-term borrowings was based upon the amounts the Company would receive or pay to terminate the agreements, taking into account current interest rates. The carrying amounts of the interest rate swap agreements included in the Company's Consolidated Statements of Financial Condition at December 31, 1998 and 1997 were net receivables of $8,827 and $7,193, respectively. See Notes 1 and 8 for a further discussion of interest rate swap agreements used for hedging purposes.

NOTE 5    PREFERRED STOCK

Preferred Stock Issued by Paine Webber Group Inc.

The Company is authorized to issue up to 20,000,000 shares of preferred stock, in one or more series.

Redeemable Preferred Stock -- In connection with the acquisition of certain net assets and specific businesses of Kidder, Peabody Group Inc. ("Kidder") in December 1994, the Company issued 2,500,000 shares of 20 year 9% Cumulative Redeemable Preferred Stock, Series C (the "Redeemable Preferred Stock"), with a stated value and liquidation preference of $100.00 per share. The Redeemable Preferred Stock was recorded at its fair value of $185,000 at the date of issuance, which is increased periodically by charges to retained earnings, using the interest method, so that the carrying amount equals the redemption amount of $250,000 at the mandatory redemption date on December 15, 2014. The Redeemable Preferred Stock is redeemable at any time, in whole or in part, on or after December 16, 1999 at the option of the Company at a price of $100.00 per share, plus accrued and unpaid dividends. Dividends on the Redeemable Preferred Stock are cumulative and payable in quarterly installments. Holders of the Redeemable Preferred Stock have no voting rights, except in the event of certain dividend payment defaults.

Preferred Stock Issued by Subsidiary Trusts

Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts holding solely Company Guaranteed Related Subordinated Debt -- In December 1996, PWG Capital Trust I, a business trust formed under Delaware law and a wholly owned subsidiary of the Company, issued $195,000 (7,800,000 shares) of 8.30% Preferred Trust Securities to the public at $25.00 per security and $6,031 (241,238 securities) of 8.30% Common Trust Securities to the Company at $25.00 per security. In March 1997, PWG Capital Trust II, a business trust formed under Delaware law and a wholly owned subsidiary of the Company, issued $198,750 (7,950,000 securities) of 8.08% Preferred Trust Securities to the public at $25.00 per security and $6,147 (245,877 securities) of 8.08% Common Trust Securities to the Company at $25.00 per security. The 8.30% Preferred Trust Securities and the 8.08% Preferred Trust Securities (collectively, the "Preferred Trust Securities") have a stated liquidation amount of $25.00 per share.

   PWG Capital Trust I and PWG Capital Trust II (collectively, the "Trusts") exist for the sole purpose of issuing the Preferred Trust Securities and common securities and investing the proceeds in an equivalent amount of junior subordinated debentures of the Company. The sole assets

Notes to Consolidated Financial Statements


of PWG Capital Trust I at December 31, 1998 were $201,031 of 8.30% Junior Subordinated Debentures due December 1, 2036 issued by the Company. The sole assets of PWG Capital Trust II at December 31, 1998 were $204,897 of 8.08% Junior Subordinated Debentures due March 1, 2037 issued by the Company. The 8.30% Junior Subordinated Debentures and the 8.08% Junior Subordinated Debentures (collectively, the "Junior Subordinated Debentures") held by the Trusts are redeemable by the Company, in whole or in part, on or after December 1, 2001 and March 1, 2002, respectively. If the Company redeems Junior Subordinated Debentures, the Trust must redeem Preferred Trust Securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of Junior Subordinated Debentures.

   The Company guarantees payment to the holders of the Preferred Trust Securities, on a subordinated basis, to the extent the Company has made principal and interest payments on the Junior Subordinated Debentures. This guarantee, together with the Company's obligations under the Junior Subordinated Debentures, provides a full and unconditional guarantee on a subordinated basis of amounts due on the Preferred Trust Securities. Dividends on the Preferred Trust Securities are cumulative, payable monthly in arrears, and are deferrable at the Company's option for periods not to exceed sixty consecutive months. The Company generally cannot pay dividends on its preferred and common stocks during such deferments. Dividends on the Preferred Trust Securities have been classified as minority interest in the Company's Consolidated Statement of Income.

NOTE 6    COMMON STOCK

On November 5, 1998, the Company's Board of Directors authorized for repurchase an additional 15,000,000 shares of its common stock. In accordance with the repurchase programs, the Company had available to repurchase at December 31, 1998 a maximum of 25,946,026 shares of its common stock. On May 7, 1998, the shareholders of the Company approved an amendment to the Company's charter which increased the number of PWG common shares authorized for issuance from 200,000,000 to 400,000,000 shares.

NOTE 7    CAPITAL REQUIREMENTS

PWI, a registered broker-dealer, is subject to the Securities and Exchange Commission ("SEC") Uniform Net Capital Rule and New York Stock Exchange ("NYSE") Growth and Business Reduction capital requirements. Under the method of computing capital requirements adopted by PWI, minimum net capital shall not be less than 2% of combined aggregate debit items arising from client transactions, plus excess margin collected on securities purchased under agreements to resell, as defined. A reduction of business is required if net capital is less than 4% of such aggregate debit items. Business may not be expanded if net capital is less than 5% of such aggregate debit items. As of December 31, 1998, PWI's net capital of $1,015,165 was 11.4% of aggregate debit items and its net capital in excess of the minimum required was $830,870.

   Advances, dividend payments and other equity withdrawals by PWI and other regulated subsidiaries are restricted by the regulations of the SEC, NYSE, and international securities and banking agencies, as well as by covenants in various loan agreements. At December 31, 1998, the equity of PWG's subsidiaries totaled approximately $2,355,000. Of this amount, approximately $426,000 was not available for payment of cash dividends and advances to PWG.

   Under the terms of certain credit agreements, PWG is subject to dividend payment restrictions and minimum net worth and net capital requirements. At December 31, 1998, these restrictions did not affect PWG's ability to pay dividends to its shareholders.

NOTE 8    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Held or Issued for Trading Purposes

Set forth on the following page are the gross contract or notional amounts of the Company's outstanding off-balance-sheet derivative and other financial instruments held or issued for trading purposes. These amounts are not reflected in the Consolidated Statements of Financial Condition and are indicative only of the volume of activity at December 31, 1998 and 1997. They do not represent amounts subject to market risks, and in many cases, limit the Company's overall exposure to market losses by hedging other on- and off-balance-sheet transactions. The amounts are netted by counterparty when specific conditions are met.

PAINEWEBBER 1998 ANNUAL REPORT

Notional or Contract Amount at                                         DECEMBER 31, 1998                December 31, 1997
------------------------------------------------------------------------------------------------------------------------------
                                                                  Purchases         Sales           Purchases            Sales
==============================================================================================================================
Mortgage-backed forward contracts
   and options written and purchased                            $30,296,601      $35,558,370      $20,269,175      $22,948,068
Foreign currency forward contracts, futures
   contracts, and options written and purchased                   2,709,421        2,628,824        1,517,584        1,317,162
Equity securities contracts including stock index futures,
   forwards, and options written and purchased                      156,519          332,248          139,800          517,327
Other fixed income securities contracts including futures,
   forwards, and options written and purchased                    3,890,619        4,336,300        3,580,697        7,906,777
Interest rate swaps and caps                                      1,292,620          282,546          143,961          140,292
==============================================================================================================================

Set forth below are the fair values of derivative financial instruments held or issued for trading purposes as of December 31, 1998 and 1997.

Fair Value at                                                        DECEMBER 31, 1998       December 31, 1997
---------------------------------------------------------------------------------------------------------------
                                                                 Assets      Liabilities   Assets   Liabilities
===============================================================================================================
Mortgage-backed forward contracts
   and options written and purchased                            $85,995      $76,315      $88,428      $84,400
Foreign currency forward contracts, futures contracts,
   and options written and purchased                             31,622       31,726       25,749       24,773
Equity securities contracts including stock index futures,
   forwards, and options written and purchased                   26,806       46,606       30,561       39,276
Other fixed income securities contracts including futures,
   forwards, and options written and purchased                   12,183       55,015       13,080       26,588
Interest rate swaps and caps                                     34,749        8,096       24,579        3,160
===============================================================================================================

Set forth below are the average fair values of derivative financial instruments held or issued for trading purposes during the years ended December 31, 1998 and 1997. The average fair value is based on the average of the month-end balances during the year.

Average Fair Value for the Years Ended                                 DECEMBER 31, 1998          December 31, 1997
-------------------------------------------------------------------------------------------------------------------
                                                                 Assets      Liabilities    Assets      Liabilities
===================================================================================================================
Mortgage-backed forward contracts
   and options written and purchased                            $158,215      $146,522      $112,763      $111,655
Foreign currency forward contracts, futures
   contracts, and options written and purchased                   46,222        45,895        30,875        32,808
Equity securities contracts including stock index futures,
   forwards, and options written and purchased                    20,836        42,995        49,112        33,604
Other fixed income securities contracts including futures,
   forwards, and options written and purchased                    16,547        41,786        16,251        76,814
Interest rate swaps and caps                                      13,423        40,760         5,499         5,195
===================================================================================================================

   The Company also enters into agreements to sell securities, at predetermined prices, which have not yet been purchased. The Company is exposed to market risk since to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected on the Consolidated Statement of Financial Condition.

   The off-balance-sheet derivative trading transactions are generally short-term. At December 31, 1998, more than 98% of the off-balance-sheet trading-related derivative and other financial instruments had remaining maturities of less than one year.

   The Company's risk of loss in the event of counterparty default is limited to the current fair value or replacement cost on contracts in which the Company has recorded an unrealized gain. These amounts are reflected as assets on the Company's Consolidated Statements of Financial Condition and amounted to $191,355 and $182,397 at December 31, 1998 and 1997, respectively. Options written do not expose the Company to credit risk since they do not obligate the counterparty to perform. Transactions in futures contracts are conducted through regulated exchanges

Notes to Consolidated Financial Statements


which have margin requirements, and are settled in cash on a daily basis, thereby minimizing credit risk. See Note 1 for a further discussion of derivative financial instruments.

   The following table summarizes the Company's principal transactions revenues by business activity for the years ended December 31, 1998 and 1997. Principal transactions revenues include realized and unrealized gains and losses on trading positions, including hedges. In assessing the profitability of its trading activities, the Company views net interest and principal transactions revenues in the aggregate.

Years Ended December 31,                                                        1998             1997
=======================================================================================================
Taxable fixed income (includes futures, forwards,
   options contracts and other securities)                                   $  451,668      $  514,976
Equities (includes stock index futures, forwards and options contracts)         279,720         408,969
Municipals                                                                      137,419         131,703
                                                                             --------------------------
                                                                             $  868,807      $1,055,648
=======================================================================================================

Held or Issued for Purposes other than Trading

The Company enters into interest rate swap agreements to manage the interest rate characteristics of its assets and liabilities. As of December 31, 1998 and 1997, the Company had outstanding interest rate swap agreements with commercial banks with notional amounts of $3,096,985 and $2,658,485, respectively. These agreements effectively converted substantially all of the Company's fixed rate debt at December 31, 1998 into floating rate debt. The Company had no deferred gains or losses related to terminated swap agreements at December 31, 1998 and 1997. The Company is subject to market risk as interest rates fluctuate. The interest rate swaps contain credit risk to the extent the Company is in a receivable or gain position and the counterparty defaults. However, the counterparties to the agreements generally are large financial institutions, and the Company has not experienced defaults in the past, and management does not anticipate any counterparty defaults in the foreseeable future. See Notes 1 and 4 for further discussion of interest rate swap agreements used for hedging purposes.

NOTE 9    RISK MANAGEMENT

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

Credit Risk in Proprietary Transactions

Counterparties to the Company's proprietary trading, hedging, financing and arbitrage activities are primarily financial institutions, including banks, brokers and dealers, investment funds, and insurance companies. Credit losses could arise should counterparties fail to perform and the value of any collateral proves inadequate. The Company manages credit risk by monitoring net exposure to individual counterparties on a daily basis, monitoring credit limits and requiring additional collateral where appropriate.

   Derivative credit exposures are calculated, aggregated and compared to established limits by the credit department. Credit reserve requirements are determined by senior management in conjunction with the Company's continuous credit monitoring procedures. Historically, reserve requirements arising from instruments with off-balance-sheet risk have not been material.

PAINEWEBBER 1998 ANNUAL REPORT


   Receivables and payables with brokers and dealers, agreements to resell and repurchase securities, and securities borrowed and loaned are generally collateralized by cash, government and government agency securities, and letters of credit. The market value of the initial collateral received approximates or is greater than the contract value. Additional collateral is requested when considered necessary. The Company may pledge clients' margined securities as collateral in support of securities loaned and bank loans, as well as to satisfy margin requirements at clearing organizations. The amounts loaned or pledged are limited to the extent permitted by applicable margin regulations. Should the counterparty fail to return the clients' securities, the Company may be required to replace them at prevailing market prices. At December 31, 1998, the market value of client securities loaned to other brokers approximated the amounts due or collateral obtained.

Credit Risk in Client Activities

Client transactions are entered on either a cash or margin basis. In a margin transaction, the Company extends credit to a client for the purchase of securities, using the securities purchased and/or other securities in the client's account as collateral for amounts loaned. Receivables from customers are substantially collateralized by customer securities. Amounts loaned are limited by margin regulations of the Federal Reserve Board and other regulatory authorities and are subject to the Company's credit review and daily monitoring procedures. Market declines could, however, reduce the value of any collateral below the principal amount loaned, plus accrued interest, before the collateral can be sold.

   Client transactions include positions in commodities and financial futures, trading liabilities, and written options. The risk to the Company's clients in these transactions can be substantial, principally due to price volatility which can reduce the clients' ability to meet their obligations. Margin deposit requirements pertaining to commodity futures and exchange-traded options transactions are generally lower than those for exchange-traded securities. To the extent clients are unable to meet their commitments to the Company and margin deposits are insufficient to cover outstanding liabilities, the Company may take market action and credit losses could be realized.

   Client trades are recorded on a settlement date basis. Should either the client or broker fail to perform, the Company may be required to complete the transaction at prevailing market prices. Trades pending at December 31, 1998 were settled without material adverse effect on the Company's consolidated financial statements, taken as a whole.

Concentrations of Credit Risk

Concentrations of credit risk that arise from financial instruments (whether on- or off-balance-sheet) exist for groups of counterparties when they have similar economic characteristics that would cause their ability to meet obligations to be similarly affected by economic, industry or geographic factors. As a major securities firm, the Company engages in underwriting and other financing activities with a broad range of clients, including other financial institutions, municipalities, governments, financing companies, and commercial real estate investors and operators. These activities could result in concentrations of credit risk with a particular counterparty, or group of counterparties operating in a particular geographic area or engaged in business in a particular industry. The Company seeks to control its credit risk and the potential for risk concentration through a variety of reporting and control procedures described above.

   The Company's most significant industry concentration, which arises within its normal course of business activities, is financial institutions including banks, brokers and dealers, investment funds, and insurance companies.

Notes to Consolidated Financial Statements


NOTE 10   COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space and equipment under noncancelable operating lease agreements which expire at various dates through 2015. As of December 31, 1998, the aggregate minimum future rental payments required by operating leases with initial or remaining lease terms exceeding one year were as follows:

==========================================================================
1999                                                            $  158,302
2000                                                               136,240
2001                                                               119,927
2002                                                               109,741
2003                                                               104,858
Thereafter                                                         752,030
                                                                ----------
                                                                $1,381,098
==========================================================================

   Rentals are subject to periodic escalation charges and do not include amounts payable for insurance, taxes and maintenance. In addition, minimum payments have not been reduced by future minimum sublease rental income of $14,266.

   For the years ended December 31, 1998, 1997 and 1996, rent expense under operating leases was $168,417, $160,973 and $163,612, respectively.

Other Commitments and Contingencies

At December 31, 1998 and 1997, the Company was contingently liable under unsecured letters of credit totaling $159,647 and $186,279, respectively, which approximated fair value. At December 31, 1998, certain of the Company's subsidiaries were contingently liable as issuer of $45,073 of notes payable to managing general partners of various limited partnerships pursuant to certain partnership agreements. In addition, as part of the 1995 limited partnership settlements, the Company has agreed, under certain circumstances, to provide to class members additional consideration including assignment of fees the Company is entitled to receive from certain partnerships. In the opinion of management, these contingencies will not have a material adverse effect on the Company's consolidated financial statements, taken as a whole.

   In meeting the financing needs of certain of its clients, the Company may also issue standby letters of credit which are fully collateralized by customer margin securities. At December 31, 1998, the Company had outstanding $78,787 of such standby letters of credit. At December 31, 1998 and 1997, securities with a fair value of $139,445 and $48,378, respectively, had been loaned or pledged as collateral for securities borrowed of approximately equal fair value.

   In the normal course of business, the Company enters into when-issued transactions, underwriting and other commitments. Also, at December 31, 1998, the Company had commitments of $929,713, consisting of secured credit lines to real estate operators, mortgage and asset-backed originators, and other commitments to investment partnerships. Settlement of these transactions at December 31, 1998 would not have had a material impact on the Company's consolidated financial statements, taken as a whole.

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

PAINEWEBBER 1998 ANNUAL REPORT

NOTE 11   EMPLOYEE INCENTIVE AWARDS

The Company's various Stock Option and Award Plans (the "Plans") provide for the granting to officers and other key employees nonqualified stock options, cash and restricted stock awards, stock appreciation rights, restricted stock units, stock purchase rights, performance units and other stock based awards. At December 31, 1998 and 1997, there were 9,502,661 and 6,774,933 shares, respectively, available for future stock option, common stock and restricted stock awards under these plans. The Company had no stock appreciation rights, restricted stock units, performance units or stock purchase rights outstanding at December 31, 1998.

Nonqualified Stock Options

Officers and other key employees are granted nonqualified stock options to purchase shares of common stock at a price not less than the fair market value of the stock on the date the option is granted. Options for the Company's common stock have also been granted to limited partnerships, in which key employees of the Company are limited partners, and to non-employee directors. Options are exercisable at either the date of grant, in ratable installments or otherwise, generally over a period of one to five years from the date of grant. The rights generally expire within seven to ten years after the date of grant.

   The activity during the years ended December 31, 1996, 1997 and 1998 is set forth below. Included in the options granted amount were certain options awarded in 1998 and 1999 that related to the 1997 and 1998 performance years, respectively.

                                                                        Number of      Exercise price    Weighted-average
                                                                           shares           per share      exercise price
=========================================================================================================================
Options outstanding at December 31, 1995 (4,782,998 exercisable)       25,418,135       $4.37 - 13.61          $   10.39
Granted                                                                 7,186,146       12.63 - 17.71              14.41
Exercised                                                              (4,499,580)       4.37 - 13.42               7.89
Terminated                                                             (1,774,095)      4.76 - 14.08               12.13
========================================================================================================================
Options outstanding at December 31, 1996 (6,351,551 exercisable)       26,330,606       $4.37 - 17.71          $   11.80
Granted                                                                 7,726,325       18.50 - 34.22              27.58
Exercised                                                              (4,964,542)       4.37 - 14.08              10.60
Terminated                                                               (928,594)      4.37 - 22.50               13.89
========================================================================================================================
Options outstanding at December 31, 1997 (6,062,722 exercisable)       28,163,795       $4.43 - 34.22          $   16.27
Granted                                                                 5,865,220       30.69 - 42.63              36.19
Exercised                                                              (2,953,503)       4.43 - 34.22              10.48
Terminated                                                               (826,541)      4.93 - 34.22               22.06
========================================================================================================================
Options outstanding at December 31, 1998 (8,712,066 exercisable)       30,248,971       $4.93 - 42.63          $   20.54
========================================================================================================================


The following table summarizes information about stock options outstanding at December 31, 1998:

                                                     Options Outstanding                           Options Exercisable
============================================================================================================================
                                                                         Weighted-average
       Range of                             Number of                           remaining     Number of
exercise prices                                shares  Weighted-average   contractual life       shares    Weighted-average
      per share                           outstanding    exercise price            (years)  exercisable      exercise price
==========================================================================================================================
$  4.93 - 10.00                             1,659,049      $    8.01            3.9         1,659,049           $    8.01
  10.01 - 15.00                            14,800,952          12.52            5.7         6,984,267               12.00
  15.01 - 20.00                             3,153,000          18.04            5.0            11,250               18.08
  20.01 - 25.00                               832,500          22.47            5.3               --                   --
  25.01 - 42.63                             9,803,470          35.40            6.3            57,500               34.22
=========================================================================================================================
$  4.93 - 42.63                            30,248,971      $   20.54            5.7         8,712,066           $   11.40
=========================================================================================================================

   The Company accounts for stock option grants in accordance with APB Opinion No. 25. Accordingly, no compensation cost has been recognized for its stock option grants. Pro forma information regarding net income and earnings per share is required under SFAS No. 123 and has been determined as if the Company had accounted for all post 1994 stock option grants based on the fair value method. The pro forma information presented below is not representative of the effect stock options will have on pro forma net income or earnings per share for future years.

Notes to Consolidated Financial Statements


   The fair value of each option grant was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1998, 1997 and 1996, respectively: dividend yields of 1.2%, 1.7% and 2.2%; expected lives of 3.8 years, 3.8 years, and 4.2 years; risk-free interest rates of 5.0%, 6.2% and 5.9%; and expected volatility of 35%, 33% and 28%. The weighted-average fair values of options granted during 1998, 1997 and 1996 were $11.15, $8.52 and $3.69, respectively.

   For purposes of the pro forma information, the fair values of the 1998, 1997 and 1996 stock option grants are amortized over the vesting period. The pro forma information for the years ended 1998, 1997 and 1996 was as follows:

Years Ended December 31,                                       1998              1997             1996
=========================================================================================================
Net Income                             As reported           $433,555          $415,449          $364,350
                                       Pro forma             $406,967          $397,131          $356,475
Earnings per common share
   Basic                               As reported           $   2.91          $   2.84          $  2.55
                                       Pro forma             $   2.72          $   2.70          $  2.49
   Diluted                             As reported           $   2.72          $   2.56          $  2.24
                                       Pro forma             $   2.55          $   2.44          $  2.19
========================================================================================================

   Beginning in January 1999, the Company established an Equity Plus Program which allows eligible employees to purchase shares of the Company's common stock at a price equal to fair market value on the purchase date and receive stock options based upon the number of shares purchased under the Program. The maximum number of shares an employee can purchase is 1,000 per year. The nonqualifled stock options will have a price equal to the fair market value of the stock on the date the option is granted. Shares purchased under the Equity Plus Program are restricted from resale for two years from the time of purchase, and the options that are granted under the Equity Plus Program have a three year vesting requirement and expire seven years after the date of grant. The number of common shares authorized for purchase by eligible employees is 3,000,000 per annum.

Restricted Stock Awards

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

   During the years ended December 31, 1998, 1997 and 1996, the Company awarded 2,357,604, 2,174,502 and 3,682,903 shares, respectively, of restricted stock, net of forfeitures. The charge to compensation expense, net of forfeitures, amounted to $88,966, $87,803 and $59,945 in the years ended December 31, 1998, 1997 and 1996, respectively.

Other Deferred Compensation Awards

Eligible employees in the Company's Private Client Group participate in the PaineWebber PartnerPlus Plan (the "PartnerPlus Plan"), a nonqualifled deferred compensation plan. Under the PartnerPlus Plan, the Company makes annual contributions and the employee may elect to make voluntary pre-tax contributions, subject to a maximum percent of the Company contribution. The Company and employee contributions earn tax-deferred interest for ten years. Company contributions made beginning January 1, 1999 and the interest thereon generally will vest 20% per year beginning the sixth year from the date of contribution, through year ten. Company contributions made prior to January 1, 1999, and the related interest, vest generally after ten years from the date of contribution. Voluntary contributions vest immediately and the interest thereon vests on the same terms as interest on Company contributions. The Company expenses these costs over the service period.

PAINEWEBBER 1998 ANNUAL REPORT

NOTE 12   EMPLOYEE BENEFIT PLANS

Defined Benefit Pension Plan

In 1998, the Company adopted SFAS No. 132 "Employers' Disclosure about Pension and Other Postretirement Benefits" which revised and standardized disclosure requirements. Prior year disclosures have been restated to comply with SFAS No. 132.

   The Company has a non-contributory defined benefit pension plan (the "Plan"), which provides benefits to eligible employees. As of December 31, 1998, the Company amended its Plan to freeze future accruals except as related to employees meeting certain age and years of service eligibility requirements. Pension expense for the years ended 1998, 1997 and 1996 for the Plan included the following components:

Years Ended December 31,                  1998           1997             1996
================================================================================
Service cost                            $ 23,729       $ 19,373       $ 19,191
Interest cost                             27,016         23,576         20,225
Expected return on Plan assets           (37,085)       (28,991)       (25,753)
Amortization of transition asset            (840)          (840)          (840)
Amortization of prior service cost         1,742          2,037          2,037
Recognized actuarial loss                  6,289          5,783          8,085
================================================================================
Net periodic pension cost               $ 20,851       $ 20,938       $ 22,945
================================================================================

   The following table provides a reconciliation of the Plan's benefit obligation and fair value of Plan assets, as well as a summarization of the Plan's funded status and prepaid pension asset which is included in "Other assets" on the Company's Consolidated Statements of Financial Condition at December 31, 1998 and 1997:

                                                        1998             1997
==============================================================================
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year             $ 394,583       $ 302,208
   Service cost                                        23,729          19,373
   Interest cost                                       27,016          23,576
   Actuarial (gain)/loss                               (3,731)         66,709
   Effect of curtailment                              (18,003)           --
   Benefits paid                                      (17,136)        (17,283)
                                                     ------------------------
Benefit obligation at end of year                     406,458         394,583
==============================================================================
CHANGE IN PLAN ASSETS:
Fair value of Plan assets at beginning of year        399,010         311,171
   Actual return on assets                             33,000          60,122
   Employer contribution                               10,000          45,000
   Benefits paid                                      (17,136)        (17,283)
                                                     ------------------------
Fair value of Plan assets at end of year              424,874         399,010
==============================================================================
Funded status                                          18,416           4,427
Unrecognized transition asset                          (2,845)         (3,685)
Unrecognized prior service cost                          --             1,742
Unrecognized net loss                                  63,132          87,070
                                                     ------------------------
Prepaid pension asset at year end                   $  78,703       $  89,554
==============================================================================

   The benefit obligation for the Plan was determined using an assumed discount rate of 7.0% for 1998 and 1997 and 7.5% for 1996, and an assumed rate of compensation increase of 5%. The weighted-average assumed rate of return on Plan assets was 9.5% for 1998, 1997 and 1996. The Company's funding policy is to contribute to the Plan amounts that can be deducted for federal income tax purposes. Plan assets consist primarily of equity securities and U.S. government and agency obligations.

Defined Contribution Pension Plan

   The PaineWebber Savings Investment Plan ("SIP") is a defined contribution (401(k)) plan for eligible employees of the Company. Under SIP, employee contributions are matched by the Company on a graduated scale, which is based in part on the Company's pre-tax earnings and the compensation of eligible employees. The provision for Company contributions for amounts contributed or to be contributed in cash and/or

Notes to Consolidated Financial Statements

stock of the Company to the SIP and invested in the PaineWebber Common Stock Fund amounted to approximately $14,100, $13,000 and $12,100 for the years ended December 31, 1998, 1997 and 1996, respectively.

   Effective January 1, 1999, the Company established the PaineWebber 401(k) Plus Plan (the "Plus Plan") which was developed for eligible employees of the Company to modify the SIP and replace the benefits that employees would have accrued under the frozen defined benefit pension plan. The Plus Plan is a defined contribution plan that includes two retirement benefit features: an employee savings investment plan and an annual retirement contribution that the Company will make to the Plus Plan on the employee's behalf. Under the new Plus Plan, the employee contributions are matched by the Company on a graduated scale, which is based in part on the Company's pre-tax earnings and the compensation of eligible employees. In addition, the Company will provide an annual retirement contribution equal to a percentage of the employee's eligible compensation and the employee's number of years of service with the Company.

Other Benefit Plans

The Company also provides certain life insurance and health care benefits to employees. The costs of such benefits for the years ended December 31, 1998, 1997 and 1996 were $57,600, $55,400 and $55,700, respectively.

NOTE 13   INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For financial reporting purposes, net deferred tax assets are included in "Other assets" in the Consolidated Statements of Financial Condition. Deferred tax assets are reflected without reduction for a valuation allowance. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998, 1997 and 1996 were as follows:

                                                   1998          1997          1996
=====================================================================================
DEFERRED TAX ASSETS
Employee benefits                                $276,367      $229,449      $141,929
Accelerated income and deferred deductions         92,724        91,263        40,767
Acquired tax benefits                              25,472        46,000          --
Other                                              20,554        23,627        39,065
                                                 ------------------------------------
   Total deferred tax assets                      415,117       390,339       221,761
=====================================================================================
DEFERRED TAX LIABILITIES
Tax over book depreciation                          6,792        16,450        16,520
Accelerated deductions and deferred income         41,414        36,753        11,864
Safe harbor leases                                  4,385         5,282         4,976
Valuation of trading assets and investments        45,662        57,781        31,827
Other                                               3,254         3,581         6,016
                                                 ------------------------------------
   Total deferred tax liabilities                 101,507       119,847        71,203
=====================================================================================
NET DEFERRED TAX ASSET                           $313,610      $270,492      $150,558
=====================================================================================

The significant components of the provision for income taxes for the years ended December 31, 1998, 1997 and 1996 were as follows:

Years Ended December 31,      1998              1997             1996
=========================================================================
CURRENT
Federal                   $ 262,733          $ 235,349          $ 134,940
State                        14,501             56,476             11,436
Foreign                      15,092             10,735             21,139
                          -----------------------------------------------
   Total current            292,326            302,560            167,515
=========================================================================
DEFERRED
Federal                     (59,732)           (56,373)            11,978
State                        14,562            (17,348)            23,984
Foreign                       2,052               (213)            (8,828)
                          -----------------------------------------------
   Total deferred           (43,118)           (73,934)            27,134
=========================================================================
                          $ 249,208          $ 228,626          $ 194,649
=========================================================================

PAINEWEBBER 1998 ANNUAL REPORT


   The reconciliation of income taxes, computed at the statutory federal rate, to the provision for income taxes recorded for the years ended December 31, 1998, 1997 and 1996, was as follows:

Years Ended December 31,                               1998                       1997                        1996
-------------------------------------------------------------------------------------------------------------------
                                         Amount            %         Amount          %         Amount            %
===================================================================================================================
Tax at statutory federal rate          $ 250,252         35.0     $ 235,587         35.0     $ 196,012         35.0
State and local income taxes,
   net of federal tax benefit             18,891          2.6        25,433          3.8        23,023          4.1
Foreign rate differential                    902          0.1        (1,926)        (0.3)       (9,227)        (1.7)
Nontaxable dividends and interest         (6,264)        (0.8)       (6,936)        (1.0)       (6,695)        (1.2)
Nondeductible expenses                     3,261          0.5         3,251          0.5         2,514          0.4
Minority interest                        (11,285)        (1.6)      (10,161)        (1.5)         (362)        (0.1)
Other, net                                (6,549)        (0.9)      (16,622)        (2.5)      (10,616)        (1.7)
===================================================================================================================
                                       $ 249,208         34.9     $ 228,626         34.0     $ 194,649         34.8
===================================================================================================================

   Income taxes paid for the years ended December 31, 1998, 1997 and 1996 were $236,597, $278,553 and $130,886, respectively.

   Undistributed earnings of the Company's foreign subsidiaries are considered to be permanently reinvested and, accordingly, no provision for U.S. income taxes is required on such earnings. As of December 31, 1998, such earnings were estimated to be $215,000. The estimated U.S. income taxes that would be payable upon the repatriation of such earnings were not material.

NOTE 14  EARNINGS PER COMMON SHARE

Earnings per common share are computed in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share excludes the dilutive effects of options and convertible securities and is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects all potentially dilutive securities.

   Set forth below is the reconciliation of net income applicable to common shares and weighted-average common and common equivalent shares of the basic and diluted earnings per share computations:

Years Ended December 31,                                                  1998              1997             1996
======================================================================================================================
NUMERATOR
Net income                                                       $     433,555       $     415,449       $     364,350
   Preferred stock dividends                                           (23,647)            (29,513)            (29,395)
                                                                 -----------------------------------------------------
Net income applicable to common
   shares for basic earnings per share                                 409,908             385,936             334,955
                                                                 -----------------------------------------------------
Effect of dilutive securities:
   Preferred stock dividends                                              --                 6,000               6,000
   Interest savings on convertible debentures                              279               1,030               3,865
                                                                 -----------------------------------------------------
                                                                           279               7,030               9,865
Net income applicable to common
   shares for diluted earnings per share                         $     410,187       $     392,966       $     344,820
======================================================================================================================
DENOMINATOR
Weighted-average common shares for basic earnings per share        140,863,761         135,943,063         131,547,207
Weighted-average effect of dilutive securities:
   Employee stock options and awards                                 8,870,423           7,759,013           9,519,680
   Convertible debentures                                              877,241           1,984,328           4,489,175
   6% Convertible Preferred Stock(1)                                      --             7,661,580           8,273,600
                                                                 -----------------------------------------------------
Dilutive potential common shares                                     9,747,664          17,404,921          22,282,455
Weighted-average common and common equivalent
   shares for diluted earnings per share                           150,611,425         153,347,984         153,829,662
======================================================================================================================
EARNINGS PER COMMON SHARE
Basic                                                            $        2.91       $        2.84       $        2.55
Diluted                                                          $        2.72       $        2.56       $        2.24
======================================================================================================================

(1) The 6% Convertible Preferred Stock was converted into 8,273,600 common shares on December 4, 1997.

Notes to Consolidated Financial Statements


NOTE 15   SEGMENT REPORTING DATA

In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company offers a wide variety of products and services, primarily those of a full service broker-dealer to a domestic market, through its two operating segments: Individual and Institutional. The Individual segment offers brokerage services and products (such as the purchase and sale of securities, margin and securities lending, insurance annuity contracts, mutual funds, and wrap fee products), asset management and other investment advisory and portfolio management products and services, and execution and clearing services for transactions originated by individual investors. The Institutional segment principally includes capital market products and services (such as the placing of securities and other financial instruments for -- and the execution of trades on behalf of -- institutional clients, investment banking services such as the underwriting of debt and equity securities, and mergers and acquisitions advisory services).

   Segment revenues and expenses in the table below consist of those that are directly attributable, combined with segment amounts based on Company allocation methodologies (for example, allocating a portion of investment banking revenues to the individual segment; relative utilization of the Company's square footage for certain cost allocations).

                                                    1998                                       1997
----------------------------------------------------------------------------------------------------
                    Individual  Institutional       Total     Individual  Institutional        Total
====================================================================================================
Total revenues     $ 3,978,301   $ 3,271,281   $ 7,249,582   $ 3,556,246   $ 3,100,706   $ 6,656,952
Net interest
   revenues            314,078       194,162       508,240       274,762       143,812       418,574
Net revenues         3,373,456     1,031,658     4,405,114     3,082,359     1,030,043     4,112,402
Depreciation and
   amortization         49,639        24,657        74,296        37,637        31,063        68,700
Income before
   taxes and
   minority
   interest            494,666       220,341       715,007       443,376       229,731       673,107
Total assets        18,330,427    35,845,494    54,175,921    14,736,069    42,328,964    57,065,033
Expenditures
   for long-
   lived assets         89,460        91,957       181,417        45,950        44,997        90,947
====================================================================================================

                                                     1996
------------------------------------------------------------
                    Individual    Institutional     Total
============================================================
Total revenues       $ 3,123,568   $ 2,582,398   $ 5,705,966
Net interest
   revenues              214,581       124,402       338,983
Net revenues           2,765,401       969,811     3,735,212
Depreciation and
   amortization           26,898        37,218        64,116
Income before
   taxes and
   minority
   interest              345,986       214,047       560,033
Total assets          12,485,301    40,028,199    52,513,500
Expenditures
   for long-
   lived assets           36,150        15,433        51,583
============================================================


The following presents information about the Company's operations by geographic area:

                                                    1998                                    1997
--------------------------------------------------------------------------------------------------
                 United States    Non-U.S.(1)      Total  United States   Non-U.S.(1)      Total
==================================================================================================
Total revenues   $ 7,001,967   $   247,615   $ 7,249,582   $ 6,461,976   $   194,976   $ 6,656,952
Net revenues       4,239,413       165,701     4,405,114     3,965,289       147,113     4,112,402
Income before
   taxes and
   minority
   interest          677,646        37,361       715,007       647,268        25,839       673,107
Total assets      44,691,427     9,484,494    54,175,921    46,610,462    10,454,571    57,065,033
==================================================================================================


                                                   1996
---------------------------------------------------------
                  United States   Non-U.S.(1)      Total
=========================================================
Total revenues    $ 5,516,443   $   189,523   $ 5,705,966
Net revenues        3,576,442       158,770     3,735,212
Income before
   taxes and
   minority
   interest           526,422        33,611       560,033
Total assets       39,549,604    12,963,896    52,513,500
=========================================================


(1) Predominantly the United Kingdom

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS AND STOCKHOLDERS OF PAINE WEBBER GROUP INC.

We have audited the accompanying consolidated statements of financial condition of Paine Webber Group Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paine Webber Group Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                            /s/ Ernst & Young LLP



New York, New York

February 1, 1999

COMMON STOCK AND QUARTERLY INFORMATION


COMMON STOCK DIVIDEND HISTORY

During 1998, Paine Webber Group Inc. continued its policy of paying quarterly common stock dividends. Dividends declared during the last twelve quarters were as follows:

Calendar Quarter                4th      3rd        2nd       1st
=================================================================
1998                           $.11     $.11       $.11      $.11
1997                            .11     .10         .10       .10
1996                            .08     .08         .08       .08
=================================================================

   On February 4, 1999, Paine Webber Group Inc. declared a 1999 first quarter dividend of $.11 per share. However, there is no assurance that dividends will continue to be paid in the future, since they are dependent upon income, financial condition and other factors, including the restrictions described in
Note 7 in the Notes to Consolidated Financial Statements.

MARKET FOR COMMON STOCK

The common stock of Paine Webber Group Inc. is listed on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange. The following table summarizes the high and low sales prices per share of the common stock as reported on the Composite Tape for the periods indicated:

                                                      High              Low
===========================================================================
CALENDAR 1998
4th Quarter                                         $44.50           $20.38
3rd Quarter                                          53.38            29.25
2nd Quarter                                          49.44            39.44
1st Quarter                                          43.13            28.69
===========================================================================
CALENDAR 1997
4th Quarter                                         $37.38           $26.33
3rd Quarter                                          32.67            23.50
2nd Quarter                                          25.25            18.58
1st Quarter                                          26.00            18.17
===========================================================================

   On February 12, 1999, the last reported sale price per share of Paine Webber Group common stock on the NYSE was $34.38. The approximate number of holders of record of Paine Webber Group Inc. common stock as of the close of business on February 12, 1999 was 6,378.

QUARTERLY FINANCIAL INFORMATION (Unaudited)

                                                                               Income before                   Earnings per
(In thousands of dollars                        Total               Net            taxes and        Net        common share
except per share amounts)                    Revenues          Revenues    minority interest       Income      Basic/Diluted
===========================================================================================================================
CALENDAR 1998
4th Quarter                                $1,735,041        $1,096,493         $166,214          $100,427         $.66/.63
3rd Quarter                                 1,809,148         1,031,476          138,599            82,892          .54/.51
2nd Quarter                                 1,900,283         1,162,168          211,999           129,501          .88/.82
1st Quarter                                 1,805,110         1,114,977          198,195           120,735          .82/.77
===========================================================================================================================
CALENDAR 1997
4th Quarter                                $1,745,036        $1,069,685         $175,304          $108,708         $.75/.68
3rd Quarter                                 1,764,456         1,081,943          181,572           112,782          .78/.70
2nd Quarter                                 1,619,769           975,940          151,327            93,124          .66/.58
1st Quarter                                 1,527,691           984,834          164,904           100,835          .72/.62
===========================================================================================================================

   The sum of the quarterly earnings per share amounts does not equal the annual amount reported, as per share amounts are computed independently for each quarter and the full year based on respective weighted-average common and common equivalent shares outstanding during each period.

FIVE-YEAR FINANCIAL SUMMARY
(In thousands of dollars except share and per share amounts)

Years Ended December 31,        1998                 1997                1996               1995(1)               1994(2)
--------------------------------------------------------------------------------------------------------------------------------
                              Amount     %          Amount    %        Amount    %        Amount       %        Amount        %
================================================================================================================================
REVENUES
COMMISSIONS
Listed securities
   and options             $  992,816    22.5  $  884,341     21.5  $  821,499    22.0  $  816,517     24.4  $  580,323      22.9
Mutual funds and
   insurance                  438,598    10.0     415,855     10.1     380,982    10.2     302,654      9.0     279,688      11.0
Over-the-counter
   securities and other       209,869     4.8     196,595      4.8     178,994     4.8     153,595      4.6     110,283       4.4
                           ------------------------------------------------------------------------------------------------------
                            1,641,283    37.3   1,496,791     36.4   1,381,475    37.0   1,272,766     38.0     970,294      38.3
                           ------------------------------------------------------------------------------------------------------
PRINCIPAL TRANSACTIONS
Taxable fixed income          451,668    10.3     514,976     12.5     500,391    13.4     396,787     11.8      56,221       2.2
Equities                      279,720     6.3     408,969      9.9     379,446    10.2     377,650     11.3     324,178      12.8
Municipals                    137,419     3.1     131,703      3.2     143,778     3.8     139,764      4.2     139,039       5.5
                           ------------------------------------------------------------------------------------------------------
                              868,807    19.7   1,055,648     25.6   1,023,615    27.4     914,201     27.3     519,438      20.5
                           ------------------------------------------------------------------------------------------------------
ASSET MANAGEMENT              713,570    16.2     542,755     13.2     453,267    12.1     399,540     11.9     356,368      14.1
                           ------------------------------------------------------------------------------------------------------
INVESTMENT BANKING
Underwriting fees,
   management fees and
   selling concessions:
   Corporate securities       265,721     6.0     249,777      6.1     226,063     6.1     207,499      6.2     181,086       7.1
   Municipal obligations      117,978     2.7      76,964      1.9      53,914     1.4      43,578      1.3      39,641       1.6
Private placement
   and other fees             147,273     3.3     133,260      3.2     111,187     3.0      75,700      2.2      63,776       2.5
                           ------------------------------------------------------------------------------------------------------
                              530,972    12.0     460,001     11.2     391,164    10.5     326,777      9.7     284,503      11.2
                           ------------------------------------------------------------------------------------------------------
OTHER                         142,242     3.2     138,633      3.4     146,708     3.9     150,056      4.5     138,902       5.5
                           ------------------------------------------------------------------------------------------------------
INTEREST                    3,352,708    76.1   2,963,124     72.1   2,309,737    61.9   2,256,750     67.4   1,694,572      66.8
                           ------------------------------------------------------------------------------------------------------
TOTAL REVENUES              7,249,582   164.5   6,656,952    161.9   5,705,966   152.8   5,320,090    158.8   3,964,077     156.4
=================================================================================================================================
INTEREST EXPENSE            2,844,468   (64.5)  2,544,550    (61.9)  1,970,754   (52.8)  1,969,811    (58.8)  1,428,653     (56.4)
                           ------------------------------------------------------------------------------------------------------
NET REVENUES               $4,405,114   100.0  $4,112,402    100.0  $3,735,212   100.0  $3,350,279    100.0  $2,535,424     100.0
=================================================================================================================================

FIVE-YEAR FINANCIAL SUMMARY
(In thousands of dollars except share and per share amounts)

Years Ended December 31,                  1998                    1997                       1996
----------------------------------------------------------------------------------------------------------------
                                         Amount         %        Amount          %         Amount          %
================================================================================================================
NON-INTEREST EXPENSES
Compensation
   and benefits                   $  2,601,364       59.1    $  2,420,296       58.9    $  2,219,129      59.4
Office and equipment                   301,845        6.9         275,532        6.7         267,006       7.1
Communications                         154,272        3.5         153,285        3.7         153,301       4.1
Business development                   103,287        2.3          82,099        2.0          75,981       2.0
Brokerage, clearing and
   exchange fees                        97,430        2.2          86,808        2.1          87,839       2.4
Professional services                  123,265        2.8         129,066        3.1         108,123       2.9
Other                                  308,644        7.0         292,209        7.1         263,800       7.1
                                  ------------------------------------------------------------------------------
TOTAL NON-INTEREST
EXPENSES                             3,690,107       83.8       3,439,295       83.6       3,175,179      85.0
                                  ------------------------------------------------------------------------------
Income before taxes
   and minority interest               715,007       16.2         673,107       16.4         560,033      15.0
Provision for income taxes             249,208        5.7         228,626        5.6         194,649       5.2
                                  ------------------------------------------------------------------------------
Income before minority interest        465,799       10.5         444,481       10.8         365,384       9.8
Minority interest                       32,244        0.7          29,032        0.7           1,034       0.0
                                  ------------------------------------------------------------------------------
NET INCOME                        $    433,555        9.8    $    415,449       10.1    $    364,350       9.8
================================================================================================================
EARNINGS PER
COMMON SHARE(3)
Basic                             $       2.91                $      2.84                $      2.55
Diluted                           $       2.72                $      2.56                $      2.24
                                  ------------------------------------------------------------------------------
WEIGHTED-AVERAGE
COMMON SHARES(3)
Basic                              140,863,761                 135,943,063                131,547,207
Diluted                            150,611,425                 153,347,984                153,829,662
                                  ------------------------------------------------------------------------------
DIVIDENDS DECLARED
PER SHARE:
Common stock(3)                    $       .44                $        .41               $        .32
Preferred stock:
   Redeemable
      Preferred Stock              $      9.00                $       9.00               $       9.00
   Convertible
      Preferred Stock              $       --                 $       6.00               $       6.00
================================================================================================================

Years Ended December 31,              1995(1)                 1994(2)
----------------------------------------------------------------------------------
                                    Amount          %        Amount              %
==================================================================================
NON-INTEREST EXPENSES
Compensation
   and benefits                   $  2,004,585     59.8    $  1,546,467       61.0
Office and equipment                   266,291      7.9         225,375        8.9
Communications                         149,047      4.5         130,095        5.1
Business development                    90,752      2.7          85,430        3.4
Brokerage, clearing and
   exchange fees                        93,657      2.8          82,577        3.2
Professional services                  101,911      3.0          78,856        3.1
Other                                  541,359     16.2         342,239       13.5
                                 -------------------------------------------------
TOTAL NON-INTEREST
EXPENSES                             3,247,602     96.9       2,491,039       98.2
                                 -------------------------------------------------
Income before taxes
   and minority interest               102,677      3.1          44,385        1.8
Provision for income taxes              21,927      0.7          12,754        0.5
                                 -------------------------------------------------
Income before minority interest         80,750      2.4          31,631        1.3
Minority interest                         --        0.0            --          0.0
                                 -------------------------------------------------
NET INCOME                        $     80,750      2.4    $     31,631        1.3
==================================================================================
EARNINGS PER
COMMON SHARE(3)
Basic                             $       0.37             $       0.28
Diluted                           $       0.35             $       0.26
                                 -------------------------------------------------
WEIGHTED-AVERAGE
COMMON SHARES(3)
Basic                              138,045,626              107,539,530
Diluted                            152,268,070              123,955,127
                                 -------------------------------------------------
DIVIDENDS DECLARED
PER SHARE:
Common stock(3)                   $        .32             $        .32
Preferred stock:
   Redeemable
      Preferred Stock             $       9.00             $         --
   Convertible
      Preferred Stock             $       6.00             $         --
==================================================================================

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

(3) All share and per share data reflect a three-for-two common stock split in November 1997 and March 1994.

CORPORATE INFORMATION

PAINE WEBBER GROUP INC.
1285 Avenue of the Americas
New York, NY 10019-6028
212-713-2000

PAINE WEBBER GROUP INC. OFFICERS

DONALD B. MARRON
Chairman and Chief Executive officer

THEODORE A. LEVINE
Senior Vice President,
General Counsel and Secretary

REGINA A. DOLAN
Senior Vice President and
Chief Financial officer

F. DANIEL CORKERY
Vice President

FRANK A. LENTI
Vice President

WILLIAM J. NOLAN
Treasurer

GERALDINE L. BANYAI
Assistant Secretary

PAINE WEBBER GROUP INC. BOARD OF DIRECTORS

E. GARRETT BEWKES, JR.
Private Investor

RETO BRAUN
Chief Executive officer
SWISS POST

REGINA A. DOLAN
Senior Vice President,
Chief Financial officer
PAINE WEBBER GROUP INC.

FRANK P. DOYLE
Executive Vice President (retired)
GENERAL ELECTRIC COMPANY

JOSEPH J. GRANO, JR.
President,
PAINEWEBBER INCORPORATED

JAMES W. KINNEAR
Retired President and
Chief Executive Officer
TEXACO INC.

NAOSHI KIYONO
Managing Director
THE YASUDA MUTUAL LIFE INSURANCE COMPANY

ROBERT M. LOEFFLER
Retired Attorney, Formerly Of Counsel
WYMAN, BAUTZER, KUCHEL & SILBERT
(law firm)

DONALD B. MARRON
Chairman of the Board and
Chief Executive officer
PAINE WEBBER GROUP INC.

EDWARD RANDALL III
Private Investor

HENRY ROSOVSKY
Professor Emeritus
HARVARD UNIVERSITY

YOSHINAO SEKI
Senior Managing Director and
Chief Investment officer
THE YASUDA MUTUAL LIFE INSURANCE COMPANY

JOHN R. TORELL III
Chairman of the Board
TORELL MANAGEMENT, INC.

PAINEWEBBER INCORPORATED BOARD OF DIRECTORS

DONALD B. MARRON
Chairman

MARGO N. ALEXANDER

TERRY L. ATKINSON

BRIAN M. BAREFOOT

STEVEN P. BAUM

MICHAEL CULP

REGINA A. DOLAN

JOSEPH J. GRANO, JR.

EDWARD M. KERSCHNER

JAMES P. MACGILVRAY

ROBERT H. SILVER

MARK B. SUTTON

CORPORATE INFORMATION


PAINEWEBBER INCORPORATED OPERATING COMMITTEE


SCOTT G. ABBEY
Executive Vice President

MARGO N. ALEXANDER
Executive Vice President

MARK D. ALTMAN
Managing Director

TERRY L. ATKINSON
Managing Director

BRIAN M. BAREFOOT
Executive Vice President

JONATHAN R. BAUM
Managing Director

STEVEN P. BAUM
Executive Vice President

GERALD A. BLITSTEIN
Managing Director

BRENDAN D. BOYLE
Senior Vice President

JOHN BRANIFF
Managing Director

DONALD C. CACCIAPAGLIA
Managing Director

DANIEL J. CALLAHAN
Managing Director

ARTHUR D. CASHIN
Managing Director

ROBERT C. CLARK
Senior Vice President

J. SCOTT COBURN
Managing Director

JOHN COUGHLIN
Managing Director

MICHAEL B. CULP
Managing Director

ROGER J. CURYLO
Senior Vice President

PATRICK O. DAVIS
Managing Director

RICHARD P. DEL BELLO
Managing Director

REGINA A. DOLAN
Executive Vice President

TERRENCE E. FANCHER
Managing Director

LEE FEINBERG
Senior Vice President

DIANE FRIMMEL
Executive Vice President

LEE C. GATEWOOD
Managing Director

MARTEN S. HOEKSTRA
Executive Vice President

GREGORY JEDDIS
Managing Director

WILLIAM B. KEENA
Managing Director

I. B. KRIM
Senior Vice President

GUSTAVO A. LARRAMENDI
Managing Director

MATTHEW LEVITAN
Executive Vice President

JAMES P. MACGILVRAY
Executive Vice President

JOEL J. MCKOAN
Managing Director

JOSEPH L. MOREA
Managing Director

THOMAS C. NARATIL
Senior Vice President

CHARLES H. NOBS
Senior Vice President

WILLIAM J. NOLAN
Executive Vice President

DONGWOOK PARK
Managing Director

DONNA C. PETERMAN
Senior Vice President

JOSEPH A. PISCINA
Managing Director

MICHAEL G. RICCIARDI
Managing Director

STEVEN A. SCHWIMMER
Senior Vice President

KATHLEEN M. SHANAHAN
Vice President

ROBERT H. SILVER
Executive Vice President

RAMESH SINGH
Managing Director

J. RICHARD SIPES
Executive Vice President

JULIAN SLUYTERS
Senior Vice President

MARK B. SUTTON
Executive Vice President

JOHN A. TAYLOR
Managing Director

ROBERT E. WEEDEN
Managing Director

SUBSIDIARIES AND AFFILIATED COMPANIES


PAINEWEBBER INTERNATIONAL OFFICES


GENEVA
13 Cours de Rive
1211 Geneva 3
Switzerland
41-22-849-0707

LONDON
1 Finsbury Avenue
London EC2M 2PA
England
44-171-422-2000

MAYAGUEZ
45 Andalucia Street, Suite 202
Mayaguez
Puerto Rico 00680
787-805-0300

PONCE
35 Isabel Street
Ponce
Puerto Rico 00731
787-843-8905

SAN Juan
American International Plaza
Penthouse
250 Munoz Rivera Avenue
Hato Rey
Puerto Rico 00918-1918
787-250-3600

SINGAPORE
80 Raffles Place
#13-20 UOB Plaza 2
Singapore 0104
65-323-0188

TOKYO
Asahi Seimei Hibiya
Building 3F
1-5-1 Yuraku-Cho
Chiyoda-Ku, Tokyo 100-0006
Japan
813-3593-5200

ZURICH
Talacker 41
8001 Zurich
Switzerland
411-226-3344

===============================================

PAINEWEBBER INTERNATIONAL BANK LTD
1 Finsbury Avenue
London EC2M 2PA
England
44-171-422-2000

PAINEWEBBER INTERNATIONAL (UK) LTD
1 Finsbury Avenue
London EC2M 2PA
England
44-171-422-2000

===============================================

PAINE WEBBER REAL ESTATE SECURITIES INC.
1285 Avenue of the Americas
New York, NY 10019-6028

MITCHELL HUTCHINS ASSET MANAGEMENT INC.
1285 Avenue of the Americas
New York, NY 10019-6028

MITCHELL HUTCHINS INSTITUTIONAL INVESTORS INC.
1285 Avenue of the Americas
New York, NY 10019-6028

PAINEWEBBER CAPITAL INC.
1285 Avenue of the Americas
New York, NY 10019-6028

PAINE WEBBER DEVELOPMENT CORPORATION
1285 Avenue of the Americas
New York, NY 10019-6028

PAINE WEBBER PROPERTIES INCORPORATED
1285 Avenue of the Americas
New York, NY 10019-6028

PW TRUST COMPANY
1200 Harbor Boulevard
Weehawken, NJ 07087-6725

CORRESPONDENT SERVICES CORPORATION
120 Broadway
New York, NY 10271-0002

PAINEWEBBER SERVICES INCORPORATED
1000 Harbor Boulevard
Weehawken, NJ 07087-6725

PAINEWEBBER LIFE INSURANCE COMPANY
601 6th Avenue
Des Moines, IA 50309-1605

BRANCH LOCATIONS
NORTHEAST

BARRY BUCHSBAUM
E.V.P., Division Manager

Albany, N.Y.

Andover, Mass.

Bangor, Maine

Bedford, N.H.

Boston, Mass.

Buffalo, N.Y.

Burlington, Vt.

Chatham, Mass.

Cherry Hill, N.J.

Concord, N.H.

Darien, Conn.

East Hampton, N.Y.

Florham Park, N.J.

Flushing, N.Y.

Garden City, N.Y.

Glens Falls, N.Y.

Greenwich, Conn.

Hackensack, N.J.

Hartford, Conn.

Hingham, Mass.

Huntington, N.Y.

Hyannis, Mass.

Manalapan, N.J.

Manhasset, N.Y.

Marblehead, Mass.

Melville, N.Y.

Metro Park, N.J.

Middlebury, Conn.

Morristown, N.J.

New Haven, Conn.

New London, Conn.

New York, N.Y.

Newtown, Pa.

Northfield, N.J.

Norwich, Conn.

Paramus, N.J.

Peabody, Mass.

Pearl River, N.Y.

Pittsfield, Mass.

Plattsburgh, N.Y.

Port Jefferson, N.Y.

Portland, Maine

Portsmouth, N.H.

Princeton, N.J.

Providence, R.I.

Red Bank, N.J.

Rochester, N.Y.

Rockland, Maine

Smithtown, N.Y.

Southampton, N.Y.

Springfield, Mass.

Stamford, Conn.

Syracuse, N.Y.

Tarrytown, N.Y.

Wellesley, Mass.

Westfield, N.J.

Westport, Conn.

White Plains, N.Y.

Worcester, Mass.

SOUTHERN

WILLIAM KENNEDY
E.V.P., Division Manager

Akron, Ohio

Altoona, Pa.

Atlanta, Ga.

Aventura, Fla.

Baltimore, Md.

Beachwood, Ohio

Bethesda, Md.

Bethlehem, Pa.

Birmingham, Ala.

Boca Raton, Fla.

Bradford, Pa.

Bristol, Tenn.

Charlotte, N.C.

Charlottesville, Va.

Cincinnati, Ohio

Clearwater, Fla.

Cleveland, Ohio

Columbus, Ohio

Coral Gables, Fla.

Corry, Pa.

Dayton, Ohio

Daytona Beach, Fla.

Destin, Fla.

Durham, N.C.

Erie, Pa.

Fayetteville, N.C.

Fort Lauderdale, Fla.

Fort Myers, Fla.

Gainesville, Fla.

Greensboro, N.C.

Greensburg, Pa.

Greenville, S.C.

Hendersonville, N.C.

Hunt Valley, Md.

Hurstbourne, Ky.

Jackson, Miss.

Jackson, Tenn.

Jacksonville, Fla.

Jamestown, N.Y.

Jenkintown, Pa.

Johnstown, Pa.

Kenwood, Ohio

Knoxville, Tenn.

Lexington, Ky.

Little Rock, Ark.

Louisville, Ky.

Maryville, Tenn.

McLean, Va.

Melbourne, Fla.

Memphis, Tenn.

Miami, Fla.

Naples, Fla.

Nashville, Tenn.

New Albany, Ky.

New Kensington, Pa.

Norfolk, Va.

North Palm Beach, Fla.

Oak Ridge, Tenn.

Ocala, Fla.

Orlando, Fla.

Paducah, Ky.

Palm Beach, Fla.

Pensacola, Fla.

Philadelphia, Pa.

Pittsburgh, Pa.

Ponte Vedra, Fla.

Radnor, Pa.

Raleigh, N.C.

Richmond, Va.

Roanoke, Va.

Rockville, Md.

St. Petersburg, Fla.

St. Simons Island, Ga.

Salem, S.C.

Sarasota, Fla.

Stuart, Fla.

Tampa, Fla.

Toledo, Ohio

Troy, Ohio

Upper Arlington, Ohio

Venice, Fla.

Vero Beach, Fla.

Virginia Beach, Va.

Washington, D.C.

West Palm Beach, Fla.

Wilkes-Barre, Pa.

Winston-Salem, N.C.

Youngstown, Ohio

CENTRAL

HUGH O'HARE
E.V.P., Division Manager

Albuquerque, N.M.

Anderson, Ind.

Aspen, Colo.

Atlantic, Iowa

Austin, Texas

Baton Rouge, La.

Beaumont, Texas

Birmingham, Mich.

Boulder, Colo.

Bryan/College

      Station, Texas

Chesterfield, Mo.

Chicago, Ill.

Clayton, Mo.

Colorado Springs, Colo.

Corpus Christi, Texas

Dallas, Texas

Denver, Colo.

Des Moines, Iowa

Detroit, Mich.

Duluth, Minn.

Farmington Hills, Mich.

Flint, Mich.

Fort Collins, Colo.

Fort Wayne, Ind.

Fort Worth, Texas

Grand Forks, N.D.

Grand Rapids, Mich.

Greeley, Colo.

Hibbing, Minn.

Hinsdale, Ill.

Houston, Texas

Hurst, Texas

Indianapolis, Ind.

Kansas City, Mo.

Kingwood, Texas

Lafayette, La.

Lansing, Mich.

Lincoln, Neb.

Livonia, Mich.

Longview, Texas

Madison, Wis.

McAllen, Texas

Midland, Texas

Milwaukee, Wis.

Minneapolis, Minn.

Minnetonka, Minn.

Muskegon, Mich.

Muskogee, Okla.

New Orleans, La.

Northbrook, Ill.

Oakbrook Terrace, Ill.

Oklahoma City, Okla.

Omaha, Neb.

Overland Park, Kan.

Rochester, Mich.

St. Louis, Mo.

St. Paul, Minn.

San Angelo, Texas

San Antonio, Texas

Santa Fe, N.M.

Schaumburg, Ill.

Sioux Falls, S.D.

Sugarland, Texas

Topeka, Kan.

Traverse City, Mich.

Troy, Mich.

Tulsa, Okla.

Tyler, Texas

Vail, Colo.

Virginia, Minn.

Waco, Texas

Wauwatosa, Wis.

Wayzata, Minn.

West Beaumont, Texas

Wichita, Kan.

WESTERN

MICHAEL DAVIS
E.V.P., Division Manager

Alameda, Calif.

Anchorage, Alaska

Bakersfield, Calif.

Bellevue, Wash.

Bend, Ore.

Beverly Hills, Calif.

Billings, Mont.

Bozeman, Mont.

Brea, Calif.

Carlsbad, Calif.

Carmel, Calif.

Century City, Calif.

Chico, Calif.

Encino, Calif.

Fresno, Calif.

Grass Valley, Calif.

Hemet, Calif.

Hilo, Hawaii

Honolulu, Hawaii

Kennewick, Wash.

La Jolla, Calif.

Las Vegas, Nev.

Long Beach, Calif.

Los Angeles, Calif.

Medford, Ore.

Menlo Park, Calif.

Merced, Calif.

Mission Viejo, Calif.

Napa, Calif.

Newport Beach, Calif.

Newport Center, Calif.

Orange, Calif.

Palm Desert, Calif.

Palo Alto, Calif.

Pasadena, Calif.

Phoenix, Ariz.

Portland, Ore.

Rancho Bernardo, Calif.

Redlands, Calif.

Reno, Nev.

Riverside, Calif.

Roseville, Calif.

Sacramento, Calif.

Salinas, Calif.

Salt Lake City, Utah

San Diego, Calif.

San Francisco, Calif.

San Jose, Calif.

San Mateo, Calif.

Santa Barbara, Calif.

Santa Rosa, Calif.

Scottsdale, Ariz.

Seattle, Wash.

Sedona, Ariz.

Spokane, Wash.

Stockton, Calif.

Sun City, Ariz.

Sun Valley, Idaho

Tuscon, Ariz.

Ventura, Calif.

Wailuku, Hawaii

Walnut Creek, Calif.

Whitefish, Mont.

Woodland Hills, Calif.

CORPORATE DATA


HEADQUARTERS

The PaineWebber Building
1285 Avenue of the Americas
New York, NY 10019-6028
212-713-2000

Lincoln Harbor Facility
1000-1200 Harbor Boulevard
Weehawken, NJ 07087-6725
201-902-3000

Internet address:
www.painewebber.com


SHAREHOLDER INQUIRIES

For information regarding your shares of Paine Webber Group Inc. Common Stock, please contact:

Assistant Secretary
212-713-3224

FINANCIAL INFORMATION

Investors, securities analysts and others desiring financial information should contact:
Investor Relations
212-713-3641

TRANSFER AGENT AND REGISTRAR

Chase Mellon
Shareholder Services L.L.C.
Overpeck Centre
85 Challenger Road
Ridgefleld Park, NJ 07660
Domestic Holders 1-800-851-9677
Foreign Holders 201-329-8660
Hearing Impaired 1-800-231-5469
www.chasemellon.com

AUDITORS

Ernst & Young LLP
787 Seventh Avenue
New York, NY 10019-6013

STOCK, DEBT AND TRUST SECURITIES LISTINGS

Paine Webber Group Inc. Common Stock (trading symbol PWJ) is listed on the New York Stock Exchange and the Pacific Stock Exchange. The Stock Index Return Securities on the Standard and Poor's MidCap 400 Index due June 2, 2000 are listed on the American Stock Exchange. The 8.30% Preferred Trust Securities of PWG Capital Trust I and the 8.08% Preferred Trust Securities of PWG Capital Trust II are listed on the New York Stock Exchange.

10-K

The annual report to the Securities and Exchange Commission on Form 10-K will be available in March 1999. A copy may be obtained upon request in writing or by telephone to Assistant Secretary, Paine Webber Group Inc.



64