Form 10-K405, Exhibit 13
period 1999-12-31
PAINE WEBBER GROUP INC
filed 2000-03-30
CIK 75754

MANAGEMENT'S DISCUSSION AND ANALYSIS



>> BUSINESS DESCRIPTION -- PAINE WEBBER GROUP INC. ("PWG") IS A HOLDING COMPANY WHICH, TOGETHER WITH ITS OPERATING SUBSIDIARIES (COLLECTIVELY, THE "COMPANY"), FORMS ONE OF THE LARGEST FULL-SERVICE SECURITIES FIRMS IN THE U.S. FOUNDED IN 1879, THE COMPANY EMPLOYS APPROXIMATELY 19,620 PEOPLE IN 315 OFFICES WORLDWIDE.




The Company's principal line of business is to serve the investment and capital needs of individual and institutional clients through its broker-dealer subsidiary, PaineWebber Incorporated ("PWI"), and other specialized subsidiaries. The Company's business activities are divided along two operating segments: Individual and Institutional. The Individual segment provides financial products and services to individual clients and includes principally the Private Client Group, Asset Management, and Transaction Services groups. The Institutional segment delivers similar products and services to institutional clients and includes the Capital Markets group. These interrelated business groups utilize common operational and administrative personnel and facilities. The Company holds memberships in the major securities and commodities exchanges in the United States, and makes a market in many securities traded on the National Association of Securities Dealers Automated Quotation system ("NASDAQ") or in other over-the-counter markets.


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


The Asset Management group is comprised of Mitchell Hutchins Asset Management Inc., which includes the Mitchell Hutchins Investment Advisory division, Mitchell Hutchins Institutional Investors Inc., NewCrest Advisors Inc. and DSI International Management, Inc. The Asset Management group provides investment advisory and portfolio management services to mutual funds, institutions, pension funds, endowment funds, individuals and trusts.


The Transaction Services group includes the correspondent services, prime brokerage and securities lending businesses, as well as floor trading operations. Through Correspondent Services Corporation [csc], the Company provides execution and clearing services to correspondent broker-dealers to support transactions for their individual customers.


Capital Markets is comprised of Research, Global Fixed Income, Global Equities, Commercial Real Estate and Investment Banking.


The Research group provides investment advice to institutional and individual investors, and other business areas of the Company, covering approximately 800 companies in 52 industries.


Through the Global Fixed Income and Global Equities groups, the Company places securities for, and executes trades on behalf of, institutional clients both domestically and internationally. The Company also takes positions in fixed income securities, listed and over-the-counter equity securities to facilitate client transactions or for its own account. As part of the Company's principal investing activities, the Company holds private debt and equity investments and direct equity investments in partnerships and other entities that invest in fixed income securities, equity securities and other financial instruments.


The Commercial Real Estate group provides a full range of capital market services to real estate clients, including underwriting of debt and

                                                              >> PAINEWEBBER /25

MANAGEMENT'S DISCUSSION AND ANALYSIS



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


The Company's businesses operate in some of the most highly regulated industries. Violations of applicable regulations can result in the revocation of broker-dealer or futures commission merchant licenses, the imposition of censures or fines, and the suspension or expulsion of a firm, its officers or employees. The Company's businesses are regulated by various agencies, including the Securities and Exchange Commission ("SEC"), the New York Stock Exchange ("NYSE"), the Commodity Futures Trading Commission ("CFTC"), the National Association of Securities Dealers, and the Securities and Futures Authority.


The Company's principal business activities are, by their nature, affected by many factors, including general economic and financial conditions, the level and volatility of interest rates, currency and security valuations, competitive conditions, counterparty risk, transactional volume, market liquidity and technological changes. As a result, revenues and profitability have been in the past, and are likely to continue to be, subject to fluctuations reflecting the impact of these factors.


Certain statements included in this discussion and in other parts of this annual report include "forward-looking statements" that involve known and unknown risks and uncertainties including (without limitation) those mentioned above, the impact of current, pending and future legislation and regulation, and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. The Company disclaims any obligation or undertaking to update publicly or revise any forward-looking statements.


GENERAL BUSINESS ENVIRONMENT
The business environment was generally favorable in 1999, and less volatile than in 1998. The domestic economic background was positive as the U.S. Real Gross Domestic Product increased 4.0 percent, versus 4.3 percent in 1998, and inflation, as measured by the Consumer Price Index, was 2.7 percent, versus the 1998 rate of 1.6 percent. The S&P 500 Index appreciated 20 percent in 1999, versus 27 percent in 1998, and the NASDAQ Composite Index rose 86 percent, versus 40 percent in 1998. The yield on the thirty-year U.S. Treasury bond rose from 5.09 percent at the end of 1998 to 6.48 percent at the end of 1999.


Many indicators of the securities industry's health were positive. Average daily volume increased approximately 20 percent on the NYSE and approximately 33 percent on the NASDAQ. The value of U.S. mergers and acquisitions increased over 7 percent while total U.S. debt and equity offerings declined only slightly, or
1.5 percent, from 1998 levels. The net flow of capital into U.S. equity mutual funds in 1999 was $187.5 billion, up 18.1 percent from $158.8 billion in 1998.


Financial markets were considerably less volatile in 1999 than 1998, when investors were alarmed by economic weakness in foreign economies (particularly
Asia), by the default of Russia on its external obligations, and by weaker U.S. corporate profit growth. Financial markets did not experience problems of comparable magnitude in 1999. With economic growth improving outside the U.S. and commodity prices trending up, corporate profit growth improved. Operating profits of the S&P 500 increased approximately 14 percent in 1999. Responding to the positive trend in global economic growth, the Federal Reserve tightened monetary policy during 1999, with the federal funds rate rising from 4.75 percent to 5.5 percent between June and November. This rise in the federal funds rate, combined with generally rising commodity prices, continued strong economic growth in the U.S., and improving economic growth in many foreign economies, led to the aforementioned 139 basis point rise in the yield on the thirty-year U.S. Treasury bond during 1999.


RESULTS OF OPERATIONS
1999 Compared with 1998
Net income for the year ended December 31, 1999 was a record $628.6 million, a 45 percent increase over the previous record of $433.6 million earned during the year ended December 31, 1998. Earnings per common share were a record $4.18 per basic share ($3.95 per diluted share) for the year ended December 31, 1999 before giving effect to a charge to stockholders' equity of $59.9 million resulting from the redemption of the Company's preferred stock during the fourth quarter. The charge to stockholders' equity reflects the difference between the par value and the carrying value of the preferred stock as of the December 16, 1999 redemption date and although not affecting net income, reduced earnings per common share by $0.41 per basic share ($0.39 per diluted share) for the year ended December 31, 1999. Including the charge, earnings per common share were

>> PAINEWEBBER  / 26

MANAGEMENT'S DISCUSSION AND ANALYSIS

$3.77 per basic share ($3.56 per diluted share) for the year ended December 31, 1999. Earnings per common share for the prior year period were $2.91 per basic share ($2.72 per diluted share).


Revenues, net of interest expense, were a record $5,290.2 million for 1999, an increase of 20 percent from the previous record $4,405.1 million in 1998.


Commission revenues earned during 1999 were a record $1,949.0 million, 19 percent higher than the previous record $1,641.3 million earned in 1998, reflecting increases in both individual and institutional businesses. Commissions on listed securities and options increased $122.7 million, or 12 percent, mutual fund and insurance commissions increased $106.5 million, or 24 percent, and commissions from over-the-counter securities and other commissions increased $78.5 million, or 37 percent.


Principal transactions revenues increased to a record $1,110.1 million, or 28 percent higher than the 1998 level of $868.8 million driven by improved results in taxable fixed income, equities and municipals. The increase was in large part due to the improved market and economic conditions experienced during 1999 relative to the volatile conditions experienced during the second half of 1998. For financial reporting purposes, principal transactions revenues include realized and unrealized gains and losses on trading positions and principal investing activities, including hedges. In assessing the profitability of its trading activities, the Company views net interest and principal transactions revenues in the aggregate.


Asset management fees increased to a record $911.1 million, 28 percent higher than the previous record of $713.6 million primarily due to higher revenues earned on managed accounts and proprietary mutual funds. Average assets in wrap and trust accounts during 1999 were approximately 48 percent higher than during 1998. Average assets under management in money market, institutional and long-term mutual funds increased to $62 billion during 1999 compared to $54 billion in 1998. At the end of 1999, total assets under management reached a record $68.8 billion. Contributing to the increase was the introduction of the PaineWebber Strategy Fund, a new equity fund managed by Mitchell Hutchins Asset Management Inc. which raised $2.1 billion in assets. Also, in December 1999, the Company acquired Decision Services Incorporated, an asset management firm specializing in enhanced index portfolio management.


Investment banking revenues were a record $558.2 million, 5 percent higher than the previous record $531.0 million earned during the prior year period, reflecting increases in private placement and other fees partially offset by declines in underwriting fees, management fees and selling concessions on lower volume of lead-managed and co-managed corporate and municipal issues. Contributing to the increase was the rise in mergers and acquisitions activity during the year.


Other revenues increased to a record $171.0 million, 20 percent higher than the 1998 level of $142.2 million, primarily due to an increase in customer transaction fees.


Net interest increased $82.6 million to a record $590.9 million, 16 percent higher than the prior year record $508.2 million. The net increase was principally due to an increased level of margin lending to clients during the year and lower funding costs.


Compensation and benefit expenses for 1999 increased $448.2 million, or 17 percent, versus 1998. The number of employees increased by 1,853 or 10 percent, during 1999, reflecting increases in Private Client Group financial advisors, related financial advisor support personnel, and technology specialists hired to implement the Company's technology initiatives. In addition, the Company's improved operating results for the year resulted in higher production-based compensation to Private Client Group financial advisors, and higher performance-based compensation. The ratio of compensation and benefits as a percentage of net revenues declined to 57.6 percent in 1999 versus 59.1 percent in 1998, as the growth in net revenues exceeded the growth in these expenses.


All other operating expenses increased $117.1 million, or 11 percent, from 1998. Office and equipment expenses increased $50.9 million, or 17 percent, due to an increase in office space and equipment necessary to support the additional headcount, as well as normal escalation charges, and higher depreciation associated with the firm's technology initiatives. Also, the number of sales offices increased from 303 at the end of 1998 to 315 at the end of 1999. Business development expenses increased $19.4 million, or 19 percent, reflecting higher costs associated with the Company's advertising campaign, PaineWebber EDGE(R) and PaineWebber InsightOne(SM). Communications expenses increased $13.8 million from the prior year, or 9 percent, due to the Company's implementation of advanced telecommunications technology related to the new fixed income and equity trading floors and the new Consultworks platforms, as well as additional headcount. Professional service fees increased $13.5 million, or 11 percent, due principally

                                                            >> PAINEWEBBER  / 27

MANAGEMENT'S DISCUSSION AND ANALYSIS

to financial advisor and other employee recruiting fees. The Company's cost containment efforts (including renegotiation of vendor contracts and review of market data usage) continued and served to partially offset the expenses related to growth initiatives noted above. Despite these increases, the Company's non-compensation expenses as a percentage of net revenues declined to 22.8 percent compared to 24.7 percent for 1998, as the growth in net revenues exceeded the growth in these expenses.


1998 COMPARED WITH 1997
Net income for the year ended December 31, 1998 was $433.6 million, a 4 percent increase over the $415.4 million earned during the year ended December 31, 1997. Earnings per common share were $2.91 per basic share ($2.72 per diluted share) compared to $2.84 per basic share ($2.56 per diluted share) for the prior year period. Revenues, net of interest expense, were $4,405.1 million for 1998, an increase of 7 percent from the previous record $4,112.4 million in 1997.


Commission revenues earned during 1998 were $1,641.3 million. This was 10 percent higher than the $1,496.8 million earned in 1997, reflecting increases in both individual and institutional businesses. Commissions on listed securities and options increased $108.5 million, or 12 percent, mutual fund and insurance commissions increased $22.7 million, or 5 percent, and commissions from over-the-counter securities and other commissions increased $13.3 million, or 7 percent.


Revenues from principal transactions decreased $186.8 million, or 18 percent from the 1997 level of $1,055.6 million. The decline was principally due to the market volatility experienced during the second half of 1998. During 1998, principal transactions revenues from equities and taxable fixed income declined
31.6 percent and 12.3 percent for the year, respectively, from the records established in the previous year, while results were relatively constant for municipal securities.


Asset management fees increased 31 percent to $713.6 million, primarily due to higher revenues earned on managed accounts and proprietary mutual funds. Average assets in wrap and trust accounts during 1998 were 40 percent higher than during 1997. Average assets under management in money market, institutional and long-term mutual funds increased to $54 billion during 1998 compared to $47 billion in 1997. Contributing to the increase was the introduction of several new Mitchell Hutchins Asset Management funds including the Managed High Yield Fund and the LIR Select Fund.


Investment banking revenues were $531.0 million, 15 percent higher than the $460.0 million earned during the prior year period, reflecting increases in private placement and other fees, and underwriting fees, management fees and selling concessions. Benefiting from the increased levels of activity industry-wide, the Company increased its volume of lead-managed and co-managed municipal issues, as well as increased mergers and acquisitions during the year.


Net interest increased $89.7 million, or 21 percent to $508.2 million. Interest revenue was $3,352.7 million, 13 percent higher than the $2,963.1 million earned in the prior year period due to an increased level of trading positions and margin lending to clients during the year. Interest expense increased 12 percent to $2,844.5 million, principally due to higher levels of securities sold under agreements to repurchase, securities loaned and short-term borrowings during the year.


Compensation and benefit expenses for 1998 increased $181.1 million, or 7 percent, versus 1997. The number of employees increased by 1,140 or 7 percent, during 1998, reflecting an additional 702 Private Client Group financial advisors, as well as related financial advisor support personnel and technology support personnel. In addition, the Company's improved operating results for the year resulted in higher production-based compensation to Private Client Group financial advisors, and higher performance-based compensation. The ratio of compensation and benefits as a percentage of net revenues remained relatively constant at 59.1 percent in 1998 versus 58.9 percent in 1997.


All other operating expenses increased $69.7 million, or 7 percent, from 1997. Office and equipment expenses increased $26.3 million, or 10 percent, due to an increase in office space and equipment necessary to support the additional headcount, as well as normal escalation charges. Business development expenses increased $21.2 million, or 26 percent, reflecting higher advertising and promotional expenditures, including the Company's new advertising campaign. Brokerage, clearing and exchange fees and other expenses also increased primarily due to increased levels of business. Offsetting these increases was a reduction in professional services reflecting lower consulting expenses. Communications expenses remained relatively flat compared to last year, reflecting the firm's ongoing cost containment efforts (such as the review of market data usage), which served to largely offset the effect of the increase in headcount. The ratio of other operating expenses as a percentage of net revenues remained relatively constant at 24.7 percent for 1998 versus 24.8 percent in 1997.
>> PAINEWEBBER  / 28

MANAGEMENT'S DISCUSSION AND ANALYSIS

INCOME TAXES
The effective income tax rate for the year ended December 31, 1999, increased to
36.1 percent from 34.9 percent in 1998 reflecting an increase in nondeductible expenses and lower nontaxable interest. The effective income tax rate of 34.0 percent in 1997 was comparable to the 1998 rate.


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


The Company's total assets increased to $61.6 billion at December 31, 1999 from $54.2 billion at December 31, 1998. The increase is primarily attributable to an increase in client receivables, securities borrowed and securities purchased under agreements to resell. The majority of the Company's assets are financed by daily operations such as securities sold under agreements to repurchase, free credit balances in client accounts and securities lending activity. The Company regularly reviews its mix of assets and liabilities to maximize self-funding. Additional financing sources are available through bank loans and commercial paper, committed and uncommitted lines of credit, and long-term borrowings.


The Company maintains committed and uncommitted credit facilities from a diverse group of banks. The Company has a $1.2 billion unsecured revolving credit agreement which extends through September 2000, with provisions for renewal through 2001. Certain of the Company's subsidiaries also have a secured revolving credit facility to provide up to an aggregate of $1.0 billion through August 2000. The secured borrowings under this facility can be collateralized using a variety of securities. The facilities are available for general corporate purposes and are tested on a regular basis. At December 31, 1999, there were no outstanding borrowings under either facility. Additionally, the Company had $4.9 billion in uncommitted lines of credit at December 31, 1999.


The Company maintains public shelf registration statements with the SEC for the issuance of debt securities of the Company and for the issuance of preferred securities of PWG Capital Trusts III, IV and V ("Preferred Trust Securities"), business trusts formed under Delaware law which are wholly owned subsidiaries of the Company. At December 31, 1999, the Company had $1,038.6 million in debt securities available for issuance under a shelf registration statement and $706.2 million in Preferred Trust Securities and debt securities of the Company available for issuance under another registration statement. (For further discussion on the Preferred Trust Securities, see Note 5 in the Company's Notes to Consolidated Financial Statements.)


Long-term borrowings at December 31, 1999 grew to $5,223.8 million from $4,255.8 million at December 31, 1998. This increase reflects the issuances of $525 million of 6.38 percent Notes in May 1999, $275 million of 7.63 percent Notes in December 1999 and $618 million of Medium-Term Notes offset by the maturities of $439.5 million of Medium-Term Notes. At December 31, 1999, $875.4 million of long-term borrowings had maturity dates in 2000.


At the earliest redemption date of December 16, 1999, the Company redeemed $250.0 million of 9 percent Redeemable Preferred Stock at par value. The redemption resulted in a $59.9 million charge to stockholders' equity reflecting the difference between the carrying value on the redemption date of $190.1 million and the par value of $250.0 million. Although the redemption did not affect net income, earnings per common share were reduced by $0.41 per basic share ($0.39 per diluted share).


The weighted-average maturity on all outstanding long-term borrowings and Preferred Trust Securities at December 31, 1999 and 1998 was 7.2 years and 8.2 years, respectively.


CAPITAL RESOURCES AND CAPITAL ADEQUACY
The Company's businesses are capital intensive. In addition to a funding policy that provides for diversification of funding sources and maximization of liquidity, the Company maintains a strong capital base.

                                                            >> PAINEWEBBER  / 29

MANAGEMENT'S DISCUSSION AND ANALYSIS

The Company's total capital base, which includes long-term borrowings, Preferred Trust Securities and stockholders' equity, grew to a record $8.5 billion at December 31, 1999, an increase of $1.2 billion from the prior year. The growth in total capital is due to the net increase in long-term borrowings of $968.0 million and a net increase in stockholders' equity of $478.3 million, offset by the redemption of the $250.0 million Redeemable Preferred Stock.


During 1999, the Company issued 7.3 million shares of its common stock related to employee compensation and stock purchase programs. Issuances and tax credits related to these programs had the effect of increasing equity capital by $267.1 million. Offsetting these issuances was the repurchase of 7.3 million shares of common stock at an aggregate cost of $270.6 million. At December 31, 1999, the remaining number of shares of common stock authorized to be repurchased by the Company's Board of Directors under the common stock repurchase program was 18.7 million. On February 3, 2000, the Company's Board of Directors authorized for repurchase, in the open market or otherwise, an additional 18.0 million shares of its common stock.


The Board of Directors declared quarterly cash dividends of $0.11 per share on the Company's common stock during 1999. On February 3, 2000, the Board of Directors declared a 2000 first quarter dividend of $0.12 per share, an increase of 9 percent over the prior quarter, payable on April 5, 2000. Dividends were also declared during 1999 on preferred stock.


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


MERCHANT BANKING AND HIGHLY LEVERAGED TRANSACTIONS
In connection with its merchant banking, principal investing, commercial real estate, and asset finance activities, the Company has provided financing and made investments in companies and other entities, some of which are involved in highly leveraged transactions. Positions taken or commitments made by the Company may involve credit or market risk from any one issuer or industry.


At December 31, 1999, the Company had investments which were affected by liquidity, reorganization or restructuring issues amounting to $120.1 million, net of reserves. These investments have not had a material effect on the Company's results of operations. At December 31, 1999, the Company also had commitments of $105.7 million to investment partnerships, which in turn had commitments to invest in entities affected by restructuring issues, including principally a commitment related to the Long-Term Credit Bank of Japan.


The Company's activities include underwriting and market-making transactions in high-yield corporate debt and non-investment-grade mortgage-backed securities, and emerging market securities (collectively, "high-yield securities"). These securities generally involve greater risks than investment-grade corporate debt securities because these issuers usually have high levels of indebtedness and lower credit ratings and are, therefore, more vulnerable to general economic conditions. At December 31, 1999, the Company held $327.5 million of high-yield securities, with approximately 8 percent of such securities attributable to one issuer. The Company continually monitors its risk positions associated with high-yield securities and establishes limits with respect to overall market exposure, industry group and individual issuer. The Company accounts for these positions at fair value, with unrealized gains and losses reflected in principal transactions revenues. These high-yield securities have not had a material effect on the Company's results of operations.


CASH FLOWS
The Company's cash and cash equivalents at December 31, 1999 totaled $176.4 million, down $52.0 million from year-end 1998. Cash used for operating activities was $710.4 million in 1999 primarily to fund the increase in client receivables and in securities borrowed at December 31, 1999. Cash used for investing activities in 1999 was $252.2 million, principally reflecting capital expenditures on Private Client Group branch office expansions and renovations, the Company's new broker workstations, and other technology initiatives. Cash provided by financing activities was $910.6 million in 1999, primarily due to increased long-term and short-term borrowings.


Cash and cash equivalents at December 31, 1998 totaled $228.4 million, down $5.4 million from year-end 1997. Cash used for operating and investing activities was $324.9 million and $181.4 million, respectively, and cash provided by financing activities was $500.9 million.


Cash and cash equivalents at December 31, 1997 totaled $233.8 million, down $150.1 million from year-end 1996. Cash

>> PAINEWEBBER  / 30

MANAGEMENT'S DISCUSSION AND ANALYSIS

used for operating and investing activities was $778.8 million and $90.9 million, respectively, and cash provided by financing activities was $719.7 million.

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


The notional amount of a derivative contract is used to measure the volume of activity and is not reflected on the Consolidated Statements of Financial Condition. The Company had off-balance-sheet derivative contracts outstanding with gross notional amounts of $50.5 billion and $84.6 billion at December 31, 1999 and 1998, respectively. These amounts included $30.9 billion and $64.3 billion, respectively, related to "to be announced" mortgage-backed securities requiring forward settlement. Also included in these amounts were $4.2 billion and $3.1 billion notional amounts of interest rate swap agreements used to change the interest rate characteristics of the Company's fixed rate debt at December 31, 1999 and 1998, respectively. (For further discussion on the Company's derivative financial instruments, see Notes 1, 4 and 8 in the Company's Notes to Consolidated Financial Statements.)


The Company records any unrealized gains and losses on its derivative contracts used in a trading capacity by marking-to-market the contracts on a daily basis. The unrealized gain or loss is recorded on the Consolidated Statements of Financial Condition with the related profit or loss reflected in principal transactions revenues. The Company accrues interest income and expense on interest rate swap agreements used to change the interest rate characteristics of the Company's fixed rate debt. These interest rate swap agreements had the effect of reducing net interest expense on the Company's fixed rate debt by $22.6 million, $15.6 million and $11.0 million for the years ended December 31, 1999, 1998 and 1997, respectively. The Company had no deferred gains or losses recorded at December 31, 1999 and 1998 related to terminated swap agreements on the Company's long-term borrowings.


The fair value of an exchange-traded derivative financial instrument is determined by quoted market prices, while over-the-counter derivatives are valued based upon pricing models which consider time value and volatility, as well as other economic factors. The fair values of the Company's derivative financial instruments held for trading purposes at December 31, 1999 were $392.7 million and $215.1 million of assets and liabilities, respectively, and are reflected on the Consolidated Statements of Financial Condition. The fair values of these instruments at December 31, 1998 were $191.4 million and $217.8 million of assets and liabilities, respectively.


The Company's exposure to market risk relates to changes in interest rates, equity prices, foreign currency exchange rates or the market values of the assets underlying the financial instruments. The Company's exposure to credit risk at any point is represented by the fair value or replacement cost on contracts in which the Company has recorded an unrealized gain. At December 31, 1999 and 1998, the fair values amounted to $392.7 million and $191.4 million, respectively. The risks inherent in derivative financial instruments are managed consistent with the Company's overall risk management policies. (See Risk Management section below.)


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


The Company seeks to manage risk and its impact on earnings volatility through strategic planning and by focusing on the diversification of its
                                                            >> PAINEWEBBER  / 31

MANAGEMENT'S DISCUSSION AND ANALYSIS

business activities. Through capital allocation, and the establishment of trading limits by product and credit limits by counterparty, the Company manages the risk associated with the various businesses. The Company may reallocate or deploy capital to the business groups based upon changes in market conditions or opportunities in the marketplace that are consistent with the Company's long-term strategy.


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


The following is a discussion of the Company's primary market risk exposures at December 31, 1999 and 1998 and how those exposures are managed:


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


The sensitivity calculation employed to analyze interest rate risk on its fixed income financial instruments was based on a proprietary methodology which converted substantially all the Company's interest rate sensitive financial instruments at December 31, 1999 and 1998 into a uniform benchmark (a ten-year U.S. Treasury note equivalent), and evaluated the impact assuming an 11 basis point and a 13 basis point change to the ten-year U.S. Treasury note at December 31, 1999 and 1998, respectively. The hypothetical basis point change was derived from a proprietary model which uses a one-day interval and a 95 percent confidence level, and was based on historical data over a one-year period. This analysis does not consider other factors that may influence these results, such as credit spread risk, prepayment risk on mortgage-backed securities, or changes in the shape of the yield curve. The sensitivity calculation employed to analyze equity price risk on its equity financial instruments was based on a proprietary

                                                            >> PAINEWEBBER  / 32

MANAGEMENT'S DISCUSSION AND ANALYSIS

model which stress tests the firm inventory positions by shocking those positions for a two standard deviation move in the market (95 percent confidence interval) using historical data over a one-year period. Based upon the aforementioned methodologies, the Company's potential daily loss in future earnings at December 31, 1999 was approximately $3 million and $0.1 million for interest rate risk and equity price risk, respectively, and the Company's potential daily loss in future earnings at December 31, 1998 was approximately $9 million and $0.1 million for interest rate risk and equity price risk, respectively.


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


LEGAL RISK
Legal risk focuses on the Company's potential non-compliance with legal and regulatory requirements, and counterparty non-performance based upon non-credit related conditions, such as legal authority or capacity. As a securities broker-dealer, the Company is subject to regulations which cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, recordkeeping, and the conduct of directors, officers and employees. The Company has established procedures in accordance with legal and regulatory requirements that are designed to reasonably ensure compliance in these matters. The Company has also established procedures reasonably designed to mitigate counterparty non-performance including adequacy of legal documentation and consideration of counterparty legal authority and capacity.


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


YEAR 2000
The Company has successfully completed a comprehensive plan achieving Year 2000 compliance. The incremental costs of approximately $58 million were expensed as incurred and no future costs are anticipated.


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


SEGMENT INFORMATION
The Company offers a wide range of highly integrated products and services, primarily those of a full-service securities broker-dealer, to both its individual and institutional clients, which are considered separate reporting segments for purposes of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." For information on segment reporting and geographic data, see Note 15 in the Company's Notes to Consolidated Financial Statements.


NEW ACCOUNTING PRONOUNCEMENTS
See Note 1 in the Company's Notes to Consolidated Financial Statements for a discussion of new accounting pronouncements.

>> PAINEWEBBER  / 33

CONSOLIDATED STATEMENTS OF INCOME
(In thousands of dollars except per share amounts)

Years Ended December 31,                                                                  1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
REVENUES
Commissions                                                                           $1,948,959        $1,641,283        $1,496,791
Principal transactions                                                                 1,110,080           868,807         1,055,648
Asset management                                                                         911,099           713,570           542,755
Investment banking                                                                       558,224           530,972           460,001
Interest                                                                               3,123,440         3,352,708         2,963,124
Other                                                                                    170,951           142,242           138,633
                                                                                      ----------------------------------------------
  Total revenues                                                                       7,822,753         7,249,582         6,656,952
Interest expense                                                                       2,532,578         2,844,468         2,544,550
                                                                                      ----------------------------------------------
  Net revenues                                                                         5,290,175         4,405,114         4,112,402
                                                                                      ----------------------------------------------
NON-INTEREST EXPENSES
Compensation and benefits                                                              3,049,568         2,601,364         2,420,296
Office and equipment                                                                     352,712           301,845           275,532
Communications                                                                           168,071           154,272           153,285
Business development                                                                     122,678           103,287            82,099
Brokerage, clearing and exchange fees                                                     95,211            97,430            86,808
Professional services                                                                    136,758           123,265           129,066
Other                                                                                    330,375           308,644           292,209
                                                                                      ----------------------------------------------
  Total non-interest expenses                                                          4,255,373         3,690,107         3,439,295
                                                                                      ----------------------------------------------
Income before taxes and minority interest                                              1,034,802           715,007           673,107
Provision for income taxes                                                               373,959           249,208           228,626
                                                                                      ----------------------------------------------
Income before minority interest                                                          660,843           465,799           444,481
Minority interest                                                                         32,244            32,244            29,032
Net income                                                                            $  628,599        $  433,555        $  415,449
                                                                                      ----------------------------------------------
Dividends and amortization of discount on preferred stock                                 22,802            23,647            29,513
Unamortized discount charged to equity on redemption of preferred stock                   59,883                --                --
                                                                                      ----------------------------------------------
Net income applicable to common shares                                                $  545,914        $  409,908        $  385,936
====================================================================================================================================
EARNINGS PER COMMON SHARE (1)
Basic                                                                                 $     3.77        $     2.91        $     2.84
Diluted                                                                               $     3.56        $     2.72        $     2.56
------------------------------------------------------------------------------------------------------------------------------------

(1) The 1999 amounts reflect the effect of the unamortized discount of $59,883 charged to stockholders' equity resulting from the redemption of preferred stock on December 16, 1999.

See Notes to Consolidated Financial Statements.


PAINEWEBBER / 34

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands of dollars except share and per share amounts)

December 31,                                                                                          1999                 1998
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                                        $    176,401          $    228,359
Cash and securities segregated and on deposit for federal and other regulations                       823,059               631,272
Financial instruments owned                                                                        21,144,830            20,021,351
Securities received as collateral                                                                   1,079,976             1,189,331
Securities purchased under agreements to resell                                                    15,923,948            14,217,062
Securities borrowed                                                                                10,526,638             8,717,476
Receivables:
  Clients, net of allowance for doubtful accounts of $30,039 and $20,496
    in 1999 and 1998, respectively                                                                  8,918,069             6,667,055
  Brokers and dealers                                                                                 701,497               634,825
  Dividends and interest                                                                              376,380               306,998
  Fees and other                                                                                      291,991               267,741
Office equipment and leasehold improvements, net of accumulated depreciation
  and amortization of $527,718 and $431,460 in 1999 and 1998, respectively                            579,819               434,895
Other assets                                                                                        1,069,768               859,556
                                                                                      ----------------------------------------------
                                                                                                 $ 61,612,376          $ 54,175,921
====================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                                                                            $  1,884,250          $  1,417,783
Financial instruments sold, not yet purchased                                                       7,099,208             5,177,099
Securities sold under agreements to repurchase                                                     25,740,196            23,948,872
Securities loaned                                                                                   5,661,200             4,969,638
Obligation to return securities received as collateral                                              1,079,976             1,189,331
Payables:
  Clients                                                                                           7,742,759             6,691,316
  Brokers and dealers                                                                                 295,262               533,621
  Dividends and interest                                                                              410,196               294,431
  Other liabilities and accrued expenses                                                            1,779,984             1,642,682
Accrued compensation and benefits                                                                   1,384,512             1,032,838
Long-term borrowings                                                                                5,223,826             4,255,802
                                                                                      ----------------------------------------------
                                                                                                   58,301,369            51,153,413
Commitments and contingencies
Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary
  Trusts holding solely Company Guaranteed Related Subordinated Debt                                  393,750               393,750
Redeemable Preferred Stock                                                                                 --               189,815
Stockholders' equity:
  Common stock, $1 par value, 400,000,000 shares authorized; issued
    193,145,152 shares and 191,047,151 shares in 1999 and 1998, respectively                          193,145               191,047
  Additional paid-in capital                                                                        1,672,085             1,525,938
  Retained earnings                                                                                 2,171,080             1,689,386
  Treasury stock, at cost; 47,557,064 shares and 45,527,707 shares in
    1999 and 1998, respectively                                                                    (1,113,736)             (962,792)
  Accumulated other comprehensive income                                                               (5,317)               (4,636)
                                                                                      ----------------------------------------------
                                                                                                    2,917,257             2,438,943
                                                                                      ----------------------------------------------
                                                                                                 $ 61,612,376          $ 54,175,921
====================================================================================================================================

See Notes to Consolidated Financial Statements.



                                                                PAINEWEBBER / 35

                                                                       6% Cumulative
                                                                         Convertible                         Additional
                                                                          Redeemable           Common           Paid-in
                                                                     Preferred Stock            Stock           Capital
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                            $    100,000      $   162,537      $    792,215
=============================================================================================================================
  Net income
  Foreign currency translation
Total comprehensive income, year ended December 31, 1997
Dividends declared:
  Common stock, $.41 per share
  Redeemable Preferred Stock, $9.00 per share
  Convertible Preferred Stock, $6.00 per share
Employee stock transactions                                                                     3,528            14,164
Restricted stock awards                                                                          (857)           83,599
Conversion of Convertible Preferred Stock                                   (100,000)                           (69,443)
Conversion of debentures                                                                                        (14,633)
Tax benefit relating to employee compensation programs                                                            58,738
Other                                                                                                            (1,811)
Repurchases of common stock:
  Kidder-related repurchase                                                                    23,250           542,500
  Other
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                                    --        $   188,458      $  1,405,329
=============================================================================================================================
  Net income
  Foreign currency translation
Total comprehensive income, year ended December 31, 1998
Dividends declared:
  Common stock, $.44 per share
  Redeemable Preferred Stock, $9.00 per share
Employee stock transactions                                                                     2,954            27,999
Restricted stock awards                                                                          (368)           31,800
Conversion of debentures                                                                                        (15,757)
Tax benefit relating to employee compensation programs                                                            70,425
Other                                                                                               3             6,142
Repurchases of common stock
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                                     --       $   191,047      $  1,525,938
=============================================================================================================================
  Net income
  Foreign currency translation
Total comprehensive income, year ended December 31, 1999
Dividends declared:
  Common stock, $.44 per share
  Redeemable Preferred Stock, $9.00 per share
Employee stock transactions                                                                     2,330            49,937
Restricted stock awards                                                                          (235)           50,051
Tax benefit relating to employee compensation programs                                                            45,699
Unamortized discount on redemption of preferred stock
Other                                                                                               3               460
Repurchases of common stock
-----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                                                     --       $   193,145      $  1,672,085
=============================================================================================================================

See Notes to Consolidated Financial Statements.

PAINEWEBBER / 36

                                                                                                          Accumulated
                                                                                                                Other
                                                                          Retained         Treasury     Comprehensive
                                                                          Earnings            Stock            Income
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                          $  1,009,448      $  (331,907)     $     (1,868)
==========================================================================================================================
  Net income                                                               415,449
  Foreign currency translation                                                                                 (3,622)
Total comprehensive income, year ended December 31, 1997
Dividends declared:
  Common stock, $.41 per share                                             (54,418)
  Redeemable Preferred Stock, $9.00 per share                              (22,500)
  Convertible Preferred Stock, $6.00 per share                              (6,000)
Employee stock transactions
Restricted stock awards                                                                       5,061
Conversion of Convertible Preferred Stock                                                   169,443
Conversion of debentures                                                                     34,721
Tax benefit relating to employee compensation programs
Other                                                                       (1,013)            (400)
Repurchases of common stock:
  Kidder-related repurchase                                                                (784,750)
  Other                                                                                     (90,468)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                          $  1,340,966      $  (998,300)     $     (5,490)
==========================================================================================================================
  Net income                                                               433,555
  Foreign currency translation                                                                                    854
Total comprehensive income, year ended December 31, 1998
Dividends declared:
  Common stock, $.44 per share                                             (61,488)
  Redeemable Preferred Stock, $9.00 per share                              (22,500)
Employee stock transactions
Restricted stock awards                                                                      57,534
Conversion of debentures                                                                     30,061
Tax benefit relating to employee compensation programs
Other                                                                       (1,147)          15,526
Repurchases of common stock                                                                 (67,613)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                          $  1,689,386      $  (962,792)     $     (4,636)
==========================================================================================================================
  Net income                                                               628,599
  Foreign currency translation                                                                                   (681)
Total comprehensive income, year ended December 31, 1999
Dividends declared:
  Common stock, $.44 per share                                             (64,220)
  Redeemable Preferred Stock, $9.00 per share                              (21,562)
Employee stock transactions                                                                  32,775
Restricted stock awards                                                                      86,546
Tax benefit relating to employee compensation programs
Unamortized discount on redemption of preferred stock                      (59,883)
Other                                                                       (1,240)             346
Repurchases of common stock                                                                (270,611)
--------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                                          $  2,171,080      $(1,113,736)     $     (5,317)
==========================================================================================================================


                                                                               Total          Number of Shares
                                                                         Stockholders'      Common           Treasury
                                                                              Equity         Stock             Stock
------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                            $  1,730,425      162,537,267       (23,049,351)
========================================================================================================================
  Net income                                                                 415,449
  Foreign currency translation                                                (3,622)
                                                                        ------------
Total comprehensive income, year ended December 31, 1997                     411,827
Dividends declared:
  Common stock, $.41 per share                                               (54,418)
  Redeemable Preferred Stock, $9.00 per share                                (22,500)
  Convertible Preferred Stock, $6.00 per share                                (6,000)
Employee stock transactions                                                   17,692        3,528,030
Restricted stock awards                                                       87,803         (857,214)          271,716
Conversion of Convertible Preferred Stock                                        --                           8,273,600
Conversion of debentures                                                      20,088                          2,224,209
Tax benefit relating to employee compensation programs                         58,738
Other                                                                         (3,224)                          (312,485)
Repurchases of common stock:
  Kidder-related repurchase                                                 (219,000)      23,250,000       (32,250,000)
  Other                                                                      (90,468)                        (3,715,477)
------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                            $  1,930,963      188,458,083       (48,557,788)
========================================================================================================================
  Net income                                                                 433,555
  Foreign currency translation                                                   854
                                                                        ------------
Total comprehensive income, year ended December 31, 1998                     434,409
Dividends declared:
  Common stock, $.44 per share                                               (61,488)
  Redeemable Preferred Stock, $9.00 per share                                (22,500)
Employee stock transactions                                                   30,953        2,953,503
Restricted stock awards                                                       88,966         (367,921)        2,725,525
Conversion of debentures                                                      14,304                          1,454,707
Tax benefit relating to employee compensation programs                         70,425
Other                                                                         20,524            3,486           982,919
Repurchases of common stock                                                  (67,613)                        (2,133,070)
------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                            $  2,438,943      191,047,151       (45,527,707)
========================================================================================================================
  Net income                                                                 628,599
  Foreign currency translation                                                  (681)
                                                                        ------------
Total comprehensive income, year ended December 31, 1999                     627,918
Dividends declared:
  Common stock, $.44 per share                                               (64,220)
  Redeemable Preferred Stock, $9.00 per share                                (21,562)
Employee stock transactions                                                   85,042        2,329,596         1,484,938
Restricted stock awards                                                      136,362         (235,081)        3,733,981
Tax benefit relating to employee compensation programs                         45,699
Unamortized discount on redemption of preferred stock                        (59,883)
Other                                                                           (431)           3,486            15,751
Repurchases of common stock                                                 (270,611)                        (7,264,027)
------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                                            $  2,917,257      193,145,152       (47,557,064)
========================================================================================================================

                                                                PAINEWEBBER / 37

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

Years Ended December 31,                                                     1999                  1998                    1997
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                              $   628,599             $   433,555             $   415,449
Adjustments to reconcile net income to cash used for
  operating activities:
Noncash items included in net income:
  Depreciation and amortization                                              99,723                  74,296                  68,700
  Deferred income taxes                                                     (74,097)                (43,118)               (119,934)
  Amortization of deferred charges                                           59,138                  84,932                 105,911
  Stock-based compensation                                                  136,362                  88,966                  87,803
(Increase) decrease in operating receivables:
  Clients                                                                (2,260,557)               (999,221)             (1,343,942)
  Brokers and dealers                                                       (66,672)               (139,970)               (221,118)
  Dividends and interest                                                    (69,382)                 30,411                  13,387
  Fees and other                                                            (24,250)                135,834                (267,030)
Increase (decrease) in operating payables:
  Clients                                                                 1,051,443               1,638,800                 169,172
  Brokers and dealers                                                      (238,359)                265,571                  62,613
  Dividends and interest                                                    115,765                 (48,960)                 58,050
  Other                                                                     523,330                 408,672                 393,127
(Increase) decrease in:
  Cash and securities on deposit                                           (191,787)                (62,134)                (69,377)
  Financial instruments owned                                            (1,091,755)             (3,041,221)                456,731
  Securities purchased under agreements to resell                        (1,706,886)              7,345,677                (815,908)
  Securities borrowed                                                    (1,809,162)                855,711              (2,192,813)
  Other assets                                                             (196,808)                 16,726                (165,625)
Increase (decrease) in:
  Financial instruments sold, not yet purchased                           1,922,109              (1,925,045)                480,253
  Securities sold under agreements to repurchase                          1,791,324              (5,680,030)                831,626
  Securities loaned                                                         691,562                 235,677               1,274,101
                                                                          ----------------------------------------------------------
  Cash used for operating activities                                       (710,360)               (324,871)               (778,824)
====================================================================================================================================
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for:
  Office equipment and leasehold improvements                              (252,186)               (181,417)                (90,947)
                                                                          ----------------------------------------------------------
  Cash used for investing activities                                       (252,186)               (181,417)                (90,947)
====================================================================================================================================
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (payments on):
  Short-term borrowings                                                     466,467                (248,433)                328,570
Proceeds from:
  Long-term borrowings                                                    1,414,997               1,148,860                 822,011
  Employee stock transactions                                                85,042                  45,257                  72,820
  Issuances of Preferred Trust Securities                                        --                      --                 198,750
Payments for:
  Long-term borrowings                                                     (449,525)               (293,223)               (207,863)
  Repurchases of common stock                                              (270,611)                (67,613)               (411,668)
  Preferred stock transactions                                             (250,000)                     --                      --
  Dividends                                                                 (85,782)                (83,988)                (82,918)
                                                                          ----------------------------------------------------------
  Cash provided by financing activities                                     910,588                 500,860                 719,702
                                                                          ----------------------------------------------------------
  Decrease in cash and cash equivalents                                     (51,958)                 (5,428)               (150,069)
  Cash and cash equivalents, beginning of year                              228,359                 233,787                 383,856
                                                                          ----------------------------------------------------------
  Cash and cash equivalents, end of year                                $   176,401             $   228,359             $   233,787
====================================================================================================================================


See Notes to Consolidated Financial Statements.


PAINEWEBBER / 38

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

NOTE 1 / SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization and Basis of Presentation
Paine Webber Group Inc. ("PWG") is a holding company which, together with its operating subsidiaries (collectively, the "Company"), forms one of the largest full-service securities firms in the industry. The Company is engaged in one principal line of business, that of serving the investment and capital needs of individual and institutional clients.

The consolidated financial statements include the accounts of PWG and its wholly owned subsidiaries, including its principal subsidiary PaineWebber Incorporated ("PWI"). All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior year amounts to conform to current year presentations. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.


Financial Instruments Owned and Sold, Not Yet Purchased
Financial instruments used in the Company's trading activities, including derivative contracts held or issued for trading purposes, are recorded on a trade date basis at fair value or amounts approximating fair value. Fair value is generally based upon quoted market prices. If quoted market prices are not available, or if liquidating the Company's position is reasonably expected to impact market prices, fair value is determined based upon other relevant factors, including dealer price quotations, price activity of similar instruments and pricing models. Pricing models consider the time value and volatility factors underlying the financial instruments and other economic measurements.

Related revenues and expenses are recorded in the accounts on a trade date basis. Unrealized gains and losses from marking-to-market trading instruments daily are included in principal transactions revenues. Realized gains and losses on trading instruments and any related interest amounts are included in principal transactions revenues and interest revenues and expenses, respectively.

Equity and debt securities purchased in connection with the Company's principal investing activities, as well as investments in partnerships and other entities that invest in financial instruments, in which there are no available market quotations or may be otherwise restricted, are reported at cost or estimated net realizable value. Realized and unrealized gains and losses are included in principal transactions revenues.


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

Derivative instruments held or issued for trading purposes are marked-to-market daily with the resulting unrealized gains and losses recorded on the Consolidated Statement of Financial Condition in financial instruments owned or financial instruments sold, not yet purchased, and the related profit or loss reflected in principal transactions revenues on the Consolidated Statement of Income. The fair value of an exchange-traded derivative, such as futures and certain option contracts, is determined by quoted market prices while the fair value of derivatives negotiated in over-the-counter markets are valued based upon dealer price quotations or pricing models which consider time value and the volatility of the underlying instruments, as well as other economic factors.

The Company also enters into interest rate swaps to modify the interest rate characteristics of its outstanding fixed rate debt. These agreements generally involve the exchange between the Company and its counterparties of amounts based on a fixed interest rate for amounts based on a variable interest rate over the life of the agreement without the exchange of the notional amount upon which the payments are based. The Company accounts for interest rate swap agreements used for hedging purposes on the accrual method. The difference to be paid or received on the swap agreements is accrued as an adjustment to interest expense as incurred. The related receivable from or payable to counterparties is

                                                                PAINEWEBBER / 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

reflected as an asset or liability, accordingly. The fair values of the swap agreements are not recognized in the financial statements. Any gains and losses on early terminations of swap agreements are deferred as an adjustment to the carrying amount of the debt and amortized as an adjustment to interest expense over the remaining term of the original contract life of the hedged item. In the event of the early extinguishment of debt, any unrealized gain or loss from the related swap would be recognized in income coincident with the extinguishment.


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


Stock-Based Compensation
The Company grants stock options to certain employees and non-employee directors with an exercise price equal to the fair market value of the stock at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense related to such grants.


Statement of Cash Flows
For purposes of the Consolidated Statements of Cash Flows, cash equivalents are defined as highly liquid investments not held for resale, with a maturity of three months or less when purchased. Total interest payments for the years ended December 31, 1999, 1998 and 1997 were $2,416,813, $2,893,428 and $2,486,500, respectively.

PAINEWEBBER / 40

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

Fair Value of Financial Instruments
Substantially all of the Company's financial instruments are carried at fair value or amounts approximating fair value. Assets, including cash and cash equivalents, cash and securities segregated for regulatory purposes, trading assets, resale agreements, securities borrowed, and certain receivables, are carried at fair value or contracted amounts which approximate fair value. Similarly, liabilities, including short-term borrowings, trading liabilities, repurchase agreements, securities loaned, obligations to return securities received as collateral and certain payables, are carried at fair value or contracted amounts approximating fair value. Fair values of the Company's long-term borrowings and interest rate swaps used to hedge the Company's long-term borrowings are discussed in Note 4.


Accounting Changes and Developments
In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes revised accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity measure all derivative instruments at fair value and recognize such instruments as either assets or liabilities in the consolidated statements of financial condition. The accounting for changes in the fair value of a derivative instrument will depend on the intended use of the derivative as either a fair value hedge, a cash flow hedge or a foreign currency hedge. The effect of the changes in fair value of the derivatives and, in certain cases, the hedged items are to be reflected in either the consolidated statements of income or as a component of other comprehensive income, based upon the resulting designation. As issued, SFAS No. 133 was effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000. The Company has not yet determined the impact of this statement on the Company's Consolidated Financial Statements, taken as a whole.


NOTE 2 / FINANCIAL INSTRUMENTS OWNED AND SOLD, NOT YET PURCHASED
At December 31, 1999 and 1998, financial instruments owned and financial instruments sold, not yet purchased, consisted of the following:

                                                                          1999              1998
------------------------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS OWNED
U.S. government and agencies                                       $ 5,864,331      $  4,858,189
Mortgages and mortgage-backed                                        9,012,415         8,861,944
Corporate debt                                                       1,875,361         2,466,322
Commercial paper and other short-term debt                           1,744,036         1,534,913
Equities and other                                                   2,030,986         1,799,804
State and municipals                                                   617,701           500,179
                                                                   -----------      ------------
                                                                   $21,144,830      $ 20,021,351
================================================================================================
FINANCIAL INSTRUMENTS SOLD, NOT YET PURCHASED
U.S. government and agencies                                       $ 5,804,259      $  4,031,254
Mortgages and mortgage-backed                                          123,049            79,521
Corporate debt                                                         785,890           837,099
Equities                                                               348,485           215,991
State and municipals                                                    37,525            13,234
                                                                   -----------      ------------
                                                                   $ 7,099,208      $  5,177,099
================================================================================================


                                PAINEWEBBER / 41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

Note 3 / Short-Term Borrowings
The Company meets its short-term financing needs principally by obtaining bank loans on either a secured or unsecured basis; by issuing commercial paper and medium-term notes; by entering into agreements to repurchase, whereby securities are sold with a commitment to repurchase at a future date; and through securities lending activity.

Short-term borrowings at December 31, 1999 and 1998 consisted of the following:


                                                                1999              1998
--------------------------------------------------------------------------------------
Commercial paper                                         $   763,909      $    457,973
Bank loans                                                   708,841           714,810
Medium-Term Notes                                            411,500           245,000
                                                         -----------      ------------
                                                         $ 1,884,250      $  1,417,783
======================================================================================

The interest rate on commercial paper fluctuates throughout the year. The weighted-average interest rates on commercial paper borrowings outstanding at December 31, 1999 and 1998 were 6.30 percent and 5.74 percent, respectively, and during 1999 and 1998 were 5.33 percent and 5.67 percent, respectively.

Bank loans generally bear interest at rates based on either the federal funds rate or the London Interbank Offered Rate ("LIBOR"). The weighted-average interest rates on bank loans outstanding at December 31, 1999 and 1998 were 5.53 percent and 5.57 percent, respectively, and during 1999 and 1998 were 5.88 percent and 5.72 percent, respectively.

The Company has a Multiple Currency Medium-Term Note Program under the terms of which the Company may offer for sale medium-term senior and subordinated notes (collectively, the "Medium-Term Notes") due from nine months to thirty years from date of issuance. The Medium-Term Notes may be either fixed or variable with respect to interest rates. At December 31, 1999, the Company had outstanding $276,500 and $135,000 of variable rate and fixed rate Medium-Term Notes, respectively, with maturities of less than one year from the date of issuance. At December 31, 1998, the Company had $245,000 of variable rate Medium-Term Notes with maturities of less than one year from the date of issuance. The weighted-average interest rates on these Medium-Term Notes outstanding at December 31, 1999 and 1998 were 6.26 percent and 5.46 percent, respectively, and during 1999 and 1998 were 5.43 percent and 5.78 percent, respectively.

The Company has a $1,200,000 committed unsecured senior revolving credit facility with a group of banks which expires in September 2000, with provisions for renewal through 2001. In addition, certain of the Company's subsidiaries have entered into a committed secured revolving credit facility which extends through August 2000. At December 31, 1999, this credit facility provided an aggregate of up to $1,000,000. Interest on borrowings under the terms of the revolving credit facilities is computed, at the option of the Company, at a rate based on LIBOR, a base rate or the federal funds rate. The Company pays a fee on the commitments. At December 31, 1999, there were no outstanding borrowings under these credit facilities.

NOTE 4 / LONG-TERM BORROWINGS
Long-term borrowings at December 31, 1999 and 1998 consisted of the following:

                                                                1999              1998
--------------------------------------------------------------------------------------
Fixed Rate Notes due 2000 - 2014                         $ 2,757,851      $  1,961,340
Fixed Rate Subordinated Notes due 2002                       174,765           174,677
Medium-Term Senior Notes                                   2,143,010         1,936,835
Medium-Term Subordinated Notes                               148,200           182,950
                                                         -----------      ------------
                                                         $ 5,223,826      $  4,255,802
======================================================================================

The Company issued $525,000 of 6.38 percent senior notes due 2004 and $275,000 of 7.63 percent senior notes due 2009 on May 18, 1999 and December 1, 1999, respectively.

Interest rates on the fixed rate notes and the fixed rate subordinated notes outstanding at December 31, 1999 ranged from 6.38 percent to 9.25 percent. The weighted-average interest rates on these notes outstanding at December 31, 1999 and 1998 were 7.20 percent and 7.35 percent, respectively. Interest on the notes is payable semi-annually.


PAINEWEBBER / 42

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

At December 31, 1999 and 1998, the Company had outstanding $1,422,210 and $1,267,135 of fixed rate Medium-Term Notes and $869,000 and $852,650 of variable rate Medium-Term Notes, respectively. The Medium-Term Notes outstanding at December 31, 1999 and 1998 had weighted-average interest rates of 6.76 percent and 6.48 percent, respectively.

At December 31, 1999, the total long-term borrowings of the Company had an average maturity of 4.96 years. The aggregate amount of principal repayment requirements on long-term borrowings for each of the five years subsequent to December 31, 1999, and the total amount due thereafter, was as follows:

-------------------------------------------------
2000                                 $    875,373
2001                                      357,500
2002                                      602,465
2003                                      706,837
2004                                      850,434
Thereafter                              1,831,217
                                     ------------
                                     $  5,223,826
-------------------------------------------------

The Company has entered into interest rate swap agreements which effectively convert substantially all of its fixed rate debt into floating rate debt. The floating interest rates are based on LIBOR and generally adjust semi-annually. The effective weighted-average interest rates on the long-term borrowings, after giving effect to the interest rate swap agreements, were 6.94 percent and 6.42 percent at December 31, 1999 and 1998, respectively. The interest rate swap agreements entered into have had the effect of reducing net interest expense on the Company's long-term borrowings by $22,593, $15,606 and $10,966 for the years ended December 31, 1999, 1998 and 1997, respectively. The notional amounts and maturities of the interest rate swap agreements outstanding at December 31, 1999 were as follows:

-------------------------------------------------
2000                                 $    747,000
2001                                      284,000
2002                                      279,500
2003                                      645,500
2004                                      690,200
Thereafter                              1,559,810
                                     ------------
                                     $  4,206,010
-------------------------------------------------

At December 31, 1999 and 1998, the fair values of long-term borrowings were $5,140,331 and $4,325,014, respectively, as compared to the carrying amounts of $5,223,826 and $4,255,802, respectively. The estimated fair value of long-term borrowings was based upon quoted market prices for the same or similar issues and pricing models. The fair values of the interest rate swaps were $127,097 payable and $113,226 receivable at December 31, 1999 and 1998, respectively. The fair value of interest rate swaps used to hedge the Company's long-term borrowings was based upon the amounts the Company would receive or pay to terminate the agreements, taking into account current interest rates. The carrying amounts of the interest rate swap agreements included in the Company's Consolidated Statements of Financial Condition at December 31, 1999 and 1998 were net receivables of $12,075 and $8,827, respectively. See Notes 1 and 8 for a further discussion of interest rate swap agreements used for hedging purposes.



                                                              >>PAINEWEBBER / 43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

NOTE 5 / PREFERRED STOCK
Preferred Stock Issued by Paine Webber Group Inc.
The Company is authorized to issue up to 20,000,000 shares of preferred stock, in one or more series.

Redeemable Preferred Stock - In connection with the acquisition of certain net assets and specific businesses of Kidder, Peabody Group Inc. ("Kidder") in December 1994, the Company issued 2,500,000 shares of 20-year 9 percent Cumulative Redeemable Preferred Stock, Series C (the "Redeemable Preferred Stock"), with a stated value and liquidation preference of $100.00 per share. The Redeemable Preferred Stock was recorded at its fair value of $185,000 at the date of issuance, which was increased periodically by charges to retained earnings, using the interest method, so that the carrying amount would have equaled the redemption amount of $250,000 at the mandatory redemption date on December 15, 2014. The Redeemable Preferred Stock was redeemable at any time, in whole or in part, on or after December 16, 1999 at the option of the Company at a price of $100.00 per share, plus accrued and unpaid dividends.

At the earliest redemption date of December 16, 1999, the Company redeemed the Redeemable Preferred Stock which resulted in a charge to stockholders' equity equal to the difference between the carrying value and par value (unamortized discount) of $59,883. Dividends on the Redeemable Preferred Stock were cumulative and payable in quarterly installments. Holders of the Redeemable Preferred Stock had no voting rights, except in the event of certain dividend payment defaults.


Preferred Stock Issued by Subsidiary Trusts
Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts holding solely Company Guaranteed Related Subordinated Debt - In December 1996, PWG Capital Trust I, a business trust formed under Delaware law and a wholly owned subsidiary of the Company, issued $195,000 (7,800,000 shares) of
8.30 percent Preferred Trust Securities to the public at $25.00 per security and $6,031 (241,238 securities) of 8.30 percent Common Trust Securities to the Company at $25.00 per security. In March 1997, PWG Capital Trust II, a business trust formed under Delaware law and a wholly owned subsidiary of the Company, issued $198,750 (7,950,000 securities) of 8.08 percent Preferred Trust Securities to the public at $25.00 per security and $6,147 (245,877 securities) of 8.08 percent Common Trust Securities to the Company at $25.00 per security. The 8.30 percent Preferred Trust Securities and the 8.08 percent Preferred Trust Securities (collectively, the "Preferred Trust Securities") have a stated liquidation amount of $25.00 per share.

PWG Capital Trust I and PWG Capital Trust II (collectively, the "Trusts") exist for the sole purpose of issuing the Preferred Trust Securities and common securities and investing the proceeds in an equivalent amount of junior subordinated debentures of the Company. The sole assets of PWG Capital Trust I at December 31, 1999 were $201,031 of 8.30 percent Junior Subordinated Debentures due December 1, 2036 issued by the Company. The sole assets of PWG Capital Trust II at December 31, 1999 were $204,897 of 8.08 percent Junior Subordinated Debentures due March 1, 2037 issued by the Company. The 8.30 percent Junior Subordinated Debentures and the 8.08 percent Junior Subordinated Debentures (collectively, the "Junior Subordinated Debentures") held by the Trusts are redeemable by the Company, in whole or in part, on or after December 1, 2001 and March 1, 2002, respectively. If the Company redeems Junior Subordinated Debentures, the Trust must redeem Preferred Trust Securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of Junior Subordinated Debentures.

The Company guarantees payment to the holders of the Preferred Trust Securities, on a subordinated basis, to the extent the Company has made principal and interest payments on the Junior Subordinated Debentures. This guarantee, together with the Company's obligations under the Junior Subordinated Debentures, provides a full and unconditional guarantee on a subordinated basis of amounts due on the Preferred Trust Securities. Dividends on the Preferred Trust Securities are cumulative, payable monthly in arrears, and are deferrable at the Company's option for periods not to exceed sixty consecutive months. The Company generally cannot pay dividends on its preferred and common stocks during such deferments. Dividends on the Preferred Trust Securities have been classified as minority interest in the Company's Consolidated Statements of Income.


NOTE 6 / COMMON STOCK
In accordance with the repurchase programs, the Company had available to repurchase at December 31, 1999 a maximum of 18,681,999 shares of its common stock. Subsequent to December 31, 1999, the Company's Board of Directors increased the number of shares of common stock authorized for repurchase by 18,000,000.


>>PAINEWEBBER / 44

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

NOTE 7 / CAPITAL REQUIREMENTS
PWI, a registered broker-dealer, is subject to the Securities and Exchange Commission ("SEC") Uniform Net Capital Rule and New York Stock Exchange ("NYSE") Growth and Business Reduction capital requirements. Under the method of computing capital requirements adopted by PWI, minimum net capital shall not be less than 2 percent of combined aggregate debit items arising from client transactions, plus excess margin collected on securities purchased under agreements to resell, as defined. A reduction of business is required if net capital is less than 4 percent of such aggregate debit items. Business may not be expanded if net capital is less than 5 percent of such aggregate debit items. As of December 31, 1999, PWI's net capital of $892,165 was 7.5 percent of December 29, 1999 aggregate debit items and its net capital in excess of the minimum required was $649,034.

Advances, dividend payments and other equity distributions by PWI and other regulated subsidiaries are restricted by the regulations of the SEC, NYSE, and international securities and banking agencies, as well as by covenants in various loan agreements. At December 31, 1999, the equity of PWG's subsidiaries totaled approximately $2,900,000. Of this amount, approximately $453,000 was not available for payment of cash dividends and advances to PWG.

Under the terms of certain credit agreements, PWG is subject to dividend payment restrictions and minimum net worth and net capital requirements. At December 31, 1999, these restrictions did not affect PWG's ability to pay dividends to its shareholders.


NOTE 8 / FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
Held or Issued for Trading Purposes
Set forth below are the gross contract or notional amounts of the Company's outstanding off-balance-sheet derivative and other financial instruments held or issued for trading purposes. These amounts are not reflected in the Consolidated Statements of Financial Condition and are indicative only of the volume of activity at December 31, 1999 and 1998. They do not represent amounts subject to market risks, and in many cases, limit the Company's overall exposure to market losses by hedging other on- and off-balance-sheet transactions.


Notional or Contract Amount at                               December 31, 1999                  December 31, 1998
                                                       -----------------------------      -----------------------------
                                                        Purchases           Sales          Purchases           Sales
                                                       -----------       -----------      -----------       -----------
Mortgage-backed forward contracts
  and options written and purchased                    $14,417,186       $17,540,786      $30,296,601       $35,558,370
Foreign currency forward contracts, futures
  contracts, and options written and purchased           1,380,925         1,373,981        2,709,421         2,628,824
Equity securities contracts including stock
  index futures, forwards, and options written
  and purchased                                            144,034           239,682          156,519           332,248
Other fixed income securities contracts
  including futures, forwards,
  and options written and purchased                      3,557,193         5,538,887        3,890,619         4,336,300
Interest rate swaps and caps                             1,688,762           419,989        1,292,620           282,546


                                                                PAINEWEBBER / 45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

Set forth below are the fair values of derivative financial instruments held or issued for trading purposes as of December 31, 1999 and 1998. The fair value amounts are netted by counterparty when specific conditions are met.

Fair Value at                                                  December 31, 1999                  December 31, 1998
                                                       -----------------------------      -----------------------------
                                                          Assets        Liabilities          Assets         Liabilities
                                                       -----------      ------------      -----------------------------
Mortgage-backed forward contracts
  and options written and purchased                    $   159,228      $    114,838      $    85,995      $     76,315
Foreign currency forward contracts, futures
  contracts, and options written and purchased              20,274            20,158           31,622            31,726
Equity securities contracts including stock
  index futures, forwards, and options written
  and purchased                                            152,024            48,835           26,806            46,606
Other fixed income securities contracts
  including futures, forwards, and options
  written and purchased                                     29,584            20,177           12,183            55,015
Interest rate swaps and caps                                31,569            11,087           34,749             8,096

Set forth below are the average fair values of derivative financial instruments held or issued for trading purposes during the years ended December 31, 1999 and 1998. The average fair value is based on the average of the month-end balances during the year.

Average Fair Value for the Years Ended                       December 31, 1999                  December 31, 1998
                                                       -----------------------------      -----------------------------
                                                          Assets        Liabilities          Assets        Liabilities
                                                       -----------      ------------      -----------------------------
Mortgage-backed forward contracts
  and options written and purchased                    $   171,113      $    163,954      $   158,215      $    146,522
Foreign currency forward contracts,
  futures contracts, and options written
  and purchased                                             22,549            22,377           46,222            45,895
Equity securities contracts including stock
  index futures, forwards, and options written
  and purchased                                             63,624            40,321           20,836            42,995
Other fixed income securities contracts
  including futures, forwards, and options
  written and purchased                                     11,932            49,800           16,547            41,786
Interest rate swaps and caps                                18,593             6,754           13,423            40,760

The Company also sells securities, at predetermined prices, which have not yet been purchased. The Company is exposed to market risk since to satisfy the obligation, the Company must acquire the securities at market prices, which may exceed the values reflected on the Consolidated Statements of Financial Condition.

The off-balance-sheet derivative trading transactions are generally short-term. At December 31, 1999, substantially all of the off-balance-sheet trading-related derivative and other financial instruments had remaining maturities of less than one year.

The Company's risk of loss in the event of counterparty default is limited to the current fair value or replacement cost on contracts in which the Company has recorded an unrealized gain. These amounts are reflected as assets on the Company's Consolidated Statements of Financial Condition and amounted to $392,679 and $191,355 at December 31, 1999 and 1998, respectively. Options written do not expose the Company to credit risk since they do not obligate the counterparty to perform. Transactions in futures contracts are conducted through regulated exchanges which have margin requirements, and are settled in cash on a daily basis, thereby minimizing credit risk. See Note 1 for a further discussion of derivative financial instruments.

PAINEWEBBER / 46

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

The following table summarizes the Company's principal transactions revenues by business activity for the years ended December 31, 1999 and 1998. Principal transactions revenues include realized and unrealized gains and losses on trading positions and principal investing activities, including hedges. In assessing the profitability of its trading activities, the Company views net interest and principal transactions revenues in the aggregate.


Years Ended December 31,                                                                      1999              1998
Taxable fixed income (includes futures, forwards,
  options contracts and other securities)                                                 $   501,819      $    451,668
Equities (includes stock index futures, forwards and options contracts)                       446,168           279,720
Municipals (includes futures and options contracts)                                           162,093           137,419
                                                                                          -----------      ------------
                                                                                          $ 1,110,080      $    868,807
                                                                                          ===========      ============

Held or Issued for Purposes other than Trading

The Company enters into interest rate swap agreements to manage the interest rate characteristics of its assets and liabilities. As of December 31, 1999 and 1998, the Company had outstanding interest rate swap agreements with commercial banks with notional amounts of $4,206,010 and $3,096,985, respectively. These agreements effectively converted substantially all of the Company's fixed rate debt at December 31, 1999 into floating rate debt. The Company had no deferred gains or losses related to terminated swap agreements on the Company's long-term borrowings at December 31, 1999 and 1998. The Company is subject to market risk as interest rates fluctuate. The interest rate swaps contain credit risk to the extent the Company is in a receivable or gain position and the counterparty defaults. However, the counterparties to the agreements generally are large financial institutions, and the Company has not experienced defaults in the past, and management does not anticipate any counterparty defaults in the foreseeable future. See Notes 1 and 4 for further discussion of interest rate swap agreements used for hedging purposes.


NOTE 9 / RISK MANAGEMENT
Transactions involving derivative and non-derivative financial instruments involve varying degrees of both market and credit risk. The Company monitors its exposure to market and credit risk on a daily basis and through a variety of financial, security position and credit exposure reporting and control procedures.


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

Market risk modeling is based on estimating loss exposure through sensitivity testing. These results are compared to established limits, and exceptions are subject to review and approval by senior management. Other market risk control procedures include monitoring inventory agings, reviewing traders' marks, and holding regular meetings between the senior management of the business groups and the risk management group.

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

Receivables and payables with brokers and dealers, agreements to resell and repurchase securities, and securities borrowed and loaned are generally collateralized by cash, government and agency securities, and letters of credit. The market value of the initial collateral received

                                                                PAINEWEBBER / 47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

approximates or is greater than the contract value. Additional collateral is requested when considered necessary. The Company may pledge clients' margined securities as collateral in support of securities loaned and bank loans, as well as to satisfy margin requirements at clearing organizations. The amounts loaned or pledged are limited to the extent permitted by applicable margin regulations. Should the counterparty fail to return the clients' securities, the Company may be required to replace them at prevailing market prices. At December 31, 1999, the market value of client securities loaned to other brokers approximated the amounts due or collateral obtained.

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

Client trades are recorded on a settlement date basis. Should either the client or broker fail to perform, the Company may be required to complete the transaction at prevailing market prices. Trades pending at December 31, 1999 were settled without material adverse effect on the Company's consolidated financial statements, taken as a whole.

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


Note 10 / Commitments and Contingencies
Leases
The Company leases office space and equipment under noncancelable operating lease agreements which expire at various dates through 2015. As of December 31, 1999, the aggregate minimum future rental payments required by operating leases with initial or remaining lease terms exceeding one year were as follows:

2000                            $    166,168
2001                                 155,240
2002                                 146,857
2003                                 142,583
2004                                 136,963
Thereafter                           897,467
                                ------------
                                $  1,645,278
                                ============

Rentals are subject to periodic escalation charges and do not include amounts payable for insurance, taxes and maintenance. In addition, minimum payments have not been reduced by future minimum sublease rental income of $7,859.

PAINEWEBBER / 48

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

For the years ended December 31, 1999, 1998 and 1997, rent expense under operating leases was $183,967, $168,417 and $160,973, respectively.


Other Commitments and Contingencies
At December 31, 1999 and 1998, the Company was contingently liable under unsecured letters of credit totaling $139,156 and $159,647, respectively, which approximated fair value. At December 31, 1999, certain of the Company's subsidiaries were contingently liable as issuer of approximately $45,000 of notes payable to managing general partners of various limited partnerships pursuant to certain partnership agreements. In addition, as part of the 1995 limited partnership settlements, the Company has agreed, under certain circumstances, to provide to class members additional consideration including assignment of fees the Company is entitled to receive from certain partnerships. In the opinion of management, these contingencies will not have a material adverse effect on the Company's consolidated financial statements, taken as a whole.

In meeting the financing needs of certain of its clients, the Company may also issue standby letters of credit which are fully collateralized by customer margin securities. At December 31, 1999, the Company had outstanding $101,400 of such standby letters of credit. At December 31, 1999 and 1998, securities with a fair value of $2,536,073 and $2,008,145, respectively, had been loaned or pledged as collateral for securities borrowed of approximately equal fair value.

In the normal course of business, the Company enters into when-issued transactions, underwriting and other commitments. Also, at December 31, 1999, the Company had commitments of $858,122, consisting of secured credit lines to real estate operators, mortgage and asset-backed originators, and other commitments to investment partnerships. Settlement of these transactions at December 31, 1999 would not have had a material impact on the Company's consolidated financial statements, taken as a whole.

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


NOTE 11 / EMPLOYEE INCENTIVE AWARDS
The Company's various Stock Option and Award Plans (the "Plans") provide for the granting to officers and other key employees nonqualified stock options, restricted stock awards, stock appreciation rights, restricted stock units, stock purchase rights, performance units and other stock based awards. At December 31, 1999 and 1998, there were 10,597,664 and 9,502,661 shares, respectively, available for future stock option, common stock and restricted stock awards under these plans. The Company had no stock appreciation rights, performance units or stock purchase rights outstanding at December 31, 1999.


Nonqualified Stock Options
Officers and other key employees are granted nonqualified stock options to purchase shares of common stock at a price not less than the fair market value of the stock on the date the option is granted. Options for the Company's common stock have also been granted to limited partnerships, in which key employees of the Company are limited partners, and to non-employee directors. Options are exercisable in ratable installments or otherwise, generally over a period of one to five years from the date of grant. The rights generally expire within seven to ten years after the date of grant.

Beginning in January 1999, the Company established the Equity Plus Program which allows eligible employees to purchase shares of the Company's common stock at a price equal to fair market value on the purchase date and receive stock options based upon the number of shares purchased under the Program. The maximum number of shares an employee can purchase is 1,000 per year. The nonqualified stock options have a price equal to the fair market value of the stock on the date the option is granted. Shares purchased under the Equity Plus Program are restricted from resale for two years from the time of purchase, and the options that are granted under the Equity Plus Program have a three year vesting requirement and expire seven years after the date of grant. The number of common shares authorized for purchase by eligible employees is 3,000,000 per annum. During 1999, employees of the Company purchased 1,484,983 shares under the Equity Plus Program and received 3,005,209 options.


                                                             >> PAINEWEBBER / 49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

The activity during the years ended December 31, 1997, 1998 and 1999 is set forth below. In January 2000, eligible participants were granted nonqualified stock options for 1,822,500 shares which are not included in the table below.


                                                                           Number of      Exercise price     Weighted-average
                                                                              shares           per share       exercise price
------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1996 (6,351,551 exercisable)          26,330,606      $  4.37 - 17.71       $11.80
Granted                                                                    7,726,325        18.50 - 34.22        27.58
Exercised                                                                 (4,964,542)        4.37 - 14.08        10.60
Terminated                                                                  (928,594)        4.37 - 22.50        13.89
------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1997 (6,062,722 exercisable)          28,163,795      $  4.43 - 34.22       $16.27
Granted                                                                    5,865,220        30.69 - 42.63        36.19
Exercised                                                                 (2,953,503)        4.43 - 34.22        10.48
Terminated                                                                  (826,541)        4.93 - 34.22        22.06
------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1998 (8,712,066 exercisable)          30,248,971      $  4.93 - 42.63       $20.54
Granted                                                                    3,594,777        35.78 - 48.03        39.70
Exercised                                                                 (2,329,596)        4.93 - 36.78        11.43
Terminated                                                                  (861,589)        6.69 - 46.66        27.30
------------------------------------------------------------------------------------------------------------------------------
Options outstanding at December 31, 1999 (13,072,821 exercisable)         30,652,563      $  5.00 - 48.03       $23.29
==============================================================================================================================

The following table summarizes information about stock options outstanding at December 31, 1999:

                                               Options Outstanding                                  Options Exercisable
------------------------------------------------------------------------------------------------------------------------------
                                                         Weighted-
                                                           average
                                                          remaining
   Range of            Number of                         contractual       Number of
exercise prices         shares         Weighted-average     life            shares        Weighted-average
   per share          outstanding       exercise price     (years)        exercisable      exercise price
------------------------------------------------------------------------------------------------------------------------------
$  5.00 - 13.00          7,228,012      $       10.76          4.2          7,228,012      $       10.76
  13.01 - 21.00          9,795,481              15.15          4.7          5,832,343              14.54
  21.01 - 29.00            789,750              22.47          4.3                 --                 --
  29.01 - 37.00          7,481,268              34.68          5.2             11,346              34.41
  37.01 - 48.03          5,358,052              39.28          6.2              1,120              44.89
$  5.00 - 48.03         30,652,563      $       23.29          5.0         13,072,821      $       12.47
==============================================================================================================================

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

The fair value of each option grant was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1999, 1998 and 1997, respectively: dividend yields of 1.1 percent, 1.2 percent and 1.7 percent; expected lives of 4.0 years, 3.8 years, and 3.8 years; risk-free interest rates of 5.5 percent, 5.0 percent and 6.2 percent; and expected volatility of 38 percent, 35 percent and 33 percent. The weighted-average fair values of options granted during 1999, 1998 and 1997 were $13.64, $11.15 and $8.52, respectively.

>> PAINEWEBBER / 50

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

For purposes of the pro forma information, the fair values of the 1999, 1998 and 1997 stock option grants are amortized over the vesting period. The pro forma information for the years ended 1999, 1998 and 1997 was as follows:



Years Ended December 31,                                                 1999              1998              1997
NET INCOME                               As reported                 $    628,599      $    433,555      $    415,449
                                           Pro forma                 $    592,684      $    406,967      $    397,131
EARNINGS PER COMMON SHARE
Basic                                    As reported                 $    3.77(1)      $       2.91      $       2.84
                                           Pro forma                 $    3.52(1)      $       2.72      $       2.70
Diluted                                  As reported                 $    3.56(1)      $       2.72      $       2.56
                                           Pro forma                 $    3.33(1)      $       2.55      $       2.44

(1) Reflects the effect of the unamortized discount of $59,883 charged to stockholders' equity resulting from the redemption of preferred stock on December 16, 1999.

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

During the years ended December 31, 1999, 1998 and 1997, the Company awarded 3,498,900, 2,357,604 and 2,174,502 shares, respectively, of restricted stock, net of forfeitures. Restricted stock awards are expensed in the service year to which the grant relates at the value of the stock on grant date. The charge to compensation expense, net of forfeitures, amounted to $136,362, $88,966 and $87,803 in the years ended December 31, 1999, 1998 and 1997, respectively.


Other Deferred Compensation Awards
Eligible employees in the Company's Private Client Group participate in the PaineWebber PartnerPlus Plan (the "PartnerPlus Plan"), a nonqualified deferred compensation plan. Under the PartnerPlus Plan, the Company makes annual contributions and the employee may elect to make voluntary pre-tax contributions, subject to a maximum percent of the Company contribution. The Company and employee contributions earn tax-deferred interest for ten years. Company contributions made beginning January 1, 1999 and the interest thereon generally vest 20 percent per year beginning the sixth year from the date of contribution, through year ten. Company contributions made prior to January 1, 1999, vest after four years, and the related interest vests after ten years from the date of contribution. Voluntary contributions vest immediately and the interest thereon vests on the same terms as interest on Company contributions. The Company expenses these costs over the service period.


NOTE 12 / EMPLOYEE BENEFIT PLANS
Defined Benefit Pension Plan
In 1998, the Company adopted SFAS No. 132 "Employers' Disclosure about Pension and Other Postretirement Benefits" which revised and standardized disclosure requirements. Prior year disclosures have been restated to comply with SFAS No. 132.

The Company has a non-contributory defined benefit pension plan (the "Plan"), which provides benefits to eligible employees. As of December 31, 1998, the Company amended its Plan to freeze future accruals except as related to employees meeting certain age and years of service eligibility requirements. Pension expense for the years ended 1999, 1998 and 1997 for the Plan included the following components:

Years Ended December 31,                                                  1999            1998          1997
Service cost                                                            $  15,900      $  23,729      $  19,373
Interest cost                                                              27,860         27,016         23,576
Expected return on Plan assets                                            (35,394)       (37,085)       (28,991)
Amortization of transition asset                                             (840)          (840)          (840)
Amortization of prior service cost                                            --           1,742          2,037
Recognized actuarial loss                                                   2,748          6,289          5,783
                                                                        ---------      ---------      ---------
Net periodic pension cost                                               $  10,274      $  20,851      $  20,938
                                                                        =========      =========      =========


                                                                PAINEWEBBER / 51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)

The following table provides a reconciliation of the Plan's benefit obligation and fair value of Plan assets, as well as a summarization of the Plan's funded status and prepaid pension asset which is included in other assets on the Company's Consolidated Statements of Financial Condition at December 31, 1999 and 1998:

                                                                                              1999              1998
Change in Benefit Obligation:
Benefit obligation at beginning of year                                                   $   406,458      $    394,583
  Service cost                                                                                 15,900            23,729
  Interest cost                                                                                27,860            27,016
  Actuarial gain                                                                              (49,113)           (3,731)
  Effect of curtailment                                                                           --            (18,003)
  Benefits paid                                                                               (20,597)          (17,136)
                                                                                          -----------      ------------
Benefit obligation at end of year                                                             380,508           406,458
                                                                                          -----------      ------------
 Change in Plan Assets:
Fair value of Plan assets at beginning of year                                                424,874           399,010
  Actual return on assets                                                                      25,453            33,000
  Employer contribution                                                                           --             10,000
  Benefits paid                                                                               (20,597)          (17,136)
                                                                                          -----------      ------------
Fair value of Plan assets at end of year                                                      429,730           424,874
                                                                                          -----------      ------------
Funded status                                                                                  49,222            18,416
Unrecognized transition asset                                                                  (2,005)           (2,845)
Unrecognized net loss                                                                          21,212            63,132
                                                                                          -----------      ------------
Prepaid pension asset at year-end                                                         $    68,429      $     78,703
                                                                                          ===========      ============

The benefit obligation for the Plan was determined using an assumed discount rate of 8.0 percent for 1999 and 7.0 percent for 1998, and an assumed rate of compensation increase of 4 percent for 1999 and 5 percent for 1998. The weighted-average assumed rate of return on Plan assets was 8.5 percent for 1999 and 9.5 percent for 1998 and 1997. The Company's funding policy is to contribute to the Plan amounts that can be deducted for federal income tax purposes. Plan assets consist primarily of equity securities and U.S. government and agency obligations.


Defined Contribution Pension Plan
Effective January 1, 1999, the Company established the PaineWebber 401(k) Plus Plan (the "Plus Plan") which was developed for eligible employees of the Company to modify the PaineWebber Savings Investment Plan and replace the benefits that employees would have accrued under the frozen defined benefit pension plan. The Plus Plan is a defined contribution pension plan that includes two retirement benefit features: an employee savings investment plan (401(k)) and an annual retirement contribution that the Company will make to the Plus Plan on the employee's behalf. Employee contributions vest immediately while Company contributions are subject to certain vesting provisions.

Under the new Plus Plan, a portion of the employee's 401(k) contributions are matched by the Company on a graduated scale based on the Company's pre-tax earnings. The provision for Company contributions for amounts contributed or to be contributed in cash and/or stock of the Company to the 401(k) and invested in the PaineWebber Common Stock Fund amounted to approximately $22,900, $14,100 and $13,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

The annual retirement contribution feature provides a Company contribution equal to a percentage based on the employee's eligible compensation and the employee's number of years of service with the Company. The provision for the Company's annual retirement contribution to be contributed in cash for the year ended December 31, 1999 is $24,300.


Other Benefit Plans
The Company also provides certain life insurance and healthcare benefits to employees. The costs of such benefits for the years ended December 31, 1999, 1998 and 1997 were $72,500, $57,600 and $55,400, respectively.


PAINEWEBBER / 52

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)



NOTE 13 / INCOME TAXES
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For financial reporting purposes, net deferred tax assets are included in other assets in the Consolidated Statements of Financial Condition. Deferred tax assets are reflected without reduction for a valuation allowance. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999, 1998 and 1997 were as follows:



                                                       1999            1998            1997
-------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Employee benefits                                  $395,326        $276,367        $229,449
Accelerated income and deferred deductions          117,978          92,724          91,263
Acquired tax benefits                                   730          25,472          46,000
Other                                                29,509          20,554          23,627
                                                   ----------------------------------------
  Total deferred tax assets                         543,543         415,117         390,339
-------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES
Tax over book depreciation                            8,947           6,792          16,450
Accelerated deductions and deferred income           70,076          41,414          36,753
Safe harbor leases                                    3,198           4,385           5,282
Valuation of trading assets and investments          70,412          45,662          57,781
Other                                                 3,203           3,254           3,581
                                                   ----------------------------------------
  Total deferred tax liabilities                    155,836         101,507         119,847
-------------------------------------------------------------------------------------------
Net deferred tax asset                             $387,707        $313,610        $270,492
===========================================================================================

The significant components of the provision for income taxes for the years ended December 31, 1999, 1998 and 1997 were as follows:

Years Ended December 31,           1999              1998              1997
---------------------------------------------------------------------------
CURRENT
Federal                       $ 360,596         $ 262,733         $ 235,349
State                            45,970            14,501            56,476
Foreign                          41,490            15,092            10,735
                              ---------------------------------------------
  Total current                 448,056           292,326           302,560
---------------------------------------------------------------------------
DEFERRED
Federal                         (67,871)          (59,732)          (56,373)
State                            (7,298)           14,562           (17,348)
Foreign                           1,072             2,052              (213)
                              ---------------------------------------------
  Total deferred                (74,097)          (43,118)          (73,934)
---------------------------------------------------------------------------
                              $ 373,959         $ 249,208         $ 228,626
===========================================================================

The reconciliation of income taxes, computed at the statutory federal rate, to the provision for income taxes recorded for the years ended December 31, 1999, 1998 and 1997, was as follows:


Years Ended December 31,                                              1999                      1998                     1997
----------------------------------------------------------------------------------------------------------------------------------
                                                               Amount        %           Amount       %           Amount       %
----------------------------------------------------------------------------------------------------------------------------------
Tax at statutory federal rate                                $ 362,181      35.0       $ 250,252     35.0       $ 235,587     35.0
State and local income taxes, net of federal tax benefit        25,137       2.4          18,891      2.6          25,433      3.8
Foreign rate differential                                       (3,709)     (0.4)            902      0.1          (1,926)    (0.3)
Nontaxable dividends and interest                               (6,657)     (0.6)         (6,264)    (0.8)         (6,936)    (1.0)
Nondeductible expenses                                           6,757       0.7           3,261      0.5           3,251      0.5
Minority interest                                              (11,285)     (1.1)        (11,285)    (1.6)        (10,161)    (1.5)
Other, net                                                       1,535       0.1          (6,549)    (0.9)        (16,622)    (2.5)
                                                             ---------------------------------------------------------------------
                                                             $ 373,959      36.1       $ 249,208     34.9       $ 228,626     34.0
==================================================================================================================================


                                                             >> PAINEWEBBER / 53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)



Income taxes paid for the years ended December 31, 1999, 1998 and 1997 were $379,194, $236,597 and $278,553, respectively.

Undistributed earnings of the Company's foreign subsidiaries are considered to be permanently reinvested and, accordingly, no provision for U.S. income taxes is required on such earnings. As of December 31, 1999, such earnings were estimated to be $293,000. The estimated U.S. income taxes that would be payable upon the repatriation of such earnings were not material.


NOTE 14 / EARNINGS PER COMMON SHARE
Earnings per common share are computed in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share excludes the dilutive effects of options and convertible securities and is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects all potentially dilutive securities.

Set forth below is the reconciliation of net income applicable to common shares and weighted-average common and common equivalent shares of the basic and diluted earnings per share computations:


Years Ended December 31,                                                    1999                     1998                  1997
---------------------------------------------------------------------------------------------------------------------------------
NUMERATOR
Net income                                                         $     628,599            $     433,555         $     415,449
  Preferred stock dividends                                              (22,802)                 (23,647)              (29,513)
  Unamortized discount charged to equity on
     redemption of preferred stock                                       (59,883)                      --                    --
                                                                   --------------------------------------------------------------
Net income applicable to common
  shares for basic earnings per share                                    545,914                  409,908               385,936
                                                                   --------------------------------------------------------------
Effect of dilutive securities:
  Preferred stock dividends                                                   --                       --                 6,000
  Interest savings on convertible debentures                                  --                      279                 1,030
                                                                   --------------------------------------------------------------
                                                                              --                      279                 7,030
                                                                   --------------------------------------------------------------
Net income applicable to common
  shares for diluted earnings per share                            $     545,914            $     410,187         $     392,966
---------------------------------------------------------------------------------------------------------------------------------
DENOMINATOR
Weighted-average common shares for basic earnings per share          144,931,042              140,863,761           135,943,063
Weighted-average effect of dilutive securities:
  Employee stock options and awards                                    8,283,402                8,870,423             7,759,013
  Convertible debentures                                                      --                  877,241             1,984,328
  6% Convertible Preferred Stock                                              --                       --             7,661,580(1)
                                                                   --------------------------------------------------------------
Dilutive potential common shares                                       8,283,402                9,747,664            17,404,921
Weighted-average common and common equivalent
  shares for diluted earnings per share                              153,214,444              150,611,425           153,347,984
---------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
Basic                                                              $        3.77(2)         $        2.91         $        2.84
Diluted                                                            $        3.56(2)         $        2.72         $        2.56
=================================================================================================================================

(1) The 6% Convertible Preferred Stock was converted into 8,273,600 common shares on December 4, 1997.


(2) Reflects the effect of the unamortized discount of $59,883 charged to stockholders' equity resulting from the redemption of preferred stock on December 16,1999.


>> PAINEWEBBER / 54

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except share and per share amounts)



NOTE 15 / SEGMENT REPORTING DATA
In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company offers a wide variety of products and services, primarily those of a full service broker-dealer to a domestic market, through its two operating segments: Individual and Institutional. The Individual segment offers brokerage services and products (such as the purchase and sale of securities, insurance annuity contracts, mutual funds, wrap fee products, and margin and securities lending), asset management and other investment advisory and portfolio management products and services, and execution and clearing services for transactions originated by individual investors. The Institutional segment principally includes capital markets products and services (such as the placing of securities and other financial instruments for -- and the execution of trades on behalf of -- institutional clients, investment banking services such as the underwriting of debt and equity securities, and mergers and acquisitions advisory services).

Segment revenues and expenses in the table below consist of those that are directly attributable, combined with segment amounts based on Company allocation methodologies (for example, allocating a portion of investment banking revenues to the Individual segment; relative utilization of the Company's square footage for certain cost allocations).


                                                            1999                                            1998
----------------------------------------------------------------      ------------------------------------------
                      INDIVIDUAL   INSTITUTIONAL           TOTAL      Individual   Institutional           Total
----------------------------------------------------------------      ------------------------------------------
Total revenues       $ 4,676,467     $ 3,146,286     $ 7,822,753     $ 3,978,301     $ 3,271,281     $ 7,249,582
Net interest
  revenues               368,853         222,009         590,862         314,078         194,162         508,240
Net revenues           4,014,049       1,276,126       5,290,175       3,373,456       1,031,658       4,405,114
Depreciation and
  amortization            78,868          20,855          99,723          49,639          24,657          74,296
Income
  before taxes
  and minority
  interest               641,870         392,932       1,034,802         494,666         220,341         715,007
Total assets          21,828,324      39,784,052      61,612,376      18,330,427      35,845,494      54,175,921
Expenditures
  for long-
  lived assets           145,531         106,655         252,186          89,460          91,957         181,417
=================================================================     ==========================================

                                                            1997
----------------------------------------------------------------
                      Individual   Institutional           Total
----------------------------------------------------------------
Total revenues       $ 3,556,246     $ 3,100,706     $ 6,656,952
Net interest
  revenues               274,762         143,812         418,574
Net revenues           3,082,359       1,030,043       4,112,402
Depreciation and
  amortization            37,637          31,063          68,700
Income
  before taxes
  and minority
  interest               443,376         229,731         673,107
Total assets          14,736,069      42,328,964      57,065,033
Expenditures
  for long-
  lived assets            45,950          44,997          90,947
================================================================

The following presents information about the Company's operations by geographic area:


                                                         1999                                            1998
--------------------------------------------------------------   ---------------------------------------------
                 United States     Non-U.S.(1)           Total   United States     Non-U.S.(1)           Total
--------------------------------------------------------------   ---------------------------------------------
Total revenues     $ 7,531,898     $   290,855     $ 7,822,753     $ 7,001,967     $   247,615     $ 7,249,582
Net revenues         5,022,697         267,478       5,290,175       4,239,413         165,701       4,405,114
Income before
  taxes and
  minority
  interest             907,253         127,549       1,034,802         677,646          37,361         715,007
Total assets        53,921,208       7,691,168      61,612,376      44,691,427       9,484,494      54,175,921
==============================================================   =============================================

                                                          1997
--------------------------------------------------------------
                 United States     Non-U.S.(1)           Total
--------------------------------------------------------------
Total revenues     $ 6,461,976     $   194,976     $ 6,656,952
Net revenues         3,965,289         147,113       4,112,402
Income before
  taxes and
  minority
  interest             647,268          25,839         673,107
Total assets        46,610,462      10,454,571      57,065,033
==============================================================

(1)   Predominantly the United Kingdom.



                                                             >> PAINEWEBBER / 55

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS





The Board of Directors and Stockholders of Paine Webber Group Inc.

We have audited the accompanying consolidated statements of financial condition of Paine Webber Group Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paine Webber Group Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.







New York, New York

January 31, 2000


>> PAINEWEBBER / 56

COMMON STOCK AND QUARTERLY INFORMATION



COMMON STOCK DIVIDEND HISTORY
During 1999, Paine Webber Group Inc. continued its policy of paying quarterly common stock dividends. Dividends declared during the last twelve quarters were as follows:

Calendar Quarter          4th         3rd         2nd         1st
-------------------------------------------------------------------
1999                    $   .11     $   .11     $   .11     $   .11
1998                        .11         .11         .11         .11
1997                        .11         .10         .10         .10
===================================================================

On February 3, 2000, Paine Webber Group Inc. declared a 2000 first quarter dividend of $.12 per share, an increase of 9 percent over the fourth quarter of 1999. However, there is no assurance that dividends will continue to be paid in the future, since they are dependent upon income, financial condition and other factors, including the restrictions described in Note 7 in the Notes to Consolidated Financial Statements.

MARKET FOR COMMON STOCK
The common stock of Paine Webber Group Inc. is listed on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange. The following table summarizes the high and low sales prices per share of the common stock as reported on the Composite Tape for the periods indicated:


                                                          High        Low
---------------------------------------------------------------------------
CALENDAR 1999      4th Quarter                          $ 44.00     $ 31.75
                   3rd Quarter                            46.38       34.00
                   2nd Quarter                            49.75       38.00
                   1st Quarter                            42.06       32.63
---------------------------------------------------------------------------
Calendar 1998      4th Quarter                          $ 44.50     $ 20.38
                   3rd Quarter                            53.38       29.25
                   2nd Quarter                            49.44       39.44
                   1st Quarter                            43.13       28.69
===========================================================================

On February 11, 2000 the last reported sale price per share of Paine Webber Group, Inc. common stock on the NYSE was $37.56. The approximate number of holders of record of Paine Webber Group Inc. common stock as of the close of business on February 11, 2000 was 6,077.


QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                           Income before                Earnings per
(In thousands of dollars                         Total           Net           taxes and         Net    common share
except per share amounts)                     Revenues      Revenues   minority interest      Income   Basic/Diluted
--------------------------------------------------------------------------------------------------------------------
CALENDAR 1999               4th Quarter    $ 2,068,273   $ 1,390,210           $ 274,131   $ 166,294    $  .71/.67(1)
                            3rd Quarter      1,860,192     1,237,167             225,985     138,202       .91/.86
                            2nd Quarter      1,970,978     1,347,907             269,667     163,504      1.08/1.02
                            1st Quarter      1,923,310     1,314,891             265,019     160,599      1.06/1.01
--------------------------------------------------------------------------------------------------------------------
Calendar 1998               4th Quarter    $ 1,735,041   $ 1,096,493           $ 166,214   $ 100,427    $  .66/.63
                            3rd Quarter      1,809,148     1,031,476             138,599      82,892       .54/.51
                            2nd Quarter      1,900,283     1,162,168             211,999     129,501       .88/.82
                            1st Quarter      1,805,110     1,114,977             198,195     120,735       .82/.77
====================================================================================================================

(1) Reflects the effect of unamortized discount of $59,883 charged to stockholders' equity resulting from the redemption of preferred stock on December 16, 1999.

The sum of the quarterly earnings per share amounts does not equal the annual amount reported, as per share amounts are computed independently for each quarter and the full year based on respective weighted-average common and common equivalent shares outstanding during each period.


                                                             >> PAINEWEBBER / 57

FIVE-YEAR FINANCIAL SUMMARY
(In thousands of dollars except share and per share amounts)



Years Ended December 31,                      1999                      1998                      1997
------------------------------------------------------------------------------------------------------
                                Amount           %        Amount           %        Amount           %
------------------------------------------------------------------------------------------------------
REVENUES

COMMISSIONS
Listed securities
  and options               $1,115,508        21.1    $  992,816        22.5    $  884,341        21.5
Mutual funds and
  insurance                    545,125        10.3       438,598        10.0       415,855        10.1
Over-the-counter
  securities and other         288,326         5.5       209,869         4.8       196,595         4.8
                             -------------------------------------------------------------------------
                             1,948,959        36.9     1,641,283        37.3     1,496,791        36.4
                             -------------------------------------------------------------------------
PRINCIPAL
TRANSACTIONS
Taxable fixed income           501,819         9.5       451,668        10.3       514,976        12.5
Equities                       446,168         8.4       279,720         6.3       408,969         9.9
Municipals                     162,093         3.1       137,419         3.1       131,703         3.2
                             -------------------------------------------------------------------------
                             1,110,080        21.0       868,807        19.7     1,055,648        25.6
                             -------------------------------------------------------------------------
ASSET MANAGEMENT               911,099        17.2       713,570        16.2       542,755        13.2
                             -------------------------------------------------------------------------
INVESTMENT BANKING
Underwriting fees,
  management fees and
  selling concessions:
  Corporate securities         248,407         4.7       265,721         6.0       249,777         6.1
  Municipal obligations         89,098         1.7       117,978         2.7        76,964         1.9
Private placement
  and other fees               220,719         4.2       147,273         3.3       133,260         3.2
                             -------------------------------------------------------------------------
                               558,224        10.6       530,972        12.0       460,001        11.2
                             -------------------------------------------------------------------------
OTHER                          170,951         3.2       142,242         3.2       138,633         3.4
                             -------------------------------------------------------------------------
INTEREST                     3,123,440        59.0     3,352,708        76.1     2,963,124        72.1
                             -------------------------------------------------------------------------
TOTAL REVENUES               7,822,753       147.9     7,249,582       164.5     6,656,952       161.9
======================================================================================================
INTEREST EXPENSE             2,532,578       (47.9)    2,844,468       (64.5)    2,544,550       (61.9)
                             -------------------------------------------------------------------------
NET REVENUES                $5,290,175       100.0    $4,405,114       100.0    $4,112,402       100.0
======================================================================================================

Years Ended December 31,                      1996                    1995(1)
----------------------------------------------------------------------------
                                Amount           %        Amount           %
----------------------------------------------------------------------------
REVENUES

COMMISSIONS
Listed securities
  and options               $  821,499        22.0    $  816,517        24.4
Mutual funds and
  insurance                    380,982        10.2       302,654         9.0
Over-the-counter
  securities and other         178,994         4.8       153,595         4.6
                             -----------------------------------------------
                             1,381,475        37.0     1,272,766        38.0
                             -----------------------------------------------
PRINCIPAL
TRANSACTIONS
Taxable fixed income           500,391        13.4       396,787        11.8
Equities                       379,446        10.2       377,650        11.3
Municipals                     143,778         3.8       139,764         4.2
                             -----------------------------------------------
                             1,023,615        27.4       914,201        27.3
                             -----------------------------------------------
ASSET MANAGEMENT               453,267        12.1       399,540        11.9
                             -----------------------------------------------
INVESTMENT BANKING
Underwriting fees,
  management fees and
  selling concessions:
  Corporate securities         226,063         6.1       207,499         6.2
  Municipal obligations         53,914         1.4        43,578         1.3
Private placement
  and other fees               111,187         3.0        75,700         2.2
                             -----------------------------------------------
                               391,164        10.5       326,777         9.7
                             -----------------------------------------------
OTHER                          146,708         3.9       150,056         4.5
                             -----------------------------------------------
INTEREST                     2,309,737        61.9     2,256,750        67.4
                             -----------------------------------------------
TOTAL REVENUES               5,705,966       152.8     5,320,090       158.8
============================================================================
INTEREST EXPENSE             1,970,754       (52.8)    1,969,811       (58.8)
                             -----------------------------------------------
NET REVENUES                $3,735,212       100.0    $3,350,279       100.0
============================================================================


>> PAINEWEBBER / 58

FIVE-YEAR FINANCIAL SUMMARY
(In thousands of dollars except share and per share amounts)



Years Ended December 31,                       1999                    1998                    1997
---------------------------------------------------------------------------------------------------
                                  Amount          %          Amount       %          Amount       %
---------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
Compensation
  and benefits              $  3,049,568       57.6    $  2,601,364    59.1    $  2,420,296    58.9
Office and equipment             352,712        6.7         301,845     6.9         275,532     6.7
Communications                   168,071        3.2         154,272     3.5         153,285     3.7
Business development             122,678        2.3         103,287     2.3          82,099     2.0
Brokerage, clearing
  and exchange fees               95,211        1.8          97,430     2.2          86,808     2.1
Professional services            136,758        2.6         123,265     2.8         129,066     3.1
Other                            330,375        6.2         308,644     7.0         292,209     7.1
                            -----------------------------------------------------------------------
TOTAL NON-INTEREST
  EXPENSES                     4,255,373       80.4       3,690,107    83.8       3,439,295    83.6
                            -----------------------------------------------------------------------
Income before taxes
  and minority interest        1,034,802       19.6         715,007    16.2         673,107    16.4
Provision for
  income taxes                   373,959        7.1         249,208     5.7         228,626     5.6
Income before
  minority interest              660,843       12.5         465,799    10.5         444,481    10.8
Minority interest                 32,244        0.6          32,244     0.7          29,032     0.7
                            -----------------------------------------------------------------------
Net income                  $    628,599       11.9    $    433,555     9.8    $    415,449    10.1
===================================================================================================
EARNINGS PER
  COMMON SHARE(2)
Basic                       $       3.77(3)            $       2.91            $       2.84
Diluted                     $       3.56(3)            $       2.72            $       2.56
                            -----------------------------------------------------------------------
WEIGHTED-AVERAGE
  COMMON SHARES(2)
Basic                        144,931,042                140,863,761             135,943,063
Diluted                      153,214,444                150,611,425             153,347,984
                            -----------------------------------------------------------------------
DIVIDENDS DECLARED
  PER SHARE
Common stock(2)             $        .44               $        .44            $        .41
Preferred stock:
  Redeemable
    Preferred Stock         $       9.00               $       9.00            $       9.00
  Convertible
    Preferred Stock         $         --               $         --            $       6.00
===================================================================================================

Years Ended December 31,                    1996                  1995(1)
------------------------------------------------------------------------
                                  Amount       %          Amount       %
------------------------------------------------------------------------
NON-INTEREST EXPENSES
Compensation
  and benefits              $  2,219,129    59.4    $  2,004,585    59.8
Office and equipment             267,006     7.1         266,291     7.9
Communications                   153,301     4.1         149,047     4.5
Business development              75,981     2.0          90,752     2.7
Brokerage, clearing
  and exchange fees               87,839     2.4          93,657     2.8
Professional services            108,123     2.9         101,911     3.0
Other                            263,800     7.1         541,359    16.2
                            --------------------------------------------
TOTAL NON-INTEREST
  EXPENSES                     3,175,179    85.0       3,247,602    96.9
                            --------------------------------------------
Income before taxes
  and minority interest          560,033    15.0         102,677     3.1
Provision for
  income taxes                   194,649     5.2          21,927     0.7
Income before
  minority interest              365,384     9.8          80,750     2.4
Minority interest                  1,034     0.0              --     0.0
                            --------------------------------------------
NET INCOME                  $    364,350     9.8    $     80,750     2.4
========================================================================
EARNINGS PER
  COMMON SHARE(2)
Basic                       $       2.55            $       0.37
Diluted                     $       2.24            $       0.35
                            --------------------------------------------
WEIGHTED-AVERAGE
  COMMON SHARES(2)
Basic                        131,547,207             138,045,626
Diluted                      153,829,662             152,268,070
                            --------------------------------------------
DIVIDENDS DECLARED
  PER SHARE
Common stock(2)             $        .32            $        .32
Preferred stock:
  Redeemable
    Preferred Stock         $       9.00            $       9.00
  Convertible
    Preferred Stock         $       6.00            $       6.00
========================================================================

(1) The 1995 results include after-tax charges of $146 million ($230 million before income taxes) related to the resolution of the issues arising from the Company's sale of public proprietary limited partnerships.

(2) All share and per share data reflect a three-for-two common stock split in November 1997.

(3) Reflects the effect of the unamortized discount of $59.9 million charged to stockholders' equity resulting from the redemption of preferred stock on December 16, 1999.


                                                             >> PAINEWEBBER / 59