Form 10-K405/A, Exhibit 13
period 1999-12-31
PAINE WEBBER GROUP INC
filed 2000-11-02
CIK 75754

FINANCIAL HIGHLIGHTS

(In thousands of dollars except per share amounts)


Years ended December 31,                  1999                  1998               1997               1996               1995(2)
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues                         $ 7,822,753           $ 7,249,582        $ 6,656,952        $ 5,705,966        $ 5,320,090
Net revenues
(including net interest)               $ 5,290,175           $ 4,405,114        $ 4,112,402        $ 3,735,212        $ 3,350,279
Income before taxes and
minority interest                      $ 1,034,802           $   715,007        $   673,107        $   560,033        $   102,677
Net income                             $   628,599           $   433,555        $   415,449        $   364,350        $    80,750
-----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE(1)
Basic earnings                         $      3.77(3)        $      2.91        $      2.84        $      2.55        $      0.37
Diluted earnings                       $      3.56(3)        $      2.72        $      2.56        $      2.24        $      0.35
Dividends declared                     $      0.44           $      0.44        $      0.41        $      0.32        $      0.32
Book value                             $     20.04           $     16.76        $     13.80        $     12.19        $     10.41
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION
Total assets                           $61,612,376           $54,175,921        $57,065,033        $52,513,500        $45,671,294
Long-term borrowings
and preferred securities               $ 5,617,576           $ 4,839,367        $ 3,980,379        $ 3,164,349        $ 2,622,797
Stockholders' equity                   $ 2,917,257           $ 2,438,943        $ 1,930,963        $ 1,730,425        $ 1,552,288
Total capitalization                   $ 8,534,833           $ 7,278,310        $ 5,911,342        $ 4,894,774        $ 4,175,085
-----------------------------------------------------------------------------------------------------------------------------------

[NET INCOME BAR CHART]

[COMMON STOCK PRICE BAR CHART]

[BOOK VALUE BAR CHART]


(1) All per share data reflect a three-for-two common stock split in November 1997.

(2) The 1995 results include after-tax charges of $146 million ($230 million before income taxes) related to the resolution of the issues arising from the Company's sale of public proprietary limited partnerships.

(3) Reflects the effect of the unamortized discount of $59.9 million charged to stockholders' equity resulting from the redemption of preferred stock on December 16, 1999.


>> PAINEWEBBER  / 18

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